File pursuant to Rule 424(b)(3)
Registration Statement No. 333-175147

PROSPECTUS

Exchange Offer for 12.625% Senior Secured Notes due 2017

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $49.0 million aggregate principal amount of our 12.625% Senior Secured Notes due 2017, and the guarantees thereof, which have been registered under the Securities Act of 1933, as amended, which we refer to as the exchange notes, for an equal aggregate principal amount of our currently outstanding 12.625% Senior Secured Notes due 2017, and the guarantees thereof, that were issued on June 4, 2010 and not previously exchanged for exchange notes in connection with our exchange offer that closed on June 2, 2011, which we refer to as the old notes. We refer to the old notes and the exchange notes collectively as the notes.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 9, 2011, UNLESS EXTENDED.

The material terms of the exchange offer are summarized below and are more fully described in this prospectus.

MATERIAL TERMS OF THE EXCHANGE OFFER

•

The terms of the exchange notes are substantially identical to those of the old notes except that the exchange notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes.

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of notes should not be a taxable event for U.S. federal income tax purposes.

•	There is no public market for the exchange notes. We have not applied, and do not intend to apply, for listing of the exchange notes on any national securities exchange or automated quotation system.

See “Risk Factors” beginning on page 20 of this prospectus for a discussion of certain risks that you should consider carefully before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities. For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, notes only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of notes. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of Section 15(d) of the Securities and Exchange Act of 1934, as amended, and, in accordance therewith, we file annual, quarterly and current reports pursuant to the requirements thereof. Our filings with the SEC are available to the public through the SEC’s internet site at http://www.sec.gov. You may also access our registration statement on Form S-4, which we filed to register the exchange notes offered hereby and of which this prospectus forms a part, on the SEC’s Internet site at http://www.sec.gov. This prospectus does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. You may also obtain certain of these documents on our Internet site at http://www.DriveTime.com. You may also request a copy of this information by writing or telephoning us at the following address or telephone number:

DriveTime Automotive Group, Inc.

4020 East Indian School Road

Phoenix, Arizona 85018

Attn: Joseph Terracciano

(602) 852-6600

Our web site and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INDUSTRY DATA

We use industry and market data throughout this prospectus, which we have obtained from market research, independent industry publications or other publicly available information. Our statement that we are the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles in the subprime market is based on our review of the other top companies’ financial statements, industry publications and research data with respect to such other companies. Although we believe that each such source is reliable as of its respective date, the information contained in such sources has not been independently verified. While we are not aware of any misstatements regarding any industry and market data presented herein, such data is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	we require substantial capital to finance our business;

•	our focus on customers with subprime credit;

•	we may not be able to generate sufficient cash flow to meet our debt service obligations;

•	changes to our business plan that are currently being implemented, and those that may be implemented in the future, may not be successful and may cause unintended consequences;

•	interest rates affect our profitability and cash flows and an increase in interest rates will increase our interest expense and lower our profitability and liquidity;

•	general and economic conditions and their effect on automobile sales;

•	extensive governmental regulations applicable to us, the violation of which could cause our business to suffer;

•	changes in laws, regulations, or policies;

•	the need to reduce the scope of our operations;

•	seasonal and other fluctuations in our results of operations;

•	our failure to effectively manage our growth, access the additional required financing to fund our growth, and increased exposure to legal and regulatory risks as a result of our plans to expand;

•	we operate in a highly competitive environment, and if we are unable to compete with our competitors, our results of operations and financial condition could be materially adversely affected; and

•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of the offering, but does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in the notes described under “Risk Factors.” Unless otherwise indicated in this prospectus, the terms “DriveTime,” the “Company,” “we,” “our” and “us” refer to DriveTime Automotive Group, Inc. and its consolidated subsidiaries. The term the “Issuers” refers to DriveTime Automotive Group, Inc. and DT Acceptance Corporation as co-issuers of the notes being exchanged pursuant to this prospectus. For a glossary of terms used in this prospectus, see Appendix A.

Overview

We are the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles to the subprime market. Through our branded dealerships, we provide our customers with a comprehensive end-to-end solution for their automotive needs, including the sale, financing, and maintenance of their vehicle. As of March 31, 2011, we owned and operated 86 dealerships and 15 reconditioning facilities in 29 geographic regions in 14 states. For the three months ended March 31, 2011, we sold 18,095 vehicles, generated $332.9 million of total revenue (which consists of vehicle sales and interest income), and generated $65.0 million of Adjusted EBITDA. We provide our customers with financing for substantially all of the vehicles we sell. As of March 31, 2011, our loan portfolio had a total outstanding principal balance of $1.5 billion. In contrast to other leading used vehicle retailers, we maintain our loan portfolio and related financings on our balance sheet.

Over the past 19 years, we have developed an integrated business model focused on giving our customers the ability to acquire quality used vehicles. Our integrated business model is focused on giving our customers the ability to acquire quality used vehicles through six key activities:

•

Vehicle acquisition. We acquire inventory primarily from used vehicle auctions. Our centralized vehicle selection strategy takes into account many factors, including the retail value, age, and costs of buying, reconditioning, and delivering the vehicle for resale, along with buyer affordability and desirability. At March 31, 2011, we employed 36 buyers who average six years of experience with us. For the three months ended March 31, 2011, we purchased 16,234 vehicles from over 140 auctions nationwide.

•

Vehicle reconditioning and distribution. Subsequent to acquisition, vehicles are transported to one of our 15 regional reconditioning facilities, where we recondition the vehicles and perform a rigorous multi-point inspection for safety and operability. On average, we spend approximately $1,200 in reconditioning costs per vehicle sold, including parts and labor. Upon passing our quality assurance testing, we determine the distribution of vehicles to our dealerships based on current inventory mix and levels, along with sales patterns at each dealership.

•

Vehicle sales. We focus on selling quality used vehicles with affordable payments through our extensive network of company-owned dealerships. Our dealerships maintain a range of approximately 60-70 vehicles with vehicle ages generally ranging from two to seven years. We utilize targeted television, radio, and online advertising programs to promote our brand and encourage customers to complete an online credit application and visit our dealerships. Approximately 54% of our customers completed an online credit application before visiting one of our dealerships for the three month period ended March 31, 2011. Our dealerships are generally located in high traffic commercial districts and showcase our DriveTime logos and color schemes. Our sales process features no-haggle pricing and prices are established centrally based on pricing targets and vehicle turn times. Customers are assisted through their buying and financing process by salaried sales advisors.

•

Underwriting and finance. Using information provided as part of the credit application process, our centralized proprietary credit scoring system determines a customer’s credit grade and the corresponding minimum down payment and maximum installment payment. We monitor the performance of our portfolio and close rates on a real-time basis, allowing us to centrally adjust pricing and financing terms to balance sales volumes and loan performance.

•

Loan servicing. We perform all servicing functions for our loan portfolio, from collections through the resale of repossessed vehicles. Our collections are centralized into four regional collection facilities and our collections teams use an automated dialer and messaging systems in our collections strategy. We allow customers to make payments in cash at over 3,700 Wal-Mart stores and more than 12,000 other locations nationwide, as well as through traditional payment methods. Our experienced collection staff utilizes our proprietary collection software, which we developed specifically for subprime auto loans. We use behavioral models designed to predict payment habits, as well as automated dialer and messaging systems to enhance collection efficiency. We utilize our vehicle acquisition and sales expertise in representing our vehicles at auction in order to maximize the recovery value of repossessed vehicles.

•

After sale support. As part of our no-haggle vehicle sale price, we provide our DriveCare® limited warranty; a 36 month / 36,000 mile warranty, including oil changes at Sears Automotive locations nationwide and 24/7 roadside assistance, on each vehicle we sell. The warranty is included in the sales price of each vehicle, and not sold as a separate product. We self-administer our warranty program through our in-house team of customer service representatives, including warranty claim specialists who are certified mechanics, and our pre-approved vendor network of independent third-party repair facilities.

Industry Overview

Used vehicle sales. The market for used vehicles is among the largest retail markets in the United States. According to CNW Research (“CNW”), in 2010 there were 37.2 million used vehicle sale transactions, representing 77% and 52% of the overall vehicle market by unit sales and dollar volume, respectively. Sales typically occur through one of three channels: (i) the used vehicle retail operations of the approximately 15,000 manufacturers’ franchised new car dealerships, which represented 34.4% of industry sales in 2010, (ii) approximately 37,700 independent used vehicle dealerships, which represented 35.0% of industry sales in 2010, and (iii) individuals who sell used vehicles in private transactions, which represented 30.6% of industry sales in 2010. The used vehicle retail industry is highly fragmented, as evidenced by a CNW study which estimates that the five largest used vehicle retailers accounted for only 2.0% of industry sales in 2010.

Vehicle financing. According to CNW, at the end of 2009 there was in excess of $1.8 trillion in auto loans outstanding in the United States, of which 44.5%, or $806.9 billion, related to used vehicle sales. Of this $806.9 billion, 21.7%, or $174.8 billion, related to the subprime segment of this market. The industry is generally segmented by credit characteristics of the borrower (prime versus subprime). Originations for customers within the subprime market averaged $62.1 billion per annum (including originations for new and used vehicles) over the last five years ending December 31, 2010. However, subprime automobile originations dropped to $33.5 billion in 2010.

Our market. Within the subprime market, we cater to customers who have the income necessary to purchase a used vehicle, but because of their impaired credit histories, cannot qualify for financing from traditional third-party sources. Our typical customer ranges from 25 to 55 years of age, has an annual income of $24,000 to $56,000, and has a credit score, as determined by Fair Isaac & Co. (“FICO”), between 450 and 570. FICO scores range from 300 to 850, and a customer with a FICO score below 620 is typically considered to have subprime credit.

Competitive Strengths

We believe the key competitive factors to effectively serve customers in this market are: (i) availability of financing, (ii) affordability of down payments and installment payments, (iii) breadth and desirability of vehicle selection, (iv) quality of the vehicles and the warranty provided, and (v) convenience of dealership locations and customer service. In general, the other primary buying options for customers in this segment are to purchase older, higher mileage vehicles from small, independent used vehicle dealers, or in private transactions with individuals.

We believe we have developed a flexible and adaptive business model that has positioned us for controlled growth and addresses the competitive factors described above. Our competitive strengths consist of:

Industry leadership in the subprime auto sales and finance market. We are the leading used vehicle retailer in the United States focusing on the sale and financing of vehicles to the subprime market. We believe that our market presence, with 86 branded dealerships and 15 reconditioning facilities across 29 geographic areas, presents a distinct barrier to entry for competitors seeking to penetrate our markets. We intend to continue to penetrate this highly fragmented market by increasing sales in existing markets and through controlled expansion into new geographies. We believe that with the processes we have developed we will be able to open dealerships with a relatively modest capital investment and achieve store profitability in most markets within six to 12 months of store opening.

Integrated and centralized business model. We have developed a business model that integrates our vehicle acquisition, reconditioning, sales, underwriting and finance, loan servicing, and after sale support activities, which we believe enables us to control and generate value from each aspect of our business. In addition, we have centralized the key components of each of these functions. We believe that our integrated business model and centralized operations enable us to carefully manage our business and provide consistent customer service, while providing us with a stable platform for growth.

Sophisticated and proprietary information-based systems and strategies. Our experience in the subprime market has enabled us to develop sophisticated, proprietary systems and databases that help us manage each aspect of our business. We use our credit scoring system to classify customers into various credit grades defined by us based on historical loan performance. The credit grades are used to determine minimum down payments, maximum payment terms, and interest rates. We believe our ability to quantify each customer’s risk profile allows us to better predict loan performance, maintain the quality of our loan portfolio, and enhance our servicing and collections activities. We also believe that these models and databases enable us to rapidly adjust our business model to address changing market demands and customer trends, which we believe results in more predictive and less volatile loan performance.

Multiple sources of financing. We have been able to access a wide variety of sophisticated lending facilities, including non-recourse secured term loans, warehouse facilities, securitizations and senior notes. While availability, advance rates, and interest rates vary depending on market conditions, we have recently reduced our interest rates and increased our advance rates. See “Summary—Recent Financing and Cash Flow Transactions.”

Highly experienced management team with strong operating track record. Our executive management team has centralized our operations, created our data-driven and adaptive business model, and implemented the dealership model we operate today. Raymond C. Fidel, our Chief Executive Officer and President; Mark G. Sauder, our Chief Financial Officer; Jon D. Ehlinger, our Secretary and General Counsel; and Alan J. Appelman, our Chief Credit Officer, have each been with the Company or one of its affiliates for more than ten years. Our eight member senior management team has an average of over 13 years of relevant industry experience.

Business Strategies

We intend to leverage our competitive strengths by implementing the following business strategies to expand our dealership base and market share and further distinguish ourselves as the leading used vehicle retailer to the subprime market:

Pursue controlled growth by expanding our dealership network. We believe we are well positioned to expand our dealership network throughout the United States, primarily through systematic, organic growth. We believe our centralized and integrated business model enables us to efficiently open new dealerships. It typically takes us from one to six months to select a site and execute a lease and an additional two to four months to open a new store, and we generally achieve profitability within six to 12 months of opening. We seek to locate new stores in existing commercial facilities, typically lease each facility for five years (with options to extend for another five to 15 years), and spend approximately $500,000 to $600,000 in leasehold improvements and equipment to establish each of our branded dealerships. We generally seek to expand into geographic regions in the United States with populations ranging from 500,000 to three million people, that have customer demographic concentrations consistent with our target market, and that have favorable operating environments. As of March 31, 2011, we had dealerships in 23 of 81 geographic regions between 500,000 and three million people, and we had dealerships in four of 24 geographic regions with populations in excess of three million people.

Implement business model enhancements. We have implemented enhancements to our business model in order to further distinguish our operations from traditional “buy-here, pay-here” dealerships. Unlike traditional stores serving our market, which require customers to physically make periodic payments at the dealership, we have created programs that allow our customers to make cash payments at over 15,000 locations nationwide, as well as online, by phone, and through other traditional payment methods, along with centralized loan servicing and collections for our loan portfolio. Since December 2009, all 11 of our new stores have opened with no collectors and no payments in stores, along with a sales compensation structure which is now comprised of a base salary plus team and individual bonus, rather than a commissioned based compensation structure. As of September 1, 2010, we no longer accept customer payments at our dealership locations. In 2010, we completed consolidating collections for accounts that are one to 36 days past due, which has resulted in the removal of all collection activities from our dealerships and the consolidation of such activities at our four central collection facilities. These business model enhancements are intended to provide our customers the best experience available in our market to further enhance our leadership position.

Continue to enhance our credit scoring models, business analytics, and technology platforms. We believe continuous enhancement of our industry-leading analytics, processes, and systems is a key driver to our cash flow, future growth, and profitability. We have completed development of our seventh generation proprietary credit scoring model, which expands and refines the variables utilized by prior generations of scoring models. With a view to maximizing cash flows and monitoring portfolio risk, we intend to continue our efforts to enhance and expand our analytics platform, improve our management information systems and databases, enhance our website and call center systems, and improve our customer lead tracking software and sales systems. We believe that these improvements will serve to expand our competitive edge.

Maintain a strong balance sheet. Historically, we have been able to access credit markets that we believe are not typically available to auto dealerships serving our customers in the subprime market. We believe that this success is attributable to our centralized operations, track record, and strong balance sheet. We will maintain a continued focus on further enhancing our liquidity and capital position to support our business.

Risks Affecting Us

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this Prospectus Summary. In particular, our business would be adversely affected if:

•	we are unable to refinance existing credit facilities, or obtain new financings to fund our operations and growth plans;

•	our allowance for credit losses is insufficient or needs to be substantially increased;

•	we are unable to generate sufficient cash flow to meet our debt service obligations;

•	our proprietary credit system does not perform as expected and fails to properly quantify the credit risks associated with our customers;

•	we and our systems are unable to detect any misrepresentation in the information furnished to us by or on behalf of our customers;

•	we lose the right to service our portfolio of receivables;

•	we are unable to obtain sufficient numbers of used vehicles for our inventory in a cost-effective manner;

•

we are unable to distinguish ourselves from our competitors, including the numerous small “buy-here, pay-here” dealerships, independent used vehicle dealers, and used vehicle departments of franchise dealers that operate in the subprime segment of the used vehicle sales industry, and the banks and finance companies that purchase their loans;

•

larger companies with significant financial and other resources enter or announce plans to enter the used vehicle sales and/or finance industry, which could result in increased wholesale costs for used vehicles and lower margins; or

•	we are unable to attract and retain key personnel needed to sustain and grow our business.

Financing Sources

We currently fund our operations through the following debt instruments:

•	Portfolio term financings including asset backed securitizations, and a term residual facility, both of which offer fixed rate secured financing for our receivables portfolio.

•	Portfolio warehouse facilities with three institutional lenders.

•	Senior Secured Notes.

•

Other secured notes payable including a revolving inventory facility, a mortgage loan for our operations call center in Mesa, Arizona, and other notes and capital leases secured by property and equipment.

•	Operating leases for the majority of our dealerships, reconditioning centers, operations facilities and our corporate offices.

For additional details and terms regarding these debt instruments, see Note 5—Debt Obligations included in the condensed consolidated financial statements included elsewhere in this prospectus.

Our warehouse facilities include certain favorable terms and conditions, including (i) the inability of the lender to subjectively lower collateral values and effectively lower the advance rate; (ii) recourse that is limited to 10% of the facility size; and (iii) limited foreclosure rights upon a default.

We actively manage utilization of our various funding sources as we seek to minimize borrowing costs through drawing on our lower cost facilities and minimizing unused line fees, while at the same time balancing the effective advance rates and liquidity generated by each of the credit facilities in order to meet our funding needs. The effective advance rates on our portfolio warehouse and term financings are based on the outstanding principal balance of the loans we originate. However, our initial investment in the loans we originate is lower than the original principal balance of the loans.

Recent Financing and Cash Flow Transactions

In May 2011, we completed a securitization transaction (2011-2) involving the issuance of $245.2 million of asset backed securities collateralized by approximately $300.0 million of finance receivables. The asset backed securities were rated by Standard and Poor’s (“S&P”) and DBRS, Inc. (“DBRS”) and are structured in four tranches without external credit enhancement from a monoline insurer. The duration weighted average coupon of these four tranches was 2.88%.

In May 2011, we paid off the outstanding balance on Warehouse Facility II with Santander Consumer USA, Inc. (“Santander”) and effectively terminated the facility. We borrowed an aggregate of $100.0 million across our three other warehouse facilities in order to pay-off and terminate the Santander facility.

In May 2011, we executed a renewal of our warehouse facility with The Royal Bank of Scotland plc (“RBS”), increasing the facility size from $50.0 million to $125.0 million, increasing the advance rate from 50% to 53%, decreasing the interest rate to the lenders’ cost of funds plus 1.50% from 2.50%, and extending the maturity to May 2012.

In April and May 2011, we paid $24.3 million and $1.6 million, respectively, in dividends to shareholders related to income earned during the three months ended March 31, 2011.

In April 2011, we executed a renewal of our warehouse credit facility with UBS Real Estate Securities Inc. (“UBS”), extending the term from April 2011 to August 15, 2012, decreasing the interest rate to LIBOR plus 1.90% from LIBOR plus 2.50%, and increasing the advance rate from 50% to 60%.

In February 2011, we completed a securitization transaction (2011-1) by issuing $214.2 million of asset backed securities, which are collateralized by approximately $280.0 million of finance receivables. The asset backed securities were rated by S&P and DBRS and are structured in four tranches without external credit enhancement from a monoline insurer. The duration weighted average coupon of these four tranches was 3.03%.

Collateral Structure

The following summarizes our basic corporate structure, indebtedness and collateral at March 31, 2011.

“Receivables” represent gross finance receivables (principal, interest and loan origination costs) without regard for any allowance for credit losses. “Net debt” represents total debt less restricted cash and investments held in trust with respect to specific debt facilities. “Inventory” represents the inventory cost basis. For a more detailed chart of our corporate structure, see Appendix B to this prospectus.

The collateral for the notes will consist of:

•	a first lien on

•	finance receivables held by the Issuers;

•

equity interests in certain of DTAC’s wholly-owned subsidiaries (“Pledged SPSs”), established solely in connection with portfolio warehouse facilities or securitization or pooled auto loan program (“PALP”) transactions; and

•	residual property rights in finance receivables securing other financings, in each case subject to certain exceptions; and

•	a second lien, behind one or more secured credit facilities, on inventory owned by the Issuers and DriveTime Car Sales Company, LLC, one of the guarantors.

The Pledged SPSs are bankruptcy-remote special purpose entities formed solely to make automatic payments to a defined set of creditors in connection with our portfolio warehouse facilities or securitization or PALP transactions, and DTAC is restricted from engaging in any transfer of their equity interests until all of their obligations have been satisfied in full. Since the Pledged SPSs are prohibited from providing a direct guarantee of DTAC’s obligations or a direct second lien on the finance receivables they own, and in order to maintain the bankruptcy-remote status of these subsidiaries, DTAC pledged a first lien on the equity interests of the Pledged SPSs as collateral in favor of the holders of the notes. If, following a payment default under the notes, the holders of notes exercise their rights under the pledge agreement, a third-party paying agent will direct all cash flows from the Pledged SPSs to their respective defined sets of creditors, with the residual to be paid to the collateral agent for the notes. Therefore, a first-priority lien on the equity interests of the Pledged SPSs is effectively a second-priority lien on the underlying collateral held by such Pledged SPSs. See “Description of the Exchange Notes—Security—Collateral.”

Our Corporate Information

Our principal executive offices are located at 4020 East Indian School Road, Phoenix, Arizona 85018, and our telephone number is (602) 852-6600. For a detailed chart of our corporate structure, see Appendix B to this prospectus. Our website is located at www.drivetime.com. We also maintain marketing websites, including www.goforapproval.com (for television campaigns), and www.go4approval.com (for yellow page campaigns). The information on or accessible through our websites does not constitute a part of, and is not incorporated into, this prospectus.

EXCHANGE OFFER SUMMARY

The following is a brief summary of certain material terms of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Background	On June 4, 2010, we issued $200.0 million aggregate principal amount of our 12.625% Senior Secured Notes due 2017 in transactions exempt from the registration requirements of the Securities Act. Because these notes were sold in reliance on exemptions from registration, these notes were subject to transfer restrictions. In connection with the issuance of these notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to complete an exchange offer for such notes. On May 4, 2011, we commenced an exchange offer pursuant to which we offered to exchange up to $151.0 million aggregate principal amount of our 12.625% Senior Secured Notes due 2017, or the registered notes, for an equal aggregate principal amount of such notes. On June 2, 2011, we completed this exchange offer and issued the registered notes.

Of the $200.0 million aggregate principal amount of our 12.625% Senior Secured Notes due 2017 issued on June 4, 2010, an aggregate of $37,000,000 were issued to Verde, an affiliate of our principal shareholder, Mr. Ernest C. Garcia II, and Mr. Fidel, our President and Chief Executive Officer, in exchange for an equal principal amount of certain notes previously held by them. Subsequently, Verde and Mr. Fidel purchased an additional aggregate $12.0 million of such notes, resulting in Verde and Mr. Fidel owning an aggregate of $49.0 million of such notes. On June 6, 2011, Verde purchased $4.0 million of such notes held by Mr. Fidel, and, as a result, Verde owned all of the $49.0 million aggregate principal amount of such notes.

On June 6, 2011, Verde sold the $49.0 million aggregate principal amount of such notes, or the old notes, which had not been eligible to participate in the previous exchange offer that closed on June 2, 2011, to RBS Securities Inc. as initial purchaser in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

Because the old notes were sold in reliance on exemptions from registration, the old notes are subject to transfer restrictions. In connection with the sale of the old notes, we entered into a registration rights agreement with RBS Securities Inc. pursuant to which we agreed, among other things, to complete an exchange offer for the old notes. The old notes are subject to increased interest of 0.25% per annum for the first 90-day period after October 4, 2011 and an additional 0.25% per annum at the beginning of each subsequent 90-day period until the exchange offer registration statement is filed. Additionally, if the exchange offer registration statement is not declared effective prior to January 2, 2012, the old notes will be subject to additional increased interest of 0.25% per annum for the first 90-day period after January 2, 2012 with such interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period until such exchange is completed (provided that such rate may not exceed 1.00% per annum).

The Exchange Offer	We are offering to exchange up to $49.0 million aggregate principal amount of our 12.625% Senior Secured Notes due 2017, or the exchange notes, for an equal aggregate principal amount of old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and do not contain transfer restrictions, registration rights or additional interest provisions. You should read the discussion set forth under “Description of the Exchange Notes” for further information regarding the exchange notes. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. We will issue and deliver the exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes	Based on interpretations by the SEC’s Staff, as detailed in a series of no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you, or the person or entity receiving the exchange notes, acquires the exchange notes in the ordinary course of business;

•	neither you nor any such person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•

neither you nor any such person or entity receiving the exchange notes is an “affiliate” of DriveTime Automotive Group, Inc. or DT Acceptance Corporation as that term is defined in Rule 405 under the Securities Act; and

•	neither you nor any such person or entity receiving the exchange notes is prohibited by any law or policy of the SEC from participating in the exchange offer.

We have not submitted a no-action letter to the SEC and there can be no assurance that the SEC would make a similar determination with respect to this exchange offer. If you do not meet the conditions described above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Expiration Date	5:00 p.m., New York City time, on August 9, 2011, unless, in our sole discretion, we extend or terminate the exchange offer.

Withdrawal Rights	You may withdraw tendered old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	You may tender your old notes by instructing your broker or bank where you keep the old notes to tender them for you. In some cases, you may be asked to submit the blue-colored letter of transmittal that may accompany this prospectus. By tendering your old notes, you will represent to us, among other things, (1) that you are, or the person or entity receiving the exchange notes, is acquiring the exchange notes in the ordinary course of business, (2) that neither you nor any such other person or entity has any arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act and (3) that neither you nor any such other person or entity is our affiliate within the meaning of Rule 405 under the Securities Act. Your old notes must be tendered in integral multiples of $1,000. Exchange notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company, or DTC, according to the procedures described in this prospectus under “The Exchange Offer,” must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

Consequences of Failure to Exchange

Any old notes not accepted for exchange for any reason will be credited to an account maintained at DTC promptly after the expiration or termination of the exchange offer. Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation, except under limited circumstances, to provide for registration under the Securities Act of the old notes. The liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors—Risks Related to Retention of the Old Notes—If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.”

Taxation	The exchange of old notes for exchange notes by tendering holders should not be a taxable event for U.S. federal income tax purposes. For more details, see “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. For more details, see “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under “The Exchange Offer—Exchange Agent.”

Risk Factors	An investment in the exchange notes involves substantial risk. See “Risk Factors” for a description of certain of the risks you should consider before investing in the exchange notes.

THE EXCHANGE NOTES

The following summary contains basic information about the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of the Exchange Notes.”

Issuers	DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC”) jointly and severally as co-issuers of the notes.

Notes Offered	$49.0 million aggregate principal amount of 12.625% Senior Secured Notes due 2017.

Interest Rate	We will pay interest on the exchange notes at an annual interest rate of 12.625%.

Interest	Interest on the exchange notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on December 15, 2011.

Maturity Date	June 15, 2017.

Collateral	The exchange notes are secured by a (i) first lien on (a) finance receivables held by the Issuers, (b) equity interests held by DTAC in the Pledged SPSs, and (c) residual property rights in finance receivables securing other financings, in each case subject to certain exceptions, and a (ii) second lien, behind one or more secured credit facilities, on inventory owned by the Issuers and one of the guarantors. If, following a payment default under the exchanges notes, the holders of exchange notes exercise their rights under the pledge agreement with respect to the Pledged SPSs, a third-party paying agent will direct all cash flows from the Pledged SPSs to their respective defined sets of creditors, with the residual to be paid to the collateral agent for the exchange notes. Therefore, a first-priority lien on the equity interests of the Pledged SPSs is effectively a second-priority lien on the underlying collateral held by such Pledged SPSs. See “Description of the Exchange Notes—Security—Collateral.”

Ranking	The exchange notes will be our senior secured obligations. Certain of DTAG’s and DTAC’s material restricted subsidiaries will guarantee the exchange notes on an unsecured basis, but excluding, among others, the Pledged SPSs. The exchange notes will rank equally with all of our and our guarantors’ existing and future senior unsecured debt. The exchange notes will rank senior to all of our and our guarantors’ debt that is expressly subordinated to the exchange notes. The exchange notes will be effectively subordinated to obligations of our subsidiaries that do not guarantee the exchange notes, including indebtedness of the Pledged SPSs, even if the residual interest in such subsidiaries is pledged as collateral, and to our indebtedness secured by assets other than collateral pledged for the exchange notes or guarantees to the extent of the value of those other assets.

Guarantees	Certain of DTAG’s and DTAC’s material restricted subsidiaries will guarantee the exchange notes on a senior secured or unsecured basis. See “Description of the Exchange Notes—Guarantees.”

Optional Redemption	We may, at our option, redeem the exchange notes at any time prior to June 15, 2014 at the make-whole price determined in the manner described in this prospectus. From and after June 15, 2014, we may redeem the exchange notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.

In addition, at any time on or before June 15, 2013 we may redeem up to 35% of the aggregate principal amount of the exchange notes issued with the proceeds of qualified equity offerings at a redemption price equal to 112.625% of the principal amount, plus accrued and unpaid interest.

See “Description of the Exchange Notes—Optional Redemption.”

Change of Control	If we experience a change of control triggering event, we will be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Intercreditor Agreement	The inventory that we have pledged as collateral to support one of the exchange note guarantees is pledged on a second-lien basis after the first-lien claim of certain of our lenders providing credit under one or more secured credit facilities (the “Senior Inventory Facilities”). The agent for the lenders under such existing credit facility, and any future such credit facility, have entered into an intercreditor agreement (the “Intercreditor Agreement”) that provides, among other things, that (i) the liens securing the exchange notes guarantee may not be enforced at any time when obligations secured by first-priority liens are outstanding, and (ii) the exchange note holders will waive certain important rights they might otherwise have as secured creditors. The holders of the first-priority liens will receive all proceeds from any realization on the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, until the obligations secured by the first-priority liens are paid in full, and only then will holders of the exchange notes be entitled to any collections on that inventory.

Maintenance Covenants	We must comply with certain maintenance covenants relating to minimum net worth and minimum collateral coverage. See “Description of the Exchange Notes—Certain Covenants—Maintenance of Certain Ratios.”

Certain Other Covenants	The indenture relating to the exchange notes contains covenants including, among other things, restrictions on our ability to:

•	incur additional indebtedness and issue certain preferred stock;

•	create liens;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make investments or certain other restricted payments;

•	sell assets;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates; and

•	effect a consolidation or merger.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes—Certain Covenants.”

Absence of a Public Market	After the old notes are exchanged for the exchange notes offered hereby, such exchange notes will trade as a single class with our existing registered notes. There is currently no established market for our existing registered notes. We do not intend to apply for the exchange notes or our existing registered notes to be listed on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Summary Historical Consolidated Financial and Other Data

The following table sets forth summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary consolidated statements of operations for the years ended December 31, 2008, 2009, and 2010 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The summary consolidated statement of operations and other data for each of the three month periods ended March 31, 2010 and 2011, and the consolidated balance sheet data as of March 31, 2011, have been derived from our unaudited financial statements, which are presented elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. Our historical results are not necessarily indicative of our results for any future period.

You should read the following financial and other data in conjunction with “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	($ in thousands, except ratio data)
Statement of Operations Data:
Revenue:
Sales of used vehicles	$796,750	$694,460	$760,767	$234,619	$265,082
Interest income	261,875	251,822	264,974	62,419	67,774

Total revenue	1,058,625	946,282	1,025,741	297,038	332,856
Operating costs:
Cost of used vehicles sold	477,255	394,362	481,210	142,522	165,127
Provision for credit losses	300,884	223,686	175,900	47,146	53,332
Other operating costs (1)	182,594	164,841	199,443	47,996	53,899

Operating income	97,892	163,393	169,188	59,374	60,498
Portfolio interest expense	64,323	75,293	68,314	18,531	12,156
Non-portfolio interest expense	32,759	35,373	14,757	7,210	612
Senior secured notes interest expense	—	—	15,031	—	6,715
Total interest expense	97,082	110,666	98,102	25,741	19,483

Income before income taxes	810	52,727	71,086	33,633	41,015
Income tax expense (2)	1,090	730	404	350	512

Net Income / (loss)	$(280)	$51,997	$70,682	$33,283	$40,503

Other Financial Data:
EBITDA (3)	$111,980	$176,454	$182,939	$62,812	$63,856
Adjusted EBITDA (3)	104,515	159,478	197,899	63,601	65,143
Depreciation expense	14,088	13,061	13,751	3,438	3,358
Average finance receivable principal balance	1,410,292	1,364,782	1,378,486	1,325,261	1,397,163
Ratio of net debt to shareholders’ equity (4)	3.9x	3.4x	2.4x	2.9x	2.1x
Weighted average effective borrowing rate on total debt (5)	8.4%	10.6%	9.2%	10.0%	7.7%

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	($ in thousands, except per vehicle sold data)
Key Operating Data:
Retail:
Number of used vehicles sold	55,415	49,500	52,498	16,303	18,095
Dealerships in operation at end of period	86	78	85	79	86
Average number of vehicles sold per dealership per month	49	52	54	69	71
Per vehicle data:
Average age of vehicles sold (in years)	4.1	4.1	4.3	4.4	5.0
Average mileage of vehicles sold	67,428	68,076	71,300	69,208	73,812
Average selling price of vehicles sold	$14,378	$14,029	$14,491	$14,391	$14,649
Average gross profit	$5,766	$6,062	$5,325	$5,649	$5,523
Average gross margin	40.1%	43.2%	36.7%	39.3%	37.7%
Loan Portfolio:
Principal balances originated	$789,360	$686,214	$747,329	$226,661	$258,645
Number of loans outstanding (end of period)	125,070	127,737	134,264	132,642	139,632
Principal outstanding (end of period)	$1,342,855	$1,312,216	$1,381,092	$1,367,408	$1,458,026
Average effective yield on portfolio (6)	19.3%	19.3%	19.9%	19.8%	19.9%
Portfolio performance data:
Portfolio delinquencies over 30 days (7)	9.4%	7.4%	9.1%	4.4%	5.4%
Net charge-offs as percentage of average principal	21.4%	18.2%	13.5%	3.3%	3.1%

	As of December 31,		As of March 31,
	2009	2010	2011
	($ in thousands, except ratio data)
Balance Sheet Data:
Cash and cash equivalents	$21,526	$23,677	$23,175
Restricted cash and investments held in trust	84,064	81,891	92,052
Total assets	1,432,080	1,568,154	1,613,429
Total portfolio debt	873,363	817,040	793,648
Total debt	1,087,215	1,070,207	1,046,734
Shareholders’ equity	293,145	418,767	460,200

	As of and for the Years Ended		Three Months Ended March 31,
	2009	2010	2010	2011
Credit Ratios:
Secured collateral coverage ratio (8)	N/A	2.6x	N/A	3.0x
Ratio of Adjusted EBITDA to interest expense (9)	1.4x	2.0x	2.5x	3.3x

(1)

Includes net gains on extinguishment of debt of $19.7 million and $30.3 million for the years ended December 31, 2008 and 2009, respectively and loss on extinguishment of debt of $3.4 million for the year ended December 31, 2010.

(2)

We elect to be treated as an S-corporation for federal and state income tax purposes. There is no provision for income taxes, except for a reduced amount of entity level state tax in certain jurisdictions, and for one of our subsidiaries which is a C-corporation. Income and losses flow through to our shareholders, who report such income and losses on individual income tax returns.

(3)

We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our operating performance. For a reconciliation of net income to EBITDA and Adjusted EBITDA and a description of the components of EBITDA and Adjusted EBITDA, see Management’s Discussion and Analysis of Financial Condition and Result of Operations—Non-GAAP Discussion.

(4)

Net debt is calculated as total debt less restricted cash and investments held in trust securing debt facilities. Ratio of net debt to shareholders’ equity is calculated as net debt divided by total shareholders’ equity.

(5)	Weighted average effective borrowing rate includes the effect of amortization of discounts, debt issuance costs, and unused line fees.
(6)

Represents the interest income earned at the contractual rate (stated APR) less the write-off of accrued interest on charged-off loans and amortization of loan origination costs (which includes the write-off of unamortized loan origination costs on charged-off loans), plus interest earned on investments held in trust and late fees earned.

(7)

Presented on a Sunday-to-Sunday basis, which reflects delinquencies as of the nearest Sunday to period end. Sunday is used to eliminate any impact of the day of the week on delinquencies, since delinquencies tend to be higher mid-week.

(8)

Defined as the ratio of (i) the sum of (a) DTAG and DTAC unencumbered finance receivables, (b) residual interests in finance receivables pledged to warehouse facility lenders, (c) recoveries on charged-off loans and (d) excess of inventory and inventory debt, to (ii) aggregate principal amount of the notes.

(9)	Our ratio of Adjusted EBITDA to interest expense differs from the calculation of Fixed Charge Coverage Ratio discussed in “Description of the Exchange Notes.”

Ratio of Earnings to Fixed Charges

The following table sets forth the consolidated ratio of earnings to fixed charges for the periods shown:

	Year Ended December 31,					Three Months Ended March 31, 2011
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges (a)(b)	2.3x	1.9x	1.0x	1.5x	1.7x	2.9x

(a)

We compute the ratio of earnings to fixed charges by dividing (i) earnings (loss), which consists of net income from continuing operations before income taxes plus fixed charges and amortization of capitalized interest less interest capitalized during the period by (ii) fixed charges, which consist of interest expensed and capitalized, plus amortized premiums, discounts and capitalized expenses related to indebtedness, plus an estimate of the interest within rental expense. See Exhibit 12.1 for a calculation of the ratio of earnings to fixed charges.

(b)

The ratio of earnings to fixed charges above is presented pursuant to Item 503(d) of Regulation S-K and is not the same as the Fixed Charge Coverage Ratio covenant embodied in the indenture governing the notes.

RISK FACTORS

Investing in our exchange notes involves a high degree of risk. Before exchanging your old notes for our exchange notes, you should carefully consider the following risks and the other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks described below are those that we believe are the material risks we face. Any of the risks described below, and others that we may not anticipate, could significantly and adversely affect our business, prospects, financial condition, results of operations, and liquidity. As a result, the trading price of our exchange notes could decline and you may lose all or part of your investment.

Risks Related to Our Business

We require substantial capital to finance our business.

We have borrowed, and will continue to borrow, substantial amounts of capital to fund our operations and we periodically refinance such debt. If we cannot obtain the financing we need, or cannot do so on a timely basis and on favorable terms, our liquidity could be materially adversely affected.

At March 31, 2011, we had approximately $1.0 billion in aggregate principal amount of indebtedness outstanding, which included $40.0 million under our inventory facility that matures in October 2011 and $227.0 million under portfolio warehouse facilities that were due to expire in April, May, July, and December 2011. In April 2011, we executed a renewal of a warehouse facility that was due to expire, extending the term to August 2012. In May 2011, we paid off the outstanding balance and terminated a warehouse facility that was due to expire. In May 2011, we executed a renewal of a warehouse facility that was due to expire in July 2011, extending the term to May 2012. The portfolio warehouse facilities contain term-out features resulting in a final maturity 12 months from their expiration dates.

We historically have restored capacity under our portfolio warehouse facilities from time to time by securitizing portfolios of finance receivables. However, the securitization market experienced significant disruptions in recent periods, and our ability to successfully and efficiently complete securitizations was and may in the future be affected by several factors, including the:

•	condition of financial markets generally;

•	conditions in the asset-backed securities markets specifically; and

•	the performance of our portfolio.

Due to the disruption in the securitization market, we launched our pooled auto loan program (“PALP”) to serve as the primary source of fixed-rate financing for our finance receivable portfolio during 2009. Under PALP financings, we pooled loans originated at our dealerships and sold them either (i) to a special purpose entity that transferred the loans to a separate trust that, in turn, issued a note collateralized by the loans; or (ii) directly to a third-party financial institution to yield a specified return. If we are unable to continue financing our portfolio through securitizing our receivables or selling our finance receivables in secured financing arrangements, this would have a material adverse effect on our results of operations and financial condition.

Our funding strategy and liquidity position were significantly adversely affected by the ongoing stress in the credit markets that began in the middle of 2007. These adverse conditions reached unprecedented levels during 2008 and continued through third quarter 2009. Beginning in 2007, we secured alternative sources of financing, albeit at a substantially higher cost of funds. In particular, we sold $75.0 million in subordinated debt and $24.0 million in junior secured debt to Verde, an affiliate of Ernest C. Garcia II, our principal shareholder. Although we have recently secured substantial additional sources of financing, we may not be able to secure similar additional financing, and we may in the future face difficulties in renewing loans and facilities if lenders and counterparties are also facing liquidity and capital challenges.

We have and will generally maintain a substantial amount of indebtedness outstanding that is short-term in nature. At March 31, 2011, our short-term indebtedness was $267.0 million, and included a revolving inventory facility and portfolio warehouse facilities that are due to expire within twelve months from March 31, 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” for our significant commitments with definitive payment terms and see Note 5—Debt Obligations to our condensed consolidated financial statements included in this prospectus.

There is a high degree of risk associated with borrowers with subprime credit. The allowance for credit losses that we have established to cover losses inherent in our loan portfolio may not be sufficient or may need to be substantially increased, which could have a material adverse effect on our results of operations and the value of your collateral.

Substantially all of the sales financing we extend and the loans that we service are with borrowers with subprime credit. Loans to borrowers with subprime credit have lower collection rates and are subject to higher loss rates than loans to borrowers with prime credit. Although we began tightening our loan underwriting standards in the second quarter of 2008, there can be no assurance that we will continue to apply such tightened loan underwriting standards in the future in light of changing economic or market conditions or any other factors.

We maintain an allowance for credit losses to cover losses on an aggregate basis at a level we consider sufficient to cover estimated losses inherent in our portfolio of receivables. On a quarterly basis we review and may make upward or downward adjustments to the allowance. However, our allowance may not be sufficient to cover losses inherent in our portfolio, and we may need to increase our allowance for reasons related to, among other things, the continued weak economic environment and deterioration of the housing market, or significant increases in delinquencies or charge-offs. A significant variation in the timing of or increase in credit losses in our portfolio or a substantial increase in our allowance or provision for credit losses would have a material adverse effect on our results of operations.

In addition, because a portion of the collateral securing the notes consists of receivables, the remaining residual property rights in receivables securing other financings (and the value of which are therefore determined by the value of receivables sold or otherwise pledged) or the remaining residual value of special purpose entities that have themselves put in place financings secured by receivables (and the value of which are therefore determined by the value of receivables owned), the value of the collateral securing the notes will be sensitive to the performance of the underlying receivables.

Our focus on customers with subprime credit may raise concerns on the part of future business partners, lenders, counterparties, and regulators and may adversely affect our business.

We focus on the subprime segment of the used vehicle sales and financing market and provide loans to borrowers with subprime credit who, as a class, have lower collection rates and are subject to higher loss rates than prime and near prime borrowers. In addition, the subprime industry has been the subject of extensive media attention, enhanced regulatory scrutiny, and Congressional hearings as a result of what has been characterized as inappropriate consumer practices by subprime lenders in the mortgage industry.

These issues may raise concerns on the part of future business partners, lenders, counterparties, and regulators. As a result, we are unable to assess whether, and to what extent, they may have an adverse effect on our business in the future, including on our reputation, revenues and profitability. In particular, we cannot predict whether these issues may negatively affect our ability to obtain new financing to support our operations or any necessary regulatory approvals in connection with our plans to expand our business, either of which could have a material adverse effect on our business.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital. The terms of the agreements that govern our indebtedness contain limitations on our ability to incur additional indebtedness. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all, or would be permitted under the terms of the agreements governing our indebtedness then outstanding. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or at all, would have a material adverse effect on our business, financial condition, and results of operations, as well as on our ability to satisfy our debt obligations.

Our substantial debt could have adverse effects on our business and we may incur additional indebtedness in the future.

As of March 31, 2011, we had approximately $1.0 billion in aggregate principal amount of indebtedness outstanding, and for the three months ended March 31, 2011 we incurred $19.5 million in interest expense. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, we may incur additional debt in the future, subject to certain limitations contained in the agreements that govern our indebtedness. The degree to which we are leveraged could have adverse effects on our business, including:

•	our ability to obtain additional financing in the future may be impaired;

•

a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt, and related expenses, which reduces the funds available to us for our operations;

•	some of our debt is and will continue to be at variable rates of interest, which may result in higher interest expense in the event of increases in market interest rates;

•

the agreements that govern our indebtedness contain, and any agreements to refinance our indebtedness likely will contain, financial and restrictive covenants, and our failure to comply with such covenants may result in an event of default which, if not cured or waived, could result in the acceleration of that indebtedness and trigger an event of default under other indebtedness;

•	our level of indebtedness will increase our vulnerability to general economic downturns and adverse industry conditions;

•	our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our industry; and

•	our substantial leverage could place us at a competitive disadvantage vis-à-vis our competitors who have less leverage relative to their overall capital structures.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default or limits on our ability to borrow funds to finance our business.

The agreements that govern our indebtedness (including the indenture governing the notes) contain, and any agreements that govern future indebtedness may contain, covenants that impose significant operating and financial restrictions on, among other things, our ability to:

•	incur additional debt;

•	incur liens;

•	sell or otherwise dispose of assets;

•	make investments, loans, or advances;

•	engage in merger and acquisition activity;

•	pay dividends, redeem capital stock, or make certain other restricted payments or investments;

•	engage in certain sale and leaseback transactions;

•	enter into new lines of business; and

•	enter into transactions with our affiliates.

The agreements that govern our indebtedness also contain certain covenants relating to the performance of our portfolio, which ultimately impacts the manner in which we operate our business. For example, the advance rate on our portfolio warehouse facilities may be reduced if our portfolio does not perform as expected. The agreements governing any future indebtedness could contain financial and other covenants more restrictive than those that are currently applicable to us.

Failure to comply with the agreements governing our indebtedness could result in an event of default under one or more such agreements, could cause cross-defaults on other agreements governing our indebtedness, including the notes, and could prevent us from securing alternate sources of funds necessary to operate our business. Any of these events would have a material adverse effect on our results of operations and financial condition. From time to time, we have breached technical or other covenants under the agreements governing our indebtedness, and we have obtained waivers from the applicable lenders. In a future event of default, there can be no assurance we will be able to receive waivers, and our inability to obtain these waivers may have a material adverse impact on our business.

Our ability to obtain certain financings in the future is restricted by the Fixed Charge Coverage Ratio of the debt incurrence test under the indenture governing the notes. This may limit our ability to obtain certain financings, especially the incurrence of senior unsecured debt.

We have recently made, and we continue to make, changes to our business plan, and there can be no assurance that these changes will be successful. These changes could have an adverse effect on our results of operations or financial condition.

We have recently made, and expect to continue to make, changes to our business plan, including, among others, the following:

•

we have consolidated collections for accounts that are one to 36 days past due, which has resulted in the removal of all collection activities from our dealerships and the consolidation of such activities at our centralized collection facilities;

•	we have expanded our warranty program by offering a new 36 month / 36,000 mile warranty, including oil changes at any Sears Automotive location and 24/7 roadside assistance;

•

we have expanded our customer payment programs to enable our customers to make cash payments at alternative retail and other locations nationwide and effective September 1, 2010, we no longer accept customer payments at any of our dealership locations; and

•

in the second half of 2011, we anticipate commencing an indirect lending business line in which we would fund subprime used vehicle installment contracts originated by third party franchise dealers and independent used vehicle dealers.

There can be no assurance that any of these or other changes will be successful, and these and other changes could have unintended consequences and could have an adverse effect on our results of operations or financial condition. These changes also involve numerous other risks, including the diversion of management’s attention from other business concerns.

Interest rates affect our profitability and cash flows and an increase in interest rates will increase our interest expense and lower our profitability and liquidity.

Much of our financing income results from the difference between the rate of interest that we pay on the funds we borrow and the rate of interest that we earn on the finance receivables in our portfolio. While we earn interest on our finance receivables at a fixed rate, we pay interest on certain of our borrowings at floating rates. Increases in our interest expense that we cannot offset by increases in interest income could have a material adverse impact on our profitability and liquidity. We expect to be adversely affected in a rising interest rate environment because we do not anticipate being able to fully pass on increases in interest rates to our customers. Correspondingly, a significant reduction in our average APR could have a material adverse impact on our profitability, if not offset by a corresponding reduction in our loan losses or borrowing costs.

Changes in accounting policies could adversely affect our reported results of operations.

We have identified several accounting policies as being “critical” to the fair presentation of our financial condition and results of operations because they involve major aspects of our business and require management to make judgments about matters that are inherently uncertain. Materially different amounts could be recorded under different conditions or using different assumptions.

Additionally, the Financial Accounting Standards Board is currently considering various proposed rule changes including, but not limited to, potential changes in accounting for leases, revenue recognition, asset impairment, and the allowance for loan losses, among other items. In addition, the SEC is currently considering adopting rules that would require U.S. issuers to prepare their financial statements contained in SEC filings in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. Specifically, IFRS proposed changes would impact fair value of financial instruments, revenue recognition and allowance for loan losses, among other items. The implementation of these or other new accounting requirements or changes to U.S. generally accepted accounting principles could adversely affect our reported results of operations and financial condition, both historically and prospectively.

Our proprietary credit scoring system may not perform as expected and fail to properly quantify the credit risks associated with our customers, which could have a material adverse effect on our financial condition and results of operations.

We have developed, and revise from time to time, complex proprietary credit scoring models that use traditional and non-traditional variables to classify our customers into various risk grades that are tied to loan parameters. There is no guarantee that our credit scoring models will perform as intended or that they will perform in future market conditions. Failure of our credit scoring models to properly quantify the credit risks associated with our customers could have a material adverse effect on our results of operations and financial condition.

We depend on the accuracy and completeness of information furnished to us by or on behalf of our customers. If we and our systems are unable to detect any misrepresentations in this information, this could have a material adverse effect on our results of operations and financial condition.

Our typical customers have limited or no credit histories. In deciding whether to extend credit to customers, we rely heavily on information furnished to us by or on behalf of our customers, including employment and personal financial information. If a significant percentage of our customers intentionally or negligently misrepresented any of this information, and we and our systems did not detect such misrepresentations, this could have a material adverse effect on our ability to effectively manage our credit risk, which could have a material adverse effect on our results of operations and financial condition.

General economic conditions and their effect on automobile sales may adversely affect our business.

Although vehicle sales in the United States increased in 2010, in prior years they have declined significantly. Many factors affect the industry, including general economic conditions, consumer confidence, the level of personal discretionary income, interest rates, and credit availability. The deteriorating economic and market conditions that have driven the decline in vehicle sales may not improve for the foreseeable future, and if such conditions improve, we cannot assure you that the industry will not experience sustained periods of decline in vehicle sales in the future. Any further or future decline could have a material adverse effect on our business.

We are subject to extensive governmental regulation, and if we are found to be in violation of any of the federal, state, or local laws or regulations applicable to us, our business could suffer. We are also subject to numerous legal and administrative proceedings which, if the outcomes are adverse to us, could adversely affect our business, operating results, and prospects.

The automotive retailing and finance industries are subject to a wide range of federal, state, and local laws and regulations, such as local licensing requirements, and retail financing, debt collection, consumer protection, environmental, health and safety, creditor, wage-hour, anti-discrimination, whistleblower and other employment practices laws and regulations and we expect these costs to increase going forward. The violation of these or future requirements or laws and regulations can result in administrative, civil, or criminal sanctions against us, which may include a cease and desist order against the subject operations or even revocation or suspension of our license to operate the subject business. As a result, we have incurred and will continue to incur capital and operating expenditures and other costs to comply with these requirements and laws and regulations. Further, over the past several years, private plaintiffs and federal, state, and local regulatory and law enforcement authorities have increased their scrutiny of advertising, sales, financing, and insurance activities in the sale and leasing of motor vehicles. In addition, many state attorneys general have been increasingly active in the area of consumer protection. We are also subject, and may be subject in the future, to inquiries and audits from state and federal regulators. There can be no assurance that such activities will not continue in the future or have a material adverse effect on our business.

From time to time to time, we may be involved in various legal and administrative proceedings. We are also currently the subject of investigative inquiries from the Consumer Protection Division of the Office of Texas Attorney General. See “Business—Legal Proceedings.” It is not feasible to predict the outcome of these proceedings or any claims made against us, and the outcome of any such proceedings or claims could adversely affect our reputation, results of operations, or financial condition.

Changes in laws, regulations, or policies may adversely affect our business.

The post-financial crisis era is marked by an increase in regulation, regulatory intensity and enforcement. We are unable to predict all of the ways in which this change in the regulatory environment could impact our business models or objectives. The laws and regulations governing our lending, servicing, debt collection, and insurance activities or the regulatory or enforcement environment at the federal level or in any of the states in which we operate may change at any time and may have an adverse effect on our business.

We expect, however, to see an increase over time in regulatory scrutiny and enforcement in the area of consumer financial products regulation, as a result of the establishment of the Consumer Financial Protection Bureau, which is expected to assume its authority from other government regulators in the second half of 2011. The Bureau will have very broad rule-making and enforcement authorities. We believe that the Bureau’s regulatory reforms, together with other provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, may increase our cost of doing business, impose new restrictions on the way in which we conduct our business, or add significant operational constraints that might impair our profitability.

Furthermore, Congress has previously considered and may in the future adopt various forms of legislation designed to spur automobile sales. Depending on the legislation that is adopted, if any, these incentives may only be available to consumers who purchase new vehicles or vehicles achieving high fuel-efficiency standards. If these incentives are limited solely to purchasers of new vehicles, or if we are unable to maintain an inventory of vehicles achieving the mandated fuel-efficiency standards, this legislation could have a material adverse effect on our results of operations and financial condition.

We are unable to predict how these or any other future legislative proposals or programs will be administered or implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our results of operations and financial condition.

Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently or that new laws and regulations will not be adopted, either of which could materially adversely affect our business, financial condition, or results of operations.

We could be required to reduce the scope of our operations again in the future, which could have a material adverse effect on our results of operations and financial condition.

During 2008 and early 2009, we contracted our operations in response to the economic crisis. While we have recently begun to open new dealerships, if economic uncertainty or continued economic deterioration requires us to again reduce the scope of our operations, we face certain additional risks, including risks related to:

•	an inability to obtain anticipated cost reductions;

•	increased portfolio losses related to closed stores;

•	legal and regulatory risks related to closed stores and lay-offs, including the risk of lawsuits;

•	vandalism, theft, or other damages to vacant stores;

•	diversion of management’s attention from normal business operations; and

•	failure to generate sufficient cash flows to help fund our operations.

If we were to lose the right to service our portfolio of receivables, this could result in decreased collections, which could have a material adverse effect on our results of operations and financial condition.

We retain the right to service all receivables that we finance, including those pledged as collateral to our portfolio warehouse facility and those sold to a securitization trust or in connection with our PALP transactions. We are entitled to a fee for our servicing activities, typically equal to 4% of the value of receivables being serviced. As of March 31, 2011, our serviced loan portfolio consisted of approximately 139,600 active accounts, with a total outstanding principal balance of $1.5 billion. Subject to certain conditions, if we experience an event of default under the agreements governing our financing arrangements, we may lose the right to service our receivables. Loss of this right could have a material adverse effect on our revenues. In addition, if we lose our servicing rights, transitioning servicing activities to a third party could result in interruptions in collections, which could decrease the likelihood that the receivables will be repaid. Moreover, a replacement servicer might lack the requisite experience in servicing such receivables. As a result, we may experience decreased collections, which could have a material adverse effect on our results of operations and financial condition and on the value of the collateral securing the notes.

Our operations and the finance receivables we generate are concentrated geographically, and a downturn in the economies or markets in which we operate could adversely affect vehicle sales and collections.

As of March 31, 2011, we operated our dealerships in 14 states. Adverse economic conditions, natural disasters, or other factors affecting any state or region where high concentrations of our customers reside could adversely affect vehicle sales and collections. If adverse economic conditions, natural disasters, or other factors occur that affect the regions in which we do business, or if borrowers in these regions experience financial difficulties, a significant number of borrowers may not be able to make timely loan payments, if at all, or may be more prone to filing for bankruptcy protection, which could have a material adverse effect on our results of operations and financial condition.

We may experience seasonal and other fluctuations in our results of operations.

Sales of motor vehicles historically have been subject to substantial cyclical variation characterized by periods of oversupply and weak demand. We believe that many factors affect the industry, including consumer confidence in the economy, the level of personal discretionary spending, interest rates, fuel prices, credit availability, and unemployment rates. A recession or an industry or general economic slowdown could materially adversely impact our business.

Historically, we have experienced higher revenues in the first quarter of the calendar year than in the last three quarters of the calendar year. We believe these results are due to seasonal buying patterns resulting in part because many of our customers receive income tax refunds during the first quarter of the year, which are a primary source of down payments on used vehicle purchases. Our loan performance also has historically followed a seasonal pattern with delinquencies and charge-offs being the highest in the second half of the year. Accordingly, our results in any quarter may not indicate the results we may achieve in any subsequent quarter or for the full year. A significant portion of our general and administrative expenses do not vary proportionately with fluctuations in revenues. We expect quarterly fluctuations in operating results to continue as a result of seasonal patterns. Such patterns may change, however, due to factors affecting the automotive industry or otherwise.

Our failure to effectively manage our growth could harm our business, we may not be able to access the additional financing required to fund our growth, and our plans to expand our operations will expose us to increased legal and regulatory risks that may adversely affect our business.

We intend to grow our operations by opening new dealerships, many of which are expected to be located in markets in which we do not currently operate. This growth may result in the incurrence of additional debt and amortization of expenses, all of which could adversely affect our profitability and liquidity. Moreover, growth and expansion of our operations may place a significant strain on our resources and increase demands on our executive management team, management information and reporting systems, financial management controls and personnel, and regulatory compliance systems and personnel. Although we grew our dealership base from 2004 through 2007, we closed an aggregate of 28 dealerships from 2008 to 2009 due to reduced access to funding. At March 31, 2011, we operated 86 dealerships. We may not be able to expand our operations or effectively manage or integrate our expanding operations, or achieve planned growth on a timely or profitable basis. If we are unable to achieve our planned growth or manage our growth effectively, we may experience operating inefficiencies and our results of operations may be materially adversely affected.

In addition, expansion into new states will increase our legal and regulatory risk. Our failure or alleged failure to comply with applicable laws and regulations in any new jurisdiction, and ensuing inquiries or investigations by regulatory and enforcement authorities, may result in regulatory action, including suspension or revocation of one or more of our licenses, civil or criminal penalties, or other disciplinary actions, and restrictions on or suspension of some or all of our business operations. As a result, our business could suffer, our reputation could be harmed, and we could be subject to additional legal risk. This could, in turn, increase the size and number of claims and damages asserted against us, subject us to regulatory investigations, enforcement actions, or other proceedings, or lead to increased regulatory or supervisory concerns. We may also be required to spend additional time and resources on any remedial measures, which could have an adverse effect on our business. We cannot predict the timing or form of any current or future regulatory or law enforcement initiatives, and any such initiatives could have a material adverse effect on our results of operations and financial condition.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our results of operations and financial condition could be materially adversely affected.

Our primary competitors are the numerous small “buy-here, pay-here” dealerships, independent used vehicle dealers, and used vehicle departments of franchise dealers that operate in the subprime segment of the used vehicle sales industry, and the banks and finance companies that purchase their loans. There is no assurance that we can successfully distinguish ourselves from our competitors or compete in this industry in a cost-effective manner or at all. Moreover, if our competitors grow and strengthen through consolidation in the industry while we are unable to identify attractive consolidation opportunities, we could end up at a competitive disadvantage and experience declining market share and revenue. In addition, larger companies with significant financial and other resources have periodically entered or announced plans to enter the used vehicle sales and/or finance industry, or relax their credit standards and compete with us. These dealerships also compete with us in areas such as the purchase of inventory, which can result in increased wholesale costs for used vehicles and lower margins, and the dealerships and finance companies could also enter into direct competition with us at any time at the lower end of the subprime market.

Increased competition may cause downward pressure on the interest rates that we charge on finance receivables originated by our dealerships, or lower margins, or may cause an increase in our operating costs, all of which could have a material adverse effect on our results of operations and financial condition.

If we are unable to obtain sufficient numbers of used vehicles for our inventory in a cost-effective manner, our operations and financial results will be adversely impacted.

We require a large number of quality used vehicles for our dealerships. We acquire most of our used-vehicle inventory through auctions, and primarily through two auction companies. During the three months ended March 31, 2011, we acquired approximately 89.7% of our vehicles at auction, and approximately 78.0% of our vehicles from these two auction companies. To a lesser extent, we also acquire used vehicles from wholesalers, franchised and independent dealers, and fleet owners, such as leasing companies and rental companies. The sources from which we can purchase vehicles of a quality and in a quantity acceptable to us are limited, and there is substantial competition to acquire the vehicles we purchase. We may not be able to obtain sufficient inventory in a cost-effective manner or at all. In this regard, recent declines in new vehicle sales and a reduced number of vehicles that are eligible for daily rental will adversely impact the availability and quality of future inventory. Any decline in the number of or increased competition for quality vehicles could diminish our ability to obtain sufficient inventory at a price that we can reflect in retail market prices and would adversely affect our business.

If our inventory or other costs of operations increase and we are unable to pass along these costs to our customers, we may be unable to maintain or grow margins.

Our inventory and other costs are variable and dependent upon various factors, many of which are outside of our control. If we incur cost increases, we may seek to pass those increases along to our customers. However, the income of our average customer limits the maximum monthly payment such customer can afford, and we may be unable to pass these costs along to our customers in the form of higher sales prices, which would adversely affect our ability to maintain or increase margins.

Our business is exposed to various operational risks. A failure of, or interruption in, our communications and information systems could adversely affect our revenues and profitability.

Our business is highly dependent on communications and information systems and is exposed to many types of operational risk, including the risk of fraud by employees or other parties, record-keeping error, errors resulting from faulty computer or telecommunication systems, computer failures or interruption, and damage to computer and telecommunication systems caused by internal or external events. We periodically update or change the integrated computer systems and other components of our operating systems. Any significant failure of such systems, whether as a result of third-party actions or in connection with planned upgrades and conversions, could disrupt our operations and adversely affect our ability to collect on contracts and comply with legal and regulatory requirements. Additionally, our systems are vulnerable to interruption or malfunction due to events beyond our control, including natural disasters and network and telecommunications failures. Our systems may also be vulnerable to unauthorized access, computer hackers, computer viruses, and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions to or malfunctions in operations. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these incidents. We have a backup system and we periodically test disaster recovery scenarios; however, this may not prevent a systems failure or allow us to timely resolve any systems failures. Any interruption to our systems could have a material adverse effect on our results of operations and financial condition.

The personal information that we collect may be vulnerable to breach, theft, or loss, the occurrence of any of which could adversely affect our reputation and operations.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. We collect, use, and retain large amounts of personal information regarding our customers, employees, and their families, including social security numbers, tax return information, personal and family financial data, and credit card numbers. Our computer networks and the networks of certain of our vendors that hold and manage confidential information on our behalf may be vulnerable to unauthorized access, employee theft or misuse, computer hackers, computer viruses, and other security threats. Confidential information may also inadvertently become available to third parties when we integrate systems or migrate data to our servers following an acquisition or in connection with periodic hardware or software upgrades.

Due to the sensitive nature of the personal information stored on our servers, our networks may be targeted by hackers seeking to access this data. A user who circumvents security measures could misappropriate sensitive information or cause interruptions or malfunctions in our operations. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of privacy. In addition, errors in the storage, use, or transmission of personal information could result in a breach of privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require us to implement certain policies and procedures, such as the procedures we adopted to comply with the Red Flags Rule that was promulgated by the Federal Trade Commission under the federal Fair Credit Reporting Act and that requires the establishment of guidelines and policies regarding identity theft, and could require us to make certain notifications of data breaches and restrict our use of personal information. A violation of any laws or regulations relating to the collection or use of personal information could result in the imposition of fines against us. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. A major breach, theft, or loss of personal information that is held by us or our vendors, or a violation of laws or regulations relating to the same, could have a material adverse effect on our reputation and result in further regulation and oversight by federal and state authorities and increased costs of compliance.

We are dependent on the services of certain key personnel and the loss of their services could harm our business.

We believe that our success depends on the continued employment of our senior executive management team, including our Chief Executive Officer and President, Raymond C. Fidel, our Chief Financial Officer, Mark G. Sauder, our Executive Vice President of Credit Risk, Alan J. Appelman, and our Executive Vice President and General Counsel, Jon D. Ehlinger. The unexpected loss of the services of any of our key executive management personnel or our inability to attract new management when necessary could have a material adverse effect on our operations. We do not currently maintain key person life insurance on any member of our executive management team other than Mr. Fidel.

Additionally, our success depends on the key management personnel at our corporate offices and the dealerships in our local markets. The market for qualified employees in the automotive and finance industries and in the markets in which we operate, particularly for qualified general managers, loan managers, and collections personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. We also believe that our competitors pursue many of our managerial and collections and sales and service personnel from time to time. The loss of a group of key employees in any of our markets could have a material adverse effect on our business and results of operations in that market or across many or all markets in which we operate.

If all or some portion of our employees elect to collectively bargain or join a union, these actions could adversely affect our operations.

As of March 31, 2011, none of our employees was represented by a labor union. The automotive industry is historically an industry in which there is a high degree of labor union participation. If all or some portion of our employees elect to join a labor union, we could experience increased operational costs, work stoppages or strikes, and/or barriers to communication between management and employees. These factors could lead to inefficiencies in the operation of the affected facilities or groups and could cause us to experience a material adverse effect.

We are subject to environmental laws, regulations, and permits that could impose significant liabilities, costs, and obligations.

We are subject to a complex variety of federal, state, and local laws, regulations, and permits relating to the environment and human health and safety. If we violate or fail to comply with these laws, regulations, or permits, we could be fined or otherwise sanctioned by regulators. These environmental requirements, and the enforcement thereof, change frequently, have tended to become more stringent over time, and may necessitate substantial capital expenditures or operating costs. Under certain environmental laws, we could be responsible for the costs relating to any contamination at our or our predecessors’ current or former owned or operated properties or third-party waste disposal sites. We cannot assure you that our costs and liabilities relating to environmental matters will not adversely affect our results of operations, business, financial condition, reputation, or liquidity.

States impose limits on the interest rates we can charge on the installment sales contracts we provide to our customers, and new or lower limits may harm our ability to offset increased interest expenses and can adversely affect our profitability and liquidity.

We operate in states that impose limits on the contract interest rate that a lender may charge, and laws or regulations that limit the interest rates that we can charge can adversely affect our profitability and liquidity. When a state limits the amount of interest that we can charge on our installment sales contracts, we may not be able to offset an increase in interest expense caused by rising interest rates or greater levels of borrowings under our credit facilities. In addition, no assurance can be given that we will not be prohibited by new state laws from charging the interest rates we are currently able to charge on our installment sales contracts or from raising interest rates above certain desired levels. Therefore, these interest rate limitations can adversely affect our profitability and liquidity.

A change in state laws, or the application thereof, relating to the extent to which we can obtain a refund of sales tax for customer defaults could have a material adverse effect on our business.

In general, we are required to pay state sales tax on each vehicle we sell. Subject to certain requirements, certain states allow us to collect a refund of prior sales taxes paid to the extent that the receivable becomes uncollectible. For the years ended December 31, 2008, 2009, and 2010, and for the three months ended March 31, 2011, we claimed $14.7 million, $12.3 million, $8.9 million and $1.8 million, respectively, in sales tax credits, deductions and refunds relating to receivables that have become uncollectible. If state laws change with respect to the extent to which we can claim a refund for sales tax in such situations, or state taxing authorities change their position with respect thereto, we could experience a material adverse effect. In this regard, on February 24, 2011, we received an unfavorable ruling with respect to the efficacy of certain sales tax refunds we requested for the 2002 and 2003 tax years. While only applicable to 2002 and 2003, this ruling could affect subsequent tax years as well. See “Business—Legal Proceedings”.

We may be adversely affected by product liability exposure claims.

DriveTime, and the automotive industry generally, is exposed to product liability claims in the event that the failure of our products to perform to specifications results, or is alleged to result, in property damage, bodily injury, and/or death. In connection with such product liability claims, we may incur significant costs to defend such claims and we may experience material product liability losses in the future. We cannot assure you that we will have sufficient resources, including insurance to the extent it is available, to cover such product liability claims, and the outcome of various legal actions and claims could have a material adverse effect on our results of operations and financial condition.

We have programs for our customers to provide insurance covering our collateral in the event of theft or an accident. If our customers do not maintain insurance, it could negatively impact our operations and/or profitability.

Certain of our customers have difficulty obtaining and maintaining affordable insurance for their vehicles. In all of the states in which we operate, we offer our customers a collateral protection insurance program. Under this program, we offer customers dual interest collateral protection insurance administered through a third party with whom we have a contractual relationship.

Customers who choose this insurance will have higher payments than they would otherwise, which could increase the risk of higher loan delinquencies and earlier loan defaults, either of which could adversely affect our loan losses and profitability.

Failure to register our dealership sales business subsidiary in the relevant jurisdictions would cause a severe disruption in our operations.

In connection with our applications for renewal of the relevant license or registration, a state licensing authority could decide to withhold or delay approval of the relevant license or registration and prohibit DriveTime Car Sales from operating one or more of our dealerships until certain requirements are met. We cannot anticipate what these requirements might entail or whether we will be able to comply with any such requirements in a timely manner. If the relevant license or registration is not granted for DriveTime Car Sales to operate in any state, it would cause a severe disruption in our operations in that state, which could have a material adverse effect on our business, financial condition and results of operations. In 2010, we converted the majority of our subsidiaries from corporations to limited liability companies, including the entity through which we conduct our dealership sales business, DriveTime Car Sales Company, LLC (“DriveTime Car Sales”). As part of the conversion, we are required to apply for new licenses or registrations, as applicable, in all of the states in which DriveTime Car Sales operates. We have fully completed the licensing and registration procedure in 13 of the 14 states in which DriveTime Car Sales operates and are actively pursuing registration in the remaining state.

We could suffer a material adverse effect if the IRS challenged our position on intercompany sales of receivables.

We generally recognize losses for U.S. federal income tax purposes on the intercompany sales of receivables from DTAG to DTAC. This practice is standard within our industry and our interpretation is not meaningfully different from other companies in our industry. However, the IRS may challenge our position and seek to defer our recognition of such losses. If the IRS were able to successfully challenge our position, there could be a material adverse effect on our results of operations and financial condition.

Our Chairman and principal shareholder can direct our management and policies through his right to elect our board of directors and to control substantially all matters requiring a shareholder vote.

Ernest C. Garcia II, our Chairman and principal shareholder, beneficially owns the majority of our outstanding common stock. Mr. Garcia is not actively involved in the day-to-day management of our operations, and, in addition, certain agreements to which we are a party, including the indenture governing the notes, the agreements governing our other indebtedness, and our origination agreement with DTAC pursuant to which DTAC purchases all of the auto loan receivables we originate, limit the control Mr. Garcia otherwise could exercise over our business and operations. In practice, Mr. Garcia has limited or no involvement in business or operational decisions, which are reserved for the executive management team and the board of directors. Nevertheless, subject to the limitations provided in such agreements, Mr. Garcia has the power to elect our entire board of directors and determine the terms and outcome of any corporate transaction or other matters required to be submitted to shareholders for approval, including the amendment of our certificate of incorporation, mergers, consolidations and the sale of all or substantially all of our assets. Because his interests as an equity holder may conflict with the interests of holders of the notes, he may cause us to take actions that, in his judgment, could enhance his equity but may be prejudicial to the holders of the notes.

Conflicts of interest may arise as a result of affiliations that our directors or executive officers have with Verde Investments, Inc. or other companies with which we have material relationships.

Ernest C. Garcia II, our Chairman and principal shareholder, is also the owner of Verde Investments, Inc., a company with which we have historically had material leasing and financing relationships. See “Certain Relationships and Related Party Transactions.” In addition, there may occur future transactions between us and Verde which could give rise to a conflict of interest on the part of Mr. Garcia. While transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our Board of Directors and a majority of our disinterested directors, or a committee consisting solely of disinterested directors, approves the transaction, any such conflict of interest could have a material adverse effect on our business, results of operations or financial condition.

Risks Related to the Exchange Notes and the Exchange Offer

We have recently become subject to the reporting requirements of the Exchange Act, and such reporting requirements may divert management attention from our business.

On May 2, 2011, we commenced an exchange offer to exchange up to $151.0 million aggregate principal amount of 12.625% Senior Secured Notes due 2017, which exchange notes are registered under the Securities Act (the “registered notes”), for an equal principal amount of our outstanding unregistered 12.625% Senior Secured Notes due 2017, which we issued on June 4, 2010. The registered notes are registered pursuant to a Registration Statement on Form S-4 (File No. 333-169730) that was declared effective by the SEC on April 29, 2011. Upon registration of the registered notes, we became subject to a number of additional requirements, including certain requirements of the Exchange Act and the Sarbanes-Oxley Act. These requirements will cause us to incur increased costs and might place a strain on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting, and also requires that our internal controls be assessed by management beginning with our fiscal year ending December 31, 2011. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, our management’s attention might be diverted from other business concerns, which could have a material adverse effect on our business, prospects, financial condition, and results of operations. Furthermore, we might not be able to retain our independent directors or attract new independent directors for our committees.

The exchange notes will be structurally subordinated to the liabilities of non-guarantor subsidiaries, including any non-guarantor subsidiary whose residual interest is pledged as collateral and included in the calculation of collateral value.

Although certain of our subsidiaries will guarantee the exchange notes, many of our subsidiaries, including subsidiaries through which we conduct portfolio warehouse facilities or securitization or PALP transactions, will not be guarantors. Instead, the equity interests of the Pledged SPSs will be pledged as collateral for the exchange notes. The Pledged SPSs are bankruptcy-remote entities established solely to make automatic payments to a defined set of creditors in connection with portfolio warehouse facilities or securitization or PALP transactions, and DTAC is restricted from engaging in any transfer of their equity interests until such time as all of their obligations have been satisfied in full. Since the Pledged SPSs are prohibited from providing a direct guarantee of DTAC’s obligations or a direct second lien on the finance receivables they own, and in order to maintain the bankruptcy-remote status of these subsidiaries, DTAC pledged a first lien on the equity interests of the Pledged SPSs as collateral in favor of the holders of the exchange notes. If, following a payment default under the exchange notes, the holders of exchange notes exercise their rights under the pledge agreement, a third-party paying agent will direct all cash flows from the Pledged SPSs to their respective defined sets of creditors, with the residual to be paid to the collateral agent for the exchange notes. Therefore, a first-priority lien on the equity interests of the Pledged SPSs is effectively a second-priority lien on the underlying collateral held by such Pledged SPSs.

All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries. These creditors or other claimants against a non-guarantor subsidiary will include, in addition to any creditors holding debt for borrowed money of such subsidiary, any trade creditors, preferred shareholders, and creditors asserting liabilities entitled by law to be asserted against us and certain of our consolidated subsidiaries on a joint and several basis, including certain U.S. statutory claims. Because the collateral value of a pledged residual interest will be determined after netting out debt for borrowed money but not any other liabilities, the assertion of these additional prior claims against such non-guarantor may reduce the value that may ultimately be realized for these entities in any enforcement or insolvency proceeding.

Because the collateral for the exchange notes is primarily comprised of equity and other residual interests in the Pledged SPSs, and such residual interests cannot be distributed to holders of the exchange notes until the creditors of the Pledged SPSs are paid in full, payment of the principal, interest or additional interest, if any, and other amounts on the exchange notes or on each exchange note guarantee is effectively subordinated in right of payment to such financings at the Pledged SPS in which it is conducted. As noted above, none of those Pledged SPSs will guarantee the exchange notes, nor will any of them provide a direct pledge on their receivables or other assets in favor of the exchange notes or the exchange note guarantees. Accordingly, upon our bankruptcy, liquidation or reorganization or similar proceeding, the holders of the exchange notes will have no claim against the proceeds of these assets until the applicable portfolio warehouse lenders and PALP and securitization transactions and any other obligations of the Pledged SPSs have been paid in full.

If a non-guarantor subsidiary is a restricted subsidiary under the indenture governing the exchange notes, the indenture will permit it to incur certain additional indebtedness and will not limit its ability to incur other liabilities that are not considered indebtedness under the indenture. If a non-guarantor subsidiary is an unrestricted subsidiary under the indenture, the indenture will not limit its ability to incur indebtedness or other liabilities.

Our portfolio warehouse facilities, PALP, securitization, and other financing transactions have liens and other rights with respect to collateral which could affect or prevent recovery and the taking of certain actions. These assets will not be pledged as collateral for the exchange notes, and holders of exchange notes will not control disposition or other remedies with respect to such assets.

The proceeds to service our debt under the exchange notes and other obligations are generated from receivables which have been pledged to the lenders on our warehouse facilities and securitization and PALP transactions. Our portfolio warehouse facilities, residual facility, and securitization and PALP transactions are subject to certain covenants and events of default or events of termination which, if breached, could result in the acceleration of the indebtedness set forth therein, cessation of funding and distributions during a period of accelerated amortization, and/or foreclosure on the pledged assets. If the indebtedness on any of the portfolio warehouse facilities or residual facilities was accelerated or accelerated amortization period, we would not receive any cash payments from the residual interests or residual property rights of such credit facility until the breach is cured, if at all, or until the applicable portfolio warehouse facilities are paid in full. If the pledged assets were foreclosed upon by any applicable lender, we would not receive any cash payments from the residual interests or residual property rights related to such portfolio warehouse facility or residual facility unless there were excess funds available after sale thereof. Any foreclosure sale could result in a realization on the underlying receivables and other assets that is significantly less than book or face amount, and any shortfall in that amount would adversely affect the value of the residual interest and residual property rights that are pledged as collateral to support the exchange notes. Moreover, a failure to receive cash flow from any or all of the residual interests or residual property rights outside of an insolvency proceeding involving the Company would adversely affect our ability to pay the exchange notes timely or at all. The lenders on our portfolio warehouse facilities and securitization and PALP transactions are secured directly by the auto loans, receivables and other assets owned by the Company or our subsidiary that is the borrower or issuer of such financing. Creditors of the Company financing subsidiary that owns the underlying auto loans, receivables and other assets will control all rights and remedies with respect to those underlying assets for so long as those financings are outstanding. The providers of these direct financings may take action (or delay or refuse to take action) to dispose of, foreclose on, or exercise other remedies with respect to the shared collateral, all at times and under circumstances that may be unfavorable to the owner of the pledged residual interest and pledged residual property rights.

Inventory pledged as collateral will be subject to the prior first lien in favor of other creditors. Holders of the exchange notes will not be entitled to any collections with respect to that collateral until the first-lien creditors have been paid in full, and the Intercreditor Agreement will significantly limit exchange note holders’ rights and remedies as secured creditors.

A portion of the collateral securing the exchange notes consists of inventory pledged on a second-lien basis. The holders of the first lien—certain lenders or other creditors under one or more Senior Inventory Facilities—will have the right to be paid in full in cash before any proceeds of inventory are available for any payment on the exchange notes. The rights of the holders of the exchange notes with respect to this inventory collateral will also be governed and substantially limited by the terms of the Intercreditor Agreement. Under the Intercreditor Agreement, at any time the indebtedness secured on a first-priority basis remains outstanding, any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of such proceedings, will be at the direction of the holders of the obligations secured by the first-priority liens and the holders of the exchange notes may be adversely affected.

Under the Intercreditor Agreement, the exchange note holders will also agree to certain other limitations on their status as secured creditors. For example, certain amendments to the security agreements entered into by the first-priority lien holders will automatically apply to the security agreements governing the second-priority liens for the exchange notes, and certain releases of first-priority liens will also release the second-priority liens securing the exchange notes on the same collateral. See “Description of the Exchange Notes—Security—Collateral.” Because the lenders under the Senior Inventory Facilities will control the disposition of the inventory collateral, if there were an event of default under the exchange notes, such lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under a Senior Inventory Facility. In such event, the only remedy available to the holders of the exchange notes would be to sue for payment on the exchange notes and the guaranties. By virtue of the direction of the administration of the pledges and security interests, actions may be taken under the collateral documents that may be adverse to you.

The value of the collateral may not be sufficient to satisfy all our obligations under the exchange notes.

The value of the collateral in the event of an insolvency proceeding or liquidation will depend upon a number of factors, including market and economic conditions at the time, and the availability of appropriate buyers. The collateral valuations included in this memorandum have been prepared on a going concern basis, and there can be no assurance that going-concern values of our operations will be relevant in the case of any attempted realization. No independent appraisal of the receivables, the residual interests or the residual property rights pledged as collateral have been performed. Nor have we attempted to eliminate “ineligible” receivables or inventory in determining collateral value.

For these and other reasons, we cannot assure holders of the exchange notes that the proceeds of any sale of the collateral at maturity or following an acceleration of maturity with respect to the exchange notes would not be less than the collateral value then assigned to it, or that such proceeds would be sufficient to satisfy, or would not be substantially less than, the collateral or amounts due on the exchange notes. If the proceeds of any sale of the collateral were not sufficient to repay all amounts due on the exchange notes, a holder of exchange notes (to the extent their exchange notes were not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets. Some or all of the collateral may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure holders of the exchange notes that the collateral will be saleable or, if saleable, that there will not be substantial delays in their liquidation. In addition, because a portion of the collateral consists of residual property rights in receivables pledged in connection with secured financing or residual interests in special purpose entities that are themselves vehicles for secured financing, and a portion consists of a second lien on inventory, our ability to realize value on this collateral depends upon the prior payment of these other creditors, which may be implemented through foreclosure or other exercise of remedies at a time and in a manner that may not be in the best interest of the exchange note holders. Moreover, tax authorities and other statutory creditors may in some circumstances be entitled to assert a joint and several claim against special purpose entitles or other subsidiaries whose residual interests are pledged as collateral. If they do so, that claim will effectively be prior to the rights of the exchange note holders with respect to the residual assets included as collateral, and may further reduce the remaining value of those assets as collateral.

There are circumstances other than repayment or discharge of the exchange notes under which the guarantees and the collateral securing the exchange notes and exchange note guaranties will be released automatically, without consent of the trustee or the exchange note holders.

Under various circumstances, guarantees or collateral securing the exchange notes will be released automatically, including:

•	a sale, transfer or other disposal of all of the capital stock of any guarantor not prohibited under the indenture;

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture or a Senior Inventory Facility;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guaranty;

•

with respect to collateral that is capital stock or other equity interests, upon the dissolution of the issuer of such capital stock in accordance with the indenture and the Senior Inventory Facility; and

•

with respect to any collateral in which the exchange notes have a second-priority security interest, upon release by the lenders under any Senior Inventory Facility of their first-priority security interest in such inventory (subject to certain limits).

Although we will be subject to the covenants in the indenture, including a minimum collateral coverage ratio, any of these events will reduce the aggregate value of the collateral securing the exchange notes.

The ability of the trustee to foreclose on the collateral may be limited.

If we were to commence a proceeding or otherwise become the subject of a case under the Bankruptcy Code, your rights as a secured creditor to foreclose on and sell collateral, including the equity interests in our Pledged SPSs, upon the occurrence of an event of default would be subject to significant limitations under applicable bankruptcy laws. Various provisions of the Bankruptcy Code could prevent the trustee from repossessing and disposing of the collateral upon the occurrence of an event of default once a bankruptcy case is commenced. Under the Bankruptcy Code, secured creditors, such as the holders of the exchange notes, may be prohibited from repossessing their collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, without prior bankruptcy court approval. Furthermore, other provisions of the Bankruptcy Code permit a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, a bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor additional or replacement liens as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case. Because application of the doctrine of “adequate protection” will vary depending on the circumstances of the particular case and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, or whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral as a result. Furthermore, if the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the exchange notes, you would hold a secured claim to the extent of the value of the collateral to which you are entitled, and an unsecured claim to the extent of any shortfall.

In the case of inventory included in the collateral, this collateral will be subject to the rights of the first-lien holders under the Intercreditor Agreement, which will significantly curtail rights and remedies to which the exchange note holders might otherwise be entitled.

In addition, the trustee’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (as discussed above, including the claims of non-guarantor subsidiaries to whom holders of the exchange notes will be structurally subordinated) and practical problems associated with the realization of the trustee’s security interest in the collateral.

Moreover, the Bankruptcy Code contains provisions permitting both secured and unsecured claims to be impaired, including materially re-written as to their terms and, under certain circumstances, extinguished, pursuant to a Chapter 11 plan of reorganization that has been approved by a bankruptcy court. There are statutory requirements (including requirements intended to provide specific economic protections for holders of both secured and unsecured claims) that are to be satisfied before a bankruptcy court is legally entitled to approve or confirm a Chapter 11 plan of reorganization.

However, the bankruptcy court will determine, based on evidence at the confirmation hearing on such plan, whether certain of those statutory requirements have been satisfied upon the basis of the factual circumstances existing at the time of such confirmation hearing. The bankruptcy court’s factual findings on such matters generally are accorded deference by any appellate court and generally are not to be reversed on appeal unless “clearly erroneous.” Also, there is another doctrine generally applied by federal appellate courts, which generally is referred to as the “equitable mootness” doctrine and generally requires dismissal of any appeal of a bankruptcy court’s order confirming a Chapter 11 plan if a stay pending appeal has not been granted and if the plan has been so consummated (e.g., the transactions contemplated under the plan such as the payment of certain claims and/or the issuance of new debt or equity instruments have taken place) such that it would be unduly burdensome or unfair to third persons to unravel or “unwind” the plan. Thus, a bankruptcy court’s determination to confirm a Chapter 11 plan of reorganization is likely to be based in part on the bankruptcy court’s factual findings as to the future circumstances existing at the time of confirmation (as well as on its legal conclusions), may be subject with respect to those factual findings to a deferential review standard if appealed, and further may evade appellate review altogether if the appellate court determines that the “equitable mootness” doctrine is applicable to the circumstances surrounding such appeal and that, consequently, the appeal of that plan should be dismissed as being “equitably moot.” Accordingly, there can be no guarantee as to the manner in which the claims under the exchange notes will be treated under any confirmed Chapter 11 plan of reorganization for us or any of our subsidiaries.

Subject to pro forma compliance with the collateral coverage ratio, we will be able to transfer receivables and related assets to securitization or warehouse financing entities who will be able to pledge those assets to parties in connection with permitted securitization and other financings.

We expect to use a portion of the receivables generated in our business to finance our operations under facilities other than the exchange notes. These include securitizations and other secured financings that will provide the relevant creditors a prior, secured claim both through the security interest granted and, in the case of financings at special purpose entities, through structural seniority. Because of this ongoing need for new financings to replace existing ones or to increase our borrowings, we are permitted under the indenture to transfer receivables, residual interests and other assets that are included as collateral to other entities and for the benefit of other financings. Although our ability to do so will be limited by the requirement that we comply, pro forma for the transfer, with a minimum collateral coverage ratio, there can be no assurance that the value of the assets remaining in the collateral package after any transfer will in fact be sufficient, upon any realization, to repay all or any portion of the exchange notes.

The value of interests pledged as collateral for the exchange notes may diminish in times of financial stress.

Although we are required to maintain a collateral coverage ratio between the value of the exchange notes and the value of the collateral pledged to support them, the value assigned to that collateral for purposes of the collateral coverage ratio may not provide an accurate measure of its value in a time of financial stress. For example, residual property rights in receivables owned by Pledged SPSs are valued for the collateral ratio at 85% of the face amount of all receivables owned by such Pledged SPSs minus the net debt owed by the entity or outstanding under their related financings. We have not established an incremental allowance for loss on those receivables, and have no ability to change the 85% ratio for purposes of the coverage ratio. Most or all of our warehouse financings, on the other hand, provide for the adjustment of the ratio of loan-to-value for such financing by determining the “eligibility” criteria under which the entity-owned receivables are afforded value, if at all. Thus if economic conditions deteriorate for our industry generally or our pool of customers in particular, the creditors of our Pledged SPSs will likely see a corresponding reduction in the “eligibility” of receivables in its receivables pool and, as a result, will see an increase in the percentage of collections they retain from their receivables pool. That increase will, in turn, reduce the amount of remaining collections available for distributions in respect of residual interests pledged for the exchange notes, since, as noted above, the creditors of our Pledged SPSs must be paid in full before the residual interest is available for distribution to the holders of exchange notes, upon a liquidation or otherwise.

The same is true for inventory in which we have granted a second lien behind existing or future inventory financings. Receivables we own and pledge directly rather than through a securitization vehicle or a pledge of its interest or a pledge of residual property rights in certain receivables will not be subject to a prior claim on behalf of relevant creditors, but the value afforded in the collateral coverage ratio is similarly not sensitive to changes in the interest rate environment or financial markets or to a deterioration in our ongoing collection experience. Any deterioration in those conditions or any adverse modification of the terms of securitization vehicles or other contractually or structurally senior financing arrangements will likely have a material adverse effect not only on our results of operations and financial condition, but also on the value of the collateral pledged to support the exchange notes.

We may not be able to purchase the exchange notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. To the extent that we are required to offer to repurchase the exchange notes upon the occurrence of a Change of Control Triggering Event, we may not have sufficient funds to repurchase the exchange notes in cash at such time. In addition, our ability to repurchase the exchange notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the Indenture governing the exchange notes. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the exchange notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the exchange notes. The definition of change of control includes a phrase relating to the transfer of “all or substantially all” of our and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase exchange notes as a result of a transfer of less then all of our assets to another person may be uncertain.

The terms of the indenture governing the exchange notes provide only limited protection against significant corporate events that could affect adversely your investment in the exchange notes.

While the indenture governing the exchange notes contains terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the exchange notes. As described under “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control,” upon the occurrence of a change of control triggering event, holders are entitled to require us to repurchase their exchange notes at 101% of their principal amount. However, the definition of the term “change of control triggering event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your exchange notes. If we were to enter into a significant corporate transaction that negatively affects the value of the exchange notes, but would not constitute a change of control triggering event, you would not have any rights to require us to repurchase the exchange notes prior to their maturity, which also would adversely affect your investment.

The guarantees provided by us and our subsidiaries are subject to certain defenses that may limit your right to receive payment from the guarantors with regard to the exchange notes.

Although the guarantees provide the holders of the exchange notes with a direct claim against the assets of the guarantors, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in certain circumstances. To the extent that the guarantees are not enforceable, you would not be able to assert a claim successfully against such guarantors.

Rights of the holders of the exchange notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The collateral securing the exchange notes includes certain assets that we may acquire in the future. Applicable law requires that certain property and rights, including real property, acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The collateral agent for the exchange notes has no obligation to monitor the acquisition of, or the perfection of any security interests in, additional property or rights that constitute collateral. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly or timely perfect the security interest in such after acquired collateral. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the exchange notes against third parties.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral to secure the exchange notes, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given, and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Federal and state fraudulent transfer or conveyance laws may permit a court to void or subordinate the exchange notes, the security interests or the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes, the grant of the security interests and the issuance of the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our or our guarantors’ unpaid creditors. Under these laws, if a court were to find that, at the time we issued the exchange notes and our guarantors issued the guarantees or we or our guarantors granted the security interests, we or such guarantor:

•	incurred the indebtedness or granted the security interests with the intent of hindering, delaying or defrauding present or future creditors;

•	received less than reasonably equivalent value or fair consideration for incurring the indebtedness or granting the security interests;

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness or the grant of the security interests;

•	were left with inadequate capital to carry on business; or

•	intended to incur, or did incur, or believed or reasonably should have believed that we or such guarantor would incur, debts beyond our or its’ ability to repay as they matured or became due,

then, such court might:

•	subordinate the exchange notes, the guarantees or the security interests to our or such guarantor’s presently existing or future indebtedness or any liens securing such indebtedness;

•	void the issuance of the exchange notes, the guarantees or the security interests; or

•

take other actions detrimental to holders of the exchange notes, including avoiding any payment by us pursuant to the exchange notes or by the guarantors pursuant to the guarantees and requiring the return of any such payment to a fund for the benefit of our or our guarantors’ unpaid creditors.

Although each guarantee will include a “savings clause” intended to limit the amount of the guarantee claim thereunder to an amount that would not constitute a fraudulent conveyance or transfer under applicable law, there can be no assurance that this savings clause would protect any guarantee from a finding that it constituted a fraudulent conveyance or transfer. At least one bankruptcy court has determined that a similar savings clause was unenforceable and therefore ineffective to insulate the guarantees at issue in that case from being voided as fraudulent conveyances. A court could similarly find that any savings clause included in a guarantee is also unenforceable.

In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the avoidance of the exchange notes could result in an event of default with respect to our other debt that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

•

the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not (or believed that it could not, or intended not to) pay its debts as they become due.

Without limiting the generality of the preceding paragraphs, we cannot predict:

•

what standard a court would apply in order to determine whether we or our guarantors were insolvent as of the date we or our guarantors issued the exchange notes or the guarantees or granted the security interests, as applicable, or that regardless of the method of valuation, a court would determine that we or our guarantors were insolvent on that date; or

•	whether a court would not determine that the exchange notes, the guarantees or the security interests constituted fraudulent transfers on another ground.

There is no existing market for the exchange notes, and we do not know if one will develop to provide you with adequate liquidity.

There has been no public market for the exchange notes. An active and liquid public market for the exchange notes may not develop or be sustained after this exchange offer. The price of the exchange notes in any such market may be higher or lower than the price you pay. If you purchase exchange notes in this exchange offer, you will pay a price that was negotiated with the initial purchaser, and such price may not be indicative of prices that will prevail in the open market following this offering.

Because no active trading market is developed, the liquidity and value of the exchange notes could be harmed.

After the old notes are exchanged for the exchange notes offered hereby, such exchange notes will trade as a single class with our existing registered notes. There is currently no established market for our existing registered notes. We do not intend to apply for the exchange notes or our existing registered notes to be listed on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. Because no active trading market for the exchange notes is developed, the liquidity and value of the exchange notes could be harmed and you may be unable to sell your exchange notes at the price you desire or may not be able to sell them at all. Even if a public market for the exchange notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will not be subject to similar disruptions. Any such disruptions may materially and adversely affect the liquidity of the exchange notes, independent of our financial performance.

Risks Related to Retention of the Old Notes

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.

We will only issue exchange notes in exchange for old notes that are validly tendered in accordance with the procedures set forth in this prospectus. Therefore, you should carefully follow the instructions on how to tender your old notes. See “The Exchange Offer—Procedures for Tendering Old Notes.” We did not register the old notes under the Securities Act, nor do we intend to do so following the exchange offer. If you do not exchange your old notes in the exchange offer, or if your old notes are not accepted for exchange, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will lose your right to have your old notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell old notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the trading market for any old notes remaining after the completion of the exchange offer will be substantially reduced. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate number of old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

We did not receive any of the cash proceeds from the sale of the old notes on June 6, 2011 from Verde, an affiliate of our principal shareholder, Mr. Ernest C. Garcia II, to RBS Securities Inc. as initial purchaser.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected historical consolidated financial and operating data as of the dates and for the periods The following table sets forth our selected historical consolidated financial and operating data as of the dates and for the periods indicated. The consolidated statements of operations for the years ended December 31, 2008, 2009, and 2010 and the consolidated balance sheet data as of December 31, 2009 and 2010, have been derived from our audited financial statements, which are included elsewhere in this prospectus. The consolidated statements of operations for the years ended December 31, 2006 and 2007, and the consolidated balance sheet data as of December 31, 2006, 2007, and 2008, have been derived from our audited financial statements, which are not included in this prospectus. The consolidated statement of operations and other data for each of the three month periods ended March 31, 2010 and 2011, and the consolidated balance sheet data as of March 31, 2011, have been derived from our unaudited financial statements, which are included elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. Our historical results are not necessarily indicative of our results for any future period.

You should read the following selected financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands)
Consolidated Statement of Operations:
Revenue:
Sales of used vehicles	$808,131	$963,621	$796,750	$694,460	$760,767	$234,619	$265,082
Interest income	220,683	250,628	261,875	251,822	264,974	62,419	67,774

Total revenue	1,028,814	1,214,249	1,058,625	946,282	1,025,741	297,038	332,856

Costs and expenses:
Cost of used vehicles sold	498,365	575,234	477,255	394,362	481,210	142,522	165,127
Provision for credit losses	192,010	283,407	300,884	223,686	175,900	47,146	53,332
Portfolio interest expense	44,695	57,930	64,323	75,293	68,314	18,531	12,156
Non-portfolio interest expense	13,129	18,771	32,759	35,373	14,757	7,210	612
Senior secured notes interest expense	—	—	—	—	15,031	—	6,715
General and administrative expense (1)	187,329	190,228	188,205	182,091	182,274	44,558	50,541
Depreciation expense	8,606	15,784	14,088	13,061	13,751	3,438	3,358
Loss (Gain) on extinguishment of debt, net (2)	—	—	(19,699)	(30,311)	3,418	—	—

Total costs and expenses	944,134	1,141,354	1,057,815	893,555	954,655	263,405	291,841

Income before income taxes	84,680	72,895	810	52,727	71,086	33,633	41,015
Income tax expense (benefit) (3)	(1,426)	1,000	1,090	730	404	350	512

Net Income/(loss)	$86,106	$71,895	$(280)	$51,997	$70,682	$33,283	$40,503

	Fiscal Years Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands, except per vehicle sold data)
Dealerships:
Dealerships in operation at end of period	97	103	86	78	85	79	86
Average number of vehicles sold per dealership per month	54	55	49	52	54	69	71

Retail Sales:
Number of used vehicles sold	60,324	66,922	55,415	49,500	52,498	16,303	18,095
Average age of vehicles sold (in years)	4.1	3.9	4.1	4.1	4.3	4.4	5.0
Average mileage of vehicles sold	66,236	64,898	67,428	68,076	71,300	69,208	73,812
Per vehicle sold data:
Average sales price	$13,397	$14,399	$14,378	$14,029	$14,491	$14,391	$14,649
Average cost of used vehicle sold	$8,261	$8,596	$8,612	$7,967	$9,166	$8,742	$9,126
Average gross margin	$5,136	$5,803	$5,766	$6,062	$5,325	$5,649	$5,523
Gross margin percentage	38.3%	40.3%	40.1%	43.2%	36.7%	39.3%	37.7%

Loan Portfolio:
Principal balances originated	$799,363	$959,517	$789,360	$686,214	$747,329	$226,661	$258,645
Average amount financed per origination	$13,254	$14,341	$14,250	$13,867	$14,244	$13,912	$14,298
Number of loans outstanding—end of period	112,040	124,228	125,070	127,737	134,264	132,642	139,632
Principal outstanding—end of period	$1,104,325	$1,343,085	$1,342,855	$1,312,216	1,381,092	$1,367,408	$1,458,026
Average principal outstanding during the period	$1,032,408	$1,271,678	$1,410,292	$1,364,782	$1,378,486	$1,325,261	$1,397,163
Average effective yield on portfolio (4)	21.5%	20.0%	19.3%	19.3%	19.9%	19.8%	19.9%
Allowance for credit losses as a percentage of portfolio principal	17.4%	18.2%	18.1%	16.6%	15.0%	16.2%	14.9%
Portfolio performance data:
Portfolio delinquencies over 30 days (5)	7.2%	8.6%	9.4%	7.4%	9.1%	4.4%	5.4%
Principal charged-off as a percentage of average principal outstanding	25.9%	27.2%	30.3%	26.6%	22.0%	5.6%	5.4%
Recoveries as a percentage of principal charged-off	39.2%	32.9%	29.4%	31.7%	38.5%	41.5%	43.2%
Net charge-offs as a percentage of average principal outstanding	15.8%	18.2%	21.4%	18.2%	13.5%	3.3%	3.1%

	Fiscal Years Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	($ in thousands, except ratio data)
Financing and Liquidity:
Unrestricted cash and availability (6)	$121,664	$126,309	$50,232	$40,407	$145,837	$86,843	$245,192
Ratio of net debt to shareholders’ equity (7)	3.2x	3.8x	3.9x	3.4x	2.4x	2.9x	2.1x
Total average debt	$878,417	$1,063,806	$1,153,122	$1,047,522	$1,141,428	$1,044,211	$1,026,175
Weighted average effective borrowing rate on total debt (8)	6.6%	7.2%	8.4%	10.6%	9.2%	10.0%	7.7%

	As of December 31,					As of March 31, 2011
	2006	2007	2008	2009	2010
	($ in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$41,483	$42,241	$25,533	$21,526	$23,677	$23,175
Restricted cash and investments held in trust (9)	131,221	107,271	71,223	84,064	81,891	92,052
Finance receivables (10)	1,129,509	1,375,961	1,375,019	1,340,591	1,408,741	1,486,223
Allowance for credit losses	(192,150)	(244,034)	(242,600)	(218,259)	(208,000)	(218,600)
Inventory	122,460	136,642	100,211	115,257	145,961	116,333
Total assets	1,333,235	1,515,646	1,430,738	1,432,080	1,568,154	1,613,429
Portfolio debt	823,233	923,477	732,621	873,363	817,040	793,648
Non-Portfolio debt	160,705	246,537	374,446	213,852	55,338	55,202
Senior secured Debt	—	—	—	—	197,829	197,884
Total debt (11)	989,938	1,170,014	1,107,067	1,087,215	1,070,207	1,046,734
Shareholders’ equity	256,070	276,771	266,008	293,145	418,767	460,200

(1)

General and administrative expense includes compensation and benefits, property-related expense, collections expenses on our portfolio, store closing costs, selling and marketing expense, and other ancillary expenses, such as professional fees and services.

(2)	During the years ended December 31, 2008, 2009, and 2010, we repurchased outstanding indebtedness, resulting in net gains and losses on extinguishment of debt.
(3)

We elect to be treated as an S-corporation for federal and state income tax purposes. There is no provision for income taxes, except for a reduced amount of entity level state tax in certain jurisdictions, and for one of our subsidiaries which is a C-corporation. Income and losses flow through to our shareholders, who report such income and losses on individual income tax returns.

(4)

Average effective yield represents the interest income earned at the contractual rate (stated APR) less the write-off of accrued interest on charged-off loans and amortization of loan origination costs (which includes the write-off of unamortized loan origination costs on charged-off loans), plus interest earned on investments held in trust and late fees earned.

(5)

Delinquencies are presented on a Sunday-to-Sunday basis, which reflects delinquencies as of the nearest Sunday to period end. Sunday is used to eliminate any impact of the day of the week on delinquencies since delinquencies tend to be higher mid-week.

(6)

Unrestricted cash and availability consists of cash and cash equivalents plus available borrowings under the portfolio warehouse, residual, and inventory facilities, based on assets pledged or available to be pledged to the facilities.

(7)

Net debt is calculated as total debt less restricted cash and investments held in trust securing various debt facilities. Ratio of net debt to shareholders’ equity is calculated as net debt divided by total shareholders’ equity.

(8)	Weighted average effective borrowing rate includes the effect of amortization of discounts, debt issuance costs, and unused line fees.
(9)

Restricted cash and investments held in trust consist of cash and cash equivalents pledged as collateral under securitization transactions, portfolio warehouse facilities, and term financing facilities.

(10)	Finance receivables include principal balances, accrued interest, and capitalized loan origination costs.
(11)	Total debt excludes accounts payable, accrued expenses, and other liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We are the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles to the subprime market. Through our branded dealerships, we provide our customers with a comprehensive end-to-end solution for their automotive needs, including the sale, financing, and maintenance of their vehicles. As of March 31, 2011, we owned and operated 86 dealerships and 15 reconditioning facilities in 29 geographic regions in 14 states. For the three months ended March 31, 2011, we sold 18,095 vehicles, generated $332.9 million of total revenue (which consists of vehicle sales and interest income), and generated $65.0 million of Adjusted EBITDA. We provide our customers with financing for substantially all of the vehicles we sell. As of March 31, 2011, our loan portfolio had a total outstanding principal balance of $1.5 billion. We maintain our loan portfolio and related financings on our balance sheet.

Over the past 19 years, we have developed an integrated business model that consists of vehicle acquisition, reconditioning, sales, underwriting and finance, loan servicing, and after sale support. We believe that our model enables us to operate successfully in the underserved subprime market segment. In addition, we believe that our model allows us to systematically open new dealerships in existing and new markets throughout the United States.

Our integrated business model is focused on giving our customers the ability to acquire quality used vehicles through six key activities:

•

Vehicle acquisition. We acquire inventory primarily from used vehicle auctions. Our centralized vehicle selection strategy takes into account many factors, including the retail value, age, and costs of buying, reconditioning, and delivering the vehicle for resale, along with buyer affordability and desirability. At March 31, 2011, we employed 36 buyers who average six years of experience with us. For the three months ended March 31, 2011, we purchased 16,234 vehicles from over 140 auctions nationwide.

•

Vehicle reconditioning and distribution. Subsequent to acquisition, vehicles are transported to one of our 15 regional reconditioning facilities, where we recondition the vehicles and perform a rigorous multi-point inspection for safety and operability. On average, we spend approximately $1,200 in reconditioning costs per vehicle sold, including parts and labor. Upon passing our quality assurance testing, we determine the distribution of vehicles to our dealerships based on current inventory mix and levels, along with sales patterns at each dealership.

•

Vehicle sales. We focus on selling quality used vehicles with affordable payments through our extensive network of company-owned dealerships. Our dealerships maintain a range of approximately 60-70 vehicles with vehicle ages generally ranging from two to seven years. We utilize targeted television, radio, and online advertising programs to promote our brand and encourage customers to complete an online credit application and visit our dealerships. Approximately 54% of our customers completed an online credit application before visiting one of our dealerships for the three month period ended March 31, 2011. Our dealerships are generally located in high traffic commercial districts and showcase our DriveTime logos and color schemes. Our sales process features no-haggle pricing and prices are established centrally based on pricing targets and vehicle turn times. Customers are assisted through their buying and financing process by salaried sales advisors.

•

Underwriting and finance. Using information provided as part of the credit application process, our centralized proprietary credit scoring system determines a customer’s credit grade and the corresponding minimum down payment and maximum installment payment. We monitor the performance of our portfolio and close rates on a real-time basis, allowing us to centrally adjust pricing and financing terms to balance sales volumes and loan performance.

•

Loan servicing. We perform all servicing functions for our loan portfolio, from collections through the resale of repossessed vehicles. Our collections are centralized into four regional collection facilities and our collections teams use an automated dialer and messaging systems in our collections strategy. We allow customers to make payments in cash at over 3,700 Wal-Mart stores and more than 12,000 other locations nationwide, as well as through traditional payment methods. Our experienced collection staff utilizes our proprietary collection software, which we developed specifically for subprime auto loans. We use behavioral models designed to predict payment habits, as well as automated dialer and messaging systems to enhance collection efficiency. We utilize our vehicle acquisition and sales expertise in representing our vehicles at auction in order to maximize the recovery value of repossessed vehicles.

•

After sale support. As part of our no-haggle vehicle sale price, we provide our DriveCare® limited warranty; a 36 month / 36,000 mile warranty, including oil changes at Sears Automotive locations nationwide and 24/7 roadside assistance, on each vehicle we sell. The warranty is included in the sales price of each vehicle, and not sold as a separate product. We self-administer our warranty program through our in-house team of customer service representatives, including warranty claim specialists who are certified mechanics, and our pre-approved vendor network of independent third-party repair facilities.

First Quarter 2011 Highlights

•	Total revenue increased 12.1% from $297.0 million for the three months ended March 31, 2010 to $332.9 million for the three months ended March 31, 2011.

•	Unit sales increased 11.0% from 16,303 for the three months ended March 31, 2010 to 18,095 for the three months ended March 31, 2011.

•	Net charge-offs as a percent of average portfolio principal outstanding decreased from 3.3% for the three months ended March 31, 2010 to 3.1% for the three months ended March 31, 2011.

•

In February 2011, we completed a securitization transaction (2011-1) by issuing $214.2 million of asset backed securities, which are collateralized by approximately $280.0 million of finance receivables. The asset backed securities were rated by Standard and Poor’s (“S&P”) and DBRS, Inc. (“DBRS”) and are structured in four tranches without external credit enhancement from a monoline insurer. The duration weighted average coupon of these four tranches was 3.03%.

•	We opened one new store in Charleston, South Carolina.

Statement of Operations—Line Item Descriptions

Revenue

Sales of used vehicles

We derive a significant portion of our revenue from the sale of used vehicles. Sales of used vehicles includes revenue from the sale of vehicles, net of a reserve for returns. Factors affecting revenue from sales of used vehicles include the number of used vehicles we sell and the price at which we sell our vehicles.

The number of used vehicles we sell depends on the volume of customer applications received and the conversion rate from customer application to sale. Application volume is a function of the number of dealerships, advertising, customer referrals, repeat customer volume, other marketing efforts, competition from other used car dealerships, availability of credit from other subprime finance companies, and general economic conditions. The conversion rate from customer application to sale is a function of our underwriting standards, customer sales experience, customer affordability, vehicle inventory, and warranty provided. The price at which we sell our vehicles is dependent on our pricing strategy, which balances margins, sales volume, and loan performance.

Interest income

Interest income consists of interest earned on installment sales contracts net of amortization of loan origination costs, plus late payment fees and interest earned on investments held in trust. We write-off accrued interest on charged-off loans as a reduction to interest income. Interest income is affected by (i) the principal balance of our loan portfolio, (ii) the average APR of our loan portfolio, and (iii) the payment performance by our borrowers on their loans.

Costs and expenses

Cost of used vehicles sold

Cost of used vehicles sold includes the cost to acquire vehicles, reconditioning and transportation costs associated with preparing the vehicles for resale, vehicle warranty, and other related costs. The cost to acquire vehicles includes the vehicle purchase price, auction fees, wages, and other buyer costs. A liability for the estimated cost of vehicle repairs under our DriveCare® limited vehicle warranty program is established at the time a used vehicle is sold by charging cost of used vehicles sold.

The cost of used vehicles sold is affected by a variety of factors including: (i) the cost of vehicles purchased at auction, (ii) the supply and demand of vehicles purchased at auction, (iii) the quality, make, model, and age of vehicles acquired, (iv) transportation costs, (v) labor costs and costs to operate our reconditioning facilities, and (vi) warranty costs.

Provision for credit losses

Provision for credit losses is the charge recorded to operations to maintain an allowance adequate to cover losses inherent in the portfolio. We charge-off the entire principal balance of receivables that are contractually 91 or more days past due at the end of a month, net of estimated recoveries. The allowance for credit losses varies based on size of the loan portfolio and the expected performance of the loans. Loan performance is a function of the underlying credit quality of the portfolio, the effectiveness of collection activities, auction values for repossessed vehicles, other ancillary collections, and overall economic conditions.

We anticipate the allowance for credit losses to grow as we increase origination volume and grow our portfolio. However, the allowance as a percentage of portfolio principal may increase or decrease based on the underlying performance of loans originated, the value of the collateral and the change in credit grade mix of the loans originated. Since we tightened our loan underwriting standards beginning in the second quarter of 2008 our allowance as a percent of principal has decreased as a result of a decrease in net charge-offs.

Portfolio debt interest expense and non-portfolio debt interest expense

Portfolio debt interest expense consists of interest and related amortization of debt issuance costs on our portfolio warehouse facilities, securitizations, PALP financings, and term residual financing. Non-portfolio debt interest expense consists of interest expense and related amortization of discounts and debt issuance costs on our senior unsecured notes payable, inventory facility, real estate mortgage financing, and an equipment note payable. Non-portfolio debt interest expense is dependent on the amount of indebtedness and the interest expense associated therewith, both of which are dependent on the financial markets and economy as a whole.

General and administrative

General and administrative expenses include compensation and benefits, property-related expenses, collection expenses on our portfolio, store closing costs, other ancillary expenses, such as professional fees and services, salaries, bonuses and/or commissions of sales personnel, as well as advertising and marketing-related costs.

We anticipate that general and administrative expenses will increase related to costs associated with being an SEC Registrant, and costs associated with expansion of our dealership base. We anticipate that collection related expenses per account will decrease as a result of the centralization of our collections for early delinquencies at our collection facilities in Dallas, Texas; Richmond, Virginia; and Orlando, Florida; and Mesa, Arizona.

Gain (Loss) on extinguishment of debt, net

Gain (Loss) on extinguishment of debt, net represents the difference between the carrying value of the debt we repurchased and the purchase price at which we repurchased the debt, net of the write-off of unamortized debt issuance costs and discounts.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below.

Revenue recognition

Revenue from the sale of used vehicles is recognized upon delivery, when the sales contract is signed, and the agreed-upon down payment or purchase price has been received. Sales of used vehicles include revenue from the sale of used vehicles, net of a reserve for returns. The reserve for returns is estimated using historical experience and trends and could be affected if future vehicle returns differ from historical averages. A 10.0% increase in our rate of returns would have resulted in a $0.4 million increase in our sales return allowance (and corresponding decrease in revenue) for the three months ended March 31, 2011, and a $0.2 million and $0.6 million increase in our sales return allowance (and corresponding decrease in revenue) at December 31, 2010 and 2009, respectively. Revenue is recognized at time of sale since persuasive evidence of an arrangement in the form of an installment sales contract exists, we have delivered the vehicle to the customer, transferred title, the sale has a fixed and determinable price, and collectability is reasonably assured.

Allowance for credit losses

We maintain an allowance for credit losses on an aggregate basis at a level we consider sufficient to cover probable credit losses inherent in our portfolio of receivables as of each reporting date utilizing a loss emergence period to cover 12 months of estimated losses. The allowance takes into account historical credit loss experience, including timing, frequency and severity of losses. This estimate of existing probable credit losses inherent in the portfolio is primarily based on static pool analyses by month of origination based on origination principal, credit grade mix and deal structure, including down payment and term. The evaluation of the adequacy of the allowance also considers factors and assumptions regarding the overall portfolio quality, delinquency status, the value of the underlying collateral, current economic conditions that may affect the borrowers’ ability to pay, and the overall effectiveness of collection efforts.

The static pool loss curves by grade are adjusted for actual performance to date, and historical seasonality patterns. The forecasted periodic loss rates, which drive the forecast for estimated gross losses (before recoveries) are calculated by factoring amortization speed, and origination terms. Charge-offs have a natural seasonality pattern such that they are typically lower during the first and second quarters of each calendar year because customers tend to have additional money from tax refunds to apply to their loans, compared to the third and fourth quarters when charge-offs tend to increase. Recoveries are estimated using historical unit and dollar static pool recovery activity to forecast recoveries for estimated charge-offs at the balance sheet date. The forecasted recovery rates (on a per unit basis) are based on the historical unit recovery trend by recovery type as adjusted for estimated impact of economic and market conditions.

The allowance model is sensitive to changes in assumptions such that an increase or decrease in our forecasted net charge-offs would increase or decrease the allowance as a percentage of principal outstanding required to be maintained. The amount of our allowance is sensitive to losses within credit grade, recovery values, deal structure, the loss emergence period and overall credit grade mix of the portfolio. In the event loss assumptions used in the calculation of the allowance for credit losses were to increase, there would be a corresponding increase in the amount of the allowance for credit losses, which would decrease the net carrying value of finance receivables and increase the amount of provision for credit losses, thereby decreasing net income. A 5% increase in our frequency loss assumption would increase the allowance for credit losses and our provision for credit losses by $9.5 million, $8.4 million and $9.2 million as of March 31, 2011, December 31, 2010 and 2009, respectively. Also, a 5% decrease in our assumed recoveries per loan charged-off, would result in an increase to the allowance for credit losses and provision for credit losses by $5.1 million, $4.2 million and $3.9 million as of March 31, 2011, December 31, 2010 and 2009, respectively. Our ability to forecast net charge-offs and track static pool net losses by month of origination are a critical aspect of this analysis.

Although it is reasonably possible that events or circumstances could occur in the future that are not presently foreseen, which could cause actual credit losses to be materially different from the recorded allowance for credit losses, we believe that we have given appropriate consideration to the relevant factors and have made reasonable assumptions in determining the level of the allowance. Our credit and underwriting policies and adherence to such policies and the execution of collections processes have a significant impact on collection results, as well as the economy as a whole. Changes to the economy, unemployment, auction prices for repossessed vehicles, and collections and recovery processes could materially affect our reported results.

Recovery receivables

All loans over 90 days past due at month end are charged-off. Recovery receivables consist of estimated recoveries to be received on charged-off receivables, including proceeds from selling repossessed vehicles at auction, along with insurance, bankruptcy and deficiency collections. The recovery amount from selling repossessed vehicles at auction is a forecast of vehicles to be recovered from loans previously charged-off and vehicles currently in our possession. Based on our extensive experience and historical database of auction recoveries, we estimate the number of units we will recover and the value that we will receive for these vehicles at auction. Our forecast utilizes historical data with respect to recovery rates, values, and time from charge-off to repossession. In order to estimate auction recoveries we utilize historical static pool unit recovery rates as adjusted for recent market trends to arrive at the forecasted recovery dollars by static pool month of charge-offs. Insurance, bankruptcy and deficiency collections are estimated using historical trends adjusted for changes to recovery practices.

Valuation of inventory

Inventory consists of used vehicles held-for-sale or currently undergoing reconditioning and is stated at the lower of cost or market value. Vehicle inventory cost is determined by specific identification. Direct and indirect vehicle reconditioning costs including parts and labor, costs to transport the vehicles to our dealership locations, buyer costs, and other incremental costs are capitalized as a component of inventory cost. Determination of the market value of inventory involves assumptions regarding wholesale loss rates derived from historical trends and could be affected by changes in supply and demand at our retail locations and at the auctions. A 1.0% decrease in the valuation of our inventory at March 31, 2011, would have resulted in a decrease in net income of approximately $1.2 million, and a 1.0% decrease in the valuation of our inventory at December 31, 2010 would have resulted in a decrease in net income of approximately $1.5 million.

Secured financings

Securitizations

We sell loans originated at our dealerships to our bankruptcy-remote securitization subsidiaries, which, in turn, transfer the loans to separate trusts that issue notes and certificates collateralized by these loans. The notes (asset backed securities) are sold to investors, and we retain the certificates. We continue to service all securitized loans. We have determined that the trusts are variable interest entities and that DTAC is the primary beneficiary of those trusts. Therefore, loans included in the securitization transactions are recorded as finance receivables and the asset-backed securities that are issued by the trusts are recorded as a component of portfolio term financings in the accompanying consolidated balance sheets.

Pooled auto loan program transactions

Under Pooled Auto Loan Program (PALP) transactions, we pool contracts originated at our dealerships and sell them to either (i) a special purpose entity which transfers the loans to a separate trust which, in turn, issues a note collateralized by the loans; or (ii) we sell the pooled loans, in a secured financing transaction, directly to a third-party financial institution. We retain all servicing. Both types of PALP transactions are accounted for as secured financings either due to our right to repurchase the loans sold at a specified date or due to restrictions placed on the trusts. Therefore, the loan contracts included in the transactions remain in finance receivables and the debt is reflected as portfolio term financings on the consolidated balance sheets.

Limited warranty

Our DriveCare® limited warranty provides major mechanical and air-conditioning coverage, on every used vehicle we sell. The limited warranty covers vehicles for 36 months or 36,000 miles, whichever comes first, and includes oil changes at Sears Automotive locations nationwide and 24/7 roadside assistance. The warranty is included in the sales price of the vehicle and is not sold as a separate product. A liability for the estimated cost of vehicle repairs under our warranty program is established at the time a used vehicle is sold by charging costs of used vehicles sold. We currently offer no warranty outside of our DriveCare® limited warranty. The liability is evaluated for adequacy through an analysis based on the program’s historical performance of cost incurred per unit sold, management’s estimate of frequency of vehicles to be repaired and severity of claims based on vehicles currently under warranty, the estimated cost of oil changes, and the estimated cost of roadside assistance, both of which are based on the program’s historical performance and our expectation of future usage. These assumptions are further affected by vehicle type and age of vehicles sold and our ability to recondition vehicles prior to sale. A 10.0% increase in our warranty accrual at March 31, 2011, would have resulted in a reduction in net income of approximately $2.3 million for the three months ended March 31, 2011, and a 10.0% increase in our warranty accrual at December 31, 2010, would have resulted in a reduction in net income of approximately $1.8 million for the year ended December 31, 2010.

Factors Affecting Comparability

We have set forth below selected factors that we believe have had, or can be expected to have, a significant effect on the comparability of recent or future results of operations:

Reporting company expenses

Under the indenture, we were required to file a registration statement on Form S-4 with the SEC and to make an offer to exchange our 12.625% Senior Secured Notes due 2017 (the “Senior Secured Notes”) for registered publicly tradable exchange notes that have substantially identical terms. On October 4, 2010, we filed a registration statement and it was declared effective by the SEC as of April 29, 2011. Upon registration of the exchange notes, we became subject to a number of additional requirements, including the reporting requirements of the Exchange Act. We expect that our general and administrative expenses will increase as we pay our employees, legal counsel, and accountants to assist us in, among other things, establishing and maintaining internal control over financial reporting, and preparing and distributing periodic public reports under the federal securities laws.

Interest expense

As a result of the issuance of our Senior Secured Notes and the use of proceeds therefrom to repay certain of our indebtedness, and the contribution of an aggregate of $100.1 million of subordinated notes and junior secured notes into equity in connection with the offering of such notes, as well as the reduction in rates on both our warehouse facilities, execution of securitization transactions which have a lower cost of funds compared to previously outstanding debt instruments, we expect that our weighted average cost of funds will be lower in future periods. To the extent our average amount borrowed is also less in future periods, we would expect a decrease in our interest expense in future periods.

Sales tax refunds

In February 2011, we received an unfavorable ruling from the Nevada Supreme Court with regard to certain sales tax refunds we had requested for the 2002 and 2003 tax years. As a result, we accrued a liability of $5.7 million related to this matter. We are no longer claiming the sales tax refunds relating to receivables that have become uncollectible in the State of Nevada. Going forward, we expect an annual decrease in sales tax recoveries related to this matter. To our knowledge, this decision by the State of Nevada should not affect our position regarding sales tax refunds in other states. See “Business—Legal Proceedings” for detail.

Seasonality

Historically, we have experienced higher revenues in the first quarter of the calendar year than in the last three quarters of the calendar year. We believe these results are due to seasonal buying patterns resulting, in part, because many of our customers receive income tax refunds during the first quarter of the year, which are a primary source of down payments on used vehicle purchases. Our portfolio of finance receivables also has historically followed a seasonal pattern, with delinquencies and charge-offs being the highest in the second half of the year.

To illustrate the seasonality in total revenue, costs and expenses, and income before taxes, a summary of the quarterly financial data follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	($ in thousands)
2011:
Total revenue	$332,856
Costs and expenses	$291,841
Income before income taxes	$41,015
Net income	$40,503
2010:
Total revenue	$297,038	$245,747	$263,323	$219,633	$1,025,741
Costs and expenses (1)	$263,405	$225,975	$244,838	$220,437	$954,655
Income / (loss) before income taxes	$33,633	$19,772	$18,485	$(804)	$71,086
Net income / (loss)	$33,283	$19,322	$19,232	$(1,156)	$70,682
2009:
Total revenue	$286,745	$233,025	$233,165	$193,347	$946,282
Costs and expenses (1)	$275,238	$195,199	$224,238	$198,880	$893,555
Income / (loss) before income taxes	$11,507	$37,826	$8,927	$(5,533)	$52,727
Net income / (loss)	$11,137	$37,536	$8,817	$(5,493)	$51,997
2008:
Total revenue	$364,998	$249,976	$241,207	$202,444	$1,058,625
Costs and expenses (1)	$342,926	$256,508	$236,336	$222,045	$1,057,815
Income / (loss) before income taxes	$22,072	$(6,532)	$4,871	$(19,601)	$810
Net income / (loss)	$21,652	$(6,982)	$4,801	$(19,751)	$(280)

(1)	Includes net gains on extinguishment of debt.

Results of Operations

Comparison of three months ended March 31, 2011 and 2010

The following table sets forth our results of operations for the periods indicated:

	Three Months Ended March 31,		% Change
	2011	2010
Revenue:
Sales of Used Vehicles	$265,082	$234,619	13.0%
Interest Income	67,774	62,419	8.6%

Total Revenue	332,856	297,038	12.1%

Costs and Expenses:
Cost of Used Vehicles Sold	165,127	142,522	15.9%
Provision for Credit Losses	53,332	47,146	13.1%
Portfolio Debt Interest Expense	12,156	18,531	(34.4%)
Non-Portfolio Debt Interest Expense	612	7,210	(91.5%)
Senior Secured Debt Interest Expense	6,715	—	N/A
Selling and Marketing	7,108	4,214	68.7%
General and Administrative	43,433	40,344	7.7%
Depreciation Expense	3,358	3,438	(2.3%)

Total Costs and Expenses	291,841	263,405	10.8%

Income Before Income Taxes	41,015	33,633	21.9%
Income Tax Expense	512	350	46.3%

Net Income	$40,503	$33,283	$21.7%

Sales of used vehicles

Revenue from sales of used vehicles increased $30.5 million or 13.0% for the three months ended March 31, 2011 compared to the same period in 2010. The increase in revenue was primarily due to an 11.0% increase in sales volume, coupled with a 1.8% increase in the average sales price per vehicle sold. The increase in sales volume is primarily attributable to an increase in the average number of stores in operation year over year and an increase in the number of units sold per store. The increase in the number of stores in operation is a result of opening seven net new stores since the first quarter of 2010. The increase in average sales price per vehicle sold is attributable to an overall increase in the average cost of used vehicles sold, primarily as a result of an increase in acquisition costs from appreciation in wholesale used vehicle prices. See also “—Cost of used vehicles sold”.

The increase in sales volume is in part attributed to an increase in our internet-related sales revenue. We define internet-related sales as those sales where a credit application was completed over the internet prior to the customer visiting our dealership, within three months of the sale. Internet-related sales are a component of revenue from the sales of used vehicles. Internet sales revenue increased $22.6 million or 18.6% for the three months ended March 31, 2011 compared to the same period in 2010. As a percent of total sales revenue, internet-related sales comprised 54.3% and 51.7% of our total sales revenue for the three months ended 2011 and 2010, respectively.

Interest income

Interest income increased $5.4 million or 8.6% for the three months ended March 31, 2011 compared to the same period in 2010. The increase is primarily due to an increase in the average effective yield on our receivables portfolio to 19.9% from 19.8% and an increase of $71.9 million in average portfolio principal outstanding for the three months ended March 31, 2011 compared to the same period in 2010, as a result of an increase in originations over portfolio run-off.

Cost of used vehicles sold

Total cost of used vehicles sold increased $22.6 million or 15.9% for the three months ended March 31, 2011 compared to the same period in 2010. The increase was due to an increase in the number of vehicles sold and an increase in the average cost of vehicles sold. Our cost of vehicles sold per unit increased primarily as a result of higher acquisition costs at auction as a result of an appreciation in wholesale used vehicle prices. Wholesale used vehicle prices increased during the three months ended March 31, 2011 compared to the same period in 2010, as a result of increased demand for used vehicles, coupled with a decrease in supply of used vehicles nationwide. Acquisition costs are a function of the vehicle make, model, and year mix that we acquire, along with vehicle wholesale auction price trends for the segment of vehicles that we target for acquisition. The average vehicle age and mileage of vehicles sold in the first quarter of 2011 increased in an effort to maintain overall affordability for our customers. Vehicle reconditioning costs and warranty related costs also increased due to the increase in vehicles age and mileage.

Gross margin

Gross margin increased $7.9 million and gross margin as a percentage of sales revenue decreased to 37.7% from 39.3% for the three months ended March 31, 2011 compared to the same period in 2010. The increase in gross margin dollars is related to an increase in vehicle sales volume. The decrease in gross margin percentage is primarily attributable to an increase in our “Cost of used vehicles sold” as described above, while only a portion of these costs were passed on to our customers through an increase in sales price. Our total cost per vehicle sold increased 4.4% while our average price per vehicle sold only increased 1.8% for the three months ended March 31, 2011 compared to the same period in 2010.

Provision for credit losses

Provision for credit losses increased $6.2 million or 13.1% for the three months ended March 31, 2011 compared to the same period in 2010. This increase is a result of an increase in the principal balance of loans outstanding of $90.6 million as a result of an increase in originations over portfolio run-off. In addition, allowance for credit losses as a percent of principal decreased 40 basis points in the first quarter 2010 compared to a 10 basis point decrease in first quarter 2011. Offsetting these effects was a decrease in net charge-offs due to tightening our loan underwriting standards on loan originations beginning in the second quarter of 2008, coupled with an increase in recoveries as a percent of principal charged-off.

Net charge-offs as a percent of average outstanding principal decreased to 3.1% for the three months ended March 31, 2011 from 3.3% for the same period in 2010. This improvement is primarily the result of the tightening of our loan underwriting standards beginning in the second quarter of 2008. As a result, gross principal charged-off decreased to 5.4% for the three months ended March 31, 2011 from 5.6% for the same period in 2010. In addition, recoveries as a percentage of principal charged-off increased to 43.2% for the three months ended March 31, 2011 from 41.5% for the same period in 2010. The improvement in recoveries is due primarily to higher auction values stemming from appreciation in the wholesale used vehicle market.

The allowance for credit losses increased by $10.6 million from December 31, 2010 to March 31, 2011. As a percentage of principal outstanding, the allowance decreased from 15.0% to 14.9%. The increase in the allowance dollars is a direct result of an increase in the size of the portfolio at March 31, 2011. The decrease in the allowance as a percent of outstanding principal balance is due primarily to the improved performance and credit quality of our portfolio. At March 31, 2011, approximately 91.6% of our portfolio represents loans that were originated post-credit tightening.

Portfolio debt interest expense

Total portfolio debt interest expense decreased $6.4 million or 34.4% for the three months ended March 31, 2011 compared to the same period in 2010. This decrease is a result of both a decrease in the average amount borrowed under portfolio debt of $60.0 million and a decrease in the overall cost of funds of portfolio debt to 7.8% for the three months ended March 31, 2011 compared to 9.0% for 2010. The decrease in our costs of funds is attributable to our recent securitizations, which bear a lower cost of funds than our warehouse facilities, as well as the termination of our PALP agreement with Santander in the second quarter of 2010, which bore a higher cost of funds than both our securitizations and warehouse facilities.

Non-portfolio debt interest expense

Total non-portfolio debt interest expense decreased $6.6 million or 91.5% for the three months ended March 31, 2011 compared to the same period in 2010. The decrease was primarily due to the exchange of $60.1 million junior secured notes and $40.0 million of subordinated debt for equity, and the exchange of $2.0 million junior secured notes and $35.0 million in subordinated debt for an equal principal amount of Senior Secured Notes, which occurred in conjunction with the offering of our Senior Secured Notes in June 2010. As a result, the average balance of non-portfolio debt decreased $156 million for the first quarter 2011 compared to first quarter 2010 and the average cost of funds of non-portfolio debt decreased to 4.9% for the three months ended March 31, 2011 from 13.8% for the same period in 2010.

Senior secured debt interest expense

Senior secured debt interest expense increased $6.7 million. The increase is a result of the issuance in June 2010 of our Senior Secured Notes. The weighted average effective rate on these notes is 12.9%, which includes amortization of discount and deferred financing costs.

Selling and marketing expense

Selling and marketing expenses increased $2.9 million or 68.7% for the three months ended March 31, 2011 compared to the same period in 2010. The increase was due to an increase in our advertising expenses of $2.7 million, primarily related to our television and internet marketing strategy, an increase in television commercial production, and an increase in advertising associated with operating in nine new geographic locations as a result of expansion of our dealership base.

General and administrative expense

General and administrative expenses increased $3.1 million or 7.7% for the three months ended March 31, 2011, compared to the same period in 2010 primarily as a result of an increase lease expense related to the number of dealerships and reconditioning centers in operation year over year and an increase in salaries and wages as we increase the number of employees in conjunction with our overall expansion.

Net income

Net income increased to $40.5 million from $33.3 million for the three months ended March 31, 2011 compared to the same period in 2010. This increase is primarily attributable to an increase in gross margin from the sales of used vehicles, and an increase in net interest income (interest income less total interest expense); partially offset by an increase in provision for loan losses as a result of a larger finance receivable portfolio, and an increase in general and administrative expenses.

Originations

The following table sets forth information regarding our originations for the periods indicated.

	Three Months Ended March 31,		Change
	2011	2010
	($ in thousands except per loan data)
Amount originated	$258,645	$226,661	14.1%
Number of loans originated	18,089	16,292	11.0%
Average amount financed per origination	$14,298	$13,912	$386
Average APR originated	20.8%	22.4%	(7.1%)
Average term (in months)	55.5	52.3	3.2
Average down payment per origination	$1,305	$1,462	$(157)
Down payment as a percent of amount financed	9.1%	10.5%	(13.3%)
Percentage of sales revenue financed	97.6%	96.6%	1.0%

We originate loans when a customer finances the purchase of one of our vehicles, and the balance on these loans, together with accrued interest and unamortized loan origination costs, comprises our portfolio of finance receivables. Receivables are financed to generate liquidity for our business. See “—Liquidity and Capital Resources.”

The principal amount of loans we originated increased $32.0 million or 14.1% for the three months ended March 31, 2011 compared to the same period in 2010. The increase was due to an increase in the number of used vehicles sold, and an increase in the average amount financed per loan originated as a direct result of an increase in the average sales price per vehicle sold, and a decrease in the average down payment per loan originated. Average APR decreased to 20.8% from 22.4% and average term increased by 3.2 months for the three months ended March 31, 2011 compared to the same period in 2010, due to changes in our overall interest rate and financing/underwriting strategy.

Receivables portfolio

The following table shows the characteristics of our finance receivables portfolio for the periods indicated:

	As of and for the Three Months Ended March 31,		Change
	2011	2010
	($in thousands except per loan data)
Principal balance receivable, end of period	$1,458,026	$1,367,408	$90,618
Average principal balance	$1,397,163	$1,325,261	$71,902
Number of loans outstanding, end of period	139,632	132,642	6,990
Average remaining principal per loan, end of period	$10,442	$10,309	$133
Weighted Average APR of contracts outstanding	21.0%	20.8%	0.20%
Average age per loan (in months)	15.5	15.5	0.0%

Finance receivables principal balance, average principal balance and the number of loans outstanding period over period increased for the three months ended March 31, 2011 compared to the same period in 2010, due to origination volume exceeding portfolio run-off (regular principal payments, payoffs, and charge-offs).

Delinquencies

As a percentage of total outstanding loan principal balances, delinquencies over 30 days were 5.4% and 4.4% at March 31, 2011 and 2010, respectively. The increase in delinquencies is the result of a change in our collection strategy for early delinquencies. In conjunction with our centralization of collections during 2010, we are utilizing messaging and dialer technologies for early delinquencies in order to achieve a more cost effective collections process. As a result, we anticipate delinquencies to be relatively higher than our historical rates, but expect this increase to level off once our efficiencies are achieved. We do not expect this increase in delinquencies to have a significant impact on future charge-offs.

Comparison of years ended December 31, 2010 and 2009

The following table sets forth our results of operations for the periods indicated:

	Year Ended December 31,		% Change
	2010	2009
	($ in thousands)
Revenue:
Sales of used vehicles	$760,767	$694,460	9.5%
Interest income	264,974	251,822	5.2%

Total revenue	1,025,741	946,282	8.4%

Costs and expenses:
Cost of used vehicles sold	481,210	394,362	22.0%
Provision for credit losses	175,900	223,686	(21.4)%
Portfolio debt interest expense	68,314	75,293	(9.3)%
Non-portfolio debt interest expense	14,757	35,373	(58.3)%
Senior secured debt interest expense	15,031	—	100.0%
Selling and marketing	31,900	31,491	1.3%
General and administrative	150,374	150,600	(0.2)%
Depreciation expense	13,751	13,061	5.3%
Loss (Gain) on extinguishment of debt, net	3,418	(30,311)	(111.3)%

Total costs and expenses	954,655	893,555	6.8%

Income before income taxes	71,086	52,727	34.8%
Income tax expense	404	730	(44.7)%

Net income	$70,682	$51,997	35.9%

Sales of used vehicles

Revenue from sales of used vehicles increased $66.3 million or 9.5% for the year ended December 31, 2010 compared to 2009. The increase in revenue was primarily due to a 6.1% increase in sales volume, coupled with a 3.3% increase in the average sales price per vehicle sold for the year ended December 31, 2010 compared to 2009. The increase in sales volume is attributable to an increase in close rates and an increase in the average number of stores in operation year over year. The increase in close rates is a function of our overall strategy to maintain a certain credit grade mix of our portfolio based on our credit risk management initiatives, in conjunction with our vehicle pricing strategy and loan terms offered to our customers. The increase in average sales price per vehicle sold is attributable to an overall increase in the average cost of used vehicles sold, primarily as a result of an increase in acquisition costs from appreciation in wholesale industry used vehicle values. See also “—Cost of used vehicles sold”.

The increase in sales volume is in part attributed to an increase in our internet-related sales revenue (a component of sales of used vehicles). Internet sales revenue increased $85.8 million, or 27.1% for the year ended December 31, 2010 compared to 2009. As a percent of total sales revenue, internet-related sales comprised 52.9% of our total sales revenue for the year ended December 31, 2010, as compared to 45.6% for 2009. Our internet applications increased 31.8% during the year ended December 31, 2010 compared to 2009 as a result of our increased marketing and advertising efforts, which are directed at driving more customers to our websites to complete an application to obtain pre-approval for financing to purchase one of our vehicles.

Also contributing to our increase in revenue was an increase in same store sales revenue. On a same store basis, same store vehicle revenue increased 4.4%, and same store unit sales increased 1.3% for the year ended December 31, 2010 as compared to 2009. The increases in revenue were the result of increases in same store close rates for the year ended December 31, 2010 compared to 2009, and an increase in the average sales price per unit sold for the same period.

Interest income

Interest income increased $13.2 million or 5.2% for the year ended December 31, 2010 compared to 2009. The increase in 2010 compared to 2009 was primarily due to an increase in the average effective yield on our receivables portfolio to 19.9% from 19.3% and to a lesser extent, an increase of $13.7 million in average portfolio principal outstanding during the year ended December 31, 2010 compared to 2009.

Cost of used vehicles sold

Total cost of used vehicles sold increased $86.8 million or 22.0% for the year ended December 31, 2010 compared to 2009. The increase was due to an increase in the number of vehicles sold and an increase in the average cost of vehicles sold. Our cost of vehicles sold per unit increased primarily as a result of higher acquisition costs at auction as a result of an appreciation in wholesale industry used vehicle values, increased reconditioning costs, and increased costs associated with our limited warranty as a result of expanded coverage of our DriveCare® warranty program. Wholesale used vehicle prices increased in 2010 compared to 2009 as a result of increased demand for used vehicles, coupled with a decrease in supply of used vehicles nationwide. Acquisition costs are a function of the vehicle make, model, and year mix that we acquire, along with vehicle wholesale auction price trends for the segment of vehicles that we target for acquisition.

Gross margin

Gross margin decreased $20.5 million for the year ended December, 2010, compared to 2009. Gross margin as a percentage of sales revenue decreased to 36.7% for the year ended December 31, 2010 from 43.2% for 2009. The decrease in gross margin for the year ended December 31, 2010 is primarily attributable to an increase in our “Cost of used vehicles sold” as described above, while only a portion of these costs were passed on to our customers through an increase in sales price.

Provision for credit losses

Provision for credit losses decreased $47.8 million or 21.4% for the year ended December 31, 2010 compared to 2009. The decrease was primarily attributable to a decrease in net charge-offs due to tightening our loan underwriting standards on loan originations beginning in the second quarter of 2008, coupled with an increase in recoveries as a percent of principal charged-off, and a decrease in the allowance as a percentage of outstanding principal due to the improved quality of our finance receivable portfolio.

Net charge-offs as a percent of average outstanding principal decreased to 13.5% for the year ended December 31, 2010 compared to 18.2% for 2009. This improvement is primarily the result of the tightening of our loan underwriting standards beginning in the second quarter of 2008. As a result, gross principal charged-off decreased to 22.0% for the year ended December 31, 2010 from 26.6% for 2009. In addition, recoveries as a percentage of principal charged-off increased to 38.5% for the year ended December 31, 2010 compared to 31.7% for 2009. The improvement in recoveries is due primarily to higher auction values stemming from appreciation in the wholesale used vehicle market, improved effectiveness of our repossession efforts, and the increase in seasoning of our loan portfolio. The adjusted net charge-offs in 2010 to remove the negative impact of the Nevada sales tax recovery adjustment of $5.5 million is 13.1%, and the adjusted recoveries as a percentage of principal charged-off is 40.3%. See “Business—Legal Proceedings” for detail.

The allowance for credit losses decreased $10.3 million from December 31, 2009 to December 31, 2010, which, as a percentage of principal outstanding balance, represented a decrease from 16.6% at December 31, 2009 to 15.0% at December 31, 2010. The decrease in the allowance as a percent of outstanding principal balance is due primarily to the improved performance and credit quality of our portfolio due to the tightening of our loan underwriting standards beginning in the second quarter of 2008, which has translated to a decrease in gross charge-offs, as discussed above. At December 31, 2010, approximately 87.8% of our portfolio represents loans that were originated post-credit tightening.

Portfolio debt interest expense

Total portfolio debt interest expense decreased $7.0 million or 9.3% for the year ended December 31, 2010 compared to 2009. The decrease is in-part attributable the termination of our PALP agreement with Santander which bore a higher cost of funds than our other portfolio debt. The original duration weighted average coupon of our two most recent securitizations was 3.66% for 2010-1 and 5.40% for 2009-1. In addition, our warehouse facility renewals and additions in 2010 were at lower interest rates than 2009. These changes in our portfolio debt interest expense structure caused an overall decrease in our portfolio debt interest cost of funds from 9.6% to 8.2% for the year ended December 31, 2009 compared to 2010.

Non-portfolio debt interest expense

Total non-portfolio debt interest expense decreased $20.6 million or 58.3% for the year ended December 31, 2010 compared to 2009. The decrease was primarily due to the exchange of $60.1 million junior secured notes and $40.0 million of subordinated debt for equity, and the exchange of $2.0 million junior secured notes and $35.0 million in subordinated debt for an equal principal amount of Senior Secured Notes, which occurred in conjunction with the offering of our Senior Secured Notes in June 2010. As a result, the decrease in interest expense for the year ended December 31, 2010 is attributable to a decrease in the average balance of junior secured debt and subordinated debt, which contained effective rates of 22.4% and 12.2%, respectively, thereby decreasing our overall cost of funds for non-portfolio debt from 13.0% for the year ended December 31, 2009 to 11.6% for 2010.

Senior secured debt interest expense

Senior secured debt interest expense increased $15.0 million or 100.0% for the year ended December 31, 2010 compared to 2009. The increase is a result of the issuance in June 2010 of our Senior Secured Notes. The weighted average effective rate on these notes is 12.9%, which includes amortization of discount and deferred financing costs.

Selling and marketing expense

Selling and marketing expenses increased $0.4 million or 1.3% for the year ended December 31, 2010, compared to 2009. The increase was due to an increase in our advertising expenses of $2.8 million, primarily related to our television and internet marketing strategy, in conjunction with advertising in seven new geographic locations as a result of expansion of our dealership base. This was offset by a decrease of $2.3 million in sales commissions as we changed from a 100% commission structure to a base salary plus team and individual bonus compensation structure for sales personnel.

General and administrative expense

General and administrative expenses decreased $0.2 million or 0.2% for the year ended December 31, 2010 compared to 2009, primarily due to store closing costs of $5.8 million during the year ended 2009 as a result of the closure of nine stores and two reconditioning facilities, whereas we only incurred $2.1 million of such expense in 2010. In addition, there was a decrease of $7.6 million in legal expenses relating to a legal settlement in the first quarter of 2009, whereas we did not incur such expense in 2010. The decrease was partially offset by an increase of $9.0 million in salaries and wages expenses during the year ended December 31, 2010 compared to 2009, primarily due to the new salaries and wages structure of sales personnel. See “—Selling and marketing expense” as described above.

Gain on extinguishment of debt, net

During the year ended December 31, 2010, we repurchased outstanding indebtedness in the form of PALP debt from Santander in an aggregate principal amount of $227.9 million, for which we paid a fee of $3.4 million. The fee was recorded as loss on the extinguishment of debt.

During the year ended December 31, 2009, we repurchased outstanding indebtedness in aggregate principal amount $135.2 million, resulting in net gains on the extinguishment of debt of $30.3 million.

Net income

Net income for the year ended December 31, 2010 increased to $70.7 million from $52.0 million for the year ended December 31, 2009. Excluding loss on extinguishment of debt of $3.4 million in 2010 and gain on extinguishment of debt of $30.3 million in 2009, net income would have increased $52.4 million for the year ended December 31, 2010. This increase is primarily attributable to an increase in revenue from sales of used vehicles and interest income, a lower provision for credit losses, a decrease in total interest expense, and a decrease in general and administrative expenses, partially offset by a decrease in gross margin from the sale of used vehicles.

Originations

The following table sets forth information regarding our originations for the periods indicated:

	Years Ended December 31,		Change
	2010	2009
	($ in thousands, except per loan data)
Amount originated	$747,329	$686,214	8.9%
Number of loans originated	52,468	49,487	6.0%
Average amount financed per origination	$14,244	$13,867	$377
Average APR originated	21.8%	21.1%	3.3%
Average term (in months)	53.9	51.5	2.4
Average down payment per origination	$1,213	$1,109	$104
Down payment as a percent of amount financed	8.5%	8.0%	6.3%
Percentage of sales revenue financed (1)	98.2%	98.8%	(0.6)%

(1)	Represents the dollar amount originated divided by the dollar amount of revenue from sales of used vehicles.

We originate loans when a customer finances the purchase of one of our vehicles, and the balance on these loans, together with accrued interest and unamortized loan origination costs, comprises our portfolio of finance receivables. Receivables are financed to generate liquidity for our business. See “—Liquidity and Capital Resources.”

The principal amount of loans we originated increased $61.1 million for the year ended December 31, 2010, and we originated 6.0% more loans for the year ended December 31, 2010 compared to 2009. The increase was due to an increase in the number of used vehicles sold, and an increase in the average amount financed per loan originated as a direct result of an increase in the average sales price per vehicle sold, partially offset by an increase in the average down payment per loan originated. Average APR for loans originated increased from 21.1% to 21.8% for the year ended December 31, 2009 to 2010 due to changes in our overall interest rate pricing strategy.

Receivables portfolio

The following table shows the characteristics of our finance receivables portfolio for the periods indicated:

	As of and for the Years Ended December 31,		Change
	2010	2009
	($ in thousands, except per loan data)
Principal balance receivables, end of period	$1,381,092	$1,312,216	$68,876
Average principal balance	$1,378,486	$1,364,782	$13,704
Number of loans outstanding, end of period	134,264	127,737	6,527
Average remaining principal per loan, end of period	$10,286	$10,273	$13
Weighted average APR of contracts outstanding	21.0%	20.6%	1.9%
Average age per loan (in months)	15.3	14.5	5.5%

Finance receivables principal balance increased $68.9 million from December 31, 2009 to December 31, 2010 due to origination volume exceeding portfolio run-off (regular principal payments, payoffs, and charge-offs). The average age per loan (in months) increased 5.5% for the year ended December 31, 2010 compared to 2009, due to lower gross charge-offs and an increase in loan term.

Delinquencies

As a percentage of total outstanding loan principal balances, delinquencies over 30 days were 9.1% and 7.4% at December 31, 2010 and 2009, respectively. The increase in delinquencies is the result of a more seasoned loan portfolio as well as a change in our collection strategy for early delinquencies. In conjunction with our centralization of collections, we are utilizing messaging and dialer technologies for early delinquencies in order to achieve a more cost effective collections process. As a result, we anticipate delinquencies to be relatively higher than our historical rates, but expect this increase to level off once our efficiencies are achieved. We do not expect this increase in delinquencies to have a significant impact on charge-offs.

Comparison of years ended December 31, 2009 and 2008

The following table sets forth our results of operations for the periods indicated.

	Fiscal Year Ended December 31,
	2008	2009	% Change
	($ in thousands)
Revenue:
Sales of used vehicles	$796,750	$694,460	(12.8)%
Interest income	261,875	251,822	(3.8)%

Total revenue	1,058,625	946,282	(10.6)%

Costs and expenses:
Cost of used vehicles sold	477,255	394,362	(17.4)%
Provision for credit losses	300,884	223,686	(25.7)%
Portfolio debt interest expense	64,323	75,293	17.1%
Non-portfolio debt interest expense	32,759	35,373	8.0%
Selling and marketing	28,644	31,491	9.9%
General and administrative	159,561	150,600	(5.6)%
Depreciation expense	14,088	13,061	(7.3)%
Gain on extinguishment of debt, net	(19,699)	(30,311)	53.9%

Total costs and expenses	1,057,815	893,555	(15.5)%

Income before income taxes	810	52,727	n.m.
Income tax expense	1,090	730	(33.0)%

Net income / (loss)	$(280)	$51,997	n.m.

Sales of used vehicles

Revenue from sales of used vehicles decreased $102.3 million, or 12.8%, from 2008 to 2009. The decrease in revenue was driven by a 10.7% decrease in sales volume, coupled with a decrease in average sales price per vehicle sold of $349 per unit from 2008 to 2009. The decrease in sales volume is attributable to a decrease in the average number of stores open, and a decrease in our close rates as a result of our efforts to further tighten our loan underwriting standards beginning in the second quarter of 2008. We tightened our loan underwriting standards to improve credit quality of new originations and closed stores in order to reduce origination volume to address reduced liquidity as a result of turmoil in the credit markets, as well as the effects of the recession on our customers. The decrease in average sales price per vehicle is attributable to a decrease in the average cost of used vehicles sold and our overall pricing strategy. Same store unit sales increased 0.3% and same store vehicle revenues decreased 2.3% for 2009 compared to 2008.

Internet-related sales increased from $227.1 million for the year ended December 31, 2008 to $316.5 million for the year ended December 31, 2009. As a percent of total sales revenue, internet-related sales comprised 28.5% and 45.6% of our total sales revenue for the years ended December 31, 2008 and 2009, respectively. This increase in internet-related sales is a result of our increased marketing and advertising effort, which is directed at driving more customers to our websites to complete an application to obtain pre-approval for financing to purchase one of our vehicles.

Interest income

Interest income for the year ended December 31, 2009 was $251.8 million, a decrease of 3.8% from 2008 to 2009. This decrease is attributable to a $45.5 million decrease in the average principal balance on our receivable portfolio from December 31, 2008 to 2009 which was a direct result of a lower level of originations due to the factors described above.

Cost of used vehicles sold

Total cost of used vehicles sold decreased $82.9 million, or 17.4%, from 2008 to 2009, due to decreases in the number of vehicles sold and the average cost of vehicles sold. Our cost of vehicles sold per unit decreased as a result of lower acquisition costs, as well as lower reconditioning costs, buying efficiencies, and reduced costs associated with our warranty as a result of bringing certain administrative functions in-house. Acquisition costs are a function of the vehicle make, model, and year mix that we acquire, along with vehicle wholesale auction price trends for the segment of vehicles that we target for acquisition. We lowered our reconditioning costs with the implementation of an inventory management system and were able to improve our buying efficiencies by renegotiating contracts with national transport companies.

Gross margin

Gross margin as a percentage of sales revenue increased to 43.2% for the year ended December 31, 2009 from 40.1% for the year ended December 31, 2008. Average gross margin per vehicle sold increased 5.1% for the year ended December 31, 2009 compared to 2008. Although our price per vehicle sold has decreased, we were able to increase our margin over cost of vehicles sold as described above. Our gross margins were also lower in 2008 due, in part, to overstocked vehicle inventory associated with dealership closings that occurred in the second quarter 2008.

Provision for credit losses

Provision for credit losses decreased $77.2 million for the year ended December 31, 2009 compared to 2008. This decrease was primarily attributed to a decrease in net charge-offs due to tightening our loan underwriting standards, starting with originations in the second quarter of 2008. Provision for credit losses also decreased due to reduced loan origination volume compared to the prior year, coupled with a decrease in the allowance as a percentage of outstanding principal due to the improved quality of the loan portfolio.

Net charge-offs as a percent of average outstanding principal decreased to 18.2% for the year ended December 31, 2009 compared to 21.4% in 2008. This improvement is the result of tightening of our loan underwriting standards beginning in the second quarter of 2008, which reduced gross principal charged-off to 26.6% for the year ended December 31, 2009 from 30.3% for the year ended December 31, 2008, coupled with increased recoveries as a percentage of principal charged-off. Recoveries as a percentage of principal charged-off increased from 29.4% for the year ended December 31, 2008 to 31.7% for 2009. The improvement in recoveries is due in part to improved effectiveness of our repossession efforts, and the increased seasoning of our loan portfolio.

The allowance for credit losses decreased $24.3 million from December 31, 2008 to December 31, 2009, which, as a percentage of principal outstanding balance, represented a decrease from 18.1% at December 31, 2008 to 16.6% at December 31, 2009. The decrease in the allowance as a percent of outstanding principal balance is based primarily on the improved credit quality of our portfolio due to the tightening of our loan underwriting standards. At December 31, 2009, approximately 67.6% of our portfolio represents loans that were originated since March 31, 2008, under our tightened loan underwriting standards.

Portfolio debt interest expense

Portfolio debt interest expense increased $11.0 million, or 17.1%, from 2008 to 2009. Our weighted average effective borrowing rate on portfolio debt for the year ended December 31, 2009 was 9.7%, as compared to 7.5% for the year ended December 31, 2008. This increase is attributable to higher effective interest rates on our current and former portfolio warehouse facilities, an increase in amortization of loan fees due to facility renewals, an increase in the average amount borrowed pursuant to portfolio term financings, and an increase in the effective rate on our portfolio term financings.

Non-portfolio debt interest expense

Non-portfolio debt interest expense increased $2.6 million, or 8.0%, from 2008 to 2009. The increase is primarily related to an increase in the effective rate on our inventory facility, the issuance of our junior secured notes to related parties and others in December 2008, and an increase in interest expense on subordinated notes payable, which were issued in April and May 2008. The increase is offset, in part, by (i) the elimination of interest expense associated with our residual facility, which was terminated in December 2008, (ii) a decrease in interest expense on our senior unsecured notes, as a result of the repurchase of $122.0 million in aggregate principal amount of these notes throughout the year ended December 31, 2009.

Selling and marketing expense

Selling and marketing expenses increased $2.8 million, or 9.9%, from 2008 to 2009. This increase was due to an increase in our advertising expenses, primarily related to our television and internet marketing strategy.

General and administrative expense

General and administrative expenses decreased $9.0 million, or 5.6%, from 2008 to 2009. General and administrative expenses decreased due to fewer stores in operation during 2009 as a result of the closure of 19 stores and four reconditioning facilities during the year ended December 31, 2008 as well as the closure of nine stores and two reconditioning facilities in the year ended December 31, 2009. These were partially offset by store closing costs of $12.4 million and $5.9 million expensed in the years ended December 31, 2008 and 2009, respectively, and a $7.6 million expense incurred in the first quarter of 2009 relating to a legal settlement. The settlement related to a lawsuit by a competitor that essentially alleged that we unlawfully paid the competitor’s employees for customer referrals, diverting business from the competitor to us. We disputed the allegations and believe that, in general, the prospects referred did not meet the typical customer profile of the competitor. Nonetheless, we discontinued the practice complained of, and settled the lawsuit without admitting any impropriety or illegality.

Gain on extinguishment of debt, net

During the years ended December 31, 2008 and 2009, we repurchased outstanding indebtedness in aggregate principal amounts of $96.0 million and $135.2 million, respectively, resulting in net gains on the extinguishment of debt of $19.7 million and $30.3 million in the same periods, respectively.

Net income

Net income increased $52.3 million from 2008 to 2009, primarily due to a lower provision for credit losses due to improved loan portfolio performance, gains on the extinguishment of debt, increased gross margin per unit sold, and a decrease in general and administrative costs and operating expenses due to fewer stores in operation, offset by a reduction in the number of vehicles sold due to tightening of our loan underwriting standards, store closures and an increase in interest expense.

Originations

The following table sets forth information regarding our originations for the periods indicated.

	Fiscal Year Ended December 31,		Change
	2008	2009
	($ in thousands, except average data)
Amount originated	$789,360	$686,214	$(103,146)
Number of loans originated	55,393	49,487	(5,906)
Average amount financed	$14,250	$13,867	$(383)
Average APR originated	21.1%	21.1%	—%
Average term (in months)	53.0	51.5	(1.5)
Average down payment	$1,090	$1,109	$19
Down payment as a percent of amount financed	7.6%	8.0%	5.3%
Percentage of sales revenue financed (1)	99.1%	98.8%	(0.3)%

(1)	Represents the dollar amount originated divided by the dollar amount of revenue from sales of used vehicles.

We originate loans when a customer finances the purchase of one of our vehicles, and the balance on these loans, together with accrued interest and unamortized loan origination costs, comprises our portfolio of finance receivables. Receivables are financed to generate liquidity for our business. See “—Liquidity and Capital Resources” for further information.

The principal amount of loans we originated decreased by $103.1 million and we originated 5,906 fewer loans for the year ended December 31, 2009 compared to 2008. These decreases were due to a decrease in the number of vehicles sold year over year as a result of tightening our loan underwriting standards and store closures, combined with a decrease in the average amount financed due to a decrease in the average sales price per vehicle and an increase in the average down payment. We tightened our loan underwriting standards and closed stores in order to reduce origination volume and improve credit quality of new originations to address reduced liquidity as a result of turmoil in the credit markets, and the effects of the recession on our customers.

Receivables portfolio

The following table shows the characteristics of our finance receivables portfolio for the periods indicated.

	As of and for the Fiscal Year Ended December 31,		Change
	2008	2009
	($ in thousands, except per loan data)
Principal balance receivables, end of period	$1,342,855	$1,312,216	$(30,639)
Average principal balance during period	$1,410,292	$1,364,782	$(45,510)
Number of loans outstanding, end of period	125,070	127,737	2,667
Average remaining principal per loan, end of period	$10,737	$10,273	$(464)
Weighted average APR of contracts outstanding	20.6%	20.6%	—
Average age per loan (in months)	12.3	14.5	17.9%

Finance receivables principal balance decreased $30.6 million from December 31, 2008 to December 31, 2009 due to an excess of portfolio run-off (regular principal payments, payoffs, and charge-offs) over origination volume. This decrease was due, in large part, to a decrease in sales volume and originations as a result of the tightening of our loan underwriting standards beginning in the second quarter of 2008 along with the closure of stores.

Delinquencies

As a percentage of total outstanding loan principal balances, delinquencies over 30 days were 9.4% and 7.4% at December 31, 2008 and 2009, respectively. The decrease was due to the tightening of our loan underwriting standards beginning in the second quarter of 2008. At December 31, 2009, approximately 67.6% of our portfolio represents loans that were originated since March 31, 2008 under our tightened loan underwriting standards.

Material weakness

During the preparation of our financial statements for 2008 and 2009, we identified a failure to account for a note payable between shareholders that contained terms related to one shareholder’s continued employment with us as compensation expense. The error constituted a material weakness in our internal control over financial reporting. We have taken steps to remediate this material weakness and have implemented additional controls surrounding related-party transactions, and we no longer have a material weakness in our internal controls.

Liquidity and Capital Resources

General

We require capital for the purchase of inventory, to provide financing to our customers, for working capital and for general corporate purposes, including the purchase of property and equipment, and to open new dealerships and reconditioning facilities.

We have historically funded our capital requirements primarily through operating cash flow, portfolio warehouse facilities, securitizations, PALP financings, term residual facilities, inventory and other revolving debt facilities, real estate mortgage financing, and other notes payable (including senior secured notes, junior secured notes, senior unsecured notes, and subordinated notes).

Financing sources

We currently fund our operations through the following debt instruments:

•	Portfolio term financings including asset backed securitizations, and a term residual facility, both of which offer fixed rate secured financing for our receivables portfolio.

•	Portfolio warehouse facilities with three institutional lenders.

•	Senior Secured Notes.

•

Other secured notes payable including a revolving inventory facility, a mortgage loan for our operations call center in Mesa, Arizona, and other notes and capital leases secured by property and equipment.

•	Operating leases for the majority of our dealerships, reconditioning centers, operations facilities and our corporate offices.

For additional details and terms regarding these debt instruments, see Note 5—Debt Obligations included in the condensed consolidated financial statements included elsewhere in this prospectus.

Our warehouse facilities include certain favorable terms and conditions, including (i) the inability of the lender to subjectively lower collateral values and effectively lower the advance rate; (ii) recourse that is limited to 10% of the facility size; and (iii) limited foreclosure rights upon a default.

We actively manage utilization of our various funding sources as we seek to minimize borrowing costs through drawing on our lower cost facilities and minimizing unused line fees, while at the same time balancing the effective advance rates and liquidity generated by each of the credit facilities in order to meet our funding needs. The effective advance rates on our portfolio warehouse and term financings are based on the outstanding principal balance of the loans we originate. However, our initial investment in the loans we originate is lower than the original principal balance of the loans.

Operating leases

Operating leases are a significant component of our financing sources. At March 31, 2011, we lease the majority of our dealership and reconditioning center locations. We also lease our corporate office in Phoenix, Arizona, and operations collections facilities in Dallas, Texas, Orlando, Florida, and Richmond, Virginia. As each lease matures, we evaluate the existing location to determine whether the dealership should be relocated to another site in the region closer in proximity to new car franchises and/or higher traffic retail areas. As of March 31, 2011, we had approximately $87.5 million in aggregate operating lease obligations.

Recent financing and cash flow transactions

In May 2011, we completed a securitization transaction (2011-2) involving the issuance of $245.2 million of asset backed securities collateralized by approximately $300.0 million of finance receivables. The asset backed securities were rated by S&P and DBRS and are structured in four tranches without external credit enhancement from a monoline insurer. The duration weighted average coupon of these four tranches was 2.88%.

In May 2011, we paid off the outstanding balance on Warehouse Facility II with Santander and effectively terminated the facility. We borrowed an aggregate of $100.0 million across our three other warehouse facilities in order to pay-off and terminate the Santander facility.

In May 2011, we executed a renewal of our warehouse facility with RBS, increasing the facility size from $50.0 million to $125.0 million, increasing the advance rate from 50% to 53%, decreasing the interest rate to the lenders’ cost of funds plus 1.50% from 2.50%, and extending the maturity to May 2012.

In April and May 2011, we paid $24.3 million and $1.6 million, respectively, in dividends to shareholders related to income earned during the three months ended March 31, 2011.

In April 2011, we executed a renewal of our warehouse credit facility with UBS, extending the term from April 2011 to August 15, 2012, decreasing the interest rate to LIBOR plus 1.90% from LIBOR plus 2.50%, and increasing the advance rate from 50% to 60%.

In February 2011, we completed a securitization transaction (2011-1) by issuing $214.2 million of asset backed securities, which are collateralized by approximately $280.0 million of finance receivables. The asset backed securities were rated by S&P and DBRS and are structured in four tranches without external credit enhancement from a monoline insurer. The duration weighted average coupon of these four tranches was 3.03%.

Shareholder distributions

Income from S-corporations flows through to the individual shareholders, who report income/losses on their individual income tax returns. We have made distributions to shareholders to fund the tax paid by the shareholders related to income of DTAG and DTAC, in addition to general distributions to the shareholders. The following table summarizes distributions to shareholders since January 1, 2003.

	January 1, 2003 to December 31, 2006	2007	2008	2009	2010	January 1 to April 30, 2011	Totals
Distributions to shareholders	$182,270	$51,194	$12,733	$27,110	$46,310	$24,288	$343,905
Less: S-corporation shareholder tax liability based on highest tax rates	74,440	24,010	5,300	910	20,520	11,390	136,570

Distributions in excess of amounts to pay taxes	$107,830	$27,184	$7,433	$26,200	$25,790	$12,898	$207,335

In May 2011, we paid $1.6 million in dividends related to first quarter 2011 earnings. We did not have any approved but unpaid dividends at December 31, 2010 or 2009, and we did not have any amount available to be distributed as of December 31, 2010 or 2009.

Liquidity

The following is a summary of total available liquidity, consisting of unrestricted cash and current availability under our portfolio warehouse and inventory facilities for the periods indicated:

	As of December 31,			As of March 31,
	2008	2009	2010	2011
	($ in thousands)
Unrestricted cash	$25,533	$21,526	$23,677	$23,175
Portfolio warehouse facilities	23,889	8,881	112,160	212,017
Inventory facility	810	10,000	10,000	10,000

Total liquidity	$50,232	$40,407	$145,837	$245,192

The following table presents a summary of our access to liquidity under our portfolio warehouse facilities and our inventory facility based on collateral pledged as of March 31, 2011:

	Facility Amount	Amount Drawn	Unused Facility Amount (1)	Borrowing Base (2)	Amount Drawn	Total Availability
	(In thousands)			(In thousands)
Deutsche warehouse	$150,000	$59,815	$90,185	$81,877	$59,815	$22,062
Santander warehouse	250,000	100,000	150,000	101,708	100,000	1,708
UBS warehouse	125,000	49,392	75,608	74,873	49,392	25,481
RBS warehouse	50,000	17,600	32,400	27,422	17,600	9,822
DTAC receivables (3)	N/A	N/A	N/A	152,944	N/A	152,944

Total portfolio warehouse facilities	$575,000	$226,807	$348,193	$438,824	$226,807	$212,017
Inventory facility	50,000	40,000	10,000	50,000	40,000	10,000

	$625,000	$266,807	$358,193	$488,824	$266,807	$222,017

Unrestricted cash						23,175

Total cash and availability						$245,192

(1)	Represents amounts that can be drawn upon as long as the amount drawn does not exceed the borrowing base for the credit facility.
(2)

Borrowing base is determined by the collateral currently pledged to the respective facilities. The borrowing base calculation for the portfolio warehouse facilities is a blended 53.3% effective advance rate.

(3)

Includes $248.9 million of unpledged qualifying receivables that can be pledged immediately and bring total borrowing to our maximum capacity. The borrowing base is the lesser of total eligible collateral multiplied by the applicable advance rate and the facility amount.

Changes in liquidity

Changes in liquidity are affected by increases and decreases to our operating cash flow, changes in advance rates on our portfolio warehouse facilities, capacity of our portfolio warehouse and inventory facilities, portfolio term financings, and changes in other notes payable. The following is a summary of changes in liquidity for each period presented:

	December 31,			March 31,
	2008	2009	2010	2010	2011
	($ in thousands)
Liquidity—beginning of period	$126,309	$50,232	$40,407	$40,407	$145,837
Net increase (decrease) in cash and cash equivalents	(16,708)	(4,007)	2,151	312	(502)
Increase (decrease) in portfolio warehouse availability	(55,179)	(15,008)	103,279	51,299	99,857
Increase (decrease) in inventory facility availability	(4,190)	9,190	—	(5,175)	—

Liquidity—end of period	$50,232	$40,407	$145,837	$86,843	$245,192

Change in liquidity during three months ended March 31, 2011. Our liquidity for the three months ended March 31, 2011 increased $99.4 million, from $145.8 million at December 31, 2010 to $245.2 million at March 31, 2011. This increase was primarily the result of an increase in originations during the first quarter 2011 which provided additional qualifying receivables that can be pledged immediately to increase our borrowing base on our warehouse facilities. Unpledged receivables increased $65.3 million from December 31, 2010 to March 31, 2011. In addition, we completed a securitization transaction (2011-1) by issuing $214.2 million of asset backed securities, which are collateralized by approximately $280.0 million of finance receivables. Net proceeds were used to pay-down warehouse facilities.
Change in liquidity during the year ended December 31, 2010. Our liquidity for the year ended December 31, 2010 increased $105.4 million, from $40.4 million at December 31, 2009 to $145.8 million at December 31, 2010. This increase was primarily the result of the net proceeds from the sale of our Senior Secured Notes in June 2010, which were used primarily to pay down amounts outstanding under our warehouse facilities, plus the addition of a residual term loan in May 2010.

Change in liquidity during the year ended December 31, 2009. Our liquidity for the year ended December 31, 2009 decreased $9.8 million. The decrease in 2009 was primarily the result of the repurchase of $122.0 million of senior unsecured notes, the repurchase of $13.2 million in securitization debt, payment of $27.1 million in dividends and an increase in vehicle inventory, partially offset by an increase in borrowings under PALP financings and securitizations which have higher advance rates than our portfolio warehouse facilities, and an increase in advance rate in our remaining portfolio warehouse facility.

Change in liquidity during the year ended December 31, 2008. Our liquidity for the year ended December 31, 2008 decreased $76.1 million, primarily as a result of our inability to issue securitization debt during 2008 due to the demise of the subprime securitization market, lower advance rates on our portfolio warehouse facilities, the termination of our residual facility in December 2008, and the repurchase of $83.0 million in securitization debt and $13.0 million in senior unsecured debt and cash dividends to our shareholder. These decreases were partially offset by lower origination volume due to the tightening of our loan underwriting standards, maintaining lower inventory levels due to a decrease in the number of stores, an increase in borrowings under portfolio warehouse facilities, and funding from subordinated notes payable, PALP, and junior secured notes payable.

Cash flows

Operating activities

For the three months ended March 31, 2011, net cash provided by operating activities was $43.8 million, as compared to $23.8 million for the three months ended 2010. The increase in cash provided by operating activities was primarily attributable to an increase in net income, a larger seasonal reduction in inventory levels, an increase in collections on finance receivables, and an increase in accounts payable, accrued expenses and other liabilities. Partially offsetting these increases in cash flow was a larger increase in finance receivable originations.

For the year ended December 31, 2010, net cash provided by operating activities was $5.9 million, as compared to $85.3 million for 2009. The decrease in cash provided by operating activities was primarily due to an increase in loan originations, a greater increase in inventory levels in 2010 compared to 2009, an increase in other assets in 2010 compared to a decrease in 2009. This decrease was partially offset by an increase in collections and recoveries on finance receivable principal, and an increase in accounts payable, accrued expenses and other liabilities in 2010 compared to a decrease in 2009.

For the year ended December 31, 2009, net cash provided by operating activities was $85.3 million, as compared to $60.0 million for 2008. The increase in cash provided by operating activities was primarily due to lower origination volume tied to fewer open stores and tightening of our loan underwriting standards, an increase in net income and a decrease in other assets. This increase was partially offset by an increase in inventory levels and a decrease in accounts payable and accrued expenses.

Investing activities

For the three months ended March 31, 2011, net cash used in investing activities increased to $8.8 million from $1.8 million for the same period in 2010. The increase in cash used in investing activities was primarily due to one new store and one reconditioning facility, which was a purchased property, opening in the first quarter of 2011 combined with two reconditioning facilities under development, eight new stores under development (which are planned to open later in the year), remodeling of our existing dealerships, and an increase in the addition of information technology infrastructure equipment to support our operations. By comparison, we opened one new store in the first quarter of 2010 and had four stores/reconditioning centers under development at March 31, 2010.

For the year ended December 31, 2010, net cash used in investing activities increased to $20.5 million from $12.8 million used in investing activities for 2009. The increase in cash used in investing activities was primarily due to ten new store openings in 2010, one of which was a purchased property, combined with two reconditioning facilities under development, remodeling our existing dealerships, and an increase in the addition of information technology infrastructure equipment to support our operations.

For the year ended December 31, 2009, net cash used in investing activities increased to $12.8 million from $6.3 million used in investing activities for 2008. This increase was related to the purchase of an aircraft, an increase in purchases of information technology infrastructure, and an increase in improvements related to new store openings.

Financing activities

For the three months ended March 31, 2011, net cash used in financing activities was $35.5 million, compared to $21.1 million for the same period in 2010. This change was primarily the result of utilizing the excess cash flow from operations and finance receivable collections, to pay down credit facilities.

For the year ended December 31, 2010, net cash provided by financing activities was $16.7 million, compared to net cash used in financing activities of $76.5 million for 2009. This change was a result of an increase in net borrowings under our warehouse facilities, which was a result of executing three new warehouse facilities and terminating one of our PALP financing agreements with one of our lenders, resulting in the pay-down of PALP while increasing warehouse borrowings. In addition, we issued $200.0 million of Senior Secured Notes in June 2010, which provided net proceeds to the Company of $155.9 million (as $37.0 million principal amount of the notes were exchanged for existing debt), which was used to pay down amounts outstanding under warehouse facilities and pay-off a portion of junior secured notes and subordinated notes payable to our principal shareholder.

For the year ended December 31, 2009, net cash used in financing activities increased to $76.5 million from $70.4 million for 2008. The additional cash used in financing activities in 2009 was primarily attributable to a net decrease in amounts outstanding under portfolio warehouse facilities which included fully repaying one of our portfolio warehouse facilities in July 2009, a decrease in amounts outstanding under other notes payable, the repurchase of an aggregate amount of $135.2 million in senior unsecured notes and securitization debt, whereas we only repurchased $96.0 million in 2008. This decrease in cash used is also attributed to Verde providing $75.0 million to us in the form of subordinated notes payable in 2008, as compared to no additions to this debt in 2009 as well as an increase in dividend distributions in 2009. Partially offsetting these decreases in cash used were a reduction in payment of debt issuance costs and an overall increase in portfolio term financings in 2009.

Contractual Obligations

The following tables set forth the aggregate amounts of our significant contractual obligations and commitments with definitive payment terms:

	As of December 31, 2010
	Payments by Period
	Total	Less than 1 Year (3)	Years 2-3	Years 4-5	More than 5 Years
	($ in thousands)
Securitizations & PALP financing (1)	$314,033	$168,165	$145,868	$—	$—
Portfolio warehouse facilities (2)	403,007	324,138	78,869	—	—
Portfolio term residual financing	100,000	—	100,000	—	—
Senior secured notes	197,829	—	—	—	197,829
Inventory facility	40,000	40,000	—	—	—
Real estate mortgage loan	12,859	198	430	487	11,744
Equipment note, secured by an aircraft	2,479	344	2,135	—	—
Capital lease obligations	3,457	1,109	1,789	559	—
Operating lease obligations	91,783	17,643	31,536	23,994	18,610

Total contractual obligations	$1,165,447	$551,597	$360,627	$25,040	$228,183

(1)

With respect to securitization obligations, all collections on the contracts collateralizing the securities are used to repay the asset-backed securityholders based on an expected duration of the securities. On the termination date of the PALP obligations, amounts outstanding at termination are not due and payable immediately. Collections on the contracts collateralizing the facility are used to repay the facility until it is paid in full.

(2)

On the termination date of the facilities, amounts outstanding at termination are not due and payable immediately. All collections on the contracts collateralizing these facilities are used to pay down the facilities until they are paid in full, therefore, although those facilities expire in 2011, a portion of these balances are assumed to be required to be paid in years two and three. As of March 31, 2011, these portfolio warehouse facilities are due to expire in April, May, July, and December 2011. In April 2011, we executed a renewal of a warehouse facility that was due to expire, extending the term to August 2012. In May 2011, we paid off the outstanding balance and terminated a warehouse facility that was due to expire. In May 2011, we executed a renewal of a warehouse facility that was due to expire in July 2011, extending the term to May 2012. The portfolio warehouse facilities contain term-out features resulting in a final maturity 12 months from their expiration dates.

(3)	Generally and historically, we renewed or replaced with other financing alternatives for our debt obligations that come due for expiration or termination.

Senior Secured Notes Collateral Coverage Ratio

Our Senior Secured Notes require us to maintain a collateral coverage ratio of 1.5x of the aggregate principal amount of outstanding Senior Secured Notes. The following table sets forth the calculation of the collateral coverage ratio as of March 31, 2011. This calculation is not meant to portray a GAAP summary of collateral but rather a summary of collateral as it resides legally within the Guarantor Subsidiaries, Non-Guarantor Subsidiaries, and Co-Issuers of the Senior Secured Notes.

	As of March 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Co-Issuers	Total
	(In thousands)
Collateral Amounts
Net Receivables Value (1)	$—	$257,248	$288,179	$545,427
Net Inventory Value (2)	56,792	—	—	56,792
Cash Equivalents (3)	—	—	—	—

Total Collateral Amount	$56,792	$257,248	$288,179	$602,219

12.625% Senior Secured Notes				$200,000

Collateral Coverage Ratio				3.0x

(1)

Net Receivables Value equals 85% of the finance receivables (including accrued interest and capitalized loan costs) minus debt (exclusive of Senior Secured Notes) collateralized by finance receivables (including accrued interest) plus cash equivalents securing such debt. The Senior Secured Notes are excluded from this calculation.

(2)

Net Inventory Value equals 85% of the book value of inventory pledged as collateral minus debt obligations (including accrued interest) secured by inventory. The Senior Secured Notes are excluded from this calculation.

(3)	Cash equivalents equal cash and equivalents pledged directly to secure the Senior Secured Notes.

Impact of New Accounting Pronouncements

For a discussion of recent accounting pronouncements applicable to us, see Note 12—Recent Accounting Pronouncements to the condensed consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

We lease the majority of our dealership and reconditioning facilities under operating leases. See “—Liquidity and Capital Resources—Operating Leases” for more information.

Impact of Inflation

Inflation generally results in higher interest rates on our borrowings, which could decrease the profitability of our existing portfolio to the extent we have variable rate debt and could decrease profitability of our future originations if we are not able to pass the increase on to our customers. We seek to limit the risk of increasing borrowing costs:

•	through our portfolio term financings, which allowed us to fix a portion of our borrowing costs and generally match the term of the underlying finance receivables, and

•	by increasing the interest rate charged for loans originated at our dealerships (if allowed under applicable law) while maintaining affordability of the customers’ payment.

We believe that inflation has not had a material impact on our results of operations for the three months ended March 31, 2011 or the years ended December 31, 2010, 2009 or 2008.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA, which we refer to as the non-GAAP financial measures, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures are not measures of our financial performance under GAAP and should not be considered as an alternative to GAAP net income (loss) or any other performance measures derived in accordance with GAAP. See the footnotes to the tables in “Summary Historical Consolidated Financial and Other Data” for definitions of the other non-GAAP financial measures.

We present non-GAAP financial measures because we consider them to be important supplemental measures of our operating performance. All of the adjustments made in our calculation of the non-GAAP financial measures are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period.

However, because these non-GAAP financial measures are not recognized measurements under GAAP, when analyzing our operating performance investors should use these non-GAAP financial measures in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Because not all companies use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies.

Because of these limitations, EBITDA and Adjusted EBITDA and other non-GAAP financial measures should not be considered as discretionary cash available to us to reinvest in the growth of our business. You should compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures supplementally.

EBITDA represents net income (loss) before income tax expense, total interest expense (secured and unsecured) and depreciation expense. Adjusted EBITDA represents EBITDA plus store closing costs, a legal settlement, non-cash compensation expense, Nevada sales tax liability, restricted stock compensation expense, IPO expense, less gain on extinguishment of debt, net.

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	the cost or cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from items accounted for in the GAAP measure from which EBITDA and Adjusted EBITDA is derived.

The following table presents data relating to EBITDA and Adjusted EBITDA, which are non-GAAP measures, for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	($ in thousands)
Net income (loss)	$(280)	$51,997	$70,682	$33,283	$40,503
Plus EBITDA adjustments:
Income tax expense	1,090	730	404	350	512
Total interest expense	97,082	110,666	98,102	25,741	19,483
Depreciation expense	14,088	13,061	13,751	3,438	3,358

EBITDA	$111,980	$176,454	$182,939	$62,812	$63,856

Store closing costs (1)	9,984	3,485	1,184	226	219
Legal settlement (2)	—	7,600	—	—	—
Non-cash compensation expense (3)	2,250	2,250	1,125	563	—
Sales tax liability (4)	—	—	4,831	—	138
Restricted stock compensation expense (5)	—	—	3,874	—	930
IPO expense (6)	—	—	528	—	—
Less: loss (gain) on extinguishment of debt, net (7)	(19,699)	(30,311)	3,418	—	—

Adjusted EBITDA	$104,515	$159,478	$197,899	$63,601	$65,143

(1)	Store closing costs represent costs to close stores in 2008 and 2009 related to downsizing (and do not include stores closed in the normal course of business).
(2)	Legal settlement represents cash paid in a legal settlement in 2009.
(3)	Non-cash compensation expense related to an agreement directly between Mr. Garcia and Mr. Fidel (not between the Company and Mr. Fidel), which expired in June 2010.
(4)	See “Business—Legal Proceedings” for detail.
(5)

In December 2010, our chief executive officer, entered into a Restricted Stock Agreement with DTAG and DTAC pursuant to which we awarded a specified number of shares of restricted stock to Mr. Fidel, which shares will become vested shares over a three-year period based on the achievement by the company of certain income before income tax targets. See “Compensation Discussion and Analysis—Chief Executive Officer Restricted Stock Grant.”

(6)	IPO expense represents costs incurred related to our withdrawn IPO in 2010.
(7)	Loss (Gain) on extinguishment of debt is a result of repurchasing outstanding indebtedness.

Quantitative and Qualitative Disclosures about Market Risk

Our financial instruments are exposed to market risk from changes in interest rates. We do not use financial instruments for trading purposes. We use fixed rate securities to manage risk. Our earnings are substantially affected by our net interest income, which is the difference between the income earned on interest-bearing assets and the interest paid on interest-bearing notes payable. Increases in market interest rates could have an adverse effect on profitability.

Our financial instruments consist primarily of fixed rate finance receivables and fixed and variable rate notes payable. Our finance receivables are classified as subprime loans and generally bear interest ranging from 3.6% to 29.9% or the maximum interest rate allowed in states that impose interest rate limits. At December 31, 2010, the remaining scheduled maturities on our finance receivables ranged from one to 62 months, with a weighted average remaining maturity of 40.6 months. The interest rates we charge our customers on finance receivables have not changed significantly as a result of fluctuations in market interest rates. We may increase the interest rates we charge in the future if market interest rates rise. The affordability of our customer’s payment is an important component of the structure of our transactions. Because of these affordability concerns for our customers and interest rate limits imposed by some states, we may not pass on the entire portion of future rate increases to our customers.

Approximately $627.2 million of our total debt of $1.1 billion at December 31, 2010, is fixed-rate collateralized asset-backed securities issued under our securitization program, PALP financings, a term residual financing, Senior Secured Notes payable, and other notes with a fixed interest rate. Our securitization program has historically allowed us to mitigate our interest rate risk by periodically replacing variable rate borrowings under our portfolio warehouse facility with fixed rate borrowings during the year.

The table below illustrates the impact that hypothetical changes in interest rates could have on our interest expense for the years ended December 31, 2010 and 2009. We compute the impact on interest expense for the period by first computing the baseline interest expense on our debt with interest rate risk, which includes the variable rate revolving credit lines and the variable rate notes payable. We then determine interest expense based on each of the interest rate changes listed below and compare the results to the baseline interest expense. The table does not give effect to our fixed rate receivables and borrowings.

	Increase (Decrease) in Interest Expense
	Year Ended December 31, 2010	Year Ended December 31, 2009
	($ in thousands)
Change in Rates
+200 basis points	$6,018	$6,498
+100 basis points	3,009	3,249
-100 basis points	(3,009)	(3,249)
-200 basis points	$(6,018)	$(6,498)

In computing the effect of hypothetical changes in interest expense, we have assumed that:

•	interest rates used for the baseline and hypothetical net interest expense amounts are on a monthly basis and in effect for the entire month;

•	interest for the period is calculated on monthly average debt balances during the applicable periods; and

•	there is no change in average balance outstanding as a result of the interest rate changes.

Our sensitivity to interest rate changes could be significantly different if actual experience differs from the assumptions used to compute the estimates.

BUSINESS

General

We are the leading used vehicle retailer in the United States with a sole focus on the sale and financing of quality vehicles to the subprime market. Through our branded dealerships, we provide our customers with a comprehensive end-to-end solution for their automotive needs, including the sale, financing, and maintenance of their vehicle. As of March 31, 2011, we owned and operated 86 dealerships and 15 reconditioning facilities in 29 geographic regions in 14 states. For the three months ended March 31, 2011, we sold 18,095 vehicles, generated $332.9 million of total revenue (which consists of vehicle sales and interest income), and generated $65.0 million of Adjusted EBITDA. We provide our customers with financing for substantially all of the vehicles we sell. As of March 31, 2011, our loan portfolio had a total outstanding principal balance of $1.5 billion. In contrast to other leading used vehicle retailers, we maintain our loan portfolio and related financings on our balance sheet.

Over the past 19 years, we have developed an integrated business model that consists of vehicle acquisition, reconditioning, sales, underwriting and finance, loan servicing, and after sale support. We believe that our model enables us to operate successfully in the underserved subprime market segment. In addition, we believe that our model allows us to systematically open new dealerships in existing and new markets throughout the United States.

We operate in the large and highly fragmented used vehicle sales and financing markets. According to CNW, for 2010, industry sales of used vehicles totaled $324.4 billion, which consisted of sales from approximately 53,000 franchise and independent dealers and private transactions.

Integrated Business Model

Our integrated business model is focused on giving our customers the ability to acquire quality used vehicles through six key activities:

•

Vehicle acquisition. We acquire inventory primarily from used vehicle auctions. Our centralized vehicle selection strategy takes into account many factors, including the retail value, age, and costs of buying, reconditioning, and delivering the vehicle for resale, along with buyer affordability and desirability. At March 31, 2011, we employed 36 buyers who average six years of experience with us. At March 31, 2011, we employed 36 buyers who average six years of experience with us. For the three months ended March 31, 2011, we purchased 16,234 vehicles from over 140 auctions nationwide.

•

Vehicle reconditioning and distribution. Subsequent to acquisition, vehicles are transported to one of our 15 regional reconditioning facilities, where we recondition the vehicles and perform a rigorous multi-point inspection for safety and operability. On average, we spend approximately $1,200 in reconditioning costs per vehicle sold, including parts and labor. Upon passing our quality assurance testing, we determine the distribution of vehicles to our dealerships based on current inventory mix and levels, along with sales patterns at each dealership.

•

Vehicle sales. We focus on selling quality used vehicles with affordable payments through our extensive network of company-owned dealerships. Our dealerships maintain a range of approximately 60-70 vehicles with vehicle ages generally ranging from two to seven years. We utilize targeted television, radio, and online advertising programs to promote our brand and encourage customers to complete an online credit application and visit our dealerships. Approximately 54% of our customers completed an online credit application before visiting one of our dealerships for the three month period ended March 31, 2011. Our dealerships are generally located in high traffic commercial districts and showcase our DriveTime logos and color schemes. Our sales process features no-haggle pricing and prices are established centrally based on pricing targets and vehicle turn times. Customers are assisted through their buying and financing process by salaried sales advisors.

•	Underwriting and finance. Using information provided as part of the credit application process, our centralized proprietary credit scoring system determines a customer’s credit grade and the corresponding minimum down payment and maximum installment payment. We monitor the performance of our portfolio and close rates on a real-time basis, allowing us to centrally adjust pricing and financing terms to balance sales volumes and loan performance.

•

Loan servicing. We perform all servicing functions for our loan portfolio, from collections through the resale of repossessed vehicles. Our collections are centralized into four regional collection facilities and our collections teams use an automated dialer and messaging systems in our collections strategy. We allow customers to make payments in cash at over 3,700 Wal-Mart stores and more than 12,000 other locations nationwide, as well as through traditional payment methods. Our experienced collection staff utilizes our proprietary collection software, which we developed specifically for subprime auto loans. We use behavioral models designed to predict payment habits, as well as automated dialer and messaging systems to enhance collection efficiency. We utilize our vehicle acquisition and sales expertise in representing our vehicles at auction in order to maximize the recovery value of repossessed vehicles.

•

After sale support. As part of our no-haggle vehicle sale price, we provide our DriveCare® limited warranty; a 36 month / 36,000 mile warranty, including oil changes at Sears Automotive locations nationwide and 24/7 roadside assistance, on each vehicle we sell. The warranty is included in the sales price of each vehicle, and not sold as a separate product. We self-administer our warranty program through our in-house team of customer service representatives, including warranty claim specialists who are certified mechanics, and our pre-approved vendor network of independent third-party repair facilities.

Industry Overview

Used vehicle sales. The market for used vehicles is among the largest retail markets in the United States. According to CNW, in 2010 there were 37.2 million used vehicle sale transactions, representing 77% and 52% of the overall vehicle market by unit sales and dollar volume, respectively. Sales typically occur through one of three channels: (i) the used vehicle retail operations of the approximately 15,000 manufacturers’ franchised new car dealerships, which represented 34.4% of industry sales in 2010, (ii) approximately 37,700 independent used vehicle dealerships, which represented 35.0% of industry sales in 2010, and (iii) individuals who sell used vehicles in private transactions, which represented 30.6% of industry sales in 2010. The used vehicle retail industry is highly fragmented, as evidenced by a CNW study which estimates that the five largest used vehicle retailers accounted for only 2.0% of industry sales in 2010.

“Buy-here, pay-here” (“BHPH”) dealerships sell and finance used vehicles to individuals with limited credit histories or past credit problems. In 2010, according to CNW, 2.4 million vehicles were sold by BHPH dealerships across the country. These subprime customers typically do not qualify to purchase a vehicle from used car megastores or the used car divisions of franchised new car dealers. BHPH dealerships are characterized by their sale of older, higher mileage cars; relatively small inventories of vehicles; and the requirement that customers make installment payments weekly or bi-weekly in person at the dealership.

Vehicle financing. According to CNW, at the end of 2009 there was in excess of $1.8 trillion in auto loans outstanding in the United States, of which 44.5%, or $806.9 billion, related to used vehicle sales. Of this $806.9 billion, 21.7%, or $174.8 billion, related to the subprime segment of this market. The industry is generally segmented by credit characteristics of the borrower (prime versus subprime). Originations for customers within the subprime market averaged $61.2 billion per annum (including originations for new and used vehicles) over the last five years ending December 31, 2010. However, subprime automobile originations dropped to $33.5 billion in 2010.

The used vehicle financing segment is highly fragmented and is served by a variety of financing sources that include independent finance companies, “buy-here, pay-here dealers” and select traditional lending sources such as banks, savings and loans, credit unions, and captive finance subsidiaries of vehicle manufacturers. Many traditional lending sources have historically avoided the subprime market due to its relatively high credit risk and the associated collection efforts and costs. In addition, over the past one and one-half years, numerous subprime lenders significantly curtailed their originations or exited the market. As a result, subprime loan approval rates have dropped from approximately 69% in early 2007 to approximately 13% at the end of 2010. The following graph depicts the decline in loan approval rates to subprime customers.

Consistent with the decline in loan approval rates, according to CNW, the total number of independent used vehicle dealerships has declined in recent periods, from approximately 42,800 at the end of 2007 to approximately 37,700 at the end of 2010, reflecting the downturn in the economy and tightening of the credit markets, especially the subprime markets. In this same time period, used car sales (including private party sales) declined from approximately 41.6 million to approximately 37.2 million while new car sales declined from approximately 16.2 million to approximately 11.6 million, according to CNW. The following charts illustrate the declining trends described above.

Conversely, these economic factors have pushed more consumers into the subprime category. For example, according to FICO, the percentage of the U.S. population that had FICO scores under 600 rose from approximately 22% in October 2005 to approximately 25.5% in April 2010.

We believe this confluence of factors—the increase of customers in our target market, combined with the decline in independent used vehicle dealerships and loan availability to the subprime market—provides us with the opportunity to grow and increase market share.

Our market. Within the subprime market, we cater to customers who have the income necessary to purchase a used vehicle, but because of their impaired credit histories, cannot qualify for financing from traditional third-party sources. Our typical customer ranges from 25 to 55 years of age, has an annual income of $24,000 to $56,000, and has a FICO score between 450 and 570. FICO scores range from 300 to 850, and a customer with a FICO score below 620 is typically considered to have subprime credit.

Competitive Strengths

We believe the key competitive factors to effectively serve customers in this market are: (i) availability of financing, (ii) affordability of down payments and installment payments, (iii) breadth and desirability of vehicle selection, (iv) quality of the vehicles and the warranty provided, and (v) convenience of dealership locations and customer service. In general, the other primary buying options for customers in this segment are to purchase older, higher mileage vehicles from small, independent used vehicle dealers, or in private transactions with individuals.

We believe we have developed a flexible and adaptive business model that has positioned us for controlled growth and addresses the competitive factors described above. Our competitive strengths consist of:

Industry leadership in the subprime auto sales and finance market. We are the leading used vehicle retailer in the United States focusing on the sale and financing of vehicles to the subprime market. We believe that our market presence, with 86 branded dealerships and 15 reconditioning facilities across 29 geographic areas, presents a distinct barrier to entry for competitors seeking to penetrate our markets. We intend to continue to penetrate this highly fragmented market by increasing sales in existing markets and through controlled expansion into new geographies. We believe that with the processes we have developed we will be able to open dealerships with a relatively modest capital investment and achieve store profitability in most markets within six to 12 months of store opening.

Integrated and centralized business model. We have developed a business model that integrates our vehicle acquisition, reconditioning, sales, underwriting and finance, loan servicing, and after sale support activities, which we believe enables us to control and generate value from each aspect of our business. In addition, we have centralized the key components of each of these functions. We believe that our integrated business model and centralized operations enable us to carefully manage our business and provide consistent customer service, while providing us with a stable platform for growth.

Sophisticated and proprietary information-based systems and strategies. Our experience in the subprime market has enabled us to develop sophisticated, proprietary systems and databases that help us manage each aspect of our business. We use our credit scoring system to classify customers into various credit grades defined by us based on historical loan performance. The credit grades are used to determine minimum down payments, maximum payment terms, and interest rates. We believe our ability to quantify each customer’s risk profile allows us to better predict loan performance, maintain the quality of our loan portfolio, and enhance our servicing and collections activities. We also believe that these models and databases enable us to rapidly adjust our business model to address changing market demands and customer trends, which we believe results in more predictive and less volatile loan performance.

Multiple sources of financing. We have been able to access a wide variety of sophisticated lending facilities, including non-recourse secured term loans, warehouse facilities, securitizations and senior notes. While availability, advance rates, and interest rates vary depending on market conditions, we have recently reduced our interest rates and increased our advance rates. See “Summary—Recent Financing and Cash Flow Transactions.”

Highly experienced management team with strong operating track record. Our executive management team has centralized our operations, created our data-driven and adaptive business model, and implemented the dealership model we operate today. Our Chairman and principal shareholder, Ernest C. Garcia II, founded the Company. Raymond C. Fidel, our Chief Executive Officer and President; Mark G. Sauder, our Chief Financial Officer; Jon D. Ehlinger, our Secretary and General Counsel; and Alan J. Appelman, our Chief Credit Officer, have each been with the Company or one of its affiliates for more than ten years. Our eight member senior management team has an average of over 13 years of relevant industry experience.

Business Strategies

We intend to leverage our competitive strengths by implementing the following business strategies to expand our dealership base and market share and further distinguish ourselves as the leading used vehicle retailer to the subprime market:

Pursue controlled growth by expanding our dealership network. We believe we are well positioned to expand our dealership network throughout the United States, primarily through systematic, organic growth. We believe our centralized and integrated business model enables us to efficiently open new dealerships. It typically takes us from one to six months to select a site and execute a lease and an additional two to four months to open a new store, and we generally achieve profitability within six to 12 months of opening. We seek to locate new stores in existing commercial facilities, typically lease each facility for five years (with options to extend for another five to 15 years), and spend approximately $500,000 to $600,000 in leasehold improvements and equipment to establish each of our branded dealerships. We generally seek to expand into geographic regions in the United States with populations ranging from 500,000 to three million people, that have customer demographic concentrations consistent with our target market, and that have favorable operating environments. As of March 31, 2011, we had dealerships in 23 of 81 geographic regions between 500,000 and three million people, and we had dealerships in four of 24 geographic regions with populations in excess of three million people.

Implement business model enhancements. We have implemented enhancements to our business model in order to further distinguish our operations from traditional “buy-here, pay-here” dealerships. Unlike traditional stores serving our market, which require customers to physically make periodic payments at the dealership, we have created programs that allow our customers to make cash payments at over 15,000 locations nationwide, as well as online, by phone, and through other traditional payment methods, along with centralized loan servicing and collections for our loan portfolio. Since December 2009, all 14 of our new stores have opened with no collectors and no payments in stores, along with a sales compensation structure which is now comprised of a base salary plus team and individual bonus rather than a commissioned based compensation structure. As of September 1, 2010, we no longer accept customer payments at our dealership locations. In addition all loan servicing activities have been removed from stores. In 2010, we completed consolidating collections for accounts that are one to 36 days past due, which has resulted in the removal of all collection activities from our dealerships and the consolidation of such activities at our four central collection facilities. These business model enhancements are intended to provide our customers the best experience available in our market to further enhance our leadership position.

Continue to enhance our credit scoring models, business analytics, and technology platforms. We believe continuous enhancement of our industry-leading analytics, processes, and systems is a key driver to our cash flow, future growth, and profitability. We have completed development of our seventh generation proprietary credit scoring model, which expands and refines the variables utilized by prior generations of scoring models.

With a view to maximizing cash flows and monitoring portfolio risk, we intend to continue our efforts to enhance and expand our analytics platform, improve our management information systems and databases, enhance our website and call center systems, and improve our customer lead tracking software and sales systems. We believe that these improvements will serve to expand our competitive edge.

Maintain a strong balance sheet. Historically, we have been able to access credit markets that we believe are not typically available to auto dealerships serving our customers in the subprime market. We believe that this success is attributable to our centralized operations, track record, and strong balance sheet. We will maintain a continued focus on further enhancing our liquidity and capital position to support our business. In particular, we believe that the long-term nature of the capital that we raised in this offering, together with the other sources of financing available to us, will leave us well positioned against potential future economic downturns and capital market disruptions.

Dealerships and Facilities

As of March 31, 2011, we operated 86 dealerships and 15 reconditioning facilities in 29 geographic regions in 14 states. Select information as of and for the three months ended March 31, 2011 regarding these dealerships is as follows:

	Three Months Ended March 31, 2011		As of March 31, 2011
Regions	# of Units Sold	Percent of Unit Sales Volume	Number of Stores	Number of Reconditioning Facilities	# of Active Loans	Loan Principal	% of Portfolio
Dallas	1,860	10.3%	9	2	17,965	$192,406	13.3%
Atlanta	1,262	7.1%	6	2	11,146	113,437	7.9%
Orlando	1,200	6.6%	7	1	10,040	103,830	7.2%
San Antonio	1,196	6.6%	6	1	11,195	114,329	7.9%
Tampa	1,145	6.3%	6	1	10,031	102,270	7.0%
Phoenix	1,119	6.2%	5	1	9,163	88,522	6.1%
Greensboro	928	5.1%	4	0	6,310	73,343	5.0%
Los Angeles	853	4.7%	4	0	8,258	78,580	5.4%
Las Vegas	808	4.5%	2	1	6,446	67,006	4.6%
Charlotte	784	4.3%	5	1	7,061	75,115	5.2%
Austin	721	4.0%	3	1	7,301	77,730	5.3%
Albuquerque	658	3.6%	3	1	6,004	59,682	4.1%
Richmond	636	3.5%	4	1	6,615	63,226	4.3%
Jacksonville	617	3.4%	3	0	5,028	53,205	3.6%
Norfolk	568	3.1%	3	0	4,893	49,531	3.4%
Denver	512	2.8%	3	1	3,791	42,979	2.9%
Greenville	321	1.8%	1	0	824	10,779	0.7%
Columbia	328	1.8%	1	0	804	10,554	0.7%
Tucson	251	1.4%	1	0	2,408	23,398	1.6%
Oklahoma City	270	1.5%	1	0	810	10,724	0.7%
Nashville	258	1.4%	1	0	858	10,909	0.7%
Fayetteville	325	1.8%	1	0	710	9,827	0.7%
Birmingham	328	1.8%	1	0	455	6,058	0.4%
Tulsa	196	1.1%	1	0	365	4,960	0.3%
Chattanooga	250	1.4%	1	0	347	4,725	0.3%
Memphis	275	1.5%	1	0	330	4,469	0.3%
Mobile	232	1.3%	1	1	270	3,642	0.2%
Knoxville	172	1.0%	1	0	182	2,503	0.2%
Charleston (1)	22	0.1%	1	0	22	287	0.0%

	18,095	100.0%	86	15	139,632	$1,458,026	100.0%

(1)	Opened in March 2011

In general, our dealerships are located in high visibility, high traffic commercial areas, and we believe they are generally newer and cleaner in appearance than competing “buy-here, pay-here” dealerships. All of our dealerships are branded with consistent signage, flooring, furniture, paint, wallpaper, and awnings. We believe our branded dealership facilities are key to customer acquisition and help promote our image as a professional business.

At March 31, 2011, we owned 11 properties and all other facilities were leased. The owned properties include seven dealerships, a reconditioning facility, a shared dealership and reconditioning facility, and an operations/collections call center located in Mesa, Arizona.

At March 31, 2011, we leased 15 dealerships, three reconditioning facilities, our former loan servicing center, and our corporate office from Verde and one dealership and one reconditioning center from Mr. Garcia’s brother-in-law, Steven Johnson, who is also a director and officer of DTAC.

Due to reduced access to funding and reduced origination volume as a result of tightening our loan underwriting standards, and also as a result of normal course of operations, we closed 28 dealerships and six reconditioning facilities from January 1, 2008 to December 31, 2009. At March 31, 2011, we are still obligated for leases on seven properties which we have vacated. To date, we have subleased three of these seven properties. Six of the seven properties are owned by Verde and Mr. Johnson.

Dealership Operations

Each of our dealerships features a wide selection of makes and models to satisfy the preferences and budgets of our potential customers. Our dealerships generally maintain an inventory in excess of 60 vehicles. We offer “no haggle” pricing, with prices displayed on each vehicle. Vehicle prices averaged $14,649 for the three months ended March 31, 2011.

Each dealership is run by a general manager, who has responsibility for the operations of the dealership facility and is compensated in part based on overall dealership profitability and other operating metrics. Our dealerships also typically employ between one to three sales managers, several sales personnel, and administrative support personnel.

We have implemented enhancements to our business model that seek to further distinguish our dealership operations and improve our customer experience. In this regard, we converted our stores to “sales only” operations, and removed all loan servicing activities from our stores. At the same time, we provide convenient ways for customers to make installment payments, including cash payments at alternative retail and other locations nationwide. We have also modified our sales compensation structure, which now is comprised of a base salary plus team and individual based bonus rather than a commissioned based compensation structure. Beginning with vehicle sales in December 2009, we are providing our customers with a three-day, no questions asked return policy and a 36 month/36,000 mile extended warranty including oil changes at Sears Automotive locations nationwide and 24/7 roadside assistance. Together with our newly renovated and spacious branded dealership facilities and “no haggle” pricing, we believe these changes will result in an industry leading customer sales experience.

Inventory

Our centralized inventory management allows us to monitor inventory mix and maintain adequate levels of inventory at each dealership. It also enables us to quickly adjust vehicle acquisition and pricing in light of market conditions and to ensure affordability at all of our stores.

Using our proprietary models and real-time data, we deliver weekly buy targets to our 36 buyers based on current inventory levels, projected sales volumes, inventory turn times, and targeted vehicle pricing. We acquire inventory from used vehicle auctions, daily rental agencies, and commercial fleets. Approximately 90% of our inventory is acquired at auction.

After purchase, vehicles are transported to one of our 15 regional reconditioning facilities, where we perform a rigorous multi-point inspection for safety and operability, and assess the cost of reconditioning. Vehicles that fail inspection due to significant structural or mechanical defects are returned or resold at auction. We utilize our proprietary inventory management system to determine and monitor labor, parts, and other costs associated with reconditioning each vehicle. Reconditioned vehicles are distributed to our dealerships based on real-time projected inventory turn times and levels at each dealership. For the three months ended March 31, 2011, the average cost per vehicle, including auction fees, reconditioning costs, parts and labor, transportation costs, and other incremental costs such as warranty costs, was $9,126, the average vehicle age was 5.0 years, and the average mileage was approximately 73,812 miles.

Marketing, Sales, and Branding

Our marketing message which is primarily delivered via direct response television and online advertising is focused on our ability to provide financing to credit challenged consumers. Centered around the theme “Approved, Approved, Approved®,” we believe the campaigns resonate with our customer base and encourage them to complete an online application to obtain pre-approval of their financing needs. The message is delivered by a fun and friendly team of helpful people who treat all customers with respect. Throughout the commercial there is a strong call to action driving the customer to goforapproval.com.

DriveTime branding includes the “We turn No to Go®” green stop sign trademark, “Al the Approval Guy®” and “The Go-to-Guys for Cars and Credit®.” The brand is also fostered in our dealerships with consistent merchandising including logos, LED boards, graphic vehicle hoods, furniture, signage and color schemes. The in store emphasis on our over arching message of customer service and availability of financing allows our credit-challenged customers to feel comfortable and confident while completing the DriveTime experience with a purchase.

A vital component of our lead and sales generation is web-based marketing and online assets. Approximately 54% of our sales for the three months ended March 31, 2011, were generated by customers who completed an online application prior to visiting one of our dealerships. Credit applications are submitted via www.drivetime.com and other marketing websites such as www.goforapproval.com (for television campaigns), and www.go4approval.com (for yellow page campaigns). In addition to our websites, we generate leads and sales through search engine optimization, pay per click marketing, targeted e-mail, third party and affiliate marketing.

Underwriting and Credit Scoring Models

We have dedicated, and will continue to dedicate substantial resources to developing, maintaining, and updating our proprietary credit scoring models that are focused on predicting the credit risk of our customers. Many companies use FICO scores as a standard metric to assess the credit risk of customers. In contrast, we have over ten years of experience in developing credit scoring models that are more finely tuned to the nuances within the subprime auto segment. Our scoring models provide a substantial improvement over traditional FICO scores in rank-ordering the likelihood of credit risk default within the subprime auto segment. Our scoring models also include the use of alternative data sources along with traditional credit bureau data which enhance the ability to separate the credit risk levels of the subprime auto segment into different categories. Our centralized proprietary credit scoring models are currently used to classify customers into various risk grades that are linked to financing parameters. We believe our ability to quantify a customer’s risk profile based upon historical data, breadth of data, and sophisticated modeling techniques, allows us to better predict loan performance, manage the blended quality of our portfolio of loans, and obtain appropriate risk adjusted returns than generic scores, such as the commonly used scores from FICO and VantageScore.

The scoring models are periodically updated to account for changes in loan performance, data sources, economic cycles, and business processes. The first credit scoring model was deployed in July 2001. Since then, six subsequent generations of credit scoring models have been implemented, with the most recent scoring models being implemented in January 2011. The credit scoring models have evolved over time and better leverage data collected from additional data sources than in prior models, resulting in improvements in identifying differences in the credit risk of our customers.

Prior to each sale, we require our customers to complete a credit application. Upon entering the customer information into our origination system, our proprietary credit scoring system determines the customer’s credit grade, which is used by the dealership manager to help select vehicles that fit the required deal terms and the customer’s needs. The customer’s credit grade and type of vehicle determine the term, maximum installment payment, and minimum payment amounts. The annual percentage rate (APR) charged is a function of the customer’s credit grade, down payment, and model year of the vehicle. Our centralized risk management and pricing departments set these terms.

Our centralized risk management group manages the credit mix of our portfolio of finance receivables on a company-wide basis. This group is also responsible for monitoring the origination and underwriting processes, providing underwriting training to the dealerships, monitoring loan servicing, and static-pool tracking of portfolio loss performance and profitability. The static-pool tracking of portfolio loss performance is also monitored by credit grade. Over the past seven years, the unit loss rate results by credit grade have been relatively consistent through economic cycles and across different generations of scoring models.

We provide financing for substantially all of the used vehicles we sell at our dealerships through retail installment sales contracts. The foundation for underwriting these loans is our proprietary credit scoring models described above.

Loan Portfolio

We actively monitor our portfolio performance and the credit grade mix of originations. Our proprietary credit grading system segments our customers into eight distinct credit grades. We control the grade mix of originations through the deal terms provided to our customers, which are established centrally by our risk management team, and applied consistently throughout our dealership network. We have higher minimum down payments and lower maximum installment payments for our lower credit grade customers, resulting in lower close rates for our lower credit grade customers. Our loans have an average original term of approximately 53 months and an average life of only 33 months, due to charge-offs and pay-offs. Due to the fact that our loans have a relatively short average life, we are able to closely monitor credit trends and make appropriate adjustments to both the grade mix and pricing of our originations.

Due to the deteriorating economic environment, combined with reduced access to funding, we decided to tighten our credit standards starting in the second quarter of 2008. Our goal was to both reduce overall origination volume to match our access to funding and originate loans in higher credit grades to improve overall portfolio loan performance. The performance of our portfolio has improved since the second quarter of 2008, primarily as a result of our decision to originate better overall grade mix, combined with lower losses within the various credit grades due to improvements in deal structure, changes in underwriting policies, and implementation of new scoring models. Due to the fact that our loans have a relatively short average duration, our portfolio turns over rapidly. As shown in the following table, loans originated since we tightened our underwriting standards in the second quarter of 2008 comprise a majority of our portfolio as of March 31, 2011.

Percentage of Portfolio Originated since March 31, 2008:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008	0.0%	12.6%	24.4%	33.8%
2009	45.9%	54.1%	61.8%	67.6%
2010	74.9%	79.8%	84.4%	87.8%
2011	91.6%

The impact of the tightening of our underwriting standards on our loan portfolio is shown in the following trended net charge-off table, as originations after tightening increasingly became a larger percentage of our outstanding loan portfolio. This table represents the performance of our entire loan portfolio outstanding for each period shown, and does not represent static pools based on origination year. As is evident from the table below, the seasonality in our business results in net charge-offs typically being the highest in the third and fourth quarter of each year and the lowest in the first and second quarter of each year.

Net Charge-Offs as a Percent of Average Portfolio Principal Balance:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2006 (1)	3.8%	2.9%	4.8%	4.9%	16.4%
2007	3.8%	3.2%	5.5%	5.4%	18.2%
2008	4.9%	4.4%	5.7%	6.5%	21.4%
2009	4.9%	3.9%	4.8%	4.6%	18.2%
2010 (1)	3.3%	2.5%	3.7%	3.7%	13.1%
2011	3.1%

(1)

Net charge-offs in 2006 and 2010 are adjusted to remove a positive benefit and negative impact, respectively, of a non recurring adjustment related to recoveries. The unadjusted total net charge-offs were 15.8% for 2006 and 13.5% for 2010.

Monitoring and Collections

We seek to minimize credit losses by carefully monitoring our portfolio of finance receivables. After completing a sale, each loan is automatically added to our comprehensive loan servicing and collection system. Our proprietary collection system was developed specifically for subprime auto loans and provides us the transparency and tools necessary to effectively and efficiently service our loan portfolio. We set daily queues of delinquent accounts for each collector to manage based on the customer’s delinquency status and an internally generated behavioral score for the customer. In addition to behavioral models designed to predict payment habits, we utilize an automated dialer and messaging system to enhance collection efficiency.

Accounts greater than 36 days past due (i.e., “back-end” collections) are assigned to a central loan servicing facility located in Mesa, Arizona. Recovery, bankruptcy, insurance, payment processing, cash balancing, customer service, re-marketing, quality assurance, contract verification, as well as our call center, and warranty administration functions are also performed at our Mesa, Arizona facility. We utilize our vehicle acquisition and sales expertise in representing our vehicles at auction in order to maximize the recovery value of repossessed vehicles. We have recently completed consolidating collections for accounts that are one to 36 days past due, which has resulted in the removal of all collection activities from our dealerships, and the consolidation of such activities at our centralized collection facilities.

Integrated Information Systems

We manage the operations of our reconditioning facilities, dealerships, loan servicing centers, and our accounting and reporting functions with a single, integrated information system. When we purchase a used vehicle, our staff records the purchase in our system, and the system adds the vehicle to inventory and makes the appropriate accounting entries. Reconditioning costs are also tracked for each vehicle. When a sale occurs and a loan is generated, the system adds the loan to our loan servicing and collection systems. We use both local and wide-area data and voice communication networks that allow us to account for all purchase and sale activity centrally and to service large volumes of contracts from our centralized collections facilities. We also have internally developed comprehensive databases and management tools, including credit scoring models, static pool analyses, behavioral scoring, and predictive modeling to set inventory acquisition and underwriting guidelines, structure contract terms, establish collection strategies, and monitor underwriting effectiveness.

Our systems and databases are maintained in secured data centers. Our data centers are configured with redundant power, cooling, and network access. Fire protection systems, including passive and active design elements, are installed. We utilize multiple backup systems in an effort to ensure uninterruptible power. Our network features multiple wide area network connections using a redundant routing architecture and multiple access points to public networks.

Systems and databases are configured for high availability and disaster recovery. High availability is achieved through the use of server and database clustering and redundancy at multiple hardware layers. We back-up all of our databases and systems on a regular basis. We leverage a blended data duplication disk backup and traditional tape backup strategy that supports rapid data recovery. Tape backups are stored in a secure offsite location. Critical systems are attached to a storage area network and data replication is in place across data centers. Server virtualization technology is utilized to improve the efficiency and availability of resources and applications. We have a comprehensive disaster recovery plan in place to cover intermittent or extended periods of interruption in one or more of our critical systems. We periodically test our disaster recovery procedures.

Customer Insurance Coverage

Certain of our customers have difficulty obtaining and maintaining affordable insurance for their vehicles. In all of the states in which we operate, we offer our customers a collateral protection insurance program. Under this program, we offer customers dual interest collateral protection insurance through a third party with whom we have a contractual relationship. The insurance coverage is limited to vehicle damage. The insurance is offered by an “A” rated insurer, and is 100% reinsured by one of our subsidiaries. Although we are not the insurer, we bear the entire risk of loss resulting from amounts claimed and paid in excess of amounts we collect related to operating this program. At March 31, 2011, our reserve for open claims was $0.1 million.

Intellectual Property

We have an ongoing program under which we evaluate our intellectual property and consider appropriate federal and state intellectual property related filings. We believe that there is significant value in our trademarks, but that our business as a whole is not materially dependent on our trademarks. We believe we have taken appropriate measures to protect our proprietary rights.

Employees

At March 31, 2011, we employed 2,228 people, consisting of 1,412 people in our retail operations, 588 people in our portfolio operations, and 228 people in our corporate operations. None of our employees are covered by a collective bargaining agreement and we generally believe that relations with our employees are good.

Competition

Our primary competitors are the numerous small “buy-here, pay-here” dealerships, independent used vehicle dealers, and used vehicle departments of franchise dealers that operate in the subprime segment of the used vehicle sales industry, and the banks and finance companies that purchase their loans. We continually strive to successfully distinguish ourselves from our competitors and compete in this industry in a cost-effective manner. Periodically, larger companies with significant financial and other resources have entered or announced plans to enter the used vehicle sales and/or finance industry, or relax their credit standards and compete with us. These dealerships also compete with us in areas such as the purchase of inventory, which can result in increased wholesale costs for used vehicles and lower margins.

The used vehicle financing segment is highly fragmented and is served by a variety of traditional financial institutions, including banks, savings and loans, credit unions, and captive finance subsidiaries of vehicle manufacturers, as well as by independent finance companies and “buy-here, pay-here” dealerships. While traditional financial institutions have not consistently serviced subprime borrowers, the high interest rates and margins of companies involved in subprime financing have at times encouraged certain of these traditional institutions to enter, or contemplate entering, this market. Due to the economic downturn, many finance companies reduced or eliminated subprime auto financing. According to CNW, the subprime loan approval rates have dropped from approximately 69.0% in the first half of 2007 to approximately 13% at the end of 2010. More recently, traditional lenders have begun to increase their subprime auto finance originations.

Regulation

Our sales, finance, and collections operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that we obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that we originate, provide specified disclosures to customers, limit our right to repossess and sell collateral, and prohibit us from discriminating against certain customers.

The post-financial crisis era is marked by an increase in regulatory intensity and enforcement. Our financing activities with customers are subject to federal truth-in-lending, fair credit reporting, and equal credit opportunity laws and regulations, as well as state and local motor vehicle finance laws, installment finance laws, usury laws, and other installment sales laws. Our debt collection activities with customers are subject to federal fair debt collection practices and fair credit reporting laws and regulations. In addition, we are subject to the SEC’s final rules expanding whistleblower rights. We are also subject to federal and state consumer protection, privacy, and related laws and regulations. We charge fixed interest rates in excess of traditional prime and non-prime finance companies on the contracts originated at our dealerships. Some states regulate finance fees and charges that may be paid as a result of vehicle sales.

We expect over time, to see an increase in regulatory scrutiny and enforcement in the area of consumer financial products regulation, as a result of the establishment of the Consumer Financial Protection Bureau, which is expected to assume its authority from other government regulators in the second half of 2011. The Bureau will oversee consumer financial products and services, including mortgage, credit card, payday lending and auto finance. The Bureau’s authority includes rulemaking, enforcement and an array of enforcement tools ranging from fines to legal action. The Bureau is also establishing cooperation agreements with various agencies, including the Federal Trade Commission and State Attorneys General. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the FTC retains certain of its rulemaking and enforcement authority, including enforcement authority over the Federal Debt Collections Practices Act and for warranty issues, and under the new law it has the authority to prescribe rules addressing unfair and deceptive practices by auto dealers.

We believe that we are currently in substantial compliance with all material federal, state, and local laws and regulations applicable to our business. We may not, however, be able to remain in compliance with such laws.

Environmental

We are subject to a complex variety of federal, state, and local laws, regulations, and permits relating to the environment and human health and safety. These requirements change frequently and tend to become more stringent over time, and are a significant consideration for us as our operations involve the use of storage tanks, the disposal of wastewater, and the emission of hazardous substances to the air, as well as the use, storage, recycling, and disposal of hazardous materials, such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires, and fuel. If we violate or fail to comply with these laws, regulations, or permits, we could be fined or otherwise sanctioned by regulators. Pursuant to such requirements, we also have made and will continue to make capital and other expenditures.

We can also be responsible for costs relating to any contamination at our current or former owned or operated properties or third party waste disposal sites. This liability may be imposed even if we were not at fault. In addition to potentially significant expenses to investigate and remediate contamination, such matters can give rise to claims from governmental authorities and other third parties for fines or penalties, natural resource damages, or personal injury or property damage.

Company Insurance Coverage

Our business exposes us to the risk of liabilities arising out of our operations. Liabilities involve, for example, claims of employees, customers, or third parties for personal injury or property damage occurring in the course of our operations. We could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. The automotive retailing business is also subject to substantial risk of property loss due to the concentration of property values at dealership locations. Accordingly, we have purchased liability and property insurance, subject to certain deductibles or loss retentions. We also purchase umbrella liability insurance to provide insurance in excess of our primary insurance policies. We have elected to self-insure our inventory of vehicles. The level of risk we retain may change in the future as insurance market conditions or other factors affecting the economics of our insurance purchasing change. Although we have, subject to certain limitations and exclusions, substantial insurance, we cannot assure you that we will not be exposed to uninsured or underinsured losses that could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Legal Proceedings

We are involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on us. We believe appropriate accruals have been made for the disposition of these matters. In accordance with ASC 450, Contingencies, we establish an accrual for a liability when it is both probable that the liability has been incurred and the amount of the loss can be reasonably estimated. These accruals are reviewed monthly and adjusted to reflect the impact of negotiations, settlements and payments, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

In August 2008, we received a Civil Investigative Demand from the Texas Office of Attorney General, Consumer Protection Division, asking for the production of certain materials. The demand indicates it is the subject of an investigation of possible violations of the Deceptive Trade Practices Act, Sections 17.46(a) and (b) in the marketing, advertising, financing, and selling of used vehicles. We provided the Texas Office of Attorney General with all requested information in August 2008. At that time, we met with the state’s Attorney General’s Office to provide them with an overview of our company and discuss the requested materials. In addition, the Attorney General’s Office indicated that they would review the materials we provided to them and if there were any concerns they would contact us to meet, discuss and resolve the concerns. The Texas Attorney General has requested additional information and documentation from time to time, most recently in February 2010 when it requested clarifying information limited to vehicle inspections, after sale repairs, warranty, loan servicing, and consumer concerns. We believe the request is routine in nature and we have responded accordingly. We believe we are in compliance with all applicable state laws and regulations and we intend to continue to cooperate with state officials, and we will continue to fully cooperate with the state’s Attorney General’s Office in responding to the demand and any follow up discussions. We believe we do not have loss contingencies related to this matter.

On February 24, 2011, the Nevada Supreme Court denied our appeal regarding an adverse administrative ruling related to the efficacy of certain sales tax refunds we had requested for the 2002 and 2003 tax years. Prior to this adverse ruling, the Department of Taxation of the State of Nevada had, in an audit for tax years 1998-2001, allowed such refunds. The Department is now taking the position that we do not qualify to claim such refunds under the State’s statute. We also file for and receive sales tax refunds in states other than Nevada related to sales taxes paid on retail installment sales of the amount related to that portion of the sales price ultimately not collected from our customers. To our knowledge, this decision by the State of Nevada should not affect our position regarding sales tax refunds in states other than Nevada. On March 14, 2011, we filed a motion for reconsideration with the Nevada Supreme Court as we maintained our belief that we are entitled to these sales tax refunds. On March 28, 2011, we received notice that the Department of Taxation had denied our motion. In April 2011, the Nevada Supreme Court denied our petition to rehear our appeal regarding certain sales tax refunds from the 2002 and 2003 tax years. As a result, in the fourth quarter of 2010, we accrued a liability related to this matter. As of March 31, 2011, the amount accrued is $5.7 million.

Company History

DriveTime Automotive Group, Inc. (“DTAG”), formerly known as Ugly Duckling Corporation (“Ugly Duckling”) and Ugly Duckling Holdings, Inc., was incorporated in 1992 and reincorporated in Delaware in 1996. We were listed on the NASDAQ from June 1996 through March 2002. DT Acceptance Corporation (“DTAC”) was formed in February 2003 as a sister company to DTAG and is included in our consolidated financial statements. DTAG focuses on vehicle sales activities and DTAC focuses on our financing activities.

DTAG completed an initial public offering of its common stock in June 1996. Ugly Duckling operated used car dealerships focused exclusively on the subprime market, and underwrote, financed and serviced subprime contracts generated at its dealerships. In December 2001, UDC Acquisition Corp. (the “Purchaser”), an affiliate of Ernest C. Garcia, II, Ugly Duckling’s Chairman of the Board of Directors and principal shareholder, and Gregory B. Sullivan, the President, Chief Executive Officer and a Director of Ugly Duckling, made a tender offer to purchase all of the outstanding common stock not owned by Mr. Garcia, Mr. Sullivan, the Purchaser or their affiliates. A special transaction committee appointed by the Board of Directors of Ugly Duckling recommended that shareholders approve the tender offer for numerous reasons, including, but not limited to, various uncertainties surrounding Ugly Duckling’s future prospects arising from the economic slowdown in effect at the time and the continued effect on the economy of national and international developments, including the U.S. war on terrorism. This transaction was completed in March 2002 and, upon closing, Ugly Duckling ceased to trade as a public company. Ugly Duckling changed its name to DriveTime Automotive Group, Inc. in September 2002. The name change was intended to reflect the company’s new direction and its focus as the auto dealership and finance company of choice for people with subprime credit. Since going private in 2002, the company has continued to develop and implement this strategic focus.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors:

DriveTime Automotive Group, Inc. Name	Age	Position(s)
Ernest C. Garcia II	53	Chairman/Director
Raymond C. Fidel	53	Director, Chief Executive Officer, and President
Mark G. Sauder	51	Executive Vice President and Chief Financial Officer
Alan J. Appelman	53	Executive Vice President, Credit Risk and Customer Analytics
Jon D. Ehlinger	53	Executive Vice President, Secretary, General Counsel and Public Relations
MaryAnn N. Keller	67	Director
Donald J. Sanders	66	Director
Gregg E. Tryhus	53	Director

Ernest C. Garcia II. Mr. Garcia has served as our Chairman of the Board since 1992. Mr. Garcia served as our Chief Executive Officer from 1992 to 1999, and served as our President from 1992 to 1996. Mr. Garcia has been the President of Verde Investments, Inc. since 1992. As our founder and former Chief Executive Officer, Mr. Garcia brings to his role as Chairman of the Board an extensive understanding of the automobile sales and finance industry, which enables him to serve as a resource to our management team in their assessment and management of risks and development of overall corporate strategy.

Raymond C. Fidel. Mr. Fidel has served as a Director, our Chief Executive Officer and President since 2004. Prior to that, Mr. Fidel served as our Chief Operating Officer from 2001 to 2004. Mr. Fidel graduated with a Bachelor of Science degree in finance and a Master of Business Administration degree from the University of New Mexico. Mr. Fidel’s long tenure as a senior executive of the company, as well as his day to day leadership and intimate knowledge of our business and operations, provide the Board with company-specific experience and expertise.

Mark G. Sauder. Mr. Sauder has served as our Chief Financial Officer since 2002 and as Executive Vice President since 2004. Mr. Sauder is a Certified Public Accountant and graduated with a Bachelor of Science degree in accounting from Ball State University.

Alan J. Appelman. Mr. Appelman has served as our Executive Vice President and Chief Credit Officer since 2009. From 2007 until 2009, Mr. Appelman served as our Chief Credit Officer, and from 2000 until 2007, Mr. Appelman served as our Vice President of Risk Management. Mr. Appelman graduated with a Bachelor of Arts degree in psychology from the University of Missouri and received a Masters of Business Administration degree from the University of Texas at Austin.

Jon D. Ehlinger. Mr. Ehlinger has served as our General Counsel and Secretary since 1998, and was appointed Executive Vice President in 2009. Mr. Ehlinger graduated with a Bachelors of Arts degree in history from Drake University and received his Juris Doctorate degree from the University of Notre Dame Law School.

Maryann N. Keller. Ms. Keller currently serves as the principal of Maryann Keller and Associates, a firm providing consulting services to automotive clients. From July 1999 to November 2000, Ms. Keller served as the President of the Automotive Services unit of Priceline.com. She joined Priceline.com from Furman Selz, an investment banking firm, where she served as a managing director of the firm from 1986 to 1999. Prior to joining Furman Selz, Ms. Keller was a portfolio manager with Vilas-Fischer Associates from 1983 to 1986, and served as automotive industry analyst with Kidder Peabody & Co. Inc. and Paine Webber from 1972 to 1983. Ms. Keller also served as Chairman of the Society of Automotive Analysts from 1994 to 1999. She is currently a director of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), a publicly-traded rental car company, where she serves as

Chairman of the Audit Committee and is a member of the human resources and compensation committee. She has previously served as a director of Lithia Motors, Inc. (NYSE: LAD), a new and used vehicle retailer. Ms. Keller’s extensive experience as an analyst of, consultant to, and director of organizations in the automotive industry brings valuable expertise and experience to our Board.

Donald J. Sanders. Mr. Sanders has worked in the consumer finance industry for 40 years and has held management positions with Korvettes Department Stores (private label credit business), Citicorp, and Commercial Credit Corporation. In 1990, Mr. Sanders co-founded and served as Chief Executive Officer of Credit and Risk Management Associates, Inc., a risk management and marketing consulting, data warehousing, and systems integration firm that was acquired by Fair, Isaac Companies in 1996. Mr. Sanders retired from Fair, Isaac in 2001, but continues to provide private consulting services as Deer Creek Consulting, LLC. Mr. Sanders also serves as a Senior Industry Advisor to Bridgeforce, Inc., a Delaware consulting firm, and serves on the board of directors of Collections Marketing Center, Inc., a private company. Mr. Sanders also served on the board of directors of Metris Companies, Inc., from 2004 to 2005. Mr. Sanders’ extensive career focusing on credit scoring and risk modeling for the consumer finance industry, including as a chief executive and later as a consultant, gives him the industry knowledge to guide our Board on a variety of matters.

Gregg E. Tryhus. Mr. Tryhus is President and owner of Grayhawk Development, a company involved in land development, golf development, construction and operations, and resort development. Prior to that, Mr. Tryhus was in the land sales business and founded his own land sales company, Tryhus Company, in 1984.

Prior Proceedings

Prior to founding the predecessor to DriveTime, Ernest C. Garcia II, our Chairman and principal shareholder, was involved in various real estate, securities, and banking ventures. Arising out of two transactions in 1987 between Lincoln Savings & Loan Association (“Lincoln”) and entities controlled by Mr. Garcia, the Resolution Trust Corporation (the “RTC”), which ultimately took over Lincoln, asserted that Lincoln improperly accounted for the transactions and that Mr. Garcia’s participation in the transactions facilitated the improper accounting. Facing severe financial pressures, Mr. Garcia agreed to plead guilty to one count of bank fraud, but, in light of his cooperation with authorities both before and after he was charged, he was sentenced to three years probation (which expired in 1996), was fined $50 (the minimum fine the court could assess), and, during the period of his probation, was banned from becoming an officer, director, or employee of any federally-insured financial institution or a securities firm without governmental approval. In connection with this matter, in 1992 Mr. Garcia consented to a censure and permanent bar from membership or employment or association with any New York Stock Exchange member or member organization. In separate actions arising out of this matter, Mr. Garcia consented to the entry of a permanent injunction against further violations of the securities laws, and filed for bankruptcy both personally and with respect to certain entities he controlled. The bankruptcies were discharged by 1993. On August 21, 2003, all of Mr. Garcia’s civil rights were restored by the Superior Court of Arizona upon application submitted to the court on June 23, 2003. Raymond C. Fidel, our President and Chief Executive Officer, was employed by Lincoln from February 1982 to April 1989. Between 1988 and 1989, Mr. Fidel was the President of Lincoln. Following the takeover of Lincoln by the RTC in 1989, Mr. Fidel and others were charged with fraud (the “Complaint”) arising out of the sale of bonds at Lincoln of its parent company, American Continental Corporation (“ACC”). At the same time the Complaint was filed, Mr. Fidel, without admitting or denying any of the allegations in the Complaint, consented to the entry of a permanent injunction against further violations of the securities laws. Mr. Fidel pled guilty in 1991 to two counts of federal securities fraud, and to six counts in California State court (five relating to fraud and one relating to the sale of securities without qualification) arising out of this matter. In light of Mr. Fidel’s cooperation with authorities in their prosecution of executives of ACC, including Charles H Keating, Jr., and Mr. Fidel’s efforts in stopping bond sales at Lincoln, Mr. Fidel was given three years of probation without supervision, which expired in 1996, and was ordered to make a nominal Victim’s Restitution Fund payment of $250. On September 3, 2004, all of Mr. Fidel’s civil rights were restored by the Superior Court of Arizona and, on November 18, 2004, all of Mr. Fidel’s state convictions were reduced to misdemeanors and all of the misdemeanor charges were then dismissed.

Board Composition

Our directors are elected annually to serve until the next annual meeting of shareholders, until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification, or removal. Directors may be removed at any time for cause by the affirmative vote of the holders of a majority of the voting power then entitled to vote.

As of March 31, 2011, the Company’s board of directors does not have any committees.

We have adopted a code of ethics that applies to all directors, officers and employees of our company, including our Chief Executive Officer, Chief Financial Officer, or persons performing similar functions. A copy of our Code of Ethics is available on our website at www.drivetime.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K in the event of an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, or persons performing similar functions, by disclosing such information on our website.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the related tables that are presented immediately below.

Overview

The purpose of this compensation discussion and analysis is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers, who consist of our principal executive officer, principal financial officer, and our three other most highly compensated executive officers. For our 2010 fiscal year, our named executive officers were:

•	Ernest C. Garcia II, our Chairman;

•	Raymond C. Fidel, our President and Chief Executive Officer;

•	Mark G. Sauder, our Executive Vice President and Chief Financial Officer;

•	Jon D. Ehlinger, our Executive Vice President, Secretary, and General Counsel; and

•	Alan J. Appelman, our Executive Vice President and Chief Credit Officer.

This compensation discussion and analysis addresses and explains the compensation practices that we followed in 2010, the numerical and related information contained in the summary compensation and related tables presented below, and actions we have taken regarding executive compensation since the end of our 2010 fiscal year.

Compensation Determinations

Most, if not all, of our compensation policies and determinations applicable to our named executive officers have been the product of research by and discussion among our management team.

Objectives of Compensation Programs

We pay our named executive officers based on business performance and individual performance, and, in setting compensation levels, we take into consideration our past practices and our current and anticipated future needs, the relative skills and experience of each individual executive, and the competitive market. To date, we have not utilized the services of a compensation consultant and have not engaged in any benchmarking when making policy-level or individual compensation determinations.

Compensation philosophy. A named executive officer’s total compensation will vary based on our overall performance and with the particular named executive officer’s personal performance and contribution to overall results. This philosophy generally applies to all of our employees, with a more significant level of variability and compensation at risk depending upon an employee’s function and level of responsibility. Implementing this philosophy allows us to attract, motivate, and retain highly qualified individuals responsible for guiding us and creating value for our investors.

Overriding objectives. The overriding goal of our executive compensation program is the same as our goal—to create long-term value. Additional objectives of the executive compensation program are:

•	to motivate our named executive officers to achieve and exceed our financial performance goals and drive the value of our business by rewarding such success;

•

to ensure that executive compensation programs are effective in attracting, retaining, and motivating top quality executives who have the ability to significantly influence our long-term financial success and are responsible for effectively managing our operations in a way that maximizes the value of our business;

•	to achieve a balance between compensation levels and our annual and long-term budgets, strategic plans, business objectives, and investor expectations;

•	to motivate executive officers to achieve our business objectives, and to align the incentives of our officers with, on a prospective basis, long-term incentive awards;

•

to provide named executive officers with appropriately leveraged total compensation opportunities that are competitive in form and in value with comparable companies taking into account: industry sector, market capitalization, revenues, profitability, and regional operational focus; and

•	to have programs that are simple, well understood, which reward accountability and are closely tied to our key financial goals and strategic objectives.

Company compensation policies. A named executive officer’s total in-service compensation consists of base salary, a cash bonus, a deferred bonus, a long-term incentive program, and limited perquisites. With regard to these components, we have in the past adhered to the following compensation policies:

•

Base salaries should be competitive and should encourage retention. Our compensation programs should reflect base salaries as being competitive compensation for the named executive officers to perform the essential elements of their respective jobs.

•

Bonuses should be structured to reward superior company performance and encourage retention. Each of our executive officers may be entitled to an annual cash bonus based on our prior year performance. To encourage continuity of management, an amount equal to each annual cash bonus is awarded on a deferred basis and such amounts are paid, subject to continued employment, three years following the year in which the deferred bonus was awarded.

•

Short- and long-term incentives. Our compensation programs are structured to assure that those key executives who are involved in critical decisions that impact our success have a meaningful, competitively supportable portion of their total compensation linked to their success in helping meet performance objectives.

•

Compensation should be paid in cash. As a private company whose equity securities are not publicly traded, we believe that the true compensatory value to be accorded to equity-based incentives would be difficult for both us and a recipient to determine. With the exception to the Restricted Stock Grant awarded to our CEO in December 2010, we have not in the past utilized equity based incentives and have instead focused entirely on providing the opportunity for our named executive officers to earn total cash compensation at levels that enable us to achieve the motivation and retention goals described above.

•

Benefits. Benefits are offered that are competitive within the defined talent market, generally on par with our employee population, and offered on the basis of business need and adequate individual protection. Our benefit plans provide participants with reasonable flexibility to meet individual means.

We believe our policies have helped us achieve our compensation objectives of motivation and retention, as evidenced by the limited turnover in our executive officer ranks over the past several years.

Compensation Programs Design and Elements of Compensation

We choose to pay each element of compensation to further the objectives of our compensation program, which, as noted, includes the need to attract, retain, and reward key leaders critical to our success by providing competitive total compensation.

Elements of in-service compensation. For our 2010 fiscal year, our executive compensation mix included base salary, discretionary cash bonuses, and other benefits generally available to all employees. We generally determine the nature and amount of each element of compensation as follows:

•

Base Salary. We typically agree upon a base salary with a named executive officer at the time of initial employment. The amount of base salary agreed upon, which is not at risk, reflects our views as to the individual executive’s past experience, future potential, knowledge, scope of anticipated responsibilities, skills, expertise, and potential to add value through performance. We review executive salaries annually and may adjust them based on an evaluation of our performance for the year and the performance of the functional area(s) under an executive’s scope of responsibility. We also consider qualitative criteria, such as education and experience requirements, complexity, and scope or impact of the position compared to other executive positions internally.

•

Non-Equity Incentive Plan Compensation. We provide cash bonuses to recognize and reward our named executive officers with cash payments above base salary based on our success in a given year. The cash bonuses are paid annually and the bonus program includes a deferred bonus in the amount of the annual bonus that is payable three years after the payment of the annual bonus, subject to the executive officer still being employed by us at the time of payment. Amounts deferred accrue interest at the Prime rate. For 2010, the bonuses received by Messrs. Fidel, Sauder, Ehlinger and Appelman reflected, in part, bonuses for 2010 performance and, in part, the deferred portion of bonuses earned in 2007. See “—Impact of Performance on Compensation—Bonus Plan.”

•

Retention Plan Bonus. We provide cash bonuses under our retention bonus plan to Messrs. Sauder, Ehlinger and Appelman. Under the terms of the plan, we are committed to make six annual contributions beginning May 1, 2006 through May 2011 to fund the plan. An executive must remain employed by us to receive annual benefits paid out under the plan beginning in May 2011 through May 2015. The difference in the bonus paid to Mr. Sauder, in comparison to Mr. Ehlinger and Mr. Appelman, reflects the terms of the bonus plan and the value it places on Mr. Sauder’s performance in his position as chief financial officer of the company, which is a critically important role in our company given the complexity of our business model and the importance of financing to our business.

•

Perquisites. We seek to compensate our named executive officers at levels that eliminate the need for material perquisites and enable each individual officer to provide for his or her own needs. Accordingly, in 2010, we provided limited perquisites to our named executive officers.

•

Other. We offer other employee benefits to key executives for the purpose of meeting current and future health and security needs for the executives and their families. These benefits, which we generally offer to all eligible employees, include medical, dental, vision and life insurance benefits; short-term disability pay; long-term disability insurance; flexible spending accounts for medical expense reimbursements; tuition reimbursement; and a 401(k) retirement savings plan.

•

Restricted Stock Plans. The Restricted Stock Grant awarded to Mr. Fidel allowed him to acquire an ownership interest in our business and, as a result, encourages him to contribute to our success. See below for “—Chief Executive Officer Restricted Stock Grant” for detail.

Elements of post-termination or change of control compensation and benefits. None of our named executive officers is a party to an employment agreement with us, although certain of our executives are parties to special retention agreements that provide for benefits to be accelerated upon certain events involving termination of employment or a change of control. See “—Severance and Change of Control Arrangements” below.

Impact of Performance on Compensation—Bonus Plan

We have an annual cash bonus program that is based primarily on pretax earnings. When evaluating whether earnings targets have been satisfied, we typically disregard certain non-operating gains and/or losses over which management has no control, and certain performance measures may be adjusted in extraordinary circumstances. We determine target earnings at the start of each year, and bonuses can be paid anywhere from 50% to 150% of the target for each executive officer, depending on our performance against the targets. We determine the targets by analyzing our budget and forecasted earnings, and economic and other competitive factors.

The cash bonuses are paid annually, and the bonus program includes a deferred bonus in the amount of the annual bonus that is payable three years after the payment of the annual bonus, subject to the executive officer still being with us at the time of payment. Amounts deferred accrue interest at the Prime rate.

For 2010, the threshold level of earnings that would entitle our executive officers to a bonus was $44.0 million (which would entitle them to a 50% payout of their base bonus), and our actual performance, using a predetermined formula, was $80.1 million, which resulted in a 150% payout of their base bonus. The dollar amounts provided are not equivalent to our net income since certain items are included and/or excluded when calculating our bonus earnings.

Retention Plan

Prior to July 2005, Raymond C. Fidel, Mark G. Sauder, Jon E. Ehlinger, and Alan J. Appelman were parties to change in control and equity participation agreements with DTAG and DTAC. These agreements were designed to encourage continuous improvement in performance, attract and retain key executives, motivate successful execution of business strategies, and provide for executive participation in the companies’ financial success.

In July 2005, we replaced the change of control and equity participation agreements with a retention plan in which Mark G. Sauder, Jon D. Ehlinger, and Alan J. Appelman participate. Raymond C. Fidel was not included in this plan because it was determined that, as a shareholder at that time, his 5% ownership interest in us encouraged Mr. Fidel to remain with us, and that he would be financially rewarded in his capacity as one of our shareholders. Subsequently, in 2008, Mr. Fidel entered into an agreement with Mr. Garcia for the purchase of Mr. Fidel’s ownership interest. See “—Executive Employment Agreements.”

Under the current terms of the plan, we are committed to make six annual contributions beginning May 1, 2006 and for each year thereafter through May 1, 2011 to fund this program. An executive must remain employed by us to receive these benefits. If the executive terminates his employment without cause or is terminated with cause, any unpaid amounts are forfeited and revert to the company. If the executive is terminated without cause (including on account of disability), the executive terminates for good reason, or upon certain change of control events, the executive will receive all amounts that have been contributed to date. The total potential contributions to be paid under this plan is $14.0 million, funded by us over the first six years and paid out to the executive in five installments beginning May 1, 2011. We recognize compensation expense under this plan based upon the service period required to receive payments of ten years (exclusive of acceleration and forfeiture clauses).

We contributed $2.8 million in each of May 2006, 2007, and 2008 in accordance with the plan. In May 2009, the executives that participate in the plan agreed to amend the scheduled plan contributions to be $1.4 million in May 2009 and May 2010 and $2.8 million in May 2011, in lieu of the originally scheduled $2.8 million in May 2009 and May 2010. At December 31, 2010, we had $2.8 million remaining to be funded over the remaining term of the retention plan.

Contributions are made into secular trusts that were set up on behalf of each participant. We fund contributions into the trusts to provide participants a level of certainty regarding payment of their retention benefits. Contributions to the secular trusts are taxable to the named executive officers and the funds are not subject to claims from creditors in the event of bankruptcy. The named executive officers also have investment discretion with respect to the contributions.

Chief Executive Officer Restricted Stock Grant

In December 2010, the Board of Directors of each of DTAG and DTAC approved a restricted stock award to Mr. Fidel, our Chief Executive Officer. On December 28, 2010, Mr. Fidel entered into a Restricted Stock Agreement with each of DTAG and DTAC, pursuant to which he was issued an award of 2.8595 shares of restricted stock in each of DTAG and DTAC, subject to certain vesting restrictions. Mr. Fidel made an election under Section 83(b) of the United States Internal Revenue Code of 1986, as amended, to be taxed on the fair market value of the entire restricted stock grant as of the award date. In connection therewith, that portion of shares the fair market value of which was sufficient to satisfy Mr. Fidel’s federal and state income tax obligations with respect to the entire award was deemed to be vested in full as of the award date. However, only those shares of a value equal to the minimum statutory federal and state withholding due from Mr. Fidel on the grant were repurchased by DTAG and DTAC, with the proceeds from such repurchases being delivered to the relevant tax authorities. The remaining unvested shares of restricted stock will vest one-third each year over a period of three years based on Mr. Fidel’s continued employment with us and on the achievement of certain income before income tax targets for the consolidated results of DTAG, measured for the preceding twelve months as of June 30, 2011, 2012 and 2013. For income tax purposes, Mr. Fidel was deemed to own 2.8595 shares at the grant date, and immediately thereafter the Company repurchased 1.0899 shares resulting in Mr. Fidel owning 1.7696 shares in each of DTAG and DTAC as of December 31, 2010. A shortfall in the performance target measured at June 30, 2011 or 2012 (and therefore a failure of one-third of the unvested shares to vest at such date) may be made up at a subsequent date if the consolidated results of DTAG exceed the relevant income before income tax target applicable to such subsequent period. Shares of restricted stock that would otherwise vest at June 30, 2013 will only become vested shares if Mr. Fidel’s employment with us continues until December 31, 2013. In connection with the execution of the Restricted Stock Agreements, Mr. Fidel also entered into a Shareholders’ Agreement with our principal shareholder and DTAG and DTAC, which, among other things, restricts his ability to transfer his shares of restricted stock and grants him certain tag-along rights in the event of a sale by our principal shareholder and certain piggy-back registration rights in connection with a public offering of our shares or any successor entity. See “—Certain Relationships and Related Party Transactions—Related Party Transactions—Shareholders’ Agreements.”

Internal Revenue Code Section 409A

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the IRS, we are currently operating such plans in compliance with Section 409A.

Conclusion

We believe that the compensation amounts paid to our named executive officers for their service in 2010 were reasonable and appropriate and in our best interests.

Executive Employment Agreements

None of our named executive officers is a party to an employment agreement with us, although certain of our executives are parties to special retention agreements and non-equity incentive plan compensation that provide for benefits to be accelerated upon certain events involving termination of employment or a change of control. See “—Severance and Change of Control Arrangements” below. In 2008, Mr. Fidel entered into an agreement with Mr. Garcia for the purchase of Mr. Fidel’s 5% ownership interest in us. Such agreement included an employment condition which expired on June 30, 2010. While we are not a party to this agreement, which is solely between Mr. Garcia and Mr. Fidel, under GAAP, the existence of the employment condition requires us to treat a portion of the amount payable by Mr. Garcia to Mr. Fidel pursuant to their agreement as compensation for financial statement reporting purposes only. Since no amounts payable pursuant to the agreement between Mr. Garcia and Mr. Fidel are payable by us, we do not treat any such amounts as compensation for purposes of this Compensation Discussion and Analysis or for any other purpose. On December 28, 2010, Mr. Fidel entered into a Restricted Stock Agreement with each of DTAG and DTAC, pursuant to which he was issued an award of 2.8595 shares of restricted stock in each of DTAG and DTAC, subject to certain vesting restrictions. The unvested shares of restricted stock will vest one-third each year over a period of three years based on Mr. Fidel’s continued employment with us and on the achievement of certain income before income tax targets for the consolidated results of DTAG, measured for the preceding twelve months as of June 30, 2011, 2012 and 2013. See “—Chief Executive Officer Restricted Stock Grant” for detail.

Other than as described above, there have been no other material changes to items of compensation applicable to our named executive officers or directors for fiscal 2010.

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered by our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers whose total compensation for the fiscal year ended December 31, 2010 was in excess of $100,000 and who were serving as executive officers at the end of that fiscal year. The listed individuals are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary		Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Ernest C. Garcia II	2010	$779,052		$—	$—	$—	$578,111	$1,357,163
Chairman
Raymond C. Fidel	2010	1,775,000	(1)	—	9,452,000	701,093	80,106	12,008,199
President and Chief Executive Officer
Mark G. Sauder	2010	324,423		1,000,000	—	425,547	18,137	1,768,107
Executive Vice President and Chief Financial Officer
Jon D. Ehlinger	2010	264,619		200,000	—	325,437	12,879	802,935
Executive Vice President, Secretary, and General Counsel
Alan J. Appelman	2010	264,519		200,000	—	325,437	12,649	802,605
Executive Vice President and Chief Credit Officer

(1)	Included is the $1.1 million of non-cash compensation expense as discussed in “Certain Relationships and Related Party Transactions—Related Party Transactions—Non-cash compensation expense.”
(2)

As discussed in “—Retention Plan” above, reflects amounts awarded to the applicable named executive officers in 2010 under the retention plan. Amounts awarded under this plan will be paid to participants in five installments starting May 1, 2011, subject to forfeiture as provided above.

(3)	See “—Chief Executive Officer Restricted Stock Grant.”
(4)	Includes amounts as discussed in “—Impact of Performance on Compensation—Bonus Plan”
(5)	All other compensation consists of the following:

Name	Year	Automobile Allowance	Personal Use of Company Aircraft (a)	Life Insurance Policy Premium	Total
Ernest C. Garcia II	2010	$—	$578,111	$—	$578,111
Raymond C. Fidel	2010	12,600	67,506	—	80,106
Mark G. Sauder	2010	12,250	3,747	2,140	18,137
Jon D. Ehlinger	2010	11,250	—	1,629	12,879
Alan J. Appelman	2010	11,750	—	899	12,649

(a)

Relates to an aircraft that we lease from Verde and an aircraft owned by us. See “—Certain Relationships and Related Party Transactions—Related Party Transactions—Aircraft lease and operating expenses.” The incremental cost to us of personal use of the aircraft is calculated based on the variable operating costs to us, including fuel costs, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees, crew travel expenses, and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, our lease costs, and the cost of maintenance not related to trips, are excluded.

The difference in Mr. Garcia’s base salary in comparison to other named executive officers reflects his status as the founder, Chairman of the Board, and owner of a private company, which entitles him to dividends and a salary. With respect to Mr. Fidel, his salary is attributable to his contributions to the Company and the Company’s performance. In particular, his salary reflects the substantial progress the Company has made under his direction in its operations and financial performance since he became the Chief Operating Officer in 2001 and President/CEO in 2004. While our other executive officers have also made significant, meaningful contributions over this time period, we believe Mr. Fidel’s compensation appropriately reflects his additional contributions to our success. Finally, in setting Mr. Fidel’s salary, we have reviewed his base compensation in the context of overall compensation.

Severance and Change of Control Arrangements

The annual cash bonus program, in which our executive officers participate, and the deferred bonus arrangements with Mr. Fidel, Mr. Sauder, Mr. Ehlinger, and Mr. Appelman entitle them to certain severance payments and other benefits in the event of certain types of terminations and changes of control, which are summarized below. The table below reflects the amount of compensation to be paid to each of them in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2010, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

Pursuant to the Restricted Stock Agreements described above under “—Chief Executive Officer Restricted Stock Grants,” Mr. Fidel would be entitled to the vesting in full of all of the then-unvested shares of restricted stock granted under such agreements if at any time during the terms of the agreements there is a Change in Control of the company or if his employment is terminated by the company without Cause or if he terminates his employment for Good Reason, as each such term is defined in the respective Restricted Stock Agreement. In addition, in the event of Mr. Fidel’s death, only those shares that have previously vested under the Restricted Stock Agreements shall remain vested shares and Mr. Fidel’s estate (or any beneficiary named by him) shall be entitled to the proceeds of an insurance policy on Mr. Fidel’s life with a death benefit in the amount of $10 million. The premium on such policy will be paid by the company, and the benefit amount will reduce in proportion to the amount that any vested shares on a vesting date bear to the unvested shares. The premium paid for this policy was $14,000 for 2011.

	Resignation without Good Reason / Termination for Cause	Resignation with Good Reason / Termination without Cause / Upon Change of Control	Termination Upon Change of Control
Raymond C. Fidel (1)	$—	$5,577,625	$6,723,222
Mark G. Sauder (2)	—	4,562,823	5,210,621
Jon D. Ehlinger (2)	—	1,036,640	1,510,246
Alan J. Appelman (2)	—	1,097,479	1,571,084

(1)	Amounts included are for the restricted stock grants and deferred bonus arrangement.
(2)	Amounts included are the annual cash bonus program and deferred bonus arrangement.

Director Compensation

We pay our non-employee directors an annual cash retainer of $50,000 for their board service.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have a written code of business conduct and ethics governing policies and procedures for related party transactions.

Relationship with Verde Investments, Inc.

Verde Investments, Inc., or “Verde,” is an Arizona corporation that is wholly-owned by Ernest C. Garcia II, our Chairman and principal shareholder. Verde engages in the acquisition, development, and long-term investment in real estate and other commercial assets. Mr. Garcia is the principal shareholder, president and director of Verde. Another affiliate of Mr. Garcia is the Garcia Family Limited Partnership, LLP, of which Mr. Garcia and his wife own 7.32% and Verde owns 66.18%. The other interests are owned by his son and related trusts.

As of December 31, 2007, Raymond C. Fidel, our President and Chief Executive Officer, was obligated to Verde for a $5.0 million note payable at a fixed rate of interest of 4.0% per annum. Mr. Fidel satisfied this obligation in January 2008 in connection with Mr. Garcia’s purchase of Mr. Fidel’s 5% ownership interest in each of DTAG and DTAC.

On June 4, 2010, we issued $200.0 million aggregate principal amount of our Senior Secured Notes, of which $37.0 million were issued to Verde and Mr. Fidel in exchange for an equal principal amount of certain notes previously held by them. Subsequent to June 4, 2010, Verde and Mr. Fidel purchased $12.0 million aggregate principal amount of the Senior Secured Notes in secondary transactions. On June 6, 2011, Verde purchased the $4.0 million aggregate principal amount of the Senior Secured Notes held by Mr. Fidel and subsequently sold all $49.0 million aggregate principal amount of that it held to the initial purchaser in the transaction described herein.

Related Party Transactions

During the year ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2010 and 2011, we recorded related party operating expenses as follows:

	Years Ended December 31,			Three Months Ended March 31,
	2010	2009	2008	2010	2011
	($ in thousands)
General and administrative expenses—related party
Property lease expense	$4,583	$4,741	$5,383	$1,081	$1,111
Store closing costs on related party leases	1,451	1,969	2,484	266	291
Non-cash compensation expense	1,125	2,250	2,250	563	—
Restricted stock compensation expense	3,874	—	—	—	930
Aircraft operating and lease expense	3,693	3,626	3,723	933	1,002
Salaries and wages, general & administrative, and other expenses	812	567	484	217	142
Reimbursement of certain general and administrative expenses	(420)	(210)	(210)	(52)	(79)

Total general and administrative expenses—related party	$15,118	$12,943	$14,114	$3,008	$3,397

Property leases

For the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, and 2008, we leased an average of 15, 15, 16, and 18 vehicle sales facilities, respectively, three reconditioning facilities, our former loan servicing center (which is currently being partially subleased to a third-party tenant), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited Liability Partnership, LLP). At March 31, 2011, three of these facilities were closed locations. At March 31, 2011 and December 31, 2010, we also leased one used vehicle sales facility and a reconditioning center from a director and officer of DTAC and Mr. Garcia’s brother-in-law, Steven Johnson. The properties leased from Mr. Johnson are closed locations.

During the year ended December 31, 2010, we paid $0.4 million in a lease termination fee on one of our closed properties to terminate a lease with Verde. This amount was previously accrued at December 31, 2009 and did not have an impact on net income during this period.

Store closing costs on related-party leases

For all periods presented, we were obligated for related-party leases on certain dealership facilities, reconditioning centers, and an operations facility. The store closing costs represent ongoing costs related to these property leases, property taxes, and maintenance, which are reflected in our general and administrative expenses—related party.

As of March 31, 2011, December 31, 2010 and 2009, the amount of accrued rent expense relating to leased properties on closed facilities was $2.0 million, $2.1 million, and $2.3 million, respectively.

Non-cash compensation expense and restricted stock compensation expense

In January 2008, Mr. Garcia entered into an agreement with Mr. Fidel to purchase Mr. Fidel’s 5% interest in DTAG and DTAC for $17.5 million. The terms of the purchase were such that Mr. Garcia paid Mr. Fidel $6.25 million in cash and $11.25 million in a promissory note bearing interest at 8.0% per annum. The term of the note is five years with annual installment payments required. For the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, and 2008, Mr. Garcia paid interest to Mr. Fidel of $0.1 million, $0.5 million, $0.7 million, and $0.9 million, respectively.

The agreement contained an employment condition, requiring Mr. Fidel to remain employed with the Company through June 30, 2010. Under the terms of the agreement, if Mr. Fidel voluntarily terminated his employment as the President and Chief Executive Officer of the Company at a time prior to June 30, 2010, one-half of the principal balance of the note would be waived and would no longer be payable by Mr. Garcia. Accordingly, under GAAP, one-half of the $11.25 million note was deemed non-cash compensation expense and was recognized over the term of the employment condition.

In December 2010, the Board of Directors of each of DTAG and DTAC approved a restricted stock award to Mr. Fidel. On December 28, 2010, Mr. Fidel entered into a Restricted Stock Agreement with each of DTAG and DTAC, pursuant to which he was issued an award of 2.8595 shares of restricted stock in each of DTAG and DTAC, subject to certain vesting restrictions. Immediately thereafter, each of DTAG and DTAC repurchased 1.0899 shares to satisfy Mr. Fidel’s federal and state income tax obligations, resulting in Mr. Fidel owning (subject to vesting) 1.7696 shares in each of DTAG and DTAC as of March 31, 2011 and December 31, 2010. For the three-month period ended March 31, 2011, we recorded $0.9 million in restricted stock compensation expense associated with these grants.

Aircraft lease and operating expenses

In September 2005, we entered into a lease with Verde for an aircraft. Under the terms of the lease agreement, we agreed to pay monthly lease payments of $150,000 plus taxes to Verde, and are responsible for paying all costs and expenses related to the aircraft and its operations. In August 2010, we extended the lease term for five years, which expires in September 2015.

Salaries and wages, general and administrative, and other expenses

For the three months ended March 31, 2011 and the years ended December 31, 2010, 2009 and 2008, an aggregate of $0.1 million, $0.8 million, $0.6 million, and $0.5 million, respectively, in general and administrative expenses and salaries and wages of Verde and Verde employees who are enrolled in our health plan, are reflected in our general and administrative expenses—related party. We will continue to incur these expenses following this offering.

Reimbursement of general and administrative expenses

For each of the periods presented, we received reimbursement from Verde of certain general and administrative expenses incurred by us on Verde’s behalf. Verde will continue to reimburse us for these expenses following this offering.

Related party indebtedness

For the periods presented, we recorded related party interest expense and loss on extinguishment of debt as follows:

	Years Ended December 31,			Three Months Ended March 31,
	2010	2009	2008	2010	2011
	($ in thousands)
Non-portfolio debt interest expense—related party
Junior Secured Notes:
Tranche A—Related Party: CEO	$185	$400	$30	$108	$—
Tranche A—Related Party: Verde	3,374	2,460	—	1,985	—
Tranche B—Related Party: Verde	2,754	6,035	450	1,620	—
$5.0 million Shareholder Note Payable	—	—	140	—	—
$32.0 million Shareholder Note Payable	—	2,690	3,224	—	—
$75.0 million Subordinated Note Payable	3,863	9,158	5,939	2,258	—

Total non-portfolio debt interest expense—related party	$10,176	$20,743	$9,783	$5,971	$—

Senior secured notes interest expense—related party
$45.0 million Sr. Secured Debt: Verde	$2,930	$—	$—	$—	$1,420
$4.0 million Sr. Secured Debt: CEO	223	—	—	—	126

Total senior secured notes interest expense—related party	$3,153	$—	$—	$—	$1,546

Loss on extinguishment of debt—related party
$32.0 million Senior Unsecured Notes Payable	$—	$1,248	$—	$—	$—

Interest expense—related party

In the second quarter of 2008, Verde purchased a total of $75.0 million in subordinated notes from us, bearing interest at 12.0% per annum, and maturing in August 2013. In conjunction with the Senior Secured Notes offering in June 2010, Verde transferred to our principal shareholder and our principal shareholder received and contributed to equity $40.0 million of subordinated notes payable, at which time such notes were cancelled. In addition, the remaining $35.0 million in subordinated notes payable to Verde were exchanged (and contemporaneously cancelled) for an equal principal amount of Senior Secured Notes. As a result, we are no longer obligated on the $75.0 million subordinated notes payable.

In December 2008, we issued junior secured notes. These notes consisted of a Tranche A component and a subordinate Tranche B component. The Tranche A component was comprised of four notes (one of which was a $2.0 million note to Mr. Fidel, our Chief Executive Officer) and the Tranche B component was comprised of one subordinate note to Verde. At December 31, 2009, the Tranche A notes bore interest at 22.0% per annum, increasing by 2.0% each year until maturity and the Tranche B note bore interest at 27.0% per annum, increasing 2.0% each year until maturity.

During the year ended December 31, 2008, in two separate transactions, Verde purchased $32.0 million face value of our 11.25% senior unsecured notes due 2013. These purchases were made on the open market between Verde and a third-party broker. The purchase prices were 70.0% of face value and 52.0% of face value.

In September 2009, we repurchased the $32.0 million face value of our 11.25% senior unsecured notes from Verde for face value, but incurred a loss on extinguishment of $1.2 million, related to the write-off of unamortized deferred financing costs. The write-off was not treated as a capital transaction since the costs to issue the senior unsecured notes was incurred in 2005 when the notes were originally issued. In addition, the notes were originally issued 100% to third parties.

During the year ended December 31, 2009, Verde purchased an aggregate amount of $36.1 million in notes from third-party Tranche A note holders. After these transactions at December 31, 2009, Verde held $36.1 million of Tranche A junior secured notes and the $24.0 million Tranche B junior secured notes.

In June 2010, we issued $200.0 million of Senior Secured Notes. Simultaneously with the June 2010 offering, Verde transferred to our principal shareholder and our principal shareholder received and contributed to equity the aggregate amount of the Tranche A and B junior secured notes in the amount of $60.1 million. In addition, the $2.0 million Tranche A note held by Mr. Fidel was exchanged for an equal principal amount of the Senior Secured Notes. As a result of this transaction, the debt obligation for junior secured notes was fully satisfied.

As a result of the transactions described above, we incurred related party interest expense on non-portfolio debt associated with the junior secured notes, subordinated notes and the 11.25% senior unsecured notes due 2013 through June 2010, at which time previous amounts outstanding were either exchanged for equity or the new Senior Secured Notes, as described above.

In September 2010, Verde and Mr. Fidel purchased $10.0 million and $2.0 million, respectively, of the Senior Secured Notes at a price of 99.0% from an unrelated third-party, bringing their totals to $45.0 million and $4.0 million respectively.

During the three months ended March 31, 2011, we recorded related party interest expense associated with our Senior Secured Notes, an aggregate of $49.0 million of which were held by Verde and Mr. Fidel.

During the three months ended March 31, 2010, we recorded related party interest expense associated with the then outstanding related party junior secured notes payable and subordinated notes payable. We did not record related party interest expense associated with these notes during the three months ended March 31, 2011 since these notes were either exchanged for Senior Secured Notes or contributed to equity in conjunction with our Senior Secured Notes offering in June 2010.

Loss on extinguishment of debt

In September 2009, we repurchased the $32.0 million face value of our 11.25% senior unsecured notes due 2013 from Verde. This repurchase was made at par and resulted in a net loss on extinguishment of debt of $1.2 million as a result of the write-off of unamortized debt discount and unamortized capitalized loan fees.

Shareholders’ Agreements

On December 28, 2010, Mr. Fidel, our chief executive officer, entered into a Restricted Stock Agreement with DTAG and DTAC pursuant to which we awarded a specified number of shares of restricted stock to Mr. Fidel, which shares will become vested shares over a three-year period based on the achievement by the company of certain income before income tax targets. See “Compensation Discussion and Analysis—Chief Executive Officer Restricted Stock Grant.” In connection with the grant of shares of restricted stock, Mr. Fidel entered into a Shareholders’ Agreement with us and our principal shareholder. Each Shareholders’ Agreement sets forth certain restrictions on transfer of the shares of common stock of such entity owned by each shareholder, grants Mr. Fidel certain tag-along rights in a sale of shares by our principal shareholder as well as preemptive rights to participate in new issuances of common stock by such entity. Each Shareholders’ Agreement also grants Mr. Fidel certain piggy-back registration rights in connection with a public offering of common stock of such entity or a successor entity.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2011 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise noted below, the address for each holder listed below is 4020 East Indian School Road, Phoenix, Arizona 85018.

	Beneficially Owned
	Shares	Percent
Principal Shareholder:
Ernest C. Garcia II and affiliates (1)	100.0	98.3%
Directors and Named Executive Officers:
Ernest C. Garcia II	100.0	98.3%
Raymond C. Fidel (2)	1.77	1.7%
Mark G. Sauder	—	—
Alan J. Appelman	—	—
Jon D. Ehlinger	—	—
MaryAnn N. Keller	—	—
Donald J. Sanders	—	—
Gregg E. Tryhus	—	—
All directors and executive officers as a group (nine persons)	101.77	100.0%

(1)

Consists of (i) five shares held of record by the Ernest C. Garcia III Multi-Generational Trust II, (ii) 90 shares held of record by Ernest C. Garcia II and Elizabeth Joanne Garcia, and (iii) five shares held of record by the Ernest Irrevocable 2004 Trust II. Mr. Garcia is deemed to be the beneficial owner of shares held by these trusts.

(2)

Mr. Fidel’s shares were awarded pursuant to a Restricted Stock Agreement dated as of December 28, 2010, and will vest equally over a three-year period, one-third on each of June 30, 2011, June 30, 2012, and December 31, 2013, based on the achievement of certain performance targets by the company. See “Compensation Discussion and Analysis—Chief Executive Officer Restricted Stock Grant.”

DESCRIPTION OF EXISTING INDEBTEDNESS

The following is a summary of our existing indebtedness.

12.625% Senior Secured Notes Due 2017

In June 2010, we issued $200.0 million aggregate principal amount of our 12.625% senior secured notes due 2017, which we refer to herein as the “notes.”

On June 2, 2011, we exchanged $151.0 million aggregate principal amount of the notes for an equal principal amount of notes registered under the Securities Act. Upon the completion of such exchange offer, the additional interest on the notes as described in Note 5 to our Condensed Consolidated Financial Statements included elsewhere in this prospectus ceased to accrue.

The terms of the notes are substantially identical to those of the registered notes and of the exchange notes offered hereby (see “Description of the Exchange Notes”), except that the registered notes and the exchange notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and rights to additional interest applicable to the notes when originally issued no longer apply.

Portfolio Warehouse Facilities

We use portfolio warehouse facilities that are collateralized by our finance receivables to fund our originations. As of March 31, 2011, we had the following portfolio warehouse facilities:

Warehouse Facility I

As of March 31, 2011, this facility with Deutsche Bank AG, New York Branch (Deutsche Bank), has a maximum capacity of $150.0 million, matures in December 2011, and carries an advance rate on the receivables pledged to the facility of 58%. The amounts outstanding at March 31, 2011, are secured by finance receivable principal balances of $147.7 million and bear interest based on the lenders’ cost of funds thereunder plus 3.25%, or 3.62%. As of December 31, 2010, the amount outstanding is secured by finance receivable principal balances of $266.1 million and the interest rate is based on the lenders’ cost of funds plus 4.25%, or 4.56% at December 31, 2010. This facility also has a term-out feature resulting in a final maturity of December 2012. At March 31, 2011, we were in compliance with all financial covenants of this facility.

Warehouse Facility II

As of March 31, 2011, this facility with Santander, has a maximum capacity of $250.0 million, is secured by finance receivables of $149.3 million, and carries an advance rate on the receivables pledged to the facility of 70%. The amounts outstanding under the facility bear interest at LIBOR plus 5.00%, or 5.25%, on the first $100.0 million outstanding and LIBOR plus 4.25%, or 4.50%, for amounts outstanding in excess of $100.0 million. As of December 31, 2010, the amount outstanding is secured by finance receivable principal balances of $150.4 million with interest at LIBOR plus 5.00%, or 5.26%, on the first $100.0 million outstanding and LIBOR plus 4.25%, or 4.51%, for amounts outstanding in excess of $100.0 million. This agreement requires us to maintain $100.0 million outstanding at all times and provides for funding through May 2011 with a term-out feature resulting in a final maturity of May 2012. At March 31, 2011, we were in compliance with all financial covenants of this facility.

In May 2011, we paid off the outstanding balance on Warehouse Facility II with Santander and terminated the facility.

Warehouse Facility III

As of March 31, 2011, this facility with UBS Real Estate Securities Inc. (UBS), has a capacity of $125.0 million, is secured by finance receivables of $141.9 million, and carries an advance rate on the receivables pledged to the facility of 50%. The amounts outstanding under the facility bear interest at LIBOR plus 2.50%, or 2.75%. As of December 31, 2010, this facility is secured by finance receivables of $255.5 million, with interest at LIBOR plus 2.50%, or 2.76%. The agreement provides for funding through April 2011 with a term-out feature resulting in a final maturity of April 2012. At March 31, 2011 we were in compliance with all financial covenants of this facility.

In April 2011, we executed a renewal of our warehouse credit facility with UBS, extending the term from April 2011 to August 15, 2012, increasing the advance rate from 50% to 60%, and decreasing the interest rate from LIBOR plus 2.50% to LIBOR plus 1.90%.

Warehouse Facility IV

As of March 31, 2011, this facility with The Royal Bank of Scotland plc (“RBS”), has a capacity of $50.0 million, is secured by finance receivables of $51.2 million, and carries an advance rate on the receivables pledged to the facility of 50%. The amounts outstanding under the facility bear interest at the lenders’ cost of funds there under plus 2.50%, or 2.87%. As of December 31, 2010, this facility is secured primarily by finance receivables of $87.6 million with interest at the lenders’ cost of funds there under plus 2.50%, or 2.81%. The agreement provides for funding through July 2011. At March 31, 2011 we were in compliance with all financial covenants of this facility.

In May 2011, we executed a renewal of our warehouse facility with RBS, increasing the facility size from $50.0 million to $125.0 million, increasing the advance rate from 50% to 53%, decreasing the interest rate to the lenders cost of funds plus 1.50% from 2.50%, and extending the maturity to May 2012.

Warehouse Facility Structure

We formed individual limited liability companies, each of which is a wholly-owned subsidiary of DTAC, which serve as the sole borrowers under our existing portfolio warehouse facilities and our portfolio term residual financing. Each of these LLC’s is a special purpose entity established specifically for the purpose of the applicable lending relationship, with assets and liabilities distinct from the remainder of DTAG and DTAC. These facilities do not contain mark-to-market clauses that would otherwise enable the lenders to reduce advance rates based on market conditions, limit upstream recourse to 10.0% of the respective facility amounts, and limit the lenders’ ability to sell or otherwise dispose of the underlying collateral upon certain termination events. In addition, on the termination date of the facilities, (i) failure to pay amounts outstanding at termination do not immediately give rise to the applicable lender’s right to foreclose of the applicable collateral, (ii) all collections on the contracts collateralizing these facilities would be used to pay down the facility until they are paid in full, and (iii) we would continue to service the contracts that are pledged under this facility, for which we would receive an annualized service fee of up to 7.0%.

Each of these LLC’s for each of our warehouse facilities have entered into demand notes in the amounts of $15.0 million, $35.0 million, $12.5 million, and $5.0 million, respectively, with DTAC, each of which has been pledged to the applicable lender. Each demand note is guaranteed by DTAG, Mr. Garcia, and Verde. Prior to the termination date under each of these warehouse facilities, under certain circumstances, the applicable lender can require DTAC to fund the demand note, and apply the proceeds to pay down the facility with the applicable special purpose entity. After the termination date, the applicable lender or program agent can require DTAC to fund the demand note, at its sole discretion, and apply the proceeds to pay down the facility with the applicable special purpose entity if, and only if, any of the following occurs: (i) the Termination Date (as defined in each agreement) occurs as a result of an Event of Termination (as defined in each agreement), (ii) the applicable special purpose entity fails to maintain borrowing base compliance after the Termination Date, (iii) an Event of Termination occurs after the termination date and is continuing and (iv) other than with respect to Warehouse Facility II the applicable special purpose entity fails to effect its required clean-up call.

Securitizations

We sell loans originated at our dealerships to our bankruptcy-remote securitization subsidiaries, which, in turn, transfer the loans to separate trusts that issue notes and certificates collateralized by these loans. The notes are sold to investors, and we retain the certificates. We continue to service all securitized loans. We have determined that the trusts are variable interest entities and that DTAC is the primary beneficiary of those trusts. Therefore, loans included in the securitization transactions are recorded as finance receivables and the asset-backed securities that are issued by the trusts are recorded as a component of portfolio term financings in the accompanying consolidated balance sheets.

From 1996 through March 31, 2011, we have entered into 39 securitization transactions, issuing over $4.6 billion in debt. The following table is a summary of the securitization transactions outstanding as of March 31, 2011, with outstanding balances:

Securitization Transactions	Original Note Amount	Balance as of March 31, 2011
2009-1	$192,600	$100,779
2010-1	228,000	154,025
2011-1	214,781	203,697

	$634,781	$458,501

In May 2011, we completed a securitization transaction (2011-2) by issuing $245.2 million of asset backed securities, which are collateralized by approximately $300.0 million of finance receivables. The asset backed securities were rated by S&P and DBRS and are structured in four tranches without external credit enhancement from a monoline insurer. The duration weighted average coupon of these four tranches was 2.88%.

Pooled Auto Loan Program Financings

When the securitization market deteriorated beginning in 2007, we launched our PALP program to serve as an additional source of fixed-rate financing for our finance receivable portfolio, until we could access the securitization market again. As with our traditional securitization program, under PALP, we pooled loans originated at our dealerships, and sold them to either (i) a special purpose entity which transfers the loans to a separate trust, which, in turn, issued a note collateralized by the loans; or (ii) we sold the pooled loans directly to a third-party financial institution to yield a specified return with the right to repurchase these loans at specified dates. Both of these types of transactions are treated as secured financings for accounting purposes. Therefore, the contracts included in the transactions remain in finance receivables and the debt is reflected as portfolio term financings on our balance sheet. We retain all servicing and are paid a servicing fee from the monthly cash flow generated by the pooled receivables.

Since inception of this program, we have issued a total of $797.6 million in term financings through March 31, 2011. The remaining balance of PALP transactions at March 31, 2011 is $8.3 million. Since the securitization market became accessible again in late 2009, we have not executed any new PALP transactions.

Portfolio term residual financing

As of March 31, 2011, we had a term residual facility with Santander Consumer USA Inc. (Santander), secured primarily by residual interests in our warehouse facilities. This facility allows for maximum borrowings of $100.0 million at an advance rate of 75% on the receivables pledged to the facility. This facility provides for funding through May 2012 with a term-out feature resulting in a final maturity of May 2013. Interest is fixed at 8.62%. At March 31, 2011, we were in compliance with all financial covenants of this facility.

Revolving inventory facility

As of March 31, 2011, our revolving inventory facility with Santander and Manheim Automotive Financial Services, Inc., has a maximum capacity of $50.0 million, an interest rate of LIBOR plus 3.0%, or 3.24%, is secured by $116.3 million of vehicle inventory, and matures October 2011. At December 31, 2010, our revolving inventory facility bore interest at LIBOR plus 3.0%, or 3.26%, and was secured by $146.0 million of vehicle inventory. At March 31, 2011, we were in compliance with all financial covenants of this facility.

Mortgage note payable

Our mortgage note payable is secured by our operations call center building in Mesa, Arizona (a commercial property). Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in March 2017. At March 31, 2011, we were in compliance with all financial covenants of this loan.

Equipment note payable

In April 2010, we entered into a three year term loan with an original principal amount of $2.7 million bearing interest at the Prime rate plus 1.5%, or 4.75% at March 31, 2011. Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in April 2013. At March 31, 2011, we were in compliance with all financial covenants of this loan.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of old notes with an opportunity to acquire exchange notes which, unlike the old notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the exchange notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

On June 4, 2010, we issued $200.0 million aggregate principal amount of our 12.625% Senior Secured Notes due 2017 in transactions exempt from the registration requirements of the Securities Act. Because these notes were sold in reliance on exemptions from registration, these notes were subject to transfer restrictions. In connection with the issuance of these notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to complete an exchange offer for such notes. On May 4, 2011, we commenced an exchange offer pursuant to which we offered to exchange up to $151.0 million aggregate principal amount of our 12.625% Senior Secured Notes due 2017, or the registered notes, for an equal aggregate principal amount of such notes. On June 2, 2011, we completed this exchange offer and issued the registered notes.

Of the $200.0 million aggregate principal amount of our 12.625% Senior Secured Notes due 2017 issued on June 4, 2010, an aggregate of $37,000,000 were issued to Verde, an affiliate of our principal shareholder, Mr. Ernest C. Garcia II, and Mr. Fidel, our President and Chief Executive Officer, in exchange for an equal principal amount of certain notes previously held by them. Subsequently, Verde and Mr. Fidel purchased an additional aggregate $12.0 million of such notes, resulting in Verde and Mr. Fidel owning an aggregate of $49.0 million of such notes. On June 6, 2011, Verde purchased $4.0 million of such notes held by Mr. Fidel, and, as a result, Verde owned all of the $49.0 million aggregate principal amount of such notes.

On June 6, 2011, Verde sold the additional $49.0 million aggregate principal amount of such notes, or the old notes, which had not been eligible to participate in the previous exchange offer that closed on June 2, 2011, to RBS Securities Inc. as initial purchaser in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

Because the old notes were sold in reliance on exemptions from registration, the old notes are subject to transfer restrictions. In connection with the sale of the old notes, we entered into a registration rights agreement with RBS Securities Inc. pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the exchange notes for the old notes, or the exchange offer.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the exchange notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

Each holder of old notes that exchanges such old notes for exchange notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of old notes. Old notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000. Holders may tender all, some or none of their old notes pursuant to the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes except that (i) the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the exchange notes will not be entitled to certain rights of holders of old notes under and related to the registration rights agreement primarily relating to holders’ rights to request the filing of a shelf registration statement and to our payment of Additional Interest to holders of the notes in the event we did not timely file a registration statement for the exchange of exchange notes for old notes or if such registration was not declared effective on a timely basis. The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. The exchange notes will be treated as a single class under the indenture with any old notes that remain outstanding. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on August 9, 2011 (21 business days following the date notice of the exchange offer was mailed to the holders). We reserve the right to extend the exchange offer at our discretion, in which event the term “expiration date” shall mean the time and date on which the exchange offer as so extended shall expire. Any such extension will be communicated to the exchange agent either orally or in writing and will be followed promptly by a press release or other permitted means which will be made no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right to extend or terminate the exchange offer and not accept for exchange any old notes if any of the events set forth below under “—Conditions to the Exchange Offer” occur, and are not waived by us, by giving oral or written notice of such delay or termination to the exchange agent. See “—Conditions to the Exchange Offer.”

We also reserve the right to amend the terms of the exchange offer in any manner, provided, however, that if we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer so that it remains open for a period of five to ten business days after such amendment is communicated to holders, depending upon the significance of the amendment.

Without limiting the manner in which we may choose to make a public announcement of any extension, termination or amendment of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to holders of the old notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Procedures for Tendering Old Notes

Since the old notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the old notes and will be the only entity that can tender your old notes for exchange notes. Therefore, to tender old notes subject to this exchange offer and to obtain exchange notes, you must instruct the institution where you keep your old notes to tender your old notes on your behalf so that they are received prior to the expiration of this exchange offer.

The letter of transmittal that accompanies this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 P.M. (NEW YORK CITY TIME) DEADLINE ON AUGUST 9, 2011.

You may tender all, some or none of your old notes in this exchange offer. However, your old notes may be tendered only in integral multiples of $1,000.

When you tender your old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

1.	reject any and all tenders of any particular old note not properly tendered;

2.	refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

3.	waive any defects or irregularities or conditions to the exchange offer as to any particular old notes before the expiration of the exchange offer.

Our reasonable interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes. If we waive any terms or conditions pursuant to (3) above with respect to a note holder, we will extend the same waiver to all note holders with respect to that term or condition being waived.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i)	you or any other person acquiring exchange notes in exchange for your old notes in the exchange offer is acquiring them in the ordinary course of business;

(ii)	neither you nor any other person acquiring exchange notes in exchange for your old notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

(iii)	neither you nor any other person acquiring exchange notes in exchange for your old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

(iv)	neither you nor any other person acquiring exchange notes in exchange for your old notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(v)	if you or another person acquiring exchange notes in exchange for your old notes is a broker-dealer and you acquired the old notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(ii)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the old notes.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of old notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program, or ATOP, account with respect to the old notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of old notes by causing the book-entry transfer of such old notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of old notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(i)	Name of the beneficial owner tendering such old notes;

(ii)	Account number of the beneficial owner tendering such old notes;

(iii)	Principal amount of old notes tendered by such beneficial owner; and

(iv)	A confirmation that the beneficial holder of the old notes tendered has made the representations for the benefit of us set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM OLD NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of old notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering old notes. We will ask the exchange agent to instruct DTC to return those old notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such old notes on behalf of holders of the old notes.

Guaranteed Delivery Procedures

If your certificates for old notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date, or you cannot complete the procedures for book-entry transfer at or prior to 5:00 p.m., New York City time, on the expiration date, you may nevertheless effect a tender of your original notes if:

(i)	the tender is made through an eligible institution;

(ii)	prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent’s message with respect to guaranteed delivery which (1) sets forth your name and address and the amount of your original notes tendered, (2) states that the tender is being made thereby; and (3) guarantees that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(iii)	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any old notes tendered for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the old notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your old notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the old notes to be withdrawn;

(2)	identify the old notes to be withdrawn, including the CUSIP number and principal amount at maturity of the old notes; and

(3)	specify the name and number of an account at DTC to which your withdrawn old notes can be credited.

We will decide all questions as to the validity, form and eligibility (including time of receipt) of the notices and our reasonable determination will be final and binding on all parties. Any tendered old notes that you withdraw will not be considered to have been validly tendered. We will return any old notes that have been tendered but not exchanged, or credit them to the DTC account, promptly after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described above prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate the exchange offer (whether or not any old notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any old notes have been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of old notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct requests for assistance and requests for additional copies of this prospectus or of the blue-colored letter of transmittal to the exchange agent at:

Wells Fargo Bank, National Association

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:

WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:

WELLS FARGO BANK, N.A.	(For Eligible Institutions only):
12th Floor—Northstar East Building	fax. (612) 667-6282
Corporate Trust Operations	Attn. Bondholder Communications
608 Second Avenue South
Minneapolis, MN 55479	For Information or Confirmation by Telephone: (800) 344-5128, Option 0

Fees and Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection therewith. We will also pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing, and related fees and expenses.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Consequences of Failure to Exchange

Upon consummation of the exchange offer, certain rights under and related to the registration rights agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 promulgated under the Securities Act. Accordingly, such old notes may be resold only (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act. The liquidity of the old notes could be adversely affected by the exchange offer.

Treatment of Exchange Notes following Exchange

After the old notes are exchanged for the exchange notes offered hereby, such exchange notes will trade as a single class with our existing registered notes.

DESCRIPTION OF THE EXCHANGE NOTES

DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC” and together with DTAG, the “Issuers”) will issue the Notes under an indenture dated as of June 4, 2010 (the “Indenture”) among themselves, the Guarantors and Wells Fargo Bank, National Association, as Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

In this description, references to the “Notes” are to the exchange notes, unless the context otherwise requires. Certain other defined terms used in this description are defined under the caption “—Certain Definitions.” In this “Description of the Exchange Notes” section, (w) “we,” “us” and “our” mean DTAG together with DTAC and their Subsidiaries, (x) “Issuer” means DTAG or DTAC, as the case may be, but not any of its respective Subsidiaries and (y) “Issuers” means DTAC together with DTAG and not any of their Subsidiaries.

The following description is a summary of the material provisions of the Indenture, the Collateral Documents and the Intercreditor Agreement. It does not restate those agreements in their entirety and we urge you to read them because they, not this description, define your rights as holders of the Notes. Copies of these agreements are filed with our registration statement on Form S-4 of which this prospectus forms a part.

General

The Notes will:

•	be senior secured obligations of the Issuers;

•	rank equal in right of payment with all existing and future senior Indebtedness of the Issuers;

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers;

•	be secured on a first-priority basis by Liens on the First-Lien Collateral, subject to Permitted Collateral Liens;

•	be secured on a second-priority basis by Liens on the Second-Lien Collateral, subject to Permitted Collateral Liens;

•	be effectively junior to the Issuers’ obligations secured by Permitted Liens, to the extent of the value of the collateral securing such obligations; and

•

be unconditionally Guaranteed, jointly and severally, on a senior secured basis, by certain of the Issuers’ current and future Restricted Subsidiaries (other than Foreign Subsidiaries, Insurance Subsidiaries and Special Purpose Subsidiaries) and on a secured basis with respect to the Second-Lien Collateral, as set forth below.

The Notes will initially be Guaranteed, jointly and severally, on a senior basis by all of the Issuers’ direct and indirect Restricted Subsidiaries (other than Foreign Subsidiaries, Insurance Subsidiaries and Special Purpose Subsidiaries) and secured to the extent of the Second-Lien Collateral. If an Issuer creates or acquires any other Restricted Subsidiaries in the future (other than Foreign Subsidiaries, Insurance Subsidiaries and Special Purpose Subsidiaries), the Notes will be Guaranteed by such Restricted Subsidiaries. Each Guarantee of the Notes (a “Notes Guarantee”) will:

•	be a senior unsecured obligation of the Guarantor (other than a Secured Guarantor);

•	be secured on a second-priority basis by Liens on the Second-Lien Collateral, subject to Permitted Collateral Liens;

•	rank equal in right of payment with all existing and future senior Indebtedness of such Guarantor; and

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.

Not all Restricted Subsidiaries will Guarantee the Issuers’ obligations under the Notes and only the Guarantee of a Secured Guarantor will be a secured obligation. Therefore, the Notes will be effectively subordinated to the existing and future liabilities of the non-guarantor Subsidiaries, including trade creditors, secured creditors and other creditors holding debt and Guarantees issued by such non-guarantor Subsidiaries, as well as claims of preferred and minority stockholders (if any) of such non-guarantor Subsidiaries. Unrestricted Subsidiaries will not guarantee the Notes. See “Risk Factors—Risks Related to the Exchange Notes and the Exchange Offering—The notes will be structurally subordinated to the liabilities of non-guarantor subsidiaries, including any non-guarantor subsidiary whose residual interest is pledged as collateral and included in the calculation of collateral value.”

The Indenture permits the Issuers and their Subsidiaries to Incur additional Indebtedness, including secured Indebtedness, in the future. To the extent the Issuers and their Subsidiaries Incur such Indebtedness (including Indebtedness under Permitted Securitizations and Permitted Term Receivables Facilities, Permitted Warehouse Facilities, Permitted Residual Funding Facilities, Permitted Credit Facilities, and Permitted Inventory Facilities), the Notes will be effectively junior to the Issuers’ and their Subsidiaries’ obligations, to the extent of the value of the collateral securing such obligations.

Principal, Maturity and Interest

•	The Notes will mature on June 15, 2017.

•	The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•

The Notes will bear interest at the rate of 12.625% per annum from the most recent date to which interest has been paid. The Issuers will pay interest on the Notes semi-annually, in arrears, every June 15 and December 15, commencing on June 15, 2011 to holders of record on the immediately preceding June 1 and December 1. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

•	The Issuers will also pay Additional Interest on the Notes under certain circumstances pursuant to the Registration Rights Agreement.

The Issuers will pay principal of, premium, if any, and interest (including any Additional Interest on the Notes) on the Notes:

•	at the office or agency maintained for that purpose;

•	at their option, by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of the Notes; or

•

with respect to Notes represented by Global Notes the holders of which have provided the Issuers with wire transfer instructions, by wire transfer of immediately available funds to the account or accounts specified.

The Issuers may issue additional Notes from time to time after the Issue Date (“Additional Notes”). Any issuance of Additional Notes is subject to the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” The existing Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes,” references to the Notes include any Additional Notes actually issued.

Until the Issuers designate another office or agency, their office or agency for the payment of principal of, premium, if any, and interest (including any Additional Interest) on the Notes will be the designated corporate trust office of the Trustee.

Guarantees

The Notes will be fully and unconditionally Guaranteed on a joint and several basis by the Guarantors. The Indenture limits Indebtedness and other Guarantees that may be Incurred by the Guarantors. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”. In addition, each Guarantor will agree to pay any and all costs and expenses (including counsel fees and expenses) incurred by the Trustee or the holders of Notes in enforcing any rights under the Notes Guarantees.

The obligations of each Guarantor under its Notes Guarantee will be limited in a manner intended to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Exchange Notes and the Exchange Offering—Federal and state fraudulent transfer or conveyance laws may permit a court to void or subordinate the notes, the security interests or the guarantees, and, if that occurs, you may not receive any payments on the notes.”

The Notes Guarantees will provide that, in the event of default in the payment of principal of or premium, if any, and interest in respect of the Notes (including any obligation to repurchase the Notes), the Trustee may institute legal proceedings directly against the relevant Guarantor without first proceeding against the Issuers.

In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale or disposition of all or substantially all of its assets (other than by lease) and whether or not the Guarantor is the surviving corporation in such transaction) to a Person which is not an Issuer, a Restricted Subsidiary or any of their Affiliates, such Guarantor will be released from its obligations under its Notes Guarantee if the sale or other disposition is in compliance with the Indenture and certain other conditions are satisfied.

In addition, a Guarantor will be released from its obligations under its Notes Guarantee if an Issuer designates such Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Security

The Notes will be secured by a first-priority Lien on the First-Lien Collateral and a second-priority Lien on the Second-Lien Collateral (subject to certain permitted exceptions), and each Secured Guarantor’s Notes Guarantee will be secured by a second-priority Lien on such Guarantor’s Second-Lien Collateral, subject to the release from time to time of certain Collateral transferred in connection with Permitted Securitizations, Permitted Warehouse Transfers, Permitted Residual Transfers, Permitted Credit Facility Transfers and Inventory sold in the ordinary course of business, dispositions of Receivables to third parties pursuant to a Permitted Term Receivables Facility as described under “Release of Liens” or otherwise sold or disposed of as permitted under the Indenture, and dispositions of Second-Lien Collateral in the manner described under the Indenture and Intercreditor Agreement. Pursuant to the Collateral Documents, the collateral is pledged by the Issuers and the Secured Guarantors to the Collateral Agent for the benefit of the Trustee and the holders of Notes.

Collateral

Pursuant to the Collateral Documents, including the Security Agreement, dated as of June 4, 2010, among the Issuers, each Secured Guarantor and the Collateral Agent (the “Security Agreement”), all the obligations of the Issuers with respect to the Notes are secured by a first-priority Lien (subject to certain exceptions) on the following assets, among others, of the Issuers, whether now owned or hereafter acquired (the “First-Lien Collateral”):

•	all Receivables and related financial assets, other than Receivables and related financial assets pledged or assigned to secure other Indebtedness permitted under the Indenture to be so secured;

•

all general intangibles (as defined in the Uniform Commercial Code of any relevant jurisdiction, the “UCC”) and residual property rights, in each case with respect to certain financing agreements under which Receivables and related financial assets are pledged or assigned by DTAC to secure a Pledged Term Receivables Facility or other Indebtedness permitted under the Indenture to be so secured;

•	all Equity Interests of any Pledged SPS held by DTAC;

•	cash and Cash Equivalents held in a cash collateral account; and

•	all proceeds (as defined in the UCC) of the foregoing.

While the First-Lien Collateral includes all Equity Interests of any Pledged SPS held by an Issuer, the pledges of such Equity Interests are, in substance, a second-priority Lien on the underlying collateral of each Pledged SPS. Each Pledged SPS is a bankruptcy-remote Special Purpose Subsidiary established solely to make automatic payments to a defined set of creditors in connection with a portfolio warehouse facility or securitization or PALP transaction. Pursuant to their charter documents and financing agreements to which they are parties, DTAC is restricted from engaging in any transfer of their Equity Interests until all of their obligations have been satisfied in full and each Pledged SPS is also restricted from incurring any new credit obligations, including guarantees. The Pledged SPSs are, therefore, prohibited from providing a direct guarantee of DTAC’s obligations under the Notes or a direct second Lien on the finance receivables they own. In lieu of a direct second Lien or more traditional guarantee, and in order to maintain the bankruptcy-remote status of these subsidiaries, DTAC pledged a first-priority Lien on the Equity Interests of the Pledged SPSs.

Due to the structure of the Pledged SPSs, however, a pledge of the Equity Interests of a Pledged SPS is functionally a pledge of residual cash flow interests in the collateral and not a traditional pledge of Equity Interests in which a holder of Notes could become an equity holder of the Pledged SPS. Pursuant to the financing agreements to which the Pledged SPSs are parties, all payments on their assets (auto finance receivables) are made to a third-party paying agent, and disbursed—automatically—to repay debt according to the contractual “waterfall” established by the financing agreements (and in certain cases, may be further assigned to repay portfolio term residual financings). Upon an event of default (or event of termination, as the case may be), all cash held by or flowing to the Pledged SPS is “trapped,” and the third-party paying agent will direct all cash flows to the defined set of creditors, with the residual cash flow to be paid to DTAC only after the defined set of creditors (including portfolio term residual financing creditors) is paid in full.

Pursuant to the Pledge Agreement, upon and following a payment default under the Notes and exercise of rights under the Pledge Agreement, any and all such residual distributions in respect of the Equity Interests of the Pledged SPSs, which otherwise would go to DTAC, are automatically directed to the Collateral Agent. In this respect, the interests of the holders of the Notes are subordinate to those of the defined set of creditors of the respective Pledged SPS (in other words, subordinate to the rights of the creditors under our securitization bonds and portfolio warehouse facilities), and accordingly, upon an event of default (or event of termination, as the case may be), the holders of the Notes cannot foreclose on the lien on the Equity Interests on any Pledged SPS until such time as the existing obligations of the Pledged SPS are satisfied. Instead, if the holders of Notes exercise their rights under the Pledge Agreement following a payment default under the Notes, a third-party paying agent will direct all cash flows from the Pledged SPSs to their respective defined sets of creditors, with the residual cash flow to be paid to the Collateral Agent. Therefore, the first-priority Lien on the Equity Interests of the Pledged SPSs is effectively a second-priority Lien on the underlying collateral held by such Pledged SPSs.

In addition to this subordination, while the Pledge Agreement grants rights, subject to applicable regulatory and legal requirements, to foreclose and sell the Equity Interests of the Pledged SPSs, the charter documents and financing agreements of the Pledged SPSs restrict the transfer of the Equity Interests of such Pledged SPSs until such time as the applicable Pledged SPS’s obligations have been satisfied in full, contractually preventing the holders of Notes from exercising their rights to foreclose on the Equity Interests until such superior obligations are paid in full. Further, pursuant to the Pledge Agreement, at the time that the holders of Notes would be permitted to foreclose on the Equity Interests, the Collateral Agent would already be required to apply all cash flows related to the Pledged SPS to repay the Notes. Therefore, when the pledge becomes relevant, it is tantamount to a direct, subordinated pledge of the collateral held by the Pledged SPS.

Pursuant to the Collateral Documents, including the Security Agreement, all the obligations of the Issuers and each Secured Guarantor with respect to the Notes and the Notes Guarantees, as applicable, are secured by a second-priority Lien (subject to certain exceptions) (the “Second-Priority Liens”) on the following assets of the Issuers and each Secured Guarantor, whether now owned or hereafter acquired (the “Second-Lien Collateral”):

•	all Inventory and related assets securing a Permitted Inventory Facility; and

•	all proceeds (as defined in the UCC) of the foregoing.

Intercreditor matters for second-lien collateral

At all times while any Prior Inventory Obligations (or any commitments in respect thereof) are outstanding, the holders of the Prior Inventory Liens will control all remedies and other actions related to the Second-Lien Collateral and the Second-Priority Liens will not entitle the Collateral Agent, the Trustee or the holders of the Notes to take any action whatsoever (other than limited actions to preserve and protect the Second-Priority Liens that do not impair the Prior Inventory Liens) with respect to the Second-Lien Collateral. As a result, while any Prior Inventory Obligations (or any commitments in respect thereof) are outstanding, none of the Collateral Agent, the Trustee or the holders of the Notes will be able to force a sale of the Second-Lien Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the Prior Inventory Liens or challenge any decisions in respect thereof by the holders of the Prior Inventory Liens. If no Permitted Inventory Facility or any other Prior Inventory Obligations are outstanding or are no longer secured by the Second-Lien Collateral, then (i) upon the occurrence and during the continuance of an Event of Default and subject to the Intercreditor Agreement, the Collateral Agent will have the right to exercise on behalf of the holders of the Notes such remedies with respect to the Second-Lien Collateral, as are available under the Indenture, the Security Agreement and at law and (ii) under the terms of the Indenture and the Security Agreement but subject to the Intercreditor Agreement, the Collateral Agent will determine (at the direction of the holders of a majority in principal amount of the outstanding Notes) the circumstances and manner in which to dispose of the Second-Lien Collateral, including, but not limited to, the determination of whether to foreclose on such Second-Lien Collateral following an Event of Default. The right of the Collateral Agent to repossess and dispose of the Second-Lien Collateral upon the occurrence of an Event of Default under the Indenture or to exercise any other rights or remedies in respect of the Second-Lien Collateral:

•	is subject to the provisions of the Intercreditor Agreement;

•	in the case of assets that are subject to Permitted Liens, is subject to the terms of agreements governing those Permitted Liens;

•

with respect to any Second-Lien Collateral, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against an Issuer or any of their Restricted Subsidiaries, including the Secured Guarantors, prior to the Collateral Agent having repossessed and disposed of the Second-Lien Collateral; and

•

proceeds (as defined in the UCC) realized by the holders of the Prior Inventory Obligations, or the Administrative Agent on their behalf, or the Collateral Agent from the Second-Lien Collateral will be applied:

•	first, to amounts owing to the holders of the Prior Inventory Liens in accordance with the terms of the Prior Inventory Obligations until they are paid in full in cash;

•	second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Agreement;

•	third, to amounts owing to the trustee in its capacity as such in accordance with the terms of the Indenture;

•	fourth, ratably to amounts owing to the holders of the Notes (in accordance with the terms of the Indenture); and

•	fifth, to the relevant Obligor that pledged such Second-Lien Collateral and/or other persons entitled thereto.

Enforcement

If the Notes become due and payable for any reason and are not paid in full, the Collateral Agent will have the right, subject to the provisions of the Collateral Documents and the Intercreditor Agreement and the limitations discussed herein, to foreclose on the Collateral in accordance with the terms of the Collateral Documents. Proceeds received by the Trustee from the sale of Collateral which have been paid over to the Trustee from the Collateral Agent in accordance with the terms of the Collateral Documents and the Intercreditor Agreement will be applied by the Trustee first to pay the expenses of any foreclosure (to the extent not already paid) and fees and other amounts then payable to the Trustee under the Indenture and the Collateral Documents and, thereafter, to pay all amounts owing to holders of Notes under the Indenture and the Notes (with any remaining proceeds to be payable to the Issuers or as may otherwise be required by law).

Release

The collateral release provisions of the Indenture and the Collateral Documents permit the release of Collateral from the Lien of the Security Documents without substitution of collateral of equal value under certain circumstances. See “—Release of liens.”

Value of collateral

No appraisals of any of the Collateral have been prepared by or on behalf of the Issuers in connection with the offering of the Notes. There can be no assurance that the proceeds from the sale of the Collateral in whole or in part following a Default would be sufficient to satisfy payments due on the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable at all.

To the extent that third parties enjoy Liens permitted by the Security Documents and the Indenture, such third parties will have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on the Collateral. In addition, the ability of the Collateral Agent to realize on the Collateral will be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “—Certain bankruptcy limitations.” In the case of Second-Lien Collateral, that includes the rights of the holders of Prior Inventory Obligations. See “—Intercreditor matters for second-lien collateral”.

Certain bankruptcy limitations

The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against any Issuer or any Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes or the Notes Guarantees could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” Rights with respect to Second-Lien Collateral are further limited or affected to the extent described in “—Intercreditor Agreement”.

Release of liens

The Security Agreement and the Indenture provide that the Liens on Collateral pledged by any Guarantor will be automatically released when such Guarantor’s Notes Guarantee is released in accordance with the terms of the Indenture. In addition, the Liens on Collateral will be automatically released:

(1)	upon discharge or defeasance of the Notes as set forth below under “Defeasance;”

(2)	upon payment in full of principal, interest and all other obligations on the Notes;

(3)	with the consent of the requisite holders of the Notes in accordance with the provisions under “Amendment, Supplement and Waiver,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes;

(4)	in connection with any disposition of Collateral to any Person other than an Issuer or any of the Restricted Subsidiaries (but excluding any transaction subject to “Merger, Consolidation or Sale of Assets” where the recipient is required to become the obligor on the Notes or a Guarantor) that is permitted by the Indenture (with respect to the Lien on such Collateral); and

(5)	in connection with a Permitted Securitization, a Permitted Warehouse Transfer, a Permitted Credit Facility Transfer, a Permitted Residual Transfer or the transfer of Receivables and related financial assets as security for a Permitted Term Receivables Facility.

Notwithstanding the foregoing, no transfer or release under clause (5) above shall be permitted or effective unless immediately after such transfer or release, and after giving pro forma effect thereto, no Default or Event of Default shall exist and the Issuers shall be in compliance with the Collateral Coverage Ratio.

In addition to the foregoing, the Second-Priority Liens will be automatically released upon the sale or disposition of any Collateral permitted under each Permitted Inventory Facility, including pursuant to the exercise of any rights or remedies by the lenders under any Permitted Inventory Facility, any agent on their behalf (together with any successor, the “Administrative Agents”) or any collateral agent with respect to their collateral (together with any successor, the “Inventory Collateral Agents”) with respect to any Collateral securing the Prior Inventory Obligations or the commencement or prosecution of enforcement by the holders of Prior Inventory Obligations of any of the rights or remedies under the First-Priority Documents (as defined below) or applicable law, including without limitation the exercise of any rights of set-off or recoupment or pursuant to any “deed in lieu” of foreclosure or other consensual transfer in connection with any “work out” (collectively, an “Enforcement Action”).

Notwithstanding the provisions described above, subject to the provisions of the Collateral Documents and the Indenture, the Issuers and the Guarantors may, without any release or consent by the Trustee or the Collateral Agent, perform a number of activities in the ordinary course in respect of the Collateral to the extent permitted by or not otherwise prohibited by the Collateral Documents and the Indenture.

The Issuers will comply with Section 314(b) of the Trust Indenture Act of 1939, as amended (the “TIA”), to the extent applicable, relating to annual opinions as to the validity of the Liens securing the Notes, including Section 314(d) of the TIA, to the extent applicable, relating to the delivery of certain certificates and reports in connection with the release of property and to the substitution therefor of any property to be pledged as Collateral for the Notes.

Intercreditor Agreement

The Issuers, each Secured Guarantor, the Trustee in its capacity as Collateral Agent and the lenders under the Senior Inventory Facility (and all subsequent lenders, Administrative Agents and/or Inventory Collateral Agents under Permitted Inventory Facilities) entered into the Intercreditor Agreement, which establishes the second-priority status of the Second-Priority Liens. In addition to the provisions described above, the Intercreditor Agreement also imposes certain other restrictions and agreements, including the restrictions and agreements described below.

•

The Collateral Agent, the Trustee and the holders of the Notes and other obligations under the Indenture (such obligations for purposes of the relevant Intercreditor Agreement, the “Second-Priority Lien Obligations”) agree that neither the lenders, any Administrative Agent nor any Inventory Collateral Agent under any Permitted Inventory Facility will have any duties to them; provided if the lenders, any Administrative Agent or any Inventory Collateral Agent under any Permitted Inventory Facility hold physical possession of any Second-Lien Collateral, such possession will also be for the benefit of the Collateral Agent, the Trustee, the holders of the Notes and the holders of any other Second-Priority Lien Obligations (collectively, the “Second-Priority Secured Parties”) solely to the extent required to perfect their security interest in such Second-Lien Collateral; provided, further, that nothing in the preceding proviso shall be construed to impose any duty on such lenders, such Administrative Agent or such Inventory Collateral Agent under any Permitted Inventory Facility (or any third party acting on their behalf) with respect to such Second-Lien Collateral or provide the Second-Lien Secured Parties with any rights with respect to such Collateral beyond those specified in the Intercreditor Agreement and the Second-Priority Security Documents). In addition, the Collateral Agent, for itself and the other Second-Priority Secured Parties, will waive any claim against the Administrative Agents, the Inventory Collateral Agents and the holders of Prior Inventory Obligations in connection with any actions they may take under any Permitted Inventory Facility, any additional agreement or instrument evidencing indebtedness that constitutes a Prior Inventory Obligation, any guarantee of such obligations and any security document securing such obligations (the “First-Priority Documents”) or with respect to the Second-Lien Collateral. They will further waive certain rights and remedies, both before and during any bankruptcy or insolvency proceedings, including any right to seek any marshalling or other disposition of the Second-Lien Collateral.

•

The Collateral Agent will irrevocably appoint each lender, each Administrative Agent and each Inventory Collateral Agent under each Permitted Inventory Facility and any of their respective officers or agents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Collateral Agent or in such lender’s, such Administrative Agent’s or such Inventory Collateral Agent’s own name, from time to time, in such lender’s, such Administrative Agent’s or such Inventory Collateral Agent’s sole discretion, for the purpose of carrying out the terms relating to the release of the Second-Priority Liens, as permitted thereby, including releases upon sales pursuant to an Enforcement Action, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Intercreditor Agreement, including any financing statements, endorsements, assignments, releases, terminations or other documents or instruments of transfer.

•

The Collateral Agent and the other Second-Priority Secured Parties agree that if they receive payments from the Second-Lien Collateral in contravention of the Intercreditor Agreement, they will turn such payments over to the holders of Prior Inventory Obligations. Furthermore, if any lender, any Administrative Agent or any Inventory Collateral Agent under a Permitted Inventory Facility enters into any amendment, waiver or consent in respect of any security document securing the Prior Inventory Obligations for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions, or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent will apply automatically to any comparable provision of the comparable security document securing the Second-Priority Lien Obligations (any such document, a “Second-Priority Security Document”) without the consent of any Second-Priority Secured Party, so long as, such amendment, waiver or consent does not have the effect of (i) removing assets subject to the Lien of any Second-Priority Security Document (except in connection with a release of Collateral pursuant to an Enforcement Action or otherwise permitted by the terms of the Indenture and only if there is a corresponding release of such Lien securing the Prior Inventory Obligations), (ii) imposing additional duties on the Collateral Agent without its consent or (iii) permitting other Liens on the Second-Lien Collateral securing obligations other than Prior Inventory Obligations and any debtor-in-possession (“DIP”) financing and any Liens that are subordinate to the Second-Priority Liens. In any case, notice of such amendment, waiver or consent will be promptly given to the Collateral Agent but in to event later than 10 days after its effectiveness.

•

The Collateral Agent and the other Second-Priority Secured Parties agree not to take any action that would hinder any exercise of any rights or remedies by the lenders or the Administrative Agent under a Permitted Inventory Facility with respect to the Second-Lien Collateral, including any sale, lease, exchange, transfer or other disposition of such Collateral, and agree that such lenders or the Administrative Agent, or any officer or agent of any such lender or the Administrative Agent, may exercise its power of attorney in furtherance of the foregoing.

Finally, if any Issuer or Secured Guarantor is subject to any insolvency or liquidation proceeding, the Collateral Agent, for itself and the other Second-Priority Secured Parties, agree that:

•

they will not make any filings, pleadings or motions, or take any other action whatsoever, in respect of the Second-Lien Collateral, including in respect of the determination of the priority, validity or enforceability of the Prior Inventory Liens or any of the Prior Inventory Obligations, except certain protective filings, or contest or challenge any of the Prior Inventory Liens or any of the Prior Inventory Obligations;

•

they will consent to such Issuer’s or Secured Guarantor’s use of cash collateral if the holders of Prior Inventory Obligations consent (or do not object) to such usage and the holders of Second-Priority Lien Obligations receive adequate protection as set out below;

•

they will not seek or require the Issuer or any Guarantor, as applicable, to provide any adequate protection, or accept any such adequate protection, for Second-Priority Lien Obligations, except as provided below, and except as provided below, will not seek or accept any adequate protection without the consent of the Administrative Agent;

•

if the holders of Prior Inventory Obligations consent to a DIP financing that provides for priming of the Prior Inventory Obligations, the Collateral Agent and the holders of the Second-Priority Lien Obligations will be deemed to have consented to priming of the Second-Priority Liens and will not object to the DIP financing or any adequate protection provided to the holders of Prior Inventory Obligations, except that if the holders of Prior Inventory Obligations and the Administrative Agent are granted adequate protection in the form of additional collateral without their objection, the Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral or superpriority claims, which are fully junior and subordinate to the Lien or superpriority claims granted to the holders of Prior Inventory Obligations and the DIP financing providers;

•

without the consent of the Administrative Agent and the required lenders under each Permitted Inventory Facility, they will not seek relief from the automatic stay so long as any amounts or commitments are outstanding under any Permitted Inventory Facility; and

•	they will not oppose, and will consent to, any sale or other disposition of the Second-Lien Collateral consented to by the holders of Prior Inventory Obligations.

Further, if the Prior Inventory Obligations are accelerated (including any automatic acceleration in connection with any insolvency proceeding) or remain unpaid immediately following the maturity date under any Permitted Inventory Facility, the trustee and the holders of the Notes will have the option, to purchase all (but not part) of the Prior Inventory Obligations, without the consent of any Secured Guarantor or either Issuer, pursuant to notice and other provisions specified in the Intercreditor Agreement. Any offer by the Trustee and the holders of the Notes to purchase the Prior Inventory Obligations will be irrevocable. Upon the date of such purchase, pursuant to documentation in form and substance reasonably satisfactory to the holders of the Prior Inventory Obligations and the Collateral Agent, the Trustee and the holders of the Notes exercising this option will be required to pay in cash to the holders of Prior Inventory Obligations as purchase price for such obligations the full amount of all the Prior Inventory Obligations then outstanding and unpaid at par, cash collateralize all letters of credit outstanding under such Permitted Inventory Facility (up to an amount equal to 105% of the aggregate undrawn face amount) and agree to reimburse the holders of the Prior Inventory Obligations for certain contingent amounts, including indemnification obligations. The Issuers and the Secured Guarantors shall remain liable for all such indemnification obligations. The Administrative Agent and the holders of Prior Inventory Obligations shall have no obligation to forbear from any Enforcement Actions in connection with any such purchase option.

In addition, at the request of either Issuer or any Secured Guarantor, the holders of the Prior Inventory Obligations and the Collateral Agent will agree to enter into any amendment to the Intercreditor Agreement or any new intercreditor agreement in order to (1) facilitate having additional Indebtedness or other obligations of the Issuer or any Guarantor become Prior Inventory Obligations or Second-Priority Lien Obligations to the extent expressly permitted by each Permitted Inventory Facility and the Indenture and (2) document the relationship between the lenders under each Permitted Inventory Facility, on one hand, and the Trustee and the holders of the Notes on the other, in case the then existing Permitted Inventory Facility or the Indenture is refinanced or replaced, or the Administrative Agent or the Collateral Agent is replaced, provided that, in any case, the terms of such amendment or new agreement contain terms substantially the same as the terms contained in the Intercreditor Agreement or any additional terms that do not adversely affect the legal rights under the Indenture of any holder and that are agreed to by the holders of the Prior Inventory Obligations.

Optional Redemption

Except as set forth in the four paragraphs below, the Issuers are not entitled to redeem the Notes at their option.

Optional Redemption at Make-Whole Price. Prior to June 15, 2014, the Issuers will be entitled at their option to redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

Optional Redemption on or after June 15, 2014. On and after June 15, 2014, the Issuers may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on June 15 of each of the years set forth below.

Year	Percentage
2014	106.313%
2015	103.156%
2016 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Optional Redemption with Proceeds of Certain Equity Offerings. Prior to June 15, 2013, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price of 112.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date if:

•	such redemption is made with the proceeds of one or more Equity Offerings;

•

at least 65% of the aggregate principal amount of the Notes issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers or any of their Subsidiaries); and

•	the redemption occurs within 90 days of such Equity Offering.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as described below under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—IPO” the Issuers are not required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes. The Issuers or any Subsidiary of the Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption as follows:

•	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount of that Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest and Additional Interest, if any, will cease to accrue on the principal amount of the Notes or portions of Notes called for redemption and for which funds have been set aside for payment.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes as described under “Optional Redemption,” each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes as described under “Optional Redemption,” the Issuers will mail a notice to each holder of Notes with a copy to the Trustee (the “Change of Control Offer”) stating:

•

that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances and relevant facts regarding such Change of Control;

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

•	the instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a holder must follow in order to have its Notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

On a Change of Control Payment Date, the Issuers will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

•

deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of one or both of the Issuers and thus the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that one or both of the Issuers could decide to do so in the future. Subject to the limitations discussed below, either or both of the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect their capital structure or credit ratings. Restrictions on the Issuers’ ability to Incur additional Indebtedness are contained in the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” “—Certain Covenants—Maintenance of certain ratios,” and “—Liens” and “—Sale and leaseback transactions.” Such restrictions can only be waived with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the sale, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of an Issuer and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase such Notes as a result of a sale, conveyance, transfer, lease or other disposition of less than all of the assets of an Issuer and its Subsidiaries, taken as a whole, to another Person may be uncertain.

Asset Sales

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:

•

the Issuer (or the Restricted Subsidiary, as the case may be) making the Asset Sale receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement related to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

•	at least 75% of the consideration therefor received in such Asset Sale by such Issuer or Restricted Subsidiary is in the form of cash or Cash Equivalents; and

•

if any asset disposed of in connection with such Asset Sale constitutes Collateral immediately prior to such Asset Sale, at the time of such disposition and after giving pro forma effect thereto, the Issuers shall be in compliance with the Collateral Coverage Ratio as described under “—Maintenance of certain ratios”;

provided that the amount of:

•

any liabilities (as shown on such Issuer’s or Restricted Subsidiary’s most recent balance sheet) of the Issuers or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets; and

•

any securities, notes or other obligations received by such Issuer or any such Restricted Subsidiary from such transferee that are converted by such Issuer or Restricted Subsidiary into cash or Cash Equivalents within 90 days after the consummation of such Asset Sale (to the extent of the cash or Cash Equivalents received in that conversion),

•

the Fair Market Value (measured as of the date of the definitive agreement related to such Asset Sale) of (i) any assets (other than securities) received by an Issuer or any Restricted Subsidiary to be used by it in a Similar Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Similar Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by an Issuer or (iii) a combination of (i) and (ii), will be deemed to be cash for purposes of this provision.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale by an Issuer or a Restricted Subsidiary, such Issuer or Restricted Subsidiary may apply such Net Proceeds at its option:

•	to reduce Indebtedness of an Issuer or a Restricted Subsidiary, other than Indebtedness owed to the Issuers or another Subsidiary;

•

to the acquisition of a fixed or capital asset or the making of another capital expenditure, or the acquisition of a controlling interest in another business or other assets, in each case, that are used or useful in a Similar Business or that replace the assets that are the subject of such Asset Sale;

•

to acquire Inventory, Receivables or long-term assets that, in each case are used or useful in a Similar Business, including repurchases of some or all remaining outstanding Receivables of any Securitization Trust or repurchases of some or all remaining outstanding Receivables of any Term Receivables Facility generally; or

•	to make an Asset Sale Offer in accordance with the procedures described below and in the Indenture.

Pending the final application of any such Net Proceeds, the Issuers or a Restricted Subsidiary may invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, the Issuers will be required to make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, prepayment or redemption in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers and their Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of the Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal balance. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

IPO

Within 30 days of the consummation of an Equity Offering that is the initial public offering (an “IPO”) of common stock of one or both of the Issuers (or any direct or indirect parent entity of one or both Issuers), the Issuers will be required to make an offer (an “IPO Offer”) to all holders of Notes to purchase, prepay or redeem the maximum principal amount of Notes that may be purchased out of the IPO Proceeds Amount (as defined below). The offer price for such an IPO Offer shall be an amount in cash equal to 112.625% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, prepayment or redemption in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof in an IPO Offer exceeds the IPO Proceeds Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal balance. Upon consummation of an IPO, the Issuers may not redeem outstanding notes pursuant to the provisions described under “—Optional Redemption—Optional Redemption with Proceeds of Certain Equity Offerings” prior to the completion of the IPO Offer, but thereafter the Issuers may redeem notes in accordance with such provisions, provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture remain outstanding after giving effect to such redemption and to the IPO Offer. Any such redemption shall be on a pro rata basis based on the Notes outstanding after giving effect to the IPO Offer. As used herein, “IPO Proceeds Amount” means the lesser of (x) $50.0 million and (y) 50% of the net proceeds of the IPO.

General

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-l under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Change of Control or Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Indenture by virtue of their compliance with such securities laws or regulations.

Notes (or portions thereof) purchased pursuant to a Change of Control Offer or an Asset Sale Offer will be cancelled and cannot be reissued.

If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control Offer purchase price for all the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. Future agreements governing an Issuer’s other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Issuers to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control or Asset Sale occurs at a time when an Issuer is prohibited from purchasing Notes, such Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If such Issuer does not obtain a consent or repay those borrowings (as to which such Issuer could require third-party financing, which may not be available on acceptable terms, or at all), such Issuer will remain prohibited from purchasing Notes. In that case, such Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other indebtedness. Finally, an Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by an Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes and the Offering—We may not be able to purchase the notes upon a change of control.”

Certain Covenants

Restricted Payments

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly,

(1)	declare or pay any dividend on, or make any other payment or distribution in respect of, their Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving an Issuer or any Restricted Subsidiary) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the Issuers or any Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders other than the Issuers or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuers held by any Person or any Equity Interests of any Restricted Subsidiary held by any Affiliate of the Issuers (in each case other than held by the Issuers or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Issuers that are not Disqualified Stock);

(3)	make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is contractually subordinated in right of payment to the Notes or any Guarantee thereof (other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and the Issuers shall be in compliance with each of the financial ratios described under “—Maintenance of Certain Ratios”, in each case determined on a pro forma basis, including after giving effect to such Restricted Payment; and

(b)	the Issuers would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” provided, however, that solely for purposes of this clause (b), such Fixed Charge Coverage Ratio shall be at least 1.5 to 1.0; and

(c)	such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Issuers and their Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2) through (8) and clauses (10) and (11) of the next succeeding paragraph), is, at the time of determination, less than or equal to the sum of:

(A)	50% of the Consolidated Net Income of the Issuers for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing April 1, 2010 to the end of the Issuers’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)	100% of the aggregate net cash proceeds received by the Issuers from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to the date of the Indenture (other than an issuance or sale to a Subsidiary of an Issuer) and 100% of any cash capital contribution received by the Issuers from their shareholders subsequent to the date of the Indenture, plus

(C)	the amount by which the principal amount of any Indebtedness of the Issuers or a Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of the Indenture of any Indebtedness of the Issuers or a Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Issuers (less the amount of any cash, or the fair value of any other property, distributed by the Issuers or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Issuers or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary); provided further, that for the avoidance of doubt, the reduction of Indebtedness of the Issuers pursuant to the contribution to the equity of the Issuers by our current shareholders (after transfer by and receipt from Verde) of an aggregate of $100.1 million of debt, comprised of $40.0 million in subordinated notes and $60.1 million in junior secured notes, in connection with the offering of the Notes, shall not be included in any calculation under this clause (C); plus

(D)	the amount equal to the sum of (x) the net reduction in the Restricted Investments made by the Issuers or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case realized by the Issuers or any Restricted Subsidiary, and (y) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Issuers or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provisions will not prohibit:

(1)

the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; and any revocable declaration of a dividend made in advance of a contemplated issuance or sale of any of the Equity

Interests of the Issuers that is expected to permit the making of such dividend under the Indenture, but not the payment thereof unless at the time for such payment such payment is permitted by another provision of this “—Restricted Payment” covenant;

(2)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Issuers (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Issuers) or a substantially concurrent cash capital contribution received by the Issuers from their shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (4)(c)(B) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Issuers or any Restricted Subsidiary that is contractually subordinated in right of payment to the Notes or to any Notes Guarantee in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(4)	so long as no Default or event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Issuers or any Restricted Subsidiary of the Issuers held by employees, former employees, directors, former directors, consultants or former consultants of the Issuers (or any of their Subsidiaries); provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $6.0 million in the calendar year in which the Notes are issued and shall not exceed $2.0 million in each calendar year thereafter (with unused amounts to be carried over to succeeding calendar years) (plus the amount of net cash and proceeds received by the Issuers and their Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by the Issuers to members of management of the Issuers and their Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);

(5)	payments of dividends on Disqualified Stock issued pursuant to the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuers; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this caption (as determined in good faith by the Board of Directors);

(8)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (4) of paragraph (b) of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)	the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Issuers or any Restricted Subsidiary that is contractually subordinated in right of payment to the Notes or to any Notes Guarantee pursuant to provisions similar to those described under the caption “—Repurchase at the Option of Holders—Change of Control”; provided that all Notes tendered by holders in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value;

(10)	Permitted Tax Distributions; or

(11)	Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (11) and then outstanding, does not exceed $10.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors of the Issuer making, or whose Restricted Subsidiary is making, the Restricted Payment, set forth in an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the assets proposed to be transferred by an Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

The Issuers may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default. Upon an Unrestricted Subsidiary becoming a Restricted Subsidiary, (A) all of its Indebtedness and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “Limitation on Issuances and Sales of Equity Interests in Wholly-Owned Subsidiaries” or “Asset Sales”; (B) Investments therein previously charged under “Restricted Payments” will be credited thereunder in an amount equal to the lesser of (x) the Fair Market Value of such Investment at the time of such designation and (y) the charge previously recorded at the time of such Investment; (C) it may be required to issue a Notes Guarantee pursuant to “Additional Subsidiary Guarantees”; and (D) it will thenceforward be subject to the provisions of the Indenture as a Restricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuers and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to the covenant described under “—Restricted Payments” or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

(a)	The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Issuers will not issue any Disqualified Stock and will not permit any of their Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuers and any Guarantor may Incur Subordinated Indebtedness and Acquired Debt and the Issuers may issue shares of Disqualified Stock, if (i) the Fixed Charge Coverage Ratio for the Issuers’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) the Indebtedness Ratio determined as of the last day of the Issuers’ most recently ended fiscal quarter for which internal financial statements are available preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued, but after giving pro forma effect thereto (including the pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), does not exceed 3.25 to 1.0.

(b)	The foregoing provisions will not apply to:

(1)	the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes issued on the Issue Date (but not including any Additional Notes) and the related Guarantees and the exchange notes and the related Guarantees to be issued pursuant to the Registration Rights Agreement;

(2)

the Incurrence by the Issuers or any of their Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Issuers or such Restricted Subsidiary that, added to all other Indebtedness Incurred pursuant to this clause (2) and then outstanding, will not exceed the greater of (a) $20 million and (b) 1.0% of Total Tangible Assets at that time;

(3)	the Incurrence by the Issuers or any of their Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was Incurred pursuant to paragraph (a) or pursuant to clause (1), this clause (3) or clause (7);

(4)	the Incurrence of intercompany Indebtedness of the Issuers, or any Restricted Subsidiary for so long as such Indebtedness is held by the Issuers or a Restricted Subsidiary; provided that (i) such Indebtedness shall be unsecured and if owing by the Issuers or any Guarantor, contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Issuers under the Notes or such Guarantor under its Notes Guarantee, as the case may be, and (ii) if as of any date any Person other than an Issuer or a Restricted Subsidiary owns or holds any such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not permitted under this clause (4) by the issuer of such Indebtedness;

(5)	Guarantees by the Issuers or any Restricted Subsidiary of Indebtedness of the Issuers or any Restricted Subsidiary otherwise permitted under the Indenture so long as, at the time such Guarantee is Incurred, the Person giving such Guarantee could have Incurred the Indebtedness that is being Guaranteed;

(6)	the Incurrence by the Issuers or any of their Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, managing or hedging (A) interest rates or interest rate risk with respect to Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations in the ordinary course of business and not for purposes of speculation;

(7)	the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (1) or (4) of this covenant);

(8)	the Incurrence of obligations in respect of letters of credit, bank guarantees, performance, bid and surety bonds and completion guarantees provided by the Issuers or any of their Restricted Subsidiaries in the ordinary course of business;

(9)	the Incurrence by the Issuers or any of their Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of its Incurrence;

(10)	Indebtedness of the Issuers or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(11)	Indebtedness of (i) any Restricted Subsidiary that is a Special Purpose Subsidiary under a Permitted Securitization, a Permitted Warehouse Facility, a Permitted Term Receivables Facility, a Permitted Credit Facility or a Permitted Residual Funding Facility or (ii) any Issuer or Restricted Subsidiary under a Permitted Inventory Facility or a Permitted Term Receivables Facility;

(12)	Indebtedness of an Issuer or any Restricted Subsidiary constituting Permitted Recourse Obligations with respect to Indebtedness Incurred pursuant to clause (11) above;

(13)	Indebtedness of an Issuer or any Restricted Subsidiary consisting of repo agreements or similar financings with asset-backed securities issued in connection with Permitted Securitizations;

(14)	Indebtedness consisting of promissory notes or similar Indebtedness issued by the Issuers or any Restricted Subsidiary to current, future or former officers, directors and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuers or a Restricted Subsidiary to the extent described in clause (4) of the second paragraph under the caption “—Restricted Payments”; and

(15)	the Incurrence by the Issuers or any of their Restricted Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Issuers (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed $50.0 million.

(c)	For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (15) of the immediately preceding paragraph or under paragraph (a) of this covenant, the Issuers shall, in their sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to paragraph (a) of this covenant, and may re-classify any such item of Indebtedness from time to time among such clauses or the first paragraph of this covenant, so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (1) through (15) above, and in part under one or more other clauses or under paragraph (a) of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that an Issuer or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except (i) in the case of Collateral, Permitted Collateral Liens and (ii) in the case of any asset other than Collateral, Permitted Liens.

Maintenance of certain ratios

The Indenture provides that the Issuers will maintain:

(i)	at all times, a Collateral Coverage Ratio equal to or greater than 1.5 to 1.0; and

(ii)	on the last day of each fiscal quarter, Net Worth of at least $325,000,000.

The Indenture provides that the Issuers will: (x) provide to the Trustee, within (A) 45 days after and as of the end of each fiscal quarter, excluding the last quarter, of each fiscal year and (B) within 90 days after and as of the end of each fiscal year, an Officers’ Certificate attesting to compliance with the maintenance requirements described in clauses (i) and (ii) above at the end of or during such fiscal quarter or fiscal year, as applicable, and (y) either make such certificate publicly available on a website of the Issuers’ or publicly file such certificate with the SEC via the EDGAR filing system or any successor electronic filing system.

Dividend and other payment restrictions affecting subsidiaries

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions to either Issuer or any of their Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(2)	pay any Indebtedness owed to the Issuers or any of their Restricted Subsidiaries;

(3)	make any loans or advances to the Issuers or any of their Restricted Subsidiaries; or

(4)	sell, lease or transfer any of its properties or assets to the Issuers or any of their Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	(A) any agreements in effect on the date of the Indenture (including agreements governing existing Indebtedness as in effect on the date of the Indenture), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of the Indenture; and (B) provisions in agreements governing secured Indebtedness permitted by the Indenture (including without limitation any Permitted Inventory Facility, Permitted Term Receivables Facility, Permitted Securitization, Permitted Warehouse Facility, Permitted Credit Facility or Permitted Residual Funding Facility) that limit the right of the debtor thereunder to dispose of the assets securing such Indebtedness;

(2)	the Indenture Documents;

(3)	applicable law and any applicable rule, regulation or order;

(4)	customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(5)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on property purchased or leased of the nature described in clause (4) of the preceding sentence on the property so acquired;

(6)	any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition thereof;

(7)	any agreement or other instrument of a Person acquired by the Issuers or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(8)	Liens that limit the right of Issuers or any of their Subsidiaries to dispose of the asset or assets subject to such Lien;

(9)	customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(10)	agreements governing Permitted Refinancing Debt, provided that such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	the requirements of any Indebtedness applicable to any Special Purpose Subsidiary formed or used for any Permitted Securitization, Permitted Warehouse Facility, Permitted Residual Funding Facility or Permitted Term Receivables Facility and any Permitted Recourse Obligations with respect thereto;

(13)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(14)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, licenses, sublicenses, leases, subleases and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business; and

(15)	restrictions under customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture agreements, corporate charters, stockholders’ agreements and other similar agreements and documents on the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person.

Merger, consolidation or sale of assets

(a)	The Issuers. Neither Issuer may, in any transaction or series of related transactions, consolidate with or merge with or into (whether or not such Issuer survives), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary of such Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its property and assets whether as an entirety or substantially as an entirety, to any Person, unless:

(1)	either:

(A)	if the transaction or series of transactions is a consolidation of an Issuer with or a merger of an Issuer with or into any other Person, such Issuer shall be the surviving Person of such merger or consolidation; or

(B)

the Person formed by any consolidation or merger with or into an Issuer (if other than an Issuer), or to which all or substantially all of the properties and assets of an Issuer and their Restricted Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such

Issuer, under the Notes and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of such Issuer under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; and

(2)	immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(3)	at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), the continuing Issuer or the successor entity to an Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” provided, however, that solely for purposes of this clause (3), such Fixed Charge Coverage Ratio shall be at least 1.50 to 1.0.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Subsidiary to any Guarantor, the consolidation or merger of any Subsidiary with or into any other Guarantor or an Issuer.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, such Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel. Each such Officers’ Certificate shall set forth the manner of determination of the Issuer’s compliance with clause (3) of the preceding paragraph.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor Issuer under the Indenture, and the predecessor Issuer shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture and the Notes.

(b)	The Guarantors. Subject to certain limitations in the Indenture governing release of a Guarantor upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each Guarantor will not, in any transaction or series of related transactions merge or consolidate with or into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person, unless either:

(1)	either:

(A)	if the transaction or series of transactions is a consolidation of such Guarantor with or a merger of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger; or

(B)

the Person formed by any consolidation or merger with or into such Guarantor, or to which all or substantially all of the properties and assets of such Guarantor and its Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall be a corporation, partnership, limited liability Issuers or trust organized and existing under the laws of such Guarantor’s original jurisdiction of organization and shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Guarantor under its Notes Guarantee and the Indenture and, in each case, the Indenture, as so supplemented, shall remain in full force and effect and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of such Guarantor under the Collateral Documents (if any), and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Subsidiary to any Guarantor, or the consolidation or merger of any Subsidiary with or into any other Guarantor or the Issuers, or the dissolution of any Subsidiaries (whether or not Guarantors) in the ordinary course of business which have no material assets as of the date of such dissolution if the Issuers determine that such dissolution has no material adverse effect on the interests of the holders of the Notes.

In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by clause (1) of the foregoing provisions, such Guarantor shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements of the Indenture and an Opinion of Counsel.

The successor entity shall succeed to, and be substituted for, and may exercise every right and power of the predecessor Issuer under the Indenture, and the predecessor Issuer shall (except in the case of a lease) be released from all its obligations and covenants under the Indenture and the Notes.

Transactions with affiliates

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of such Issuer (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the relevant Issuer or Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and

(2)	the Issuers deliver to the Trustee:

(a)	if such Affiliate Transaction involves an amount in excess of $5.0 million, a resolution of the Board of Directors of such Issuer set forth in an Officers’ Certificate certifying that the terms of the Affiliate Transaction comply with this covenant and that a majority of the directors of such Issuer disinterested with respect to such Affiliate Transaction has approved the relevant Affiliate Transaction; and

(b)

if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $10.0 million, an appraisal as to the value of the assets transferred or an opinion as to the fairness of such Affiliate Transaction to an Issuer or such Restricted Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or is no more restrictive to such Issuer and its Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who was not an Affiliate.

The foregoing provisions will not apply to the following:

(a)	any employment agreement, employee benefit plan, officer or director indemnification agreement, compensation plan or similar agreement or arrangement entered into by an Issuer or any of its Restricted Subsidiaries in the ordinary course of business of the Issuer or such Restricted Subsidiary and payments pursuant thereto;

(b)	transactions exclusively between or among an Issuer and/or its Restricted Subsidiaries and Restricted Subsidiaries and/or other Restricted Subsidiaries;

(c)	the performance of any agreement as in effect on the Issue Date (including pursuant to any modification, amendment, or restatement thereto, provided that any such modification, amendment or restatement is subject to the clauses (1) and (2) above except in the case of any such modification, amendment or restatement that, taken as a whole, is not more disadvantageous to holders of the Notes in any material respect than such agreement as it was in effect on the Issue Date);

(d)	payment of reasonable and customary fees, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) or other compensation (in cash or otherwise) to directors of the Issuers or any of their Restricted Subsidiaries;

(e)	the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Issuers;

(f)	any transaction between a Special Purpose Subsidiary and any Person that is an Affiliate of such Special Purpose Subsidiary solely because such Special Purpose Subsidiary directly or indirectly owns Equity Interests in, or controls, such Affiliate; and

(g)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments of the type described in clause (8) of the definition thereof.

Business activities

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Issuers and their Restricted Subsidiaries taken as a whole.

Limitation on issuances and sales of equity interests in wholly-owned subsidiaries

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly-Owned Subsidiary of the Issuers to any Person (other than the Issuers or a Wholly-Owned Subsidiary of the Issuers), unless:

(1)	such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly-Owned Restricted Subsidiary; and

(2)	the Net Proceeds (if any) from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

In addition, the Issuers will not permit any Wholly-Owned Subsidiary of the Issuers to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to an Issuer or a Wholly-Owned Subsidiary of an Issuer.

Payments for consent

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Sale and leaseback transactions

The Issuers will not, and will not permit any of their Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1)	the Issuer or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) Incur a Lien on such property securing such Attributable Debt pursuant to the covenant described above under the caption “—Liens”;

(2)	the net proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value (as set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such Sale and Leaseback Transaction; and

(3)	the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The foregoing provisions will not apply to transactions among the Issuers and any of the Guarantors, among the Guarantors or among Subsidiaries of the Issuers that are not Guarantors.

Entity classification

Each Issuer is classified as a Flow Through Entity and will not take, or fail to take, any action which would result in such Issuer no longer being classified as a Flow Through Entity except (i) pursuant to a Permitted C-Corp Conversion or (ii) any transaction permitted under the covenant “Merger, Consideration or Sale of Assets.”

Additional subsidiary guarantees

If an Issuer or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture (other than a Foreign Subsidiary, Insurance Subsidiary or Special Purpose Subsidiary), then such Issuer shall cause such Subsidiary to become a Guarantor and, within 45 days after the date it was acquired or created:

(1)	execute a supplemental indenture, in accordance with the terms of the Indenture, pursuant to which such Subsidiary shall unconditionally guarantee, on a senior unsecured basis or, if such Subsidiary is expected to Incur Indebtedness under a Permitted Inventory Facility, senior second-priority secured basis, all of the Issuers’ Obligations under the Indenture Documents on the terms set forth in the Indenture;

(2)

with respect to a Subsidiary that is expected to Incur Indebtedness under a Permitted Inventory Facility, execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents and take such other actions as are necessary in order to grant to the Collateral Agent, for the benefit of the holders of the Notes, a perfected second-priority security interest in the Second-Lien Collateral of such Subsidiary, subject to Permitted Liens, which are owned by the Issuers or a

Guarantor and are required to be pledged pursuant to the Collateral Documents, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may reasonably requested by the Collateral Agent;

(3)	take such further action and execute and deliver such other documents specified in the Indenture Documents or otherwise reasonably requested by the Trustee or Collateral Agent to give effect to the foregoing; and

(4)	deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary and the Collateral Documents to which such Restricted Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby.

Further assurances

Neither the Issuers nor any of their Restricted Subsidiaries will take or knowingly omit to take any action that would materially impair the Liens in favor of the Collateral Agent, on behalf of itself, the Trustee and the holders of the Notes, with respect to any material portion of the Collateral. The Issuers shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the collateral agreements and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority) the Liens created by the collateral agreements, subject to Permitted Liens, at such times and at such places as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.

Reports

The Indenture provides that whether or not either Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file with the SEC (subject to the next sentence) and provide the Trustee and holder of Notes with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, either Issuer is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will provide the Trustee and Holders with such reports within the time periods specified in such Exchange Act sections for a registrant that is not an accelerated filer or a large accelerated filer; provided, however, that

(i)	no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Issuers to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(ii)	the financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Issuers receive in connection with the applicable acquisition, whether or not audited;

(iii)	no financial statements of unconsolidated entities will be required;

(iv)	no financial schedules specified in Regulation S-X under the Securities Act will be required;

(v)	the Issuers may limit the information disclosed in such reports in respect of Item 402 of Regulation S-K under the Securities Act to the information identified in Item 402 that is included other than through incorporation by reference in this prospectus (which disclosure regarding such types of information shall be presented in a manner consistent in all material respects with the disclosure so contained in this prospectus);

(vi)	compliance with the requirements of Item 10(e) of Regulation S-K and Regulation G under the Securities Act will not be required (but the Issuers will provide a reconciliation to any non-GAAP financial measures as defined in Regulation G under the Securities Act);

(vii)	information specified in Rules 3-10 and 3-16 of Regulation S-X under the Securities Act with respect to Subsidiaries and Affiliates will not be required; and(viii) no exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of instruments defining the rights of securityholders to the extent such instruments would be required to be filed by paragraph (b)(4) of such Item 601 and material contracts to the extent such contracts would be required to be filed by paragraph (b)(10) of such Item 601) will be required; provided, however, that contracts required to be filed only by either or both of paragraph (b)(10)(ii)(A) and paragraph (b)(10)(iii) of such Item 601 will not be required.

In addition, the Issuers and the Guarantors have agreed that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports referred to in the preceding paragraph, they will furnish to the holders of Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as the Issuers file the foregoing reports and other information with the SEC, the Issuers will be deemed to have provided to the Trustee and holders of the Notes all of the foregoing reports and other information if the Issuers have filed or furnished such reports and other information with the SEC via the EDGAR filing system or any successor electronic filing system and such reports are publicly available. For the administrative convenience of the Trustee, the Issuers will send an electronic copy of each such filing to the Trustee at such e-mail address as the Trustee may specify from time to time in accordance with the notice provisions of the Indenture; provided, however, that failure to send any such electronic copies will not constitute a Default or Event of Default, and provided further that the Trustee shall have no obligation whatsoever to determine whether or not the Issuers have made such filings.

Events of Default and Remedies

An Event of Default will be defined in the Indenture as:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes;

(2)	default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(3)	failure by the Issuers or any of their Restricted Subsidiaries to comply with their obligations under the caption “—Repurchase of the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—IPO” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by the Issuers to comply with their obligations under the caption “—Certain Covenants—Maintenance of Certain Ratios” that continues for 60 days after an Issuer first becomes aware of such default;

(5)	failure to perform any other covenant or agreement of the Issuers or any of their Subsidiaries under the Indenture Documents for 60 days after written notice to the Issuers by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their Restricted Subsidiaries (other than a Special Purpose Subsidiary), or the payment of which is Guaranteed by the Issuers or any of their Restricted Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture (solely if a claim for payment is actually demanded or asserted under such Guarantee), which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent);

(7)	failure by the Issuers or any of their Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8)	(i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture, the Collateral Documents or the Intercreditor Agreement) or (ii) the breach or repudiation by the Issuers or any of their Restricted Subsidiaries of any of their obligations under any Collateral Document; provided that, in the case of clauses (i) and (ii), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest;

(9)	except as permitted by the Indenture, any Notes Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Notes Guarantee; and

(10)	certain events of bankruptcy or insolvency with respect to the Issuers or any of their Significant Subsidiaries.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to either Issuer, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, interest or Additional Interest, if any) if it determines that withholding notice is in their interest.

The holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration).

In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of Notes, if within 20 days after such Event of Default arose the Issuers delivers an Officers’ Certificate to the Trustee stating that:

(1)	(a) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged; or (b) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(2)	the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3)	all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of the Issuers or any Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Indenture Documents or Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture Documents and the Registration Rights Agreement will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights and immunities of the Trustee and rights of registration and transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes if:

(a)	(1) the Issuers will have paid or caused to be paid the principal of, premium, if any, interest and Additional Interest, if any, as and when the same will have become due and payable, (2) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (3) an irrevocable notice of redemption has been delivered in accordance with the terms of the Indenture with respect to all outstanding Notes and the Issuers have made an irrevocable deposit with the Trustee, in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal or premium, if any, interest and Additional Interest, if any, on the outstanding Notes on the applicable redemption date;

(b)	the Issuers have paid all other sums payable by it under the Indenture; and

(c)	the Issuers have delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions have been met.

Defeasance

At the Issuers’ option:

(1)	if applicable, the Issuers will be discharged from any and all obligations in respect of the outstanding Notes; or

(2)	if applicable, the Issuers may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be a Default or an Event of Default under the Indenture and the Notes;

in the case of either clause (1) or (2) upon irrevocable deposit with the Trustee, in trust, of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date. With respect to clause (2), the obligations under the Indenture (other than with respect to such covenants) and the Events of Default (other than the Events of Default relating to such covenants) shall remain in full force and effect.

Such trust may only be established if, among other things:

(a)	with respect to clause (1), the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(b)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(c)	such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which either Issuer or any of their Subsidiaries is a party or by which either Issuer or any of their Subsidiaries is bound;

(d)

the Issuers must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be avoidable as a preferential transfer under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(e)	the Issuers must have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(f)	the Issuers must have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to the deposit, defeasance and discharge or the deposit and defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar of the Notes and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided below, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default, Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of, premium, if any, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders” prior to the time at which an obligation to make such an offer has arisen);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, interest or Additional Interest, if any, on the Notes;

(7)	release any Guarantor from any of its obligations under its Notes Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(8)	make any change in the foregoing amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or of all or substantially all of the Guarantors will require the consent of the holders of at least 66- 2/3% in aggregate principal amount of the Notes then outstanding.

Notwithstanding the foregoing, without the consent of any holder of Notes, the Issuers and the Trustee may amend or supplement the Indenture Documents to:

(1)	cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

(2)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	provide for the assumption of the Issuers’ or any Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(5)	add Guarantees with respect to the Notes or, if applicable, to secure the Notes;

(6)	add to the covenants of the Issuers or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon the Issuers or any Guarantor;

(7)	make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

(8)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(9)	(i) enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of the Indenture and the Collateral Documents;

(10)	evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof;

(11)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes; or

(12)	conform the text of the Indenture, the Notes or any Guarantee to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Notes or such Guarantee.

The consent of holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuers are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

In determining whether the holders of the requisite principal amount of the outstanding Notes have given or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the Indenture Documents, Notes owned by the Issuers or any Affiliate of the Issuers (if less than all of the Notes then-outstanding) will be disregarded and deemed not to be outstanding.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

The holders of at least a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default shall occur (which shall not be cured), the Trustee is required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Book-Entry, Delivery and Form

The Notes will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Notes offered to “accredited investors” (as defined in Rule 501(a) under the Securities Act) were represented by one or more notes in registered, global form without interest coupons (the “Regulation D Global Notes”). Notes offered and sold in offshore transactions in reliance on Regulation S Notes were represented by one or more temporary Notes in registered, global form without interest coupons (collectively, the “Regulation S Temporary Global Notes”). Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Rule 144A Global Notes, the Regulation D Notes and the Regulation S Temporary Global Notes were initially deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering of the old notes (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Temporary Global Notes could be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below.

Within a reasonable time period after the expiration of the Restricted Period, the Regulation S Temporary Global Notes will be exchanged for one or more permanent Notes in registered, global form without interest coupons (collectively, the “Regulation S Permanent Global Notes” and, together with the Regulation S Temporary Global Notes, the “Regulation S Global Notes;” the Regulation S Global Notes, the Regulation D Global Notes and the Rule 144A Global Notes collectively being the “Global Notes”) upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. Beneficial interests in the Global Notes may not be exchanged for beneficial interests in the other Global Notes at any time except in the limited circumstances described below. See “—Exchange between Regulation S Notes, Regulation D Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

The Notes (including beneficial interests in the Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. The Issuers takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between such participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants of DTC. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of its participants and indirect participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants or indirect participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants therein. After the expiration of the Restriction Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person holding a beneficial interest in a Global Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder thereof. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal, interest and Additional Interest, if any), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants and indirect participants to beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants and will not be the responsibility of DTC, the Issuers or the Trustee. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any participants or indirect participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between participants of DTC, on the one hand, and participants of Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fails to appoint a successor depositary within 90 days thereafter;

(2)	the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S;

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes; or

(4)	a beneficial interest in the Rule 144A Global Note or the Regulation S Global Note is transferred to a person who takes delivery in the form of a Regulation D Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of certificated notes for global notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Exchange between Regulation S Notes, Regulation D Notes and Rule 144A Notes

Beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note, and the Regulation D Notes may be exchanged for beneficial interests in the Rule 144A Global Note, in each case, only if:

(1)	such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2)	the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a person:

(a)	who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)	purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)	in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interest in a Rule 144A Global Note and the Regulation D Notes may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of a Regulation D Note only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture), including the certifications, certificates and opinions of counsel required therein.

Beneficial interests in a Regulation S Global Note may be transferred to a person who takes delivery in the form of a Regulation D Note, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture), including the certifications, certificates and opinions of counsel required therein.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Certifications by holders of the Regulation S Temporary Global Notes

A holder of a beneficial interest in the Regulation S Temporary Global Notes must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Note is either a non-U.S. person or a U.S. person that has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the paying agent if other than the Trustee) a certificate in the form required by the Indenture, prior to any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Notes.

Same day settlement and payment

The Issuers will make payments in respect of any Notes represented by a Global Note (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the account or accounts specified by DTC as the registered holder of such Global Note. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant of DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant of DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Capital Gain Tax Rate” means a rate equal to the sum of:

(1)	the highest marginal Federal income tax rate applicable to net long-term capital gain of an individual who is a citizen of the United States of America, plus

(2)	to the extent the relevant Issuer is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Flow Through Entity, (x) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital long-term gain of an individual who is a resident of the applicable jurisdiction as specified in the Indenture multiplied by (y) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (1) above.

“Applicable Income Tax Rate” means a rate equal to the sum of:

(1)	the highest marginal Federal ordinary income tax rate applicable to an individual who is a citizen of the United States of America, plus

(2)	to the extent the relevant Issuer is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Flow Through Entity, (x) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the applicable jurisdiction as specified in the Indenture multiplied by (y) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (1) above.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on June 15, 2014 (such redemption price being described in the second paragraph in the “—Optional Redemption” section exclusive of any accrued interest or Additional Interest) plus (2) all required remaining scheduled interest payments (including Additional Interest, if any) due on such Note through June 15, 2014 (but excluding accrued and unpaid interest and Additional Interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such Note on such redemption date.

“Asset Sale” means:

(1)	the sale, lease, transfer, conveyance or other disposition of any assets (including by way of a Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Issuers and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the sale by the Issuers or the issuance by any of their Restricted Subsidiaries of Equity Interests of any of the Issuers’ Restricted Subsidiaries; and

(3)	an Event of Loss.

In the case of either clause (1), (2) or (3), whether in a single transaction or a series of related transactions:

(A)	that have a Fair Market Value in excess of $1.0 million; or

(B)	for Net Proceeds in excess of $1.0 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(1)	a transfer of assets to an Issuer or any Restricted Subsidiary;

(2)	an issuance of Equity Interests by a Restricted Subsidiary to an Issuer or to a Restricted Subsidiary of an Issuer;

(3)	for purposes of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” only, a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(4)	the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(5)	the sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice;

(6)	pledges, transfers or sales of property and the proceeds thereof (other than property and proceeds thereof included at such time as Collateral) in connection with any Permitted Securitization, Permitted Warehouse Facility, Permitted Residual Funding Facility, Permitted Credit Facility or Permitted Term Receivables Facility in the ordinary course of business;

(7)	any disposition of cash or Cash Equivalents;

(8)	the lease, assignment or sub-lease of any property in the ordinary course of business;

(9)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(10)	sales, leases, or transfers of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuers or any of their Restricted Subsidiaries;

(11)	the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and

(12)	any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation).

“Capital Lease Obligation” of any Person means, at the time of determination, the amount of the liability in respect of a capital lease that would at the time be required to be capitalized as capital lease on the face of a balance sheet of such Person determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of six months or less from the date of acquisition issued by any lender to the Issuers or any Subsidiary or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(3)	commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(4)	repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;

(5)	securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state or commonwealth of the United States, by any political subdivision or taxing authority of any such state or commonwealth, the securities of which state, commonwealth, political subdivision or taxing authority (as the case may be) have the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;

(6)	securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (2) of this definition;

(7)	money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; and

(8)	money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Issuers Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of an Issuer and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of an Issuer;

(3)	the Issuers become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of an Issuer; or

(4)	the first day on which a majority of the members of the Board of Directors of an Issuer are not Continuing Directors;

provided that the contribution of the Equity Interests of the Issuers to a holding company that holds no assets other than such Equity Interests and has the same composition of ownership immediately after such contribution that owned such Equity Interests immediately before, shall not by itself constitute a “Change of Control.”

“Collateral” means the collateral securing the Indenture Obligations.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as Collateral Agent under the Collateral Documents, together with its successors in such capacity.

“Collateral Amount” means, at any date, the sum of (i) the Net Receivables Value plus (ii) the Net Inventory Value plus (iii) the aggregate amount of cash and Cash Equivalents then held as Collateral.

“Collateral Coverage Ratio” means, at any date, the ratio of (i) the Collateral Amount at such date to (ii) the aggregate principal amount of all Notes (including any Additional Notes) outstanding at such date.

“Collateral Documents” means the Security Agreement, the Pledge Agreement and any other agreement, document or instrument pursuant to which a Lien is granted by the Issuers or a Guarantor to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus:

(1)	an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(2)	an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(3)	Permitted Tax Distributions and provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(4)	Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(5)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) to the extent deducted in computing such Consolidated Net Income; plus

(6)	write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding changes in allowances and reserves related to inventory, Receivables and warranty claims in the ordinary course of business and any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; minus

(7)	all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding changes in allowances and reserves related to inventory, Receivables and warranty claims in the ordinary course of business, the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Indebtedness” means, at any time, the consolidated Indebtedness of the Issuers and their Restricted Subsidiaries determined on a consolidated basis at such time.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (as used below, a “Consolidated Group”) for such period less the amount of all Permitted Tax Distributions made during such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(1)	the income (or loss) of any Person (other than the Consolidated Group) in which any other Person (other than the Consolidated Group) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Consolidated Group by such Person during such period,

(2)	the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary or is merged into or consolidated with any member of the Consolidated Group or that Person’s assets are acquired by any member of the Consolidated Group,

(3)	the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of their charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary,

(4)	any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and

(5)	without duplication of any exclusion pursuant to clauses (1) through (4) above, any net extraordinary gains or net non-cash extraordinary losses.

“Continuing Directors” means, as of any date of determination with respect to either Issuer, any member of such Board of Directors of such Issuer who (1) was a member of such Board of Directors on the date of the Indenture, (2) was nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the directors who were members of such Board of Directors on the date of the Indenture or whose nomination or election to the Board of Directors was previously so approved or (3) was nominated, recommended or approved for election by a Permitted Holder.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by an Issuer, any of the Restricted Subsidiaries, any of the Securitization Trusts, Special Purpose Subsidiaries or any of the Warehouse Entities for the purpose of providing credit support for the Indebtedness or other obligations of the Issuers or Restricted Subsidiaries under Securitizations, Warehouse Facilities, Inventory Facilities, Residual Funding Facilities, Credit Facilities, or Term Receivables Facilities.

“Credit Facilities” means one or more debt facilities (other than a Warehouse Facility, a Securitization, a Credit Enhancement Agreement, a Term Receivables Facility or an Inventory Facility) providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Demand Note” means any unsecured intercompany demand note made by the Issuers (or either of them) in favor of any Special Purpose Subsidiary, which demand note has been pledged and assigned as credit enhancement for the benefit of the secured parties under any applicable Permitted Securitization, Permitted Warehouse Facility, Permitted Term Receivables Facility, Permitted Credit Facility or Permitted Residual Funding Facility.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Issuers or a Subsidiary; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes; provided that any Capital Stock that would constitute Disqualified Stock solely because of the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under the caption “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales” are to the holders.

“DTAC” means DT Acceptance Corporation, an Arizona corporation.

“DTAG” means DriveTime Automotive Group, Inc., a Delaware corporation.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

“Equity Offering” means a sale for cash of either (1) common equity securities or units including or representing common equity securities of an Issuer (other than to the other Issuer or a Subsidiary of an Issuer) or (2) common equity securities or units including or representing common equity securities of a direct or indirect parent entity of the Issuers (other than to the Issuers or a Subsidiary of the Issuers) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Issuers.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means any Indebtedness of either Issuer or any of their Restricted Subsidiaries outstanding on the date of the Indenture until such Indebtedness is repaid.

“Existing PALP Facility” means the Amended and Restated Sale and Servicing Agreement, dated as of July 31, 2009, among DTAC, as seller, Santander Consumer USA Inc., as purchaser and master servicer, DT Credit Company, LLC (formerly known as DT Credit Corporation), as sub-servicer, and Wells Fargo Bank, National Association, as custodian, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, as amended, refinanced or replaced from time to time under one or more agreements or facilities.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuers; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of assets to an Affiliate, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuers or any of their Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:

(1)	acquisitions that have been made by the Issuers or any of their Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Issuers);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(2)	the product of (A) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of an Issuer which is not organized under the laws of (x) the United States of America or any state thereof or (y) the District of Columbia.

“Flow Through Entity” means an entity that for U.S. Federal income tax purposes constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Code, (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code), (iii) a “partnership” (within the meaning of Section 7701(a)(2) of the Code) other than a “publicly traded partnership”) (as defined in Section 7704 of the Code), (iv) an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service, or (v) a trust, the income of which is includible in the taxable income of the grantor or another person under sections 671 through 679 of the Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of the Indenture as set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	the statements and pronouncements of the Financial Accounting Standards Board; and

(3)	such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

(1)	purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

(2)	purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

(3)	maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each Restricted Subsidiary of an Issuer (other than Foreign Subsidiaries, Insurance Subsidiaries and Special Purpose Subsidiaries) and any other Restricted Subsidiary that executes a Notes Guarantee in accordance with the provisions of the Indenture.

“Hedging Obligations” means obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, raw materials, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that the accretion of original issue discount on Indebtedness shall not be deemed to be an Incurrence of Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Issuers shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1)	every obligation of such Person for money borrowed, including in each case, premium, interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding), fees and expenses related thereto;

(2)	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(4)	every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities, or similar terms arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(5)	every Capital Lease Obligation of such Person;

(6)	the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(7)	every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person;

(8)	every obligation of the type referred to in clauses (1) through (7) of such Person under Permitted Securitizations, Permitted Warehouse Facilities, Permitted Inventory Facilities, Permitted Credit Facilities, Permitted Residual Funding Facilities and Permitted Term Receivables Facilities; and

(9)	every obligation of the type referred to in clauses (1) through (8) of another Person the payment of which, in either case, such Person has Guaranteed to the extent of such Guarantee.

The amount of any Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness. The amount of Indebtedness shall not include accounts payable, accruals or deferred liabilities.

“Indebtedness Ratio” means, as of any date of determination, on a consolidated basis, the ratio of (i) Consolidated Indebtedness as of such date to (ii) Net Worth as of such date.

“Indenture Documents” means the Notes, the Indenture, the Notes Guarantees and the Collateral Documents.

“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Initial Purchasers” means each of Jefferies & Company, Inc., RBS Securities Inc. and UBS Securities LLC, Stephens Inc. Robert W. Baird & Co. Incorporated and JMP Securities LLC, the initial purchasers of the Notes.

“Insurance Subsidiary” means any Subsidiary of an Issuer that is a regulated insurance or reinsurance company under the laws of any applicable jurisdiction and that conducts no substantial activity other than such insurance activities and the managing of assets in connection therewith or obtained as a result thereof.

“Intangible Assets” means the amount (to the extent reflected in determining consolidated equity) of (i) all investments in Subsidiaries of the Issuers other than consolidated Subsidiaries and (ii) all goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Intercreditor Agreement” means the Intercreditor Agreement dated on or about the Issue Date among the Collateral Agent, the lenders under the Senior Inventory Facility, the Issuers and the Secured Guarantors, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Inventory” has the meaning given to such term in the UCC.

“Inventory Facility” means any funding arrangement with a financial institution or other lender or purchaser under which advances are made to an Issuer or a Secured Guarantor and secured by Inventory, including the Senior Inventory Facility.

“Inventory First Lien Obligations Net Amount” means, at any date, the excess of (i) the aggregate principal amount of and accrued and unpaid interest on all Permitted Inventory Facilities and all other obligations secured thereunder or in connection therewith over (ii) the amount of any cash or cash equivalents held as collateral to secure obligations referred to in clause (i), all determined at such date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, payroll, travel, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Issuers for consideration consisting of common equity securities of the Issuers shall not be deemed to be an Investment. If the Issuers or any Restricted Subsidiary of the Issuers sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuers such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Issuers, the Issuers shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Restricted Payments”:

(1)	Investments shall include the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuers at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuers shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuers’ “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Issuers’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuers or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means June 4, 2010, the date of the original issuance of the Notes.

“Issuers” means DTAG and DTAC.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Net Equity” means the excess of the book value of the assets of the Issuers on a consolidated basis over the book value of the liabilities of the Issuers on a consolidated basis, in each case determined in accordance with GAAP.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Inventory Value” means, at any date (i) 85% of the book value of Inventory then pledged as Collateral minus (ii) the Inventory First Lien Obligations Net Amount, each determined at such date.

“Net Pledged Term Receivables Facility Residual Value” means, for any Pledged Term Receivables Facility at any date, (i) 85% of the aggregate current amount of all Receivables pledged or assigned under such Pledged Term Receivables Facility minus (ii) the total amount of Indebtedness and other obligations of the relevant Obligor under such Pledged Term Receivables Facility at such time plus (iii) restricted cash pledged to secure such Indebtedness.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuers or any of their Restricted Subsidiaries in respect of any Asset Sale (including any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Receivables Value” means, at any date the sum of (A) (i) 85% of the aggregate current amount of all Receivables then (x) pledged as Collateral by an Obligor or (y) owned by a Pledged SPS at such date minus (ii) the sum of the Other SPS Obligations Net Amount plus (B) the Net Pledged Term Receivables Facility Residual Value at such date.

“Net Worth” means, at any time with respect to the Issuers on a consolidated basis, (i) Net Equity at such time minus (ii) the aggregate value of all Intangible Assets of the Issuers on a consolidated basis at such time determined in accordance with GAAP minus (iii) the aggregate amount of all advances to employees of the Issuers at such time, minus (iv) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP, but excluding in any event any reduction (or increase) thereto solely as a result of a recognition of a tax deferral liability (or asset) occurring as a result of the conversion of any Issuer upon a Permitted C-Corp Conversion.

“Obligor” means any Issuer or Guarantor. “Obligors” is a collective reference to both Issuers and all Guarantors.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President, a Vice President or the Chief Financial Officer, and by the Treasurer or the Secretary of an Issuer, or each of the Issuers, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Other SPS Obligations Net Amount” means, at any date, the excess of (i) the aggregate principal amount of and accrued and unpaid interest on all Permitted Securitizations, Permitted Warehouse Facilities, Permitted Residual Funding Facilities and Permitted Term Receivables Facilities of all Pledged SPSs, and all other obligations or liabilities of such Pledged SPSs over (ii) the amount of any cash or Cash Equivalents held by or pledged to such Pledged SPSs as collateral to secure obligations under such Permitted Securitizations, Permitted Warehouse Facilities, Permitted Residual Funding Facilities and Permitted Term Receivables Facilities, all determined at such date.

“Permitted C-Corp Conversion” means a transaction resulting in an Issuer becoming subject to tax under the Code as a corporation (a “C Corporation”); provided that:

(1)	the C Corporation resulting from such transaction, if a successor to an Issuer, (a) is a corporation, limited liability company or other entity organized and existing under the laws of any state of the United States of America or the District of Columbia, and (b) assumes all of the obligations of such Issuer under the Indenture Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(2)	after giving effect to such transaction no Default or Event of Default exists; and

(3)	prior to the consummation of such transaction, such Issuer shall have delivered to the Trustee (a) an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income gain or loss for Federal income tax purposes as a result of such Permitted C-Corp Conversion and will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Permitted C-Corp Conversion had not occurred and (b) an Officers’ Certificate as to compliance with all of the conditions set forth in paragraphs (1), (2) and (3)(a) above.

“Permitted Collateral Liens” means (i) in the case of all Collateral, Liens described in clauses (9), (15) and (16) and (ii) in the case of Second-Lien Collateral, Liens described in clauses (19) and (20), in each case, of the definition of “Permitted Liens”.

“Permitted Credit Facility” means any Credit Facility under which borrowings are regulated by a borrowing base (or similar collateral value based limitation) if, both immediately before entering into such Credit Facility and after giving effect to the first Permitted Credit Facility Transfer thereunder, no Default or Event of Default shall have occurred and be continuing.

“Permitted Credit Facility Transfer” means any transaction or series of transactions pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise Transfers to a Special Purpose Subsidiary, or grants a security interest in, any collateral permitted to be included in the applicable borrowing base for a Permitted Credit Facility (whether now existing or arising or acquired in the future) of such Special Purpose Subsidiary and any assets related thereto (including, without limitation, all collateral securing such collateral, proceeds of such collateral and other assets) if, at the time such Indebtedness is Incurred, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Permitted Holder” means Ernest C. Garcia II and any (1) spouse or lineal descendent (whether natural or adopted) of Mr. Garcia or (2) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Mr. Garcia and/or any of the persons referred to in the immediately preceding clause (1).

“Permitted Inventory Facility” means (i) the Senior Inventory Facility and (ii) any other Inventory Facility entered into after the Issue Date if, both before and immediately after entering into such Inventory Facility under this clause (ii), no Default or Event of Default shall have occurred and be continuing, and such Senior Inventory Facility or other Inventory Facility is one under which borrowings are regulated by a borrowing base (or similar collateral value based limitation).

“Permitted Investments” means:

(1)	any Investment in the Issuers or a Guarantor;

(2)	any Investment in cash or Cash Equivalents or the Notes;

(3)	any Investment by the Issuers or any Restricted Subsidiary of the Issuers in a Person, if as a result of such Investment (A) such Person becomes a Guarantor or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Guarantor;

(4)	any Investment existing on the date of the Indenture or made pursuant to binding commitments in effect on the date of the Indenture or an Investment consisting of any amendment, restatement, supplement, refunding, replacement, refinancing, exchange, extension, modification or renewal of any Investment existing on or made pursuant to a binding commitment in effect on, the date of the Indenture; provided that the amount of any such Investment is increased thereby, if at all, only to the extent permitted by another clause of this Permitted Investment definition;

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(6)	Hedging Obligations that are Incurred by the Issuers or any of their Subsidiaries for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation;

(7)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8)	loans and advances to employees of the Issuers and their Subsidiaries in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(9)	any Investment consisting of a Guarantee permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10)	Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of inventory in the ordinary course or obsolete or worn out assets;

(11)	Investments received in settlement, compromise or resolution of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;

(12)	repurchases of Notes;

(13)	Investments acquired after the date of the Indenture as a result of the acquisition by an Issuer or any Restricted Subsidiary of an Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into an Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14)	receivables owing to an Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as an Issuer or such Restricted Subsidiary deems reasonable under the circumstances;

(15)	Investments consisting of licensing or contribution of intellectual property pursuant to joint development, marketing, manufacturing or similar agreements with other Persons;

(16)	Investments representing amounts held for employees of an Issuer or any Restricted Subsidiary under deferred compensation plans;

(17)	Investments made in the form of a secured loan with a maturity of not more than 180 days to a Person pending the acquisition of the Capital Stock or all or substantially all of the assets or a line of business of such Person (regardless of how structured) following the execution of a definitive agreement in respect of such acquisition, provided that the aggregate amount of all such Investments permitted under this clause (17) and outstanding at any time shall not exceed $5.0 million;

(18)	Investments (including Demand Notes) by an Issuer or any Restricted Subsidiary in a Receivables Financing Entity or other Special Purpose Subsidiary, in each case in the ordinary course of business;

(19)	purchases of (or contributions to Special Purpose Subsidiaries for the purpose of purchasing) Receivables of any Securitization Trust, Warehouse Facility or Term Receivables Facility, in each case in the ordinary course of business;

(20)	Investments in Receivables that are used or useful in a Similar Business;

(21)	any Investment by an Insurance Subsidiary that is permitted by applicable state insurance regulations; and

(22)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means:

(1)	Liens on assets of an Issuer or any Restricted Subsidiary securing Indebtedness Incurred pursuant to clause (6) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)	Liens in favor of the Issuers or a Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with an Issuer or a Restricted Subsidiary, provided that such Liens were not created in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Issuers or a Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Issuers or any Restricted Subsidiary of the Issuers, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;

(6)	Liens consisting of deposits in connection with leases or other similar obligation, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business;

(7)	Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (2) of paragraph (b) of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;

(8)	Liens existing on the date of the Indenture and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)	Liens securing Permitted Refinancing Debt, provided that the Issuers were permitted to Incur such Liens with respect to the Indebtedness so refinanced under the Indenture and:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced replaced, defeased or discharged with such Permitted Refinancing Debt; and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11)	statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(12)	Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(13)	Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(14)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuers or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuers and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuers or any of the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens securing Indenture Obligations, provided, however, that in the case of any Liens securing Indenture Obligations in respect of Additional Notes, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Liens, and the Issuers shall be in compliance with each of the financial ratios described under “—Certain Covenants—Maintenance of certain ratios”, in each case determined on a pro forma basis, including after giving effect to the issuance of such Additional Notes;

(16)

Liens Incurred in the ordinary course of business of the Issuers or any Subsidiary of the Issuers with respect to obligations in an aggregate principal amount that does not exceed $10.0 million at any one time outstanding and that (A) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers or such Subsidiary;

(17)	Liens on property and the proceeds thereof (other than property and any proceeds thereof included at such time as Collateral) securing Indebtedness Incurred pursuant to clause (b)(11) or (b)(13) under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(18)	Liens on spread accounts, credit enhancement assets (including Demand Notes) and other Credit Enhancement Agreements, residual interests in Securitization Trusts, residual interests in Permitted Warehouse Facilities and Permitted Term Receivables Facilities (other than such interests included at such time as Collateral) and Liens on interests in Securitization Trusts, in each case Securing Permitted Recourse Obligations;

(19)	Liens on Inventory and related assets securing Permitted Inventory Facilities;

(20)	Liens on assets of Foreign Subsidiaries or Insurance Subsidiaries securing Indebtedness of Foreign Subsidiaries or Insurance Subsidiaries; and

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest in connection with or in respect of any referenced Indebtedness.

“Permitted Recourse Obligations” means representations, warranties, covenants, repurchase obligations and indemnities entered into by an Issuer or any Subsidiary that are reasonably customary for a seller or servicer of assets or guarantor or performance in connection with a Permitted Securitization, Permitted Inventory Facility, Permitted Term Receivables Facility, Permitted Residual Funding Facility, Permitted Credit Facility or Permitted Warehouse Facility and obligations of the Issuers and the Restricted Subsidiaries (including Securitization Trusts) under Credit Enhancement Agreements and Demand Notes.

“Permitted Refinancing Debt” means any Indebtedness of an Issuer or any of their Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuers or any of their Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses Incurred in connection therewith);

(2)	such Permitted Refinancing Debt has a final scheduled maturity date equal or later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is Incurred either by an Issuer or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.

“Permitted Residual Funding Facility” means any Residual Funding Facility entered into after the Issue Date under which borrowings are regulated by a borrowing base (or similar collateral value based limitation) if, both immediately before entering into such Residual Funding Facility and after giving effect to the first Permitted Residual Transfer thereunder, no Default or Event of Default shall have occurred and be continuing.

“Permitted Residual Transfer” means any transaction or series of transactions pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise Transfers to a Special Purpose Subsidiary, or grants a security interest in, any residual interests in Receivables (whether now existing or arising or acquired in the future) of an Issuer or any of its Restricted Subsidiaries and any assets related thereto (including, without limitation, all collateral securing such residual interests, proceeds of such residual interests and other assets) if, at the time such Indebtedness is Incurred, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Permitted Securitization” means (i) each Securitization existing as of the closing of this offering and (ii) any other Securitization entered into after the Issue Date, in each case of a Special Purpose Subsidiary, conducted in accordance with the following requirements:

(i)	borrowings under such Securitization are regulated by a borrowing base (or similar collateral value based limitation);

(ii)	such Securitization identifies with reasonable certainty the specific Receivables covered by such Securitization;

(iii)	both before and immediately after such Incurrence, no Default has occurred and is continuing; and

(iv)	at the time of such Incurrence, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Permitted Tax Distributions” in respect of the Issuers (but without duplication) means, with respect to any taxable year or portion thereof in which the Issuers are Flow Through Entities, the sum of: (i) the product of (a) the excess of (1) all items of taxable income or gain (other than capital gain) of the Issuers for such year or portion thereof over (2) all items of taxable deduction or loss (other than capital loss) of the Issuers for such year or portion thereof and (b) the Applicable Income Tax Rate, plus (ii) the product of (a) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of the Issuers for such year or portion thereof and (b) the Applicable Capital Gain Tax Rate, plus (iii) the product of (a) the net short-term capital gain (for this purpose, net short-term capital gain in excess of net long-term capital loss), if any, of the Issuers for such year or portion thereof and (b) the Applicable Income Tax Rate, minus (iv) the aggregate Tax Loss Benefit Amount for the Issuers for such year or portion thereof. For purposes of calculating the amount of the Permitted Tax Distributions the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity (but only for periods for which such Subsidiary is treated as a Flow Through Entity), which items of income, gain, deduction or, loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Issuers for Federal income tax purposes, shall be included in determining the taxable income, gain, deduction or loss (including capital gain or loss) of the Issuers.

“Permitted Term Receivables Facility” means (i) the Existing PALP Facility and (ii) each other Term Receivables Facility conducted in accordance with the following requirements:

(i)	borrowings under such Permitted Term Receivables Facility are regulated by a borrowing base (or similar collateral value based limitation);

(ii)	at the time of the applicable transfer, such Permitted Term Receivables Facility identifies with reasonable certainty the specific Receivables covered by such Permitted Term Receivables Facility;

(iii)	both before and immediately after such Incurrence no Default or Event of Default shall have occurred and be continuing; and

(iv)	at the time of such Incurrence, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Permitted Warehouse Facility” means (i) each Warehouse Facility existing as of the Issue Date under which borrowings are regulated by a borrowing base (or similar collateral value based limitation) and (ii) any other Warehouse Facility entered into after the Issue Date under which borrowings are regulated by a borrowing base (or similar collateral value based limitation) if, both immediately before entering into such Warehouse Facility and after giving effect to the first Permitted Warehouse Transfer thereunder, no Default or Event of Default shall have occurred and be continuing.

“Permitted Warehouse Transfer” means any transaction or series of transactions pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise Transfers to a Warehouse Entity, or grants a security interest in, any Receivables (whether now existing or arising or acquired in the future) of an Issuer or any of its Restricted Subsidiaries and any assets related thereto (including, without limitation, all collateral securing such Receivables, proceeds of such Receivables and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily transferred or granted in connection with assets securitization transactions involving Receivables) if at the time of such transfer, and after giving pro forma effect thereto (including any related disposition of Collateral), the Collateral Coverage Ratio is not less than 1.5 to 1.0.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Pledge Agreement” means the Pledge Agreement, to be dated as of the date of the Indenture, among the DTAC in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Pledged SPS” means at any time the Equity Interests of each Special Purpose Subsidiary owned directly by an Issuer or Guarantor to the extent such Equity Interests are pledged as Collateral under the Pledge Agreement.

“Pledged Term Receivables Facility” means at any time each Term Receivables Facility under which an Issuer is the “seller” or “pledgor” of the applicable Receivables and related financial assets, and in respect of which Receivables and related financial assets such Issuer has pledged all general intangibles (as defined in the UCC) and residual and other remaining rights thereunder as Collateral.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prior Inventory Obligations” means all Indebtedness Incurred under the Senior Inventory Facility and any other Permitted Inventory Facility and all other obligations incurred, issued or arising under the Senior Inventory Facility or such other Permitted Inventory Facility, including letter of credit obligations.

“Prior Inventory Liens” means all Liens that secure the Prior Inventory Obligations.

“Receivables” means installment sale contracts and loans evidenced by promissory notes secured by automobiles and light trucks and motor vehicle leasing contracts; provided, however, that for purposes of determining the amount of Receivables at any time, such amount shall be the principal amount of such Receivables, plus accrued interest plus capitalized costs, in each case associated with such Receivables.

“Receivables Financing Entity” means any Restricted Subsidiary that is a special purpose entity engaged in a Permitted Securitization, Permitted Term Receivables Facility, Permitted Receivables Funding Facility or Permitted Warehouse Facility.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “refinancing” shall have correlative meanings.

“Registration Rights Agreement” means (a) the Registration Rights Agreement dated June 4, 2010 among the Issuers, the Guarantors and the Initial Purchasers party thereto with respect to the initial Notes, and (b) with respect to any Additional Notes, any registration rights agreements among the Issuers, the Guarantors and the Initial Purchasers party thereto relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes or exchange them for Notes registered under the Securities Act.

“Residual Funding Facility” means any funding arrangement with a financial institution or other lender or purchaser under which advances are made to an Issuer or any Restricted Subsidiary based upon residual or subordinated interests in Securitization Trusts, Warehouse Entities and/or Term Receivables Facilities.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Issuers that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means an arrangement relating to property owned by the Issuers or one of their Subsidiaries on the date of the Indenture or thereafter acquired by the Issuers or one of their Subsidiaries whereby the Issuers or such Subsidiary transfers such property to a Person and the Issuers or such Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission, or any successor agency thereto.

“Secured Guarantor” means, initially, DriveTime Car Sales Company, LLC, and from time to time thereafter, any other Guarantor pledging Second-Lien Collateral under the Indenture.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization” means any transaction or series of transactions pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise transfers to a Securitization Trust (in the case of a transfer by an Issuer or any Restricted Subsidiary) or any other Person (in the case of a transfer by a Securitization Trust), or grants a security interest in, any Receivables (whether now existing or arising or acquired in the future) of an Issuer or any of its Restricted Subsidiaries and any assets related thereto (including, without limitation, all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily transferred or granted in connection with asset securitization transactions involving Receivables).

“Securitization Trust” means any Person (whether or not a Subsidiary of an Issuer) established for the purpose of issuing asset-backed securities.

“Security Agreement” means the Security Agreement, to be dated as of the date of the Indenture, among the Issuers and the Secured Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Senior Inventory Facility” means the Third Amended and Restated Loan and Security Agreement, dated as of August 10, 2009, among DTAG, DriveTime Sales and Finance Company, LLC and DriveTime Car Sales Company, LLC, as borrowers, and Manheim Automotive Financial Services, Inc. and Santander Consumer USA Inc. and any other lenders from time to time named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness Incurred thereunder), as amended, refinanced or replaced from time to time under one or more agreements or facilities.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Similar Business” means any business conducted or proposed to be conducted by the Issuers and the Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto, including without limitation, any business that derives a majority of its revenues from purchasing, originating, brokering and marketing, pooling and selling, securitization and servicing Receivables, and entering into agreements and engaging in transactions involving motor vehicle purchasing, leasing or sales, fleet purchasing, leasing, sales, financing, and insurance.

“Special Purpose Subsidiary” means any Wholly-Owned Subsidiary of an Issuer that is established for the sole purpose of conducting one or more Permitted Credit Facilities, Permitted Securitizations, Permitted Warehouse Facilities, Permitted Residual Funding Facility or Permitted Term Receivables Facilities and otherwise established and operated in accordance with customary industry practices.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness that:

(a)	provides that no payment of any obligations (other than regularly scheduled payments of interest) with respect to such Indebtedness will be required to be made prior to the date that is one year and one day after the final Stated Maturity of the Notes; and

(b)	is expressly subordinated in right of payment to the prior payment in full of all Indenture Obligations pursuant to the subordination requirements set forth in the Indenture.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Total Tangible Assets” means, as of any date, the net tangible assets of the Issuers and the Restricted Subsidiaries on a combined basis at the end of the fiscal quarter immediately preceding such date.

“Tax Loss Benefit Amount” means with respect to any taxable year, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of the Issuers ending subsequent to the first day of the taxable year of the Issuers that includes the date of the Indenture (such day, the “Loss Date”) carried forward to the applicable taxable year; provided that for such purpose the amount of any such net operating loss or net capital loss shall be used only once and in each case shall be carried forward to the next succeeding taxable year until so used. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year of such Subsidiary ending subsequent to the Loss Date, which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Issuers for Federal income tax purposes, shall be included in determining the amount of net operating loss or net capital loss of the Issuers.

“Term Receivables Facility” means any transaction or series of transactions (other than a Securitization) pursuant to which an Issuer or any Restricted Subsidiary sells, conveys, assigns or otherwise transfers to any Person (including a Special Purpose Subsidiary (including a trust established for such the purpose of Incurring Indebtedness) but excluding any other Affiliate) Receivables and any assets related thereto (including, without limitation, all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights)) for which residual interests or other residual property rights are retained.

“Treasury Rate” means, at any redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 15, 2014; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to June 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Issuers that is designated by the Board of Directors of the Issuers as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1)	at the time of and after giving effect to such designation, any Investments in such Subsidiary by the Issuers and their Restricted Subsidiaries would be permitted under the Indenture;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuers or any Restricted Subsidiary of the Issuers unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuers or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuers; and

(3)	such Subsidiary is a Person with respect to which neither the Issuers nor any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“U.S. Government Obligation” means:

(1)	any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2)	any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“Warehouse Entity” means any Person issuing notes or other securities or borrowing from lenders in connection with a Warehouse Facility, which notes and securities are backed by specified Receivables.

“Warehouse Facility” means any funding arrangement, other than a Residual Funding Facility, with a financial institution or other lender or purchaser under which advances are made to a Warehouse Entity.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person (or any combination thereof).

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY PROSPECTIVE INVESTORS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE U.S. INTERNAL REVENUE CODE OF 1986; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material United States federal income tax consequences relating to the exchange of old notes for exchange notes in the exchange offer. It does not contain a complete analysis of all of the potential tax consequences relating to the exchange. This summary is limited to holders of old notes who hold the old notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•

tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the United States dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

•	any state, local or non-United States tax consequences.

We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging old notes for exchange notes in the exchange offer, including the applicability and effect of any state, local or non-United States tax law.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

The exchange of old notes for exchange notes pursuant to the exchange offer should not constitute an “exchange” for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder should be treated as a continuation of the old notes in the hands of such holder. Accordingly, there should be no United States federal income tax consequences to holders exchanging old notes for exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. For a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, until October 6, 2011 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal delivered with this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the performance of our obligations in connection with the exchange offer. We will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of the obligations under the exchange notes and guarantees will be passed upon for us by DLA Piper LLP (US), Phoenix, Arizona.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audited financial statements included in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

Appendix A

GLOSSARY OF DEFINED TERMS

Unless the context otherwise requires, the terms “we,” “us,” “our,” and “DriveTime” refer to DriveTime Automotive Group Inc. and DT Acceptance Corporation and their respective wholly-owned subsidiaries as a consolidated entity. In addition, in this prospectus, each of the following terms has the meanings set forth after such term:

Advance rate	A percentage of collateral that determines the loan amount that a lender will issue to a company. For example, if a company has an asset worth $1,000 and an advance rate of 70%, the lender would issue a loan of up to $700.

APR	Annual percentage rate, which, for DriveTime, is the annual interest rate payable on the loans we originate.

ASC	Accounting Standards Codification.

Close rate	Represents the percentage of customer applications for credit that result in sales of used vehicles.

CNW	CNW Marketing/Research, Inc., which is a third-party research firm focused on the automotive, home electronics, housing, investment and computer industries.

Code	Internal Revenue Code of 1986, as amended.

DTAC	DT Acceptance Corporation, an Arizona corporation, which is the entity under which we conduct our financing activities, and a co-issuer of the notes.

DTAG	DriveTime Automotive Group, Inc., a Delaware corporation, which is the entity under which we conduct our vehicle sale activities, and a co-issuer of the notes.

Exchange Act	Securities Exchange Act of 1934, as amended.

FICO score	A metric developed by Fair Isaac & Co. to measure the creditworthiness of a person or the likelihood that person will repay his or her debts.

GAAP	Accounting principles generally accepted in the United States.

Installment payments	Refers to the periodic payments customers make on the loans we finance.

Internet-related sales	We define internet-related sales as those sales where a credit application was completed over the internet within three months of the sale. Internet-related sales are a component of revenue from the sale of used vehicles.

IRS	Internal Revenue Service.

LIBOR	The London Interbank Offered Rate, which is a daily reference rate based on the interest rates at which banks borrow unsecured funds from other banks in the London wholesale money market.

Loan	The retail installment sales contracts through which we provide financing for our vehicle sales.

PALP	Our “pooled auto loan program,” which has become a primary source of fixed-rate financing for our finance receivable portfolio, supplementing and/or replacing securitizations. PALP refers generally to one of several ways in which we finance our receivables.

A-1

Portfolio term financing	Term financing arrangements based on our portfolio of receivables, including PALP and securitization transactions.

Portfolio warehouse facility	A revolving credit facility that is secured by contracts underlying the receivables we generate when we finance the sale of a vehicle.

Principal shareholder	All of our outstanding shares of common stock are owned by Ernest C. Garcia II and Elizabeth Joanne Garcia, the Ernest C. Garcia III Multi-Generational Trust II and the Ernest Irrevocable 2004 Trust II. Although Ernest C. Garcia II is not the administrative trustee of the Ernest C. Garcia III Trust II or the Ernest Irrevocable 2004 Trust II, he is the investment trustee over such trusts and his child is the beneficiary of such trusts and Mr. Garcia has the ability to direct the vote and generally exercise all powers with respect to the assets of the trusts. As such, Mr. Garcia is deemed to have beneficial ownership over such shares. When we refer to our principal shareholder, we are referring to Ernest C. Garcia II.

Residual facility	Refers to a revolving credit facility that we cancelled in December 2008 that was secured by the residual interests in our securitization trusts.

Revolving inventory facility	A revolving credit facility that is secured by our inventory of vehicles.

Same store sales	A store is included in same store sales in the store’s fifteenth full month of operation. Stores closed in a comparative period are removed from same store comparisons.

Sarbanes-Oxley Act	Sarbanes-Oxley Act of 2002.

SEC	Securities and Exchange Commission.

Securities Act	Securities Act of 1933, as amended.

Subprime market	The market for loan originations to customers with FICO scores of 620 or 630 or below, depending on the source.

Verde	Verde Investments, Inc., an Arizona corporation that is wholly-owned by Ernest C. Garcia II. References to Verde also include the Garcia Family Limited Liability Partnership, LLP, as more fully described in Certain Relationships and Related Party Transactions.

A-2

Appendix B

ORGANIZATIONAL CHART OF THE ISSUERS

B-1

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited) (In thousands)
ASSETS
Cash and Cash Equivalents	$23,175	$23,677
Restricted Cash and Investments Held in Trust	92,052	81,891
Finance Receivables	1,486,223	1,408,741
Allowance for Credit Losses	(218,600)	(208,000)

Finance Receivables, net	1,267,623	1,200,741
Inventory	116,333	145,961
Property and Equipment, net	67,080	61,630
Other Assets	47,166	54,254

Total Assets	$1,613,429	$1,568,154

LIABILITIES & SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$14,653	$5,896
Accrued Expenses and Other Liabilities	88,271	70,925
Accrued Expenses-Related Party	3,571	2,359
Portfolio Term Financings	566,841	414,033
Portfolio Warehouse Facilities	226,807	403,007
Senior Secured Notes Payable	149,402	149,360
Senior Secured Notes Payable-Related Party	48,482	48,469
Other Secured Notes Payable	55,202	55,338

Total Liabilities	1,153,229	1,149,387

Shareholders’ Equity—DTAG:
Common Stock	—	—
Paid-in Capital	145,409	144,942
Retained Earnings	7,010	(2,383)

Total Shareholders’ Equity—DTAG	152,419	142,559
Noncontrolling Interest—DTAC	307,781	276,208

Total Equity	460,200	418,767

Total Liabilities & Shareholders’ Equity	$1,613,429	$1,568,154

See accompanying notes to Condensed Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2011	2010
	(Unaudited) (In thousands)
Revenue:
Sales of Used Vehicles	$265,082	$234,619
Interest Income	67,774	62,419

Total Revenue	332,856	297,038

Costs and Expenses:
Cost of Used Vehicles Sold	165,127	142,522
Provision for Credit Losses	53,332	47,146
Portfolio Debt Interest Expense	12,156	18,531
Non- Portfolio Debt Interest Expense	612	1,239
Non- Portfolio Debt Interest Expense—Related party	—	5,971
Senior Secured Debt Interest Expense	5,169	—
Senior Secured Debt Interest Expense—Related party	1,546	—
Selling and Marketing	7,108	4,214
General and Administrative	40,036	37,336
General and Administrative—Related party	3,397	3,008
Depreciation Expense	3,358	3,438

Total Costs and Expenses	291,841	263,405

Income Before Income Taxes	41,015	33,633
Income Tax Expense	512	350

Net Income	40,503	33,283

Net Loss Attributable to Noncontrolling Interest—DTAC	(36,279)	(30,567)
Net Income Attributable to DTAG	76,782	63,850

Net Income	$40,503	$33,283

See accompanying notes to Condensed Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2011	2010
	(Unaudited) (In thousands)
Cash Flows from Operating Activities:
Net Income	$40,503	$33,283
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	53,332	47,146
Depreciation Expense	3,358	3,438
Non-Cash Compensation Expense-Related Party	930	563
Amortization of Debt Issuance Costs and Debt Premium and Discount	3,902	2,367
Gain from Disposal of Property and Equipment	(34)	(68)
Originations of Finance Receivables	(258,645)	(226,661)
Collections and Recoveries on Finance Receivable Principal Balances	138,979	128,173
Increase in Accrued Interest Receivable and Loan Origination Costs	(548)	(58)
Decrease in Inventory	29,628	23,615
Decrease (Increase) in Other Assets	5,048	(274)
Increase in Accounts Payable, Accrued Expenses and Other Liabilities	26,103	11,775
Decrease (Increase) in Accrued Expenses-Related Party	1,212	(59)

Net Cash Provided By Operating Activities	43,768	23,240

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	149	125
Purchase of Property and Equipment	(8,923)	(1,953)

Net Cash Used in Investing Activities	(8,774)	(1,828)

Cash Flows from Financing Activities:
Increase (Decrease) in Restricted Cash	7,165	(2,479)
Deposits into Investments Held in Trust	(4,200)	—
Collections, Buybacks and Change in Investments Held in Trust	(13,127)	24,737
Additions to Portfolio Term Financings	214,181	41,134
Repayment of Portfolio Term Financings	(61,315)	(130,194)
Additions to Portfolio Warehouse Facilities	170,300	98,500
Repayment of Portfolio Warehouse Facilities	(346,500)	(51,741)
Additions to Other Secured Notes Payable	—	76
Repayment of Other Secured Notes Payable	(136)	(64)
Payment of Debt Issuance Costs	(1,864)	(1,069)

Net Cash Used In Financing Activities	(35,496)	(21,100)

Net (Decrease) Increase in Cash and Cash Equivalents	(502)	312
Cash and Cash Equivalents at Beginning of Period	23,677	21,526

Cash and Cash Equivalents at End of Period	$23,175	$21,838

Supplemental Statement of Cash Flow Information:
Interest Paid	$13,194	$19,889

Interest Paid-Related Party	$—	$5,950

Income Taxes Paid	$413	$2,840

Supplemental Statement of Non-Cash Investing and Financing Activities:
Disposal of Fully Depreciated Property & Equipment	$266	$654

See accompanying notes to Condensed Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(1) Description of Business, Ownership Formation, Basis of Presentation, and Principles of Consolidation

Description of Business

DriveTime Automotive Group, Inc., (“DTAG”) (referred to herein as “we,” “our,” “the Company,” and “us”), through its subsidiaries, owns and operates used automobile dealerships in the United States focusing on the sale and financing of used vehicles to the subprime market. The subprime market is comprised of customers with modest incomes who have experienced credit difficulties or have very limited credit histories. We finance substantially all the vehicles we sell through installment sales contracts (“loans”) and have not sold these loans to third party lenders or finance companies on a servicing released basis. We fund this portfolio primarily through portfolio warehouse facilities and portfolio term financings, including securitizations.

Ownership

DTAG, a Delaware corporation, was incorporated in April 1996. In January 2004, DTAG elected S-corporation status for income tax purposes. In February 2003, the shareholders of DTAG formed DT Acceptance Corporation (“DTAC”) which is also an S-corporation for income tax purposes. As of March 31, 2011, and December 31, 2010, the shareholders of DTAG and DTAC were Ernest C. Garcia II (Chairman) and the Garcia Family Trusts (collectively, herein also referred to as “Principal Shareholder” or “Mr. Garcia”) owning 98.3% of each of DTAG and DTAC and Raymond C. Fidel (President and CEO) owning 1.7% of each of DTAG and DTAC. DTAG and DTAC are sister companies, generally with DTAG owning our sales operations and DTAC owning our financing operations.

Basis of Presentation

We have determined that DTAC is a variable interest entity (“VIE”) and that DTAG is the primary beneficiary of DTAC. This determination was made under ASC 810, Consolidation, prior to January 1, 2010, and with consideration of amendments to the ASC in the FASB ASU 2009-17, Consolidation. We evaluated whether DTAG or DTAC are VIE’s and determined who is the primary beneficiary. In making this determination, we examined the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and whether there is an obligation to absorb losses or the right to receive residual returns that could potentially be significant to the VIE. In evaluating whether we have the power to direct such activities, we considered the purpose for which DTAC was created, the importance of each of the activities in which it is engaged and our decision making role, if any, in those activities that significantly determine DTAC’s economic performance as compared to other economic interest holders. We also evaluated DTAG’s economic interests in DTAC. This evaluation considered all relevant factors of the entity’s design, including capital structure, contractual rights and relationships that are currently, or have the potential to be, economically significant. We determined DTAC to be a VIE since as a group, the holders of the equity investment at risk lack the power to direct the activities of DTAC that most significantly impact DTAC’s economic performance.

We determined DTAG is the primary beneficiary of DTAC because DTAG has both (1) the power to direct the activities of DTAC that most significantly impact DTAC’s economic performance and (2) a potentially significant variable interest that carries with it the obligation to absorb the losses or the right to receive benefits of DTAC. DTAG has the power to direct the activities of DTAC because it originates and sells 100% of the loan contracts DTAC is required to purchase, sets underwriting standards and origination terms, sets servicing and collection policies administered by DTAC, as well as the fact that DTAC was created and designed by DTAG to obtain third party financing for DTAG’s originations. DTAG also has potentially significant variable interests in the form of debt capital provided to DTAC through various debt issuances, guarantees of DTAC’s debt, as well as operational liabilities owed to DTAG, all of which carry the obligation to absorb losses or receive benefits of DTAC.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Total assets of DTAC consolidated into DTAG were approximately $1.5 billion at March 31, 2011, and $1.4 billion at December 31, 2010. These balances are comprised primarily of net finance receivables, restricted cash, investments held in trust, and deferred financing costs. Total liabilities of DTAC consolidated into DTAG were approximately $1.2 billion at March 31, 2011, and $1.1 billion at December 31, 2010. These balances are comprised primarily of portfolio warehouse and portfolio term debt. Total revenue of DTAC consolidated into DTAG for the three months ended March 31, 2011, and 2010, was approximately $67.8 million and $62.9 million, respectively, which is comprised of interest income. DTAC expenses consolidated into DTAG were approximately $104.0 million and $93.4 million for the three months ended March 31, 2011 and 2010, respectively, which is comprised of provision for credit losses, interest expense and general and administrative expenses. These amounts do not include intercompany revenues and costs between DTAG and DTAC which are eliminated in consolidation.

Since DTAG and DTAC are consolidated for financial reporting purposes, we are required to separately present the non-controlling equity interest of the VIE (DTAC) on the condensed consolidated balance sheets and condensed consolidated statements of operations for all periods presented. The non-controlling interest is DTAC’s GAAP equity and income for the periods presented and there are no third-party, competing interests in DTAC.

Also included in the consolidated financial statements are wholly-owned special purpose subsidiaries of DTAC, which are all “bankruptcy remote subsidiaries” formed in conjunction with our securitizations, warehouse facilities and pooled auto loan program financing transactions. All intercompany accounts and transactions have been eliminated in consolidation for all periods presented and, although not material, certain prior period amounts have been reclassified to be consistent with the current period financial statement presentation.

These consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, such interim consolidated financial statements reflect all normal recurring adjustments considered necessary to present fairly the financial position, results of operations, and cash flows for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes as of and for the year-ended December 31, 2010, included elsewhere in this prospectus.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities. Certain accounting estimates involve significant judgments, assumptions, and estimates by management that have a material impact on the carrying value of certain assets and liabilities, disclosures of contingent assets and liabilities, and the reported amounts of income and expenses during the reporting period which management considers to be critical accounting estimates. The judgments, assumptions, and estimates used by management are based on historical experience, managements’ experience, and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ materially from these judgments and estimates, which could have a material impact on the carrying values of our assets and liabilities and our results of operations.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Significant items subject to estimates and assumptions include the allowance for credit losses, inventory valuation, fair value measurements, certain legal reserves, our reserve for sales returns and allowances, our recovery receivables, and our warranty accrual. Estimates used in deriving these amounts are described in the footnotes herein. Actual results could differ from these estimates.

(2) Restricted Cash and Investments Held in Trust

We maintain various cash accounts, which are pledged as collateral under our debt agreements. We are permitted to invest funds in these accounts in short-term liquid investments. The following is a summary of restricted cash and investments held in trust:

	March 31, 2011	December 31, 2010
	(In thousands)
Restricted cash	$48,944	$56,110
Investments Held in Trust	43,108	25,781

	$92,052	$81,891

Restricted Cash

Restricted cash consists of collections related to loans held in securitization trusts, loans pledged to our portfolio warehouse facilities, and loans included in Pooled Auto Loan Program (PALP) transactions, which have been collected from customers, but have not yet been submitted either to the lenders or the securitization trustee, as appropriate.

Investments Held in Trust

We maintain cash reserve accounts on behalf of Asset-Backed Security investors in our securitizations and certain PALP transactions as a form of credit enhancement. At the time loans are transferred to a trust, a portion of the proceeds from sales of notes are deposited into a reserve account that is pledged to the trusts. We may be required to make additional deposits to reserve accounts from collections on the loans to fund the reserve account to the required target percentage. Investments held in trust also include collections related to loans held in securitization trusts and loans included in PALP financing transactions, which have been collected from customers, and submitted to the trustee, but have not yet been paid to the lenders, as appropriate. Balances in the reserve accounts (which are a component of investments held in trust) totaled $11.1 million at March 31, 2011, and $7.1 million at December 31, 2010.

(3) Finance Receivables

The following is a summary of finance receivables:

	March 31, 2011	December 31, 2010
	(In thousands)
Principal Balances	$1,458,026	$1,381,092
Accrued Interest	11,777	12,156
Loan Origination Costs	16,420	15,493

Finance Receivables	$1,486,223	$1,408,741

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

In accordance with the requirements of ASU 2010-20: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, our disclosures include an aging analysis of past due financing receivables and credit quality. Our finance receivables are defined as one segment and one class of loans, which is sub-prime consumer auto loans. Therefore, the disaggregation of information into portfolio segment and classes for assets with different risk characteristics is limited, and the level of risks inherent in our financing receivables are managed as one homogeneous pool and further segmented with our proprietary credit scoring system as described below—Credit Quality Indicators. We have chosen our internal credit scoring to satisfy the required disclosure of credit risk quality since it has a direct and prominent impact in managing our portfolio receivables and monitoring its performance.

Finance receivables pledged as collateral associated with liabilities in our warehouse facilities, asset backed securitizations, and PALP financings, are provided in Note 5—Debt Obligations. We do not place loans on nonaccrual status, nor do we classify loans as impaired, since accounts are charged-off when they become contractually 91 days past due. We do not have loans that meet the definition of troubled debt restructurings; therefore, those disclosures are omitted. During the three months ended March 31, 2011, and the year ended December 31, 2010, we did not purchase or sell finance receivables.

Credit quality information for our finance receivables portfolio is provided as of the dates indicated below:

Age Analysis of Past Due Finance Receivables

	March 31, 2011		December 31, 2010		March 31, 2010
	(In thousands)
Days Delinquent:	Percent of Portfolio	Loan Principal	Percent of Portfolio	Loan Principal	Percent of Portfolio	Loan Principal
Current	62.2%	$906,746	54.2%	$748,828	65.8%	$900,028

01-30 Days	32.4%	473,275	36.7%	506,585	29.8%	407,351
31-60 Days	3.8%	54,968	6.3%	86,456	2.7%	36,783
61-90 Days	1.6%	23,037	2.8%	39,223	1.7%	23,246

Total Past Due	37.8%	$551,280	45.8%	632,264	34.2%	$467,380

Total Finance Receivables	100.0%	$1,458,026	100.0%	$1,381,092	100.0%	$1,367,408

An account is considered delinquent if a substantial portion (defined as at least 90%) of a scheduled payment has not been received by the date such payment was contractually due. Delinquencies may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Delinquencies are presented on a Sunday-to-Sunday basis, which reflects delinquencies as of the nearest Sunday to period end. Sunday is used to eliminate any impact of the day of the week on delinquencies since delinquencies tend to be higher mid-week.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Credit Quality Indicators

Our proprietary credit grading system segments our customers into eight distinct credit grades. Our scoring model is comprised of eight credit grades ranging from A+ to D-, with A+ being the lowest risk credit grade and a D- being the highest risk credit grade. Generally, the lower the risk grade, the lower the unit loss rate. A summary of our portfolio by our internally assigned credit risk ratings at March 31, 2011, and December 31, 2010, is as follows:

At March 31, 2011

Grade	Average FICO Score	Percentage of Portfolio Loans	Total Loans	Percentage of Portfolio Principal	Total Portfolio Principal
				(In thousands)
A+	559	9.8%	13,823	10.0%	$145,804
A	538	17.4%	24,338	17.9%	260,987
B	516	36.0%	50,198	37.5%	546,760
C	499	29.1%	40,633	28.3%	412,620
C-	483	5.7%	7,917	4.6%	67,069
D+/D/D-	461	2.0%	2,723	1.7%	24,786

		100.0%	139,632	100.0%	$1,458,026

At December 31, 2010

Grade	Average FICO Score	Percentage of Portfolio Contracts	Total Contracts	Percentage of Portfolio Principal	Total Portfolio Principal
				(In thousands)
A+	560	9.9%	13,307	10.1%	$138,903
A	537	17.4%	23,382	18.0%	247,937
B	516	35.9%	48,270	37.7%	521,331
C	499	29.1%	39,056	28.2%	388,979
C-	482	5.8%	7,801	4.5%	62,539
D+/D/D-	461	1.9%	2,448	1.5%	21,403

		100.0%	134,264	100.0%	$1,381,092

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Concentration of Credit Risk

As of March 31, 2011, and December 31, 2010, our portfolio concentration by state was as follows:

At March 31, 2011:			At December 31, 2010:
State	Percent of Portfolio	Loan Principal	State	Percent of Portfolio	Loan Principal
		(In thousands)			(In thousands)
Texas	26.4%	$384,466	Texas	27.5%	$379,396
Florida	17.8%	259,305	Florida	18.1%	249,514
North Carolina	10.9%	158,284	North Carolina	10.6%	146,086
Georgia	7.8%	113,437	Georgia	8.0%	110,303
Virginia	7.7%	112,758	Virginia	8.0%	109,818
Arizona	7.7%	111,920	Arizona	7.9%	109,108
California	5.4%	78,580	California	5.6%	77,403
Nevada	4.5%	67,006	Nevada	4.6%	64,302
New Mexico	4.1%	59,682	New Mexico	4.2%	58,029
Colorado	2.9%	42,979	Colorado	2.9%	40,571
Tennessee	1.6%	22,606	South Carolina	1.0%	13,553
South Carolina	1.5%	21,620	Tennessee	0.8%	10,492
Oklahoma	1.0%	15,684	Oklahoma	0.6%	10,171
Alabama	0.7%	9,699	Alabama	0.2%	2,346

	100%	$1,458,026		100%	$1,381,092

(4) Allowance for Credit Losses

The following table sets forth the rollforward of the allowance for credit losses for the periods indicated:

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Allowance Activity:
Balance, beginning of period	$208,000	$218,259
Provision for credit losses	53,332	47,146
Net charge-offs	(42,732)	(43,296)

Balance, end of period	$218,600	$222,109

Allowance as a percent of ending principal	14.9%	16.2%
Charge off Activity:
Principal balances	$(75,172)	$(74,028)
Recoveries, net	32,440	30,732

Net charge-offs	$(42,732)	$(43,296)

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(5) Debt Obligations

Portfolio Term Financings

The following is a summary of portfolio term financings:

	March 31, 2011	December 31, 2010
	(In thousands)
Securitization Debt:
Asset Backed Security obligations issued pursuant to the Company’s securitizations	$458,500	$303,902
Portfolio Term Residual Financing:
Fixed rate financing facility secured by residual interests in finance receivables of warehouse facilities and securitizations	100,000	100,000
Pooled Auto Loan Program Financings:
Fixed rate secured financing transactions for our finance receivable portfolio	8,341	10,131

Total Portfolio Term Financings	$566,841	$414,033

Securitization debt

We sell loans originated at our dealerships to our bankruptcy-remote securitization subsidiaries, which, in turn, transfer the loans to separate trusts that issue notes and certificates collateralized by these loans. The notes (Asset-backed securities) are sold to investors, and we retain the certificates. We continue to service all securitized loans. We have determined that the trusts are variable interest entities and that DTAC is the primary beneficiary of those trusts, therefore, DTAC consolidates the trusts. As a result, loans included in the securitization transactions are recorded as finance receivables and the asset-backed securities that are issued by the trusts are recorded as a component of portfolio term financings in the accompanying consolidated balance sheets.

In February 2011 we completed a securitization transaction (2011-1) by issuing $214.2 million of asset backed securities. All of the bonds, except for the subordinate class, which are collateralized by approximately $280.0 million of finance receivables, were sold to third parties. The asset backed securities were rated by Standard and Poors (S&P) and DBRS and are structured in four tranches without external credit enhancement from a monoline insurer. The initial weighted average coupon of these four tranches was 3.03%. This transaction has been accounted for as a secured financing arrangement.

Asset-backed securities outstanding are secured by underlying pools of finance receivables and investments held in trust of $651.6 million and $446.4 million at March 31, 2011, and December 31, 2010, respectively. Asset-backed securities outstanding have interest payable monthly at fixed rates ranging from 3.03% to 5.44% at March, 31, 2011, and 3.70% to 5.42% at December 31, 2010. These rates represent the original duration weighted average rates of the outstanding asset-backed securities. Credit enhancement for the asset-backed securities consists of a reserve account, over collateralization, and subordination of the certain classes of notes in each trust to more senior classes of notes in such trust. Over collateralization represents finance receivable principal balance in excess of the face value of asset-backed securities issued. Cash reserves are funded with proceeds from the sale of asset-backed securities and through cash collections. At March 31, 2011, our 2011-1, 2010-1, and our 2009-1 securitization trusts comprise the outstanding balance depicted above.

Individual securitization trusts are not cross-collateralized or cross-defaulted. Additionally, we have the option to purchase the remaining loans in a trust when the remaining principal balances of the loans reach a specified percentage (generally 10%) of their original principal balance. At March 31, 2011, and December 31, 2010, all securitization trusts were in compliance with their covenants.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Portfolio term residual financing

As of March 31, 2011, we had a term residual facility with Santander Consumer USA Inc. (Santander), secured primarily by residual interests in our warehouse facilities. This facility allows for maximum borrowings of $100.0 million at an advance rate of 75% on the receivables pledged to the facility. This facility provides for funding through May 2012 with a term-out feature resulting in a final maturity of May 2013. Interest is fixed at 8.62%. At March 31, 2011, we were in compliance with all financial covenants of this facility.

Pooled auto loan program financings (PALP)

PALP financings are secured by underlying pools of finance receivables and in certain cases a cash reserve account. At March 31, 2011, interest rates on our outstanding PALP facilities are at a fixed rate of 8.0%. At March 31, 2011, and December 31, 2010, the aggregate amount of finance receivables and cash reserve accounts securing these financings were $11.3 million and $13.6 million, respectively. The net advance rate on the receivables ranged from 67.40% to 73.46% of the principal balance for transactions outstanding at March 31, 2011, and from 69.9% to 74.1% of the principal balance for transactions outstanding at December 31, 2010. In certain cases there may be a cash reserve/holdback which is netted against the debt amount to arrive at the net advance rate. At March 31, 2011, we were in compliance with all financial covenants of the PALP financings.

Portfolio warehouse facilities

The following is a summary of portfolio warehouse facilities:

	March 31, 2011	December 31, 2010
	(In thousands)
Portfolio Warehouse Facilities:
Warehouse Facility I—secured by certain finance receivables of the Company	$59,815	$141,715
Warehouse Facility II—secured by certain finance receivables of the Company	100,000	100,000
Warehouse Facility III—secured by certain finance receivables of the Company	49,392	117,392
Warehouse Facility IV—secured by certain finance receivables of the Company	17,600	43,900

Total Portfolio Warehouse Facilities	$226,807	$403,007

Warehouse Facility I

As of March 31, 2011, this facility with Deutsche Bank AG, New York Branch (Deutsche Bank), has a maximum capacity of $150.0 million, maturity date of December 2011, and carries an advance rate on the receivables pledged to the facility of 58%. The amounts outstanding at March 31, 2011, are secured by finance receivable principal balances of $147.7 million and bear interest based on the lenders’ cost of funds there under plus 3.25%, equating to 3.62%. As of December 31, 2010, the amount outstanding is secured by finance receivable principal balances of $266.1 million and the interest rates is based on the lenders’ cost of funds plus 4.25% equating to 4.56% at December 31, 2010. This facility also has a term-out feature resulting in a final maturity of December 2012. At March 31, 2011, we were in compliance with all financial covenants of this facility.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Warehouse Facility II

As of March 31, 2011, this facility with Santander, has a maximum capacity of $250.0 million, is secured by finance receivables of $149.3 million, and carries an advance rate on the receivables pledged to the facility of 70%. The amounts outstanding under the facility bear interest at LIBOR plus 5.00% (equating to 5.25%) on the first $100.0 million outstanding and LIBOR plus 4.25% for amounts outstanding in excess of $100.0 million. As of December 31, 2010, the amount outstanding is secured by finance receivable principal balances of $150.4 million with interest at LIBOR plus 5.00% , equating to 5.26%, on the first $100.0 million outstanding and LIBOR plus 4.25% for amounts outstanding in excess of $100.0 million. This agreement requires us to maintain $100.0 million outstanding at all times and provides for funding through May 2011 with a term-out feature resulting in a final maturity of May 2012. At March 31, 2011, we were in compliance with all financial covenants of this facility. See Note 11—Subsequent Events for information regarding termination of this facility subsequent to March 31, 2011.

Warehouse Facility III

As of March 31, 2011, this facility with UBS Real Estate Securities Inc. (UBS), has a capacity of $125.0 million, is secured by finance receivables of $141.9 million, and carries an advance rate on the receivables pledged to the facility of 50%. The amounts outstanding under the facility bear interest at LIBOR plus 2.50%, equating to 2.75%. As of December 31, 2010, this facility is secured by finance receivables of $255.5 million, with interest at LIBOR plus 2.50%, equating to 2.76%. The agreement provides for funding through April 2011 with a term-out feature resulting in a final maturity of April 2012. At March 31, 2011, we were in compliance with all financial covenants of this facility. See Note 11—Subsequent Events for further discussion regarding our amendment to this facility.

Warehouse Facility IV

As of March 31, 2011, this facility with The Royal Bank of Scotland (plc) (“RBS”), has a capacity of $50.0 million, is secured by finance receivables of $51.2 million, and carries an advance rate on the receivables pledged to the facility of 50%. The amounts outstanding under the facility bear interest at the lenders’ cost of funds there under plus 2.50%, equating to 2.87%. As of December 31, 2010, this facility is secured primarily by finance receivables of $87.6 million with interest at the lenders’ cost of funds there under plus 2.50%, equating to 2.81%. The agreement provides for funding through July 2011. At March 31, 2011, we were in compliance with all financial covenants of this facility. See Note 11—Subsequent Events for information regarding an amendment to this facility subsequent to March 31, 2011.

Senior secured notes payable

A summary of senior secured notes payable follows:

	March 31, 2011	December 31, 2010
	(In thousands)
Senior Secured Notes Payable, net—interest at 12.625% per annum (Priced to yield 12.875%) interest payable semi-annually, principal balance due June 15, 2017	$149,402	$149,360
Senior Secured Notes Payable, net—Related Party	48,482	48,469

Total Senior Secured Notes Payable	$197,884	$197,829

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

In June 2010 we issued $200.0 million of 12.625% senior secured notes due 2017 (the “Senior Secured Notes”). The notes were issued with an original issuance price of 98.854%, resulting in an effective yield of 12.875%. Interest on the notes is payable semi-annually in arrears on each June 15th and December 15th. Simultaneously with this offering, Verde Investments, Inc., a Company owned by Mr. Garcia (“Verde”) exchanged $35.0 million of our subordinated notes and Mr. Fidel exchanged $2.0 million of our junior secured notes for $37.0 million aggregate principal balance of senior secured notes issued. Subsequently, Verde and Mr. Fidel, purchased $10.0 million and $2.0 million, respectively, of the senior secured notes at a price of 99.0% from an unrelated third-party. As of March 31, 2011, and December 31, 2010, as a result of these transactions, Verde and Mr. Fidel own $45.0 million and $4.0 million of the senior secured notes, respectively. At both March 31, 2011, and December 31, 2010, the notes are shown net of unamortized discount of $2.1 million.

Guarantees

The Senior Secured Notes are unconditionally guaranteed by certain of our existing and future domestic restricted subsidiaries. The guarantees rank senior in right of payment to all existing and future subordinated indebtedness of these subsidiaries and equal in right of payment with all existing and future senior indebtedness of these subsidiaries.

Security

The collateral for the Senior Secured Notes consists of a (i) first lien on (a) finance receivables held by the issuers, (b) equity interests held by DTAC in the Pledged Special Purpose Subsidiaries (SPSs), and (c) residual property rights in finance receivables securing other financings, in each case subject to certain exceptions, and a (ii) second lien, behind one or more secured credit facilities, on inventory owned by one of the guarantors. If, following a payment default under the Senior Secured Notes, the holders of Senior Secured Notes exercise their rights under the pledge agreement with respect to the Pledged SPSs, a third-party paying agent will direct all cash flows from the Pledged SPSs to their respective defined sets of creditors, with the residual to be paid to the collateral agent for the Senior Secured Notes. Therefore, the first-priority lien on the equity interests of the Pledged SPSs is effectively a second-priority lien on the underlying collateral held by such Pledged SPSs.

Maintenance covenants

We are required to comply with certain maintenance covenants relating to minimum net worth and minimum collateral coverage. As of March 31, 2011, we are in compliance with such covenants.

Exchange offer; registration rights; interest penalty

We have agreed to file a registration statement with the SEC and to make an offer to exchange the Senior Secured Notes for registered, publicly tradable notes that have substantially identical terms as the Senior Secured Notes. On October 4, 2010, we filed a registration statement on Form S-4 with the SEC. On April 29, 2011, the SEC declared the registration statement effective and we are in the process of completing the exchange offer. The exchange offer expires on June 2, 2011. The Senior Secured Notes required us to have an effective registration statement by December 31, 2010, to avoid incurring additional interest. Additionally, the Senior Secured Notes required us to complete the exchange offer within 60 business days of December 31, 2010, to avoid incurring additional interest. The interest penalty for late effectiveness of the registration statement is 25 basis points for the first 90 days post December 31, 2010. This penalty increases every 90 days by another 25 basis points. The interest penalty for untimely exchange of the notes is also 25 basis points as of March 25, 2011, increasing by 25 basis points every 90 days. The maximum interest penalty which can be assessed at any one time is an aggregate

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

of 100 basis points. As a result of not having an effective registration statement by January 1, 2011, and not completing the exchange offer by March 28, 2011, as of March 31, 2011, we are accruing an additional 75 basis points of interest on these notes, however, the dollar amount of such penalty is immaterial to our financial statements for the three months ended March 31, 2011. Subsequent to March 31, 2011, our interest penalty decreased to from 75 to 25 basis points as a result of our registration statement being declared effective by the SEC on April 29, 2011. When we complete the exchange offer, the interest will revert back to the original stated rate of the notes and we will avoid any further interest penalty. We do not intend to apply for listing of the Senior Secured Notes on any securities exchange.

Other secured notes payable

A summary of other secured notes payable follows:

	March 31, 2011	December 31, 2010
	(In thousands)
Revolving Inventory Facility, secured by the Company’s vehicle inventory	$40,000	$40,000
Mortgage Note Payable Bearing Interest at 5.87%, secured by real property	12,808	12,859
Equipment Note Payable, secured by an aircraft	2,394	2,479

Total Other Secured Notes Payable	$55,202	$55,338

Revolving inventory facility

As of March 31, 2011, our revolving inventory facility with Santander and Manheim Automotive Financial Services, Inc., has a maximum capacity of $50.0 million, an interest rate of LIBOR plus 3.0% (equating to 3.24%), is secured by $116.3 million of vehicle inventory, and matures October 2011. At December 31, 2010, our revolving inventory facility bore interest at LIBOR plus 3.0% (3.26% at December 31, 2010) and was secured by $146 million of vehicle inventory. At March 31, 2011, we were in compliance with all financial covenants of this facility.

Mortgage note payable

Our mortgage note payable is secured by our operations call center building in Mesa, Arizona (a commercial property). Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in March 2017. At March 31, 2011, we were in compliance with all financial covenants of this loan.

Equipment note payable

In April 2010 we entered into a three year term loan with an original principal amount of $2.7 million bearing interest at the Prime rate plus 1.5% (4.75% at March 31, 2011). Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in April 2013. At March 31, 2011, we were in compliance with all financial covenants of this loan.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(6) Related Party Transactions

During the three months ended March 31, 2011 and 2010, we recorded related party operating expenses as follows:

	Three Months Ended March 31,
	2011	2010
	(In thousands)
General and Administrative Expenses—Related Party
Property lease expense	$1,111	$1,081
Store closing costs	291	266
Non-cash compensation expense	—	563
Restricted stock compensation expense	930	—
Aircraft operating and lease expense	1,002	933
Salaries and wages, general & administrative and other expenses	142	217
Reimbursement of certain general and administrative expenses	(79)	(52)

Total General and Administrative Expenses—Related Party	$3,397	$3,008

Relationship with Verde Investments, Inc.

Verde Investments, Inc. (hereinafter referred to as “Verde”) is an Arizona corporation that is wholly-owned by Mr. Garcia. Verde engages in the acquisition, development, and long-term investment in real estate and other commercial assets. Mr. Garcia is the principal stockholder, president and director of Verde. Transactions between us and Verde are described below.

Property lease expense

For the three months ended March 31, 2011 and 2010, we leased an average of 15 and 16 vehicle sales facilities, respectively, three reconditioning centers, our former loan servicing center (which is currently being partially subleased to a third-party tenant), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited Liability Partnership, LLP). At March 31, 2011, three of these facilities are closed locations. For the three months ended March 31, 2011 and 2010, we also leased one used vehicle sales facility and a reconditioning center, which are both closed locations, from a director of DTAC, Steven Johnson, who is also Mr. Garcia’s brother-in-law. At March 31, 2011, the maturity of all of these related party leases range from 2013 to 2023.

Store closing costs on related party leases

As of March 31, 2011, and December 31, 2010, we remain obligated for related-party leases on three closed dealership facilities, two closed reconditioning centers, and one closed operations facility. The store closing costs represent ongoing costs related to these property leases, property taxes, and maintenance, which are reflected in our general and administrative expenses—related party.

As of March 31, 2011, and December 31, 2010, the amount of accrued rent expense relating to leased properties on closed facilities is $2.0 million and $2.1 million, respectively.

Non-cash compensation expense and Restricted stock compensation expense

See Note 8—Shareholders’ Equity, Dividends & Stock Compensation for details.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Aircraft lease and operating expenses

We maintain a lease with Verde for an aircraft. Under the terms of the lease agreement, we agreed to pay monthly lease payments of $150,000 plus taxes to Verde, and are responsible for paying all costs and expenses related to the aircraft and its operations. The lease term expires in September 2015.

Salaries and wages, general and administrative and other expenses

Certain general and administrative expenses and salaries and wages of Verde and Verde employees who are enrolled in our health plan are reflected in our general and administrative expenses—related party.

Reimbursement of general and administrative expenses

For each of the periods presented, we received reimbursement of certain general and administrative expenses incurred by us on Verde’s behalf. This amount was $78,500 and $52,500 for the three months ended March 31, 2011 and 2010, respectively.

During the three months ended March 31, 2011 and 2010, we recorded related party interest expense as follows:

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Non-Portfolio Debt Interest Expense—Related Party
Junior Secured Notes:
Tranche A—Related Party: CEO	$—	$108
Tranche A—Related Party: Verde	—	1,985
Tranche B—Related Party: Verde	—	1,620
$75.0 million Subordinated Notes Payable	—	2,258

Total Non-Portfolio Debt Interest Expense—Related Party	$—	$5,971

Senior Secured Notes Interest Expense—Related Party
$45.0 million Senior Secured Notes Payable—Verde	$1,420	$—
$4.0 million Senior Secured Notes Payable—CEO	126	—

Total Senior Secured Notes Interest Expense—Related Party	$1,546	$—

During the three months ended March 31, 2011, we recorded related party interest expense associated with our June 2010 issuance of $200.0 million of Senior Secured Notes, an aggregate of $49.0 million of which are held by Verde and Mr. Fidel. In conjunction with the Senior Secured Notes offering, Verde (a Company owned by Mr. Garcia) exchanged $35.0 million of our subordinated notes and Mr. Fidel exchanged $2.0 million of our junior secured notes for $37.0 million aggregate principal balance of senior secured notes issued. In September 2010 Verde purchased an additional $10.0 million and Mr. Fidel purchased an additional $2.0 million of Senior Secured Notes at a price of 99.0% from an unrelated third party, bringing their totals to $45.0 million and $4.0 million respectively.

During the three months ended March 31, 2010, we recorded related party interest expense associated with the then outstanding related party junior secured notes payable and subordinated notes payable. We did not record related party interest expense associated with these notes during the three months ended March 31, 2011, since these notes were either exchanged for Senior Secured Notes or contributed to equity, in conjunction with our Senior Secured Notes offering in June 2010.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

The amount of related party interest expense is paid semi-annually on June 15th and December 15th. As such, the $1.5 million of related party interest expense is included in Accrued Expenses-Related Party in the condensed consolidated financial statements.

(7) Income Taxes

The consolidated financial statements consist of DTAG (S-corporation status elected in 2004) and DTAC (an S-corporation since inception). Since DTAC and DTAG are flow-through entities for federal income tax purposes, there is no federal income tax expense related to the income of DTAC and DTAG, other than for one of DTAG’s wholly-owned subsidiaries, which is a C-corporation. The taxable income flows through to our shareholders who are responsible for paying the associated taxes. Although most states follow the federal recognition of S-corporation status, some states do impose an entity level tax on that income; therefore, the tax expense is adjusted accordingly. Income tax liability was $0.4 million and $0.3 million as of March 31, 2011, and December 31, 2010, respectively. See Note 11—Subsequent Events for further information.

(8) Shareholders’ Equity, Dividends & Stock Compensation

Certain of our debt facilities place restrictions on the amount of cash dividends we are permitted to pay to our shareholders. We are permitted to pay cash dividends limited to an amount not greater than the percentage of S-corporation taxable income for such quarterly period equal to the highest combined federal, state, and/or local tax rate for individuals, plus 50% of the difference between pre-tax earnings less amounts paid for tax.

Dividends to shareholders related to 2011 income were paid subsequent to March 31, 2011. Refer to Note 11—Subsequent Events for further discussion. We did not have any approved but unpaid dividends at March 31, 2011.

In December 2010 the Board of Directors of each of DTAG and DTAC approved a restricted stock award to Mr. Fidel. On December 28, 2010, Mr. Fidel entered into a Restricted Stock Agreement with each of DTAG and DTAC, pursuant to which he was issued an award of 2.8595 shares of restricted stock in each of DTAG and DTAC, subject to certain vesting restrictions. Immediately thereafter the Company repurchased 1.0899 shares to satisfy Mr. Fidel’s federal and state income tax obligations, resulting in Mr. Fidel owning (subject to vesting) 1.7696 shares in each of DTAG and DTAC as of March 31, 2011, and December 31, 2010. For the three month period ended March 31, 2011, we recorded $0.9 million in restricted stock compensation expense associated with these grants.

(9) Commitments and Contingencies

Limited warranty

Our DriveCare® limited warranty provides major mechanical and air-conditioning coverage on every used vehicle we sell. The limited warranty covers vehicles for 36 months or 36,000 miles, whichever comes first, and includes oil changes at Sears Automotive locations nationwide and 24/7 roadside assistance. The warranty is included in the sales price of the vehicle and is not sold as a separate product. A liability for the estimated cost of vehicle repairs under our warranty program is established at the time a used vehicle is sold by charging costs of used vehicles sold. We currently offer no warranty outside of our DriveCare® limited warranty. The liability is evaluated for adequacy through an analysis based on the program’s historical performance of cost incurred per unit sold, management’s estimate of frequency of vehicles to be repaired and severity of claims based on vehicles currently under warranty, the estimate cost of oil changes, and the estimate cost of roadside assistance, both of which are based on the program’s historical performance and our expectation of future usage.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

The limited warranty accrual is recorded as a component of accrued expenses and other liabilities on the accompanying consolidated balance sheets for each year presented. The following table reflects activity in the warranty accrual for the periods indicated:

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Balance, Beginning of Period	$17,936	$920
Warranty Expense	7,581	5,484
Warranty Claims Paid	(2,573)	(1,133)

Balance, End of Period	$22,944	$5,271

Lease commitments

We previously closed dealerships and reconditioning centers and incurred store closing costs and recorded lease termination liabilities in accordance with ASC 420, —Exit or Disposal Activities (ASC 420). At March 31, 2011, approximately $2.2 million remains in accrued expenses and other liabilities on the accompanying consolidated balance sheet for these lease obligations. At March 31, 2011, the expiration of these leases range from 2012 to 2018.

Legal matters

We are involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on us. We believe appropriate accruals have been made for the disposition of these matters. In accordance with ASC 450, Contingencies, we established an accrual for a liability when it is both probable that the liability has been incurred and the amount of the loss can be reasonably estimated. These accruals are reviewed monthly and adjusted to reflect the impact of negotiations, settlements and payments, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

On February 24, 2011, the Nevada Supreme Court denied our appeal regarding an adverse administrative ruling related to the efficacy of certain sales tax refunds we had requested for the 2002 and 2003 tax years. Prior to this adverse ruling, the Department of Taxation of the State of Nevada had, in an audit for tax years 1998-2001, allowed such refunds. The Department is now taking the position that we do not qualify to claim such refunds under the State’s statute. We also file for and receive sales tax refunds in states other than Nevada related to sales taxes paid on retail installment sales of the amount related to that portion of the sales price ultimately not collected from our customers. To our knowledge, this decision by the State of Nevada should not affect our position regarding sales tax refunds in states other than Nevada. On March 14, 2011, we filed a motion for reconsideration with the Nevada Supreme Court as we maintained our belief that we are entitled to these sales tax refunds. On March 28, 2011, we received notice that the Department of Taxation had denied our motion. In April 2011 the Nevada Supreme Court denied our petition to rehear our appeal regarding certain sales tax refunds from the 2002 and 2003 tax years. As a result, in the fourth quarter of 2010, we accrued a liability related to this matter. As of March 31, 2011, the amount accrued is $5.7 million.

In August 2008, we received a Civil Investigative Demand from the Texas Office of Attorney General, Consumer Protection Division, asking for the production of certain materials. The demand indicates it is the subject of an investigation of possible violations of the Deceptive Trade Practices Act, Sections 17.46(a) and

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(b) in the marketing, advertising, financing, and selling of used vehicles. We provided the Texas Office of Attorney General with all requested information in August 2008. At that time, we met with the state’s Attorney General’s Office to provide them with an overview of the Company and discuss the requested materials. In addition, the Attorney General’s Office indicated that they would review the materials we provided to them and if there were any concerns they would contact us to meet, discuss and resolve the concerns. The Texas Attorney General has requested additional information and documentation from time to time, most recently in February 2010 when it requested clarifying information limited to vehicle inspections, after sale repairs, warranty, loan servicing, and consumer concerns. We believe the request is routine in nature and we have responded accordingly. We believe we are in compliance with all applicable state laws and regulations and we intend to continue to cooperate with state officials, and we will continue to fully cooperate with the state’s Attorney General’s Office in responding to the demand and any follow up discussions with them. We believe we do not have loss contingencies related to this matter.

Additionally, in the ordinary course of business, we are a defendant in various other types of legal proceedings. Although we cannot determine at this time the amount of the ultimate exposure from these lawsuits, if any, based on the advice of counsel management does not expect the final outcome to have a material adverse effect on us.

(10) Fair Value of Financial Instruments

Generally Accepted Accounting Principles require that we disclose estimated fair values for our financial instruments. Fair values are based on estimates using quoted market prices, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. Accordingly, the aggregate fair value amounts presented do not represent our underlying institutional value.

Limitations

Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with ultimate precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates. Since the fair value is estimated as of each balance sheet date presented, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

The following is a summary of carrying value and fair value of our financial instruments for each period presented:

	March 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Finance Receivables, net (1)	$1,255,440	$1,323,504	$1,187,543	$1,251,004
Securitization Debt	458,500	470,788	303,902	315,434
Portfolio Term Residual Financing	100,000	101,000	100,000	101,000
Pooled Auto Loan Program Financings	8,341	8,600	10,131	10,400
Portfolio Warehouse Facilities	226,807	226,807	403,007	403,007
Senior Secured Notes Payable	197,884	219,384	197,829	211,829
Revolving Inventory Facility	40,000	40,200	40,000	40,300
Mortgage Note Payable	12,808	10,400	12,859	10,500
Equipment Note Payable	2,394	2,400	2,479	2,500

(1)	Represents finance receivable principal balances, plus accrued interest, less the allowance for credit losses.

Valuation methodologies

Finance receivables

The fair value of finance receivables was estimated by discounting future cash flows expected to be collected using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. This discounted cash flow is estimated utilizing internal valuation models, which use a combination of market inputs (i.e. discount rates for similar and like transactions) and our own assumptions regarding credit losses, recoveries, and prepayment rates in our portfolio. We estimate the cash flow of the portfolio and the cash flow of our retained interests in securitization and PALP transactions in measuring total cash flow. These cash flows are developed on a leveraged basis since our finance receivable portfolio is financed by these debt instruments and are not separable transactions.

Portfolio warehouse facilities

The portfolio warehouse facilities are short term in nature and the interest rates adjust in conjunction with the lender’s cost of funds or 30-day LIBOR. Warehouse Facility I was amended in July 2010 to reduce its capacity from $250.0 million to $150.0 million and we extended the maturity from December 2010 to December 2011, with no change in interest rate. Warehouse Facility II was executed in May 2010, Warehouse Facility III was executed in April 2010, and Warehouse Facility IV was executed in July 2010. Since these warehouse facilities were recently renewed or executed and contain a floating market rate of interest and we have the ability to pay these off at anytime, we believe the fair value of these facilities approximates carrying value at March 31, 2011, and December 31, 2010.

Pooled auto loan program financings

The fair value of PALP debt at March 31, 2011 and December 31, 2010, is based on third party discounted cash flow using market interest rates for this debt.

Portfolio term residual financing

This facility allows for maximum borrowings under a term component of $100.0 million bearing a fixed rate of interest of 8.62%. Since we have the right to prepay the debt starting on May 9, 2011, we believe the fair value of this debt approximates carrying value at March 31, 2011, adjusted for prepayment fees.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

Securitization debt

The fair value of securitization debt was estimated using third party quoted market prices.

Revolving inventory facility

At March 31, 2011, and December 31, 2010, the fair value of the inventory facility was determined using third party market interest rates for similar types of facilities.

Mortgage note payable

At March 31, 2011, and December 31, 2010, the fair value of this note was determined using third-party market prices for similar commercial real estate mortgages.

Senior secured notes payable

The fair value of senior secured notes payable at March 31, 2011, and December 31, 2010, was determined using third-party quoted market prices.

Equipment note payable

At March 31, 2011, and December 31, 2010, the fair value of the equipment note payable was determined using third-party discounted cash flow using market interest rates for this debt.

(11) Subsequent Events

In May 2011 we paid off the outstanding balance on Warehouse Facility II with Santander and effectively terminated the facility. We borrowed an aggregate of $100.0 million across our three other warehouse facilities in order to pay-off and terminate the Santander facility.

In May 2011 we executed a renewal of our warehouse facility with RBS, increasing the facility size from $50.0 million to $125.0 million, increasing the advance rate from 50% to 53%, decreasing the interest rate to the lender’s cost of funds plus 1.50% from 2.50%, and extending the maturity to May 2012.

In April 2011 we paid $24.3 million in dividends to shareholders related to income earned during the three months ended March 31, 2011.

In April 2011 we executed a renewal of our warehouse credit facility with UBS, extending the term from April 2011 to August 15, 2012, decreasing the interest rate to LIBOR plus 1.90% from LIBOR plus 2.50%, and increasing the advance rate from 50% to 60%.

(12) Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other accounting standards setting bodies, which we may adopt as of the specified date required by each standard. Unless otherwise discussed, we believe the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption. The below information is not a comprehensive list of all new pronouncements. We have only included those pronouncements we believe the reader of the financial statements would find meaningful. We have excluded certain pronouncements that we believe do not apply to us or the industry in which we operate.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

In January 2011, the FASB issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings, which temporarily delays the effective date of the disclosure relating to trouble debt restructuring as described in ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the allowance for Credit Losses. The update states the guidance is expected to be effective for interim and annual periods ending after June 15, 2011. We have reviewed ASU No. 2010-20 as it relates to trouble debt restructurings and note it is not applicable to us since we do not have loans that meet the definition of a troubled debt restructuring. As such, this update does not impact our financial statements and or the disclosures relating to our financial statements.

(13) Supplemental Consolidating Financial Information

In accordance with the indenture governing the 12.625% Senior Secured Notes due 2017 (see Note 5 – Debt Obligations), certain wholly-owned U.S. subsidiaries of the Company have fully and unconditionally guaranteed the Senior Secured Notes on a joint and several basis. Pursuant to Regulation S-X, Rule 3-10(f), we are required to present condensed consolidating financial information for subsidiaries that have guaranteed the debt of a registrant issued in a public offering, where the guarantee is full and unconditional, joint and several, and where the voting interest of the subsidiary is 100% owned by the registrant.

The following tables present condensed consolidating balance sheets as of March 31, 2011, and December 31, 2010; and condensed consolidating statements of income and cash flows for the three months ended March 31, 2011 and 2010 for (i) DTAG and DTAC, —the co-issuers of the Senior Secured Notes, (ii) the separate DTAG and DTAC guarantor subsidiaries on a combined basis, (iii) the separate DTAG and DTAC non-guarantor subsidiaries on a combined basis, (iv) elimination adjustments, and (v) total consolidated amounts. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because management believes that such information is not material to the senior note holders. Consolidating adjustments include elimination of investment in subsidiaries, elimination of intercompany accounts; elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and elimination of equity in earnings (losses) of subsidiaries. The condensed consolidating financial information should be read in conjunction with the consolidated financial statements herein.

Included in the column for DTAG Guarantor Subsidiaries Combined are DriveTime Sales and Finance Company, LLC, DriveTime Car Sales Company, LLC and Approval Services Company, LLC. Included in the column for DTAC Guarantor Subsidiaries Combined are DriveTime Credit Company, LLC, and DT Jet Leasing, LLC. Included in the column for DTAG Non-Guarantor Subsidiaries Combined are all other subsidiaries that are wholly-owned by DTAG and included in the column for DTAC Non-Guarantor Subsidiaries Combined are all other subsidiaries that are wholly-owned by DTAC, that are not guarantor subsidiaries. The column for the Issuers includes the accounts for DTAG and DTAC as issuers and as parent company for each of its respective subsidiaries.

Consolidated amounts are immaterially different compared to the consolidated financial statements due to rounding.

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Balance Sheets

March 31, 2011

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corp						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
ASSETS
Cash and Cash Equivalents	$2,810	$338	$—	$—	$3,148	$346	$645	$19,036	$—	$20,027	$—	$23,175
Restricted Cash and Investments Held in Trust	—	—	—	—	—	22,535	69,517	—	—	92,052	—	92,052
Finance Receivables	—	—	—	—	—	—	—	1,486,223	—	1,486,223	—	1,486,223
Allowance for Credit Losses	—	—	—	—	—	—	—	(218,600)	—	(218,600)	—	(218,600)

Finance Receivables, Net	—	—	—	—	—	—	—	1,267,623	—	1,267,623	—	1,267,623
Inventory	116,333	—	—	—	116,333	—	—	—	—	—	—	116,333
Property and Equipment, Net	43,399	—	—	—	43,399	4,498	15,722	3,461	—	23,681	—	67,080
Investments in Subsidiaries	—	—	623,687	(623,687)	—	—	—	105,139	(105,139)	—	—	—
Other Assets	390,647	364,916	190,358	(697,598)	248,323	106,366	768,797	82,297	(892,109)	65,351	(266,508)	47,166

Total Assets	$553,189	$365,254	$814,045	$(1,321,285)	$411,203	$133,745	$854,681	$1,477,556	$(997,248)	$1,468,734	$(266,508)	$1,613,429

LIABILITIES & SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$14,653	$—	$—	$—	$14,653	$—	$—	$—	$—	$—	$—	$14,653
Accrued Expenses and Other Liabilities	236,027	4,076	562,684	(697,598)	105,189	49,911	4,030	1,070,833	(871,613)	253,161	(266,508)	91,842
Portfolio Term Financings	—	—	—	—	—	—	587,337	—	(20,496)	566,841	—	566,841
Portfolio Warehouse Facilities	—	—	—	—	—	—	226,807	—	—	226,807	—	226,807
Senior Secured Notes Payable	—	—	98,942	—	98,942	—	—	98,942	—	98,942	—	197,884
Other Secured Notes Payable	40,000	—	—	—	40,000	2,394	12,808	—	—	15,202	—	55,202

Total Liabilities	290,680	4,076	661,626	(697,598)	258,784	52,305	830,982	1,169,775	(892,109)	1,160,953	(266,508)	1,153,229

Shareholders’ Equity:
Total Shareholders’ Equity	262,509	361,178	152,419	(623,687)	152,419	81,440	23,699	307,781	(105,139)	307,781	—	460,200

Total Liabilities & Shareholders’ Equity	$553,189	$365,254	$814,045	$(1,321,285)	$411,203	$133,745	$854,681	$1,477,556	$(997,248)	$1,468,734	$(266,508)	$1,613,429

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Balance Sheets

December 31, 2010

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corp						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
ASSETS
Cash and Cash Equivalents	$3,589	$322	$—	$—	$3,911	$285	$515	$18,966	$—	$19,766	$—	$23,677
Restricted Cash and Investments Held in Trust	5	—	—	—	5	20,777	61,109	—	—	81,886	—	81,891
Finance Receivables	—	—	—	—	—	—	—	1,408,741	—	1,408,741	—	1,408,741
Allowance for Credit Losses	—	—	—	—	—	—	—	(208,000)	—	(208,000)	—	(208,000)

Finance Receivables, Net	—	—	—	—	—	—	—	1,200,741	—	1,200,741	—	1,200,741
Inventory	145,961	—	—	—	145,961	—	—	—	—	—	—	145,961
Property and Equipment, Net	37,424	—	—	—	37,424	4,618	15,860	3,728	—	24,206	—	61,630
Investments in Subsidiaries	—	—	545,679	(545,679)	—	—	—	91,504	(91,504)	—	—	—
Other Assets	251,511	371,839	187,834	(625,339)	185,845	61,210	846,165	96,810	(937,558)	66,627	(198,218)	54,254

Total Assets	$438,490	$372,161	$733,513	$(1,171,018)	$373,146	$86,890	$923,649	$1,411,749	$(1,029,062)	$1,393,226	$(198,218)	$1,568,154

LIABILITIES & SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$5,896	$—	$—	$—	$5,896	$—	$—	$—	$—	$—	$—	$5,896
Accrued Expenses and Other Liabilities	215,645	3,431	492,039	(625,339)	85,776	45,173	20,988	1,036,627	(917,062)	185,726	(198,218)	73,284
Portfolio Term Financings	—	—	—	—	—	—	434,529	—	(20,496)	414,033	—	414,033
Portfolio Warehouse Facilities	—	—	—	—	—	—	403,007	—	—	403,007	—	403,007
Other Secured Notes Payable	40,000	—	—	—	40,000	2,479	12,859	—	—	15,338	—	55,338
Senior Secured Notes Payable	—	—	98,915	—	98,915	—	—	98,914	—	98,914	—	197,829
Senior Unsecured Notes Payable	—	—	—	—	—	—	—	—	—	—	—	—

Total Liabilities	261,541	3,431	590,954	(625,339)	230,587	47,652	871,383	1,135,541	(937,558)	1,117,018	(198,218)	1,149,387

Shareholders’ Equity:
Total Shareholders’ Equity	176,949	368,730	142,559	(545,679)	142,559	39,238	52,266	276,208	(91,504)	276,208	—	418,767

Total Liabilities & Shareholders’ Equity	$438,490	$372,161	$733,513	$(1,171,018)	$373,146	$86,890	$923,649	$1,411,749	$(1,029,062)	$1,393,226	$(198,218)	$1,568,154

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Three Months Ended March 31, 2011

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corp						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Revenue:
Sales of Used Vehicles	$265,082	$—	$—	$—	$265,082	$—	$—	$—	$—	$—	$—	$265,082
Interest Income	—	—	—	—	—	—	60,703	68,078	(61,007)	67,774	—	67,774
Other Revenue	3,488	—	5,356	—	8,844	16,332	—	—	(16,332)	—	(8,844)	—
Equity in Income of Subsidiaries	—	—	78,008	(78,008)	—	—	—	37,166	(37,166)	—	—	—

Total Revenue	268,570	—	83,364	(78,008)	273,926	16,332	60,703	105,244	(114,505)	67,774	(8,844)	332,856

Costs and Expenses:
Cost of Used Vehicles Sold	165,127	—	—	—	165,127	—	—	—	—	—	—	165,127
Provision for Credit Losses	—	—	—	—	—	—	—	53,332	—	53,332	—	53,332
Portfolio Debt Interest Expense	—	—	—	—	—	—	12,118	38	—	12,156	—	12,156
Non-Portfolio Debt Interest Expense	502	—	16	—	518	29	436	63,953	(61,007)	3,411	(3,317)	612
Senior Secured Notes Interest Expense	—	—	3,357	—	3,357	—	—	3,358	—	3,358	—	6,715
Selling and Marketing	7,102	—	—	—	7,102	—	—	6	—	6	—	7,108
General and Administrative	15,393	(462)	2,938	—	17,869	14,333	12,629	20,461	(16,332)	31,091	(5,527)	43,433
Depreciation Expense	2,740	—	—	—	2,740	176	148	294	—	618	—	3,358

Total Costs and Expenses	190,864	(462)	6,311	—	196,713	14,538	25,331	141,442	(77,339)	103,972	(8,844)	291,841

Income before Income Taxes	77,706	462	77,053	(78,008)	77,213	1,794	35,372	(36,198)	(37,166)	(36,198)	—	41,015
Income Tax Expense (Benefit)	—	160	271	—	431	—	—	81	—	81	—	512

Net Income	$77,706	$302	$76,782	$(78,008)	$76,782	$1,794	$35,372	$(36,279)	$(37,166)	$(36,279)	$—	$40,503

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Three Months Ended March 31, 2010

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corp						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Revenue:
Sales of Used Vehicles	$234,619	$—	$—	$—	$234,619	$—	$—	$—	$—	$—	$—	$234,619
Interest Income	—	—	—	—	—	—	27,876	62,419	(27,876)	62,419	—	62,419
Other Revenue	—	—	4,581	—	4,581	19,068	—	523	(19,068)	523	(5,104)	—
Equity in Income of Subsidiaries	—	—	62,741	(62,741)	—	—	—	16,624	(16,624)	—	—	—

Total Revenue	234,619	—	67,322	(62,741)	239,200	19,068	27,876	79,566	(63,568)	62,942	(5,104)	297,038

Costs and Expenses:
Cost of Used Vehicles Sold	142,522	—	—	—	142,522	—	—	—	—	—	—	142,522
Provision for Credit Losses	—	—	—	—	—	—	—	47,146	—	47,146	—	47,146
Portfolio Debt Interest Expense	—	—	—	—	—	—	6,872	11,659	—	18,531	—	18,531
Non-Portfolio Debt Interest Expense	893	—	1,638	—	2,531	—	112	32,966	(27,876)	5,202	(523)	7,210
Senior Secured Notes Interest Expense	—	—	—	—	—	—	—	—	—	—	—	—
Selling and Marketing	4,214	—	—	—	4,214	—	—	—	—	—	—	4,214
General and Administrative	21,915	(609)	1,734	—	23,040	16,945	5,990	18,018	(19,068)	21,885	(4,581)	40,344
Depreciation Expense	2,793	—	—	—	2,793	254	147	244	—	645	—	3,438

Total Costs and Expenses	172,337	(609)	3,372	—	175,100	17,199	13,121	110,033	(46,944)	93,409	(5,104)	263,405

Income before Income Taxes	62,282	609	63,950	(62,741)	64,100	1,869	14,755	(30,467)	(16,624)	(30,467)	—	33,633
Income Tax Expense (Benefit)	—	150	100	—	250	—	—	100	—	100	—	350

Net Income	$62,282	$459	$63,850	$(62,741)	$63,850	$1,869	$14,755	$(30,567)	$(16,624)	$(30,567)	$—	$33,283

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Three Months Ended March 31, 2011

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corp						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Cash Flows from Operating Activities:
Net Income (Loss)	$77,706	$302	$76,782	$(78,008)	$76,782	$1,794	$35,372	$(36,279)	$(37,166)	$(36,279)	—	$40,503
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	—	—	—	—	—	53,332	—	53,332	—	53,332
Depreciation Expense	2,740	—	—	—	2,740	176	148	294	—	618	—	3,358
Amortization of Debt Issuance Costs and Debt Premium and Discount	125	—	139	—	264	—	3,499	139	—	3,638	—	3,902
Non-Cash Compensation Expense-Related Party	—	—	465	—	465	—	—	465	—	465	—	930
Loss (Gain) from Disposal of Property and Equipment	(34)	—	—	—	(34)	—	—	—	—	—	—	(34)
Originations of Finance Receivables	—	—	—	—	—	—	—	(258,645)	—	(258,645)	—	(258,645)
Collections and Recoveries on Finance Receivable Principal Balances	—	—	—	—	—	—	—	138,979	—	138,979	—	138,979
Decrease in Accrued Interest Receivable and Loan Origination Costs	—	—	—	—	—	—	—	(548)	—	(548)	—	(548)
(Increase) Decrease in Inventory	29,628	—	—	—	29,628	—	—	—	—	—	—	29,628
(Increase) Decrease in Other Assets	(131,406)	(931)	(148,008)	150,268	(130,077)	(4,748)	235,222	68,175	(231,814)	66,835	68,290	5,048
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	29,140	645	69,895	(71,510)	28,170	4,738	(16,959)	34,207	45,449	67,435	(68,290)	27,315

Net Cash Provided By (Used In) Operating Activities	7,899	16	(727)	750	7,938	1,960	257,282	119	(223,531)	35,830	—	43,768

Cash Flows from Investing Activities:											—
Proceeds from Disposal of Property and Equipment	109	—	—	—	109	26	—	14	—	40	—	149
Purchase of Property and Equipment	(8,791)	—	—	—	(8,791)	(82)	(9)	(41)	—	(132)	—	(8,923)

Net Cash Provided By (Used In) Investing Activities	(8,682)	—	—	—	(8,682)	(56)	(9)	(27)	—	(92)	—	(8,774)

	DriveTime Automotive Group, Inc.					DT Acceptance Corp						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Cash Flows from Financing Activities:		—	—	—							—
Increase (Decrease) in Restricted Cash	5	—	—	—	5	(1,758)	8,918	—	—	7,160	—	7,165
Deposits into Investments Held in Trust	—	—	—	—	—	—	(4,200)	—	—	(4,200)	—	(4,200)
Collections, Buybacks and Change in Investments Held in Trust	—	—	—	—	—	—	(13,127)	—	—	(13,127)	—	(13,127)
Additions to Portfolio Warehouse Facilities	—	—	—	—	—	—	170,300	—	—	170,300	—	170,300
Repayment of Portfolio Warehouse Facilities	—	—	—	—	—	—	(346,500)	—	—	(346,500)	—	(346,500)
Additions to Portfolio Term Financings	—	—	—	—	—	—	214,181	—	—	214,181	—	214,181
Repayment of Portfolio Term Financings	—	—	—	—	—	—	(61,315)	—	—	(61,315)	—	(61,315)
Additions to Other Secured Notes Payable	—	—	750	(750)	—	—	—	—	—	—	—	—
Repayment of Other Secured Notes Payable	—	—	—	—	—	(85)	(51)	—	—	(136)	—	(136)
Payment of Debt Issuance Costs	—	—	(23)	—	(23)	—	(1,819)	(22)	—	(1,841)	—	(1,864)
Dividend Distributions	—	—	—	—	—	—	(223,531)	—	223,531	—	—	—

Net Cash Provided By (Used In) Financing Activities	5	—	727	(750)	(18)	(1,843)	(257,144)	(22)	223,531	(35,478)	—	(35,496)

Net Increase (Decrease) in Cash and Cash Equivalents	(778)	16	—	—	(762)	61	129	70	—	260	—	(502)
Cash and Cash Equivalents at Beginning of Period	3,588	322	—	—	3,910	285	516	18,966	—	19,767	—	23,677

Cash and Cash Equivalents at End of Period	$2,810	$338	$—	$—	$3,148	$346	$645	$19,036	$—	$20,027	$—	$23,175

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Three Months Ended March 31, 2010

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corp					Eliminations	DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated
Cash Flows from Operating Activities:
Net Income (Loss)	$62,282	$459	$63,850	$(62,741)	$63,850	$1,869	$14,755	$(30,567)	$(16,624)	$(30,567)	$—	$33,283
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	—	—	—	—	—	47,146	—	47,146	—	47,146
Depreciation Expense	2,793	—	—	—	2,793	254	147	244	—	645	—	3,438
Amortization of Debt Issuance Costs and Debt Premium and Discount	62	—	4	—	66	—	1,697	604	—	2,301	—	2,367
Non-Cash Compensation Expense-Related Party	—	—	281	—	281	—	—	282	—	282	—	563
Loss (Gain) from Disposal of Property and Equipment	(65)	—	—	—	(65)	(3)	—	—	—	(3)	—	(68)
Originations of Finance Receivables	—	—	—	—	—	—	—	(226,661)	—	(226,661)	—	(226,661)
Collections and Recoveries on Finance Receivable Principal Balances	—	—	—	—	—	—	—	128,173	—	128,173	—	128,173
Decrease in Accrued Interest Receivable and Loan Origination Costs	—	—	—	—	—	—	—	(58)	—	(58)	—	(58)
(Increase) Decrease in Inventory	23,615	—	—	—	23,615	—	—	—	—	—	—	23,615
(Increase) Decrease in Other Assets	(65,985)	(769)	(228,159)	228,902	(66,011)	(21,097)	56,460	(86,445)	(86,739)	(137,821)	203,558	(274)
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	(21,315)	244	163,424	(165,561)	(23,208)	19,534	5,626	189,739	23,579	238,478	(203,558)	11,712

Net Cash Provided By (Used In) Operating Activities	1,387	(66)	(600)	600	1,321	557	78,685	22,457	(79,784)	21,915	—	23,236

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	122	—	—	—	122	3	—	—	—	3	—	125
Purchase of Property and Equipment	(1,605)	—	—	—	(1,605)	(4)	(17)	(327)	—	(348)	—	(1,953)

Net Cash Provided By (Used In) Investing Activities	(1,483)	—	—	—	(1,483)	(1)	(17)	(327)	—	(345)	—	(1,828)

	DriveTime Automotive Group, Inc.					DT Acceptance Corp					Eliminations	DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated
Cash Flows from Financing Activities:
Increase in Restricted Cash	—	—	—	—	—	(496)	(1,979)	—	—	(2,475)	—	(2,475)
Collections, Buybacks and Change in Investments Held in Trust	—	—	—	—	—	—	24,737	—	—	24,737	—	24,737
Additions to Portfolio Warehouse Facilities	—	—	—	—	—	—	98,500	—	—	98,500	—	98,500
Repayment of Portfolio Warehouse Facilities	—	—	—	—	—	—	(51,741)	—	—	(51,741)	—	(51,741)
Additions to Portfolio Term Financings	—	—	—	—	—	—	—	41,134	—	41,134	—	41,134
Repayment of Portfolio Term Financings	—	—	—	—	—	—	(67,408)	(62,786)	—	(130,194)	—	(130,194)
Additions to Other Secured Notes Payable	—	—	600	(600)	—	—	—	76	—	76	—	76
Repayment of Other Secured Notes Payable	—	—	—	—	—	—	(48)	(16)	—	(64)	—	(64)
Payment of Debt Issuance Costs	(8)	—	—	—	(8)	—	(646)	(415)	—	(1,061)	—	(1,069)
Dividend Distributions	—	—	—	—	—	—	(79,784)	—	79,784	—	—	—

Net Cash Provided By (Used In) Financing Activities	(8)	—	600	(600)	(8)	(496)	(78,369)	(22,007)	79,784	(21,088)	—	(21,096)

Net Increase (Decrease) in Cash and Cash Equivalents	(104)	(66)	—	—	(170)	60	299	123	—	482	—	312
Cash and Cash Equivalents at Beginning of Period	791	152	—	—	943	41	549	19,993	—	20,583	—	21,526

Cash and Cash Equivalents at End of Period	$687	$86	$—	$—	$773	$101	$848	$20,116	$—	$21,065	$—	$21,838

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

DriveTime Automotive Group, Inc.

We have audited the accompanying consolidated balance sheets of DriveTime Automotive Group, Inc. and subsidiaries (collectively the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DriveTime Automotive Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Phoenix, Arizona

March 31, 2011

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
	($ in thousands)
ASSETS
Cash and Cash Equivalents	$23,677	$21,526
Restricted Cash and Investments Held in Trust	81,891	84,064
Finance Receivables	1,408,741	1,340,591
Allowance for Credit Losses	(208,000)	(218,259)

Finance Receivables, net	1,200,741	1,122,332
Inventory	145,961	115,257
Property and Equipment, net	61,630	51,374
Other Assets	54,254	37,527

Total Assets	$1,568,154	$1,432,080

LIABILITIES & SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$5,896	$5,060
Accrued Expenses and Other Liabilities	70,925	42,327
Accrued Expenses-Related Party	2,359	4,333
Portfolio Term Financings	414,033	795,857
Portfolio Warehouse Facilities	403,007	77,506
Senior Secured Notes Payable	149,360	—
Senior Secured Notes Payable-Related Party	48,469	—
Other Secured Notes Payable	55,338	75,277
Other Secured Notes Payable-Related Party	—	62,088
Senior Unsecured Notes Payable	—	1,487
Subordinated Notes Payable-Related Party	—	75,000

Total Liabilities	1,149,387	1,138,935

Shareholders’ Equity-DTAG:
Common Stock	—	—
Paid-in Capital	144,942	124,098
Retained Earnings	(2,383)	(19,969)

Total Shareholders’ Equity-DTAG	142,559	104,129
Noncontrolling Interest-DTAC	276,208	189,016

Total Equity	418,767	293,145

Total Liabilities & Shareholders’ Equity	$1,568,154	$1,432,080

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008
	($ in thousands)
Revenue:
Sales of Used Vehicles	$760,767	$694,460	$796,750
Interest Income	264,974	251,822	261,875

Total Revenue	1,025,741	946,282	1,058,625

Costs and Expenses:
Cost of Used Vehicles Sold	481,210	394,362	477,255
Provision for Credit Losses	175,900	223,686	300,884
Portfolio Debt Interest Expense	68,314	75,293	64,323
Non-Portfolio Debt Interest Expense	4,581	14,630	22,976
Non-Portfolio Debt Interest Expense—Related party	10,176	20,743	9,783
Senior Secured Debt Interest Expense	11,878	—	—
Senior Secured Debt Interest Expense—Related party	3,153	—	—
Selling and Marketing	31,900	31,491	28,644
General and Administrative	135,256	137,657	145,447
General and Administrative—Related party	15,118	12,943	14,114
Depreciation Expense	13,751	13,061	14,088
Loss (Gain) on Extinguishment of Debt, net	3,418	(31,559)	(19,699)
Loss on Extinguishment of Debt—Related party	—	1,248	—

Total Costs and Expenses	954,655	893,555	1,057,815

Income Before Income Taxes	71,086	52,727	810
Income Tax Expense	404	730	1,090

Net Income (Loss)	$70,682	$51,997	$(280)

Net Loss attributable to noncontrolling interest-DTAC	(150,310)	(134,060)	(208,804)
Net Income (Loss) attributable to DTAG	220,992	186,057	208,524

Net Income (Loss)	$70,682	$51,997	$(280)

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

	DriveTime Automotive Group, Inc.			Non-controlling Interest-DTAC	Total Consolidated Shareholders’ Equity
	Common Stock	Paid-in Capital	Retained Earnings
	($ in thousands)
Balances, December 31, 2007	$—	$121,848	$(16,407)	$171,330	$276,771

Net Income (Loss) for the Year	—	—	208,524	(208,804)	(280)
Non-Cash Compensation Expense-Related Party	—	1,125	—	1,125	2,250
Intercompany Transfers of Loans	—	—	(205,981)	205,981	—
Dividends-Related Party	—	—	—	(12,733)	(12,733)

Balances, December 31, 2008	$—	$122,973	$(13,864)	$156,899	$266,008

Net Income (Loss) for the Year	—	—	186,058	(134,061)	51,997
Non-Cash Compensation Expense-Related Party	—	1,125	—	1,125	2,250
Intercompany Transfers of Loans	—	—	(176,224)	176,224	—
Dividends-Related Party	—	—	(15,939)	(11,171)	(27,110)

Balances, December 31, 2009	$—	$124,098	$(19,969)	$189,016	$293,145

Net Income for the Year	—	—	220,992	(150,310)	70,682
Exchange of Other Secured Notes Payable-Related Party to Equity	—	—	—	60,088	60,088
Exchange of Subordinated Notes Payable-Related Party to Equity	—	20,000	—	20,000	40,000
Write-Off of Capitalized Loan Fees on Exchange of Debt for Equity	—	(55)	—	(580)	(635)
Discount to Equity on Exchange of Subordinated Debt to Sr. Debt	—	201	—	200	401
Non-Cash Compensation Expense-Related Party	—	562	—	563	1,125
Non-Cash Stock Compensation Expense-Related Party	—	136	—	135	271
Intercompany Transfers of Loans	—	—	(191,806)	191,806	—
Dividends-Related Party	—	—	(11,600)	(34,710)	(46,310)

Balances, December 31, 2010	$—	$144,942	$(2,383)	$276,208	$418,767

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009	2008
	($ in thousands)
Cash Flows from Operating Activities:
Net Income (Loss)	$70,682	$51,997	$(280)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Provision for Credit Losses	175,900	223,686	300,884
Depreciation Expense	13,751	13,061	14,088
Non-Cash Compensation Expense-Related Party	1,125	2,250	2,250
Amortization of Debt Issuance Costs and Debt Premium and Discount	17,610	14,701	16,822
Loss (Gain) from Disposal of Property and Equipment	206	(121)	3,557
Originations of Finance Receivables	(747,329)	(686,214)	(789,360)
Collections and Recoveries on Finance Receivable Principal Balances	492,294	468,826	487,272
Decrease in Accrued Interest Receivable and Loan Origination Costs	726	3,789	712
(Increase) Decrease in Inventory	(30,704)	(15,046)	36,431
(Increase) Decrease in Other Assets	(12,029)	14,325	(1,190)
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	26,459	(3,479)	(17,711)
(Decrease) Increase in Accrued Expenses-Related Party	(1,974)	(2,288)	6,621
Decrease in Income Taxes Payable	(780)	(176)	(108)

Net Cash Provided By Operating Activities	5,937	85,311	59,988

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	423	469	913
Purchase of Property and Equipment	(20,881)	(13,304)	(7,229)

Net Cash Used in Investing Activities	(20,458)	(12,835)	(6,316)

Cash Flows from Financing Activities:
Increase in Restricted Cash	(28,982)	(11,846)	(3,701)
Deposits into Investments Held in Trust	(4,500)	(4,467)	(28,834)
Collections, Buybacks and Change in Investments Held in Trust	35,655	3,472	68,583
Additions to Portfolio Term Financings	387,304	811,617	157,007
Repayments of Portfolio Term Financings	(768,850)	(350,181)	(437,541)
Additions to Portfolio Warehouse Facilities	940,150	968,112	1,083,126
Repayments of Portfolio Warehouse Facilities	(614,649)	(1,288,699)	(993,447)
Additions to Senior Secured Notes Payable	161,109	—	—
Additions to Other Secured Notes Payable	2,776	80,701	266,721
Repayments of Other Secured Notes Payable	(22,715)	(122,915)	(227,856)
Additions to Other Secured Notes Payable—Related Party	—	—	31,000
Repayments of Other Secured Notes Payable—Related Party	—	—	(5,000)
Repayments of Senior Unsecured Notes Payable	(1,500)	(90,000)	(13,000)
Repayments of Senior Unsecured Notes Payable—Related Party	—	(32,000)	—
Additions to Subordinated Notes Payable—Related Party	—	—	75,000
Payment of Debt Issuance Costs	(22,816)	(13,167)	(29,705)
Dividend Distributions	(46,310)	(27,110)	(12,733)

Net Cash Provided by / (Used In) Financing Activities	16,672	(76,483)	(70,380)

Net Increase (Decrease) in Cash and Cash Equivalents	2,151	(4,007)	(16,708)
Cash and Cash Equivalents at Beginning of Period	21,526	25,533	42,241

Cash and Cash Equivalents at End of Period	$23,677	$21,526	$25,533

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

	Years Ended December 31,
	2010	2009	2008
	($ in thousands)
Supplemental Statement of Cash Flow Information:
Interest Paid	$83,694	$96,401	$89,374

Interest Paid-Related Party	$15,024	$23,125	$5,282

Income Taxes Paid	$1,184	$906	$1,198

Supplemental Statement of Non-Cash Investing and Financing Activities:
Purchase of Property and Equipment Under Capital Lease	$3,755	$625	$48

Disposal of Fully Depreciated Property & Equipment	$4,504	$5,241	$13,676

Exchange of Other Secured Notes Payable to Equity—Related Party	$60,088	$—	$—

Exchange of Subordinated Notes Payable to Equity—Related Party	$40,000	$—	$—

Exchange of Other Secured Notes Payable-Related Party to Senior Secured Notes Payable	$2,000	$—	$—

Exchange of Subordinated Notes Payable-Related Party to Senior Secured Notes Payable	$35,000	$—	$—

Gain (Loss) on Extinguishment of Debt, net	$(3,418)	$31,559	$19,699

Loss on Extinguishment of Debt—Related Party	$—	$(1,248)	$—

See accompanying notes to Consolidated Financial Statements.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Description of Business, Ownership Formation, Basis of Presentation, and Principles of Consolidation

Description of Business

DriveTime Automotive Group, Inc., (“DTAG”) (referred to herein as “we,” “our,” “the Company,” and “us”), through its subsidiaries, owns and operates used automobile dealerships in the United States focusing on the sale and financing of used vehicles to the subprime market. The subprime market is comprised of customers with modest incomes who have experienced credit difficulties or have very limited credit histories. We finance substantially all the vehicles we sell through installment sales contracts (“loans”). We have not sold our loans to third party lenders or finance companies on a servicing released basis and, unlike pure finance companies, we have not purchased finance receivables from other sources. We have historically funded this portfolio primarily through portfolio warehouse facilities and portfolio term financings, including securitizations.

Ownership Formation

DTAG, a Delaware corporation, was incorporated in April 1996. In January 2004, DTAG elected S-corporation status for income tax purposes. In February 2003, the shareholders of DTAG formed DT Acceptance Corporation (“DTAC”). DTAC is an S-corporation for income tax purposes. Prior to January 4, 2008, the direct shareholders of DTAG and DTAC were Ernest C. Garcia II (Chairman) and the Garcia Family Trusts owning 95%, and Raymond C. Fidel (President and CEO) owning 5%. Effective January 4, 2008, Mr. Garcia purchased Mr. Fidel’s 5% interest in DTAG and DTAC. With this purchase, Mr. Garcia and the Garcia Family Trusts (Principal Shareholder) owned 100% of DTAG and DTAC at the end of 2008 and 2009. DTAG and DTAC are sister companies, which are owned primarily by our Principal Shareholder.

Effective December 2010, we executed a restricted stock agreement with Mr. Fidel, which resulted in Mr. Fidel owning 1.7% of DTAG and DTAC as of December 31, 2010. See Note 12—Shareholders’ Equity & Dividends included herein for further details.

Basis of Presentation

We have determined that DTAC is a variable interest entity (“VIE”) and that DTAG is the primary beneficiary of DTAC. This determination was made under ASC 810, Consolidation, prior to January 1, 2010 and with consideration of amendments to the ASC in the FASB ASU 2009-17, Consolidation. We evaluated whether DTAG or DTAC are VIE’s and determined who is the primary beneficiary. In making this determination, we examined the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and whether there is an obligation to absorb losses or the right to receive residual returns that could potentially be significant to the VIE. In evaluating whether we have the power to direct such activities, we considered the purpose for which DTAC was created, the importance of each of the activities in which it is engaged and our decision making role, if any, in those activities that significantly determine DTAC’s economic performance as compared to other economic interest holders. We evaluated DTAG’s economic interests in DTAC. This evaluation considered all relevant factors of the entity’s design, including capital structure, contractual rights and relationships that are currently, or have the potential to be, economically significant. We determined DTAC to be a VIE since as a group, the holders of the equity investment at risk lack the power to direct the activities of DTAC that most significantly impact DTAC’s economic performance.

We determined DTAG is the primary beneficiary of DTAC because DTAG has both (1) the power to direct the activities of DTAC that most significantly impact DTAC’s economic performance and (2) a potentially significant variable interest that carries with it the obligation to absorb the losses or the right to receive benefits of DTAC. DTAG has the power to direct the activities of DTAC because it originates and sells 100% of the loan

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

contracts DTAC is required to purchase, sets underwriting standards and origination terms, sets servicing and collection policies administered by DTAC, as well as the fact that DTAC was created and designed by DTAG to obtain third party financing for DTAG’s originations. DTAG also has potentially significant variable interests in the form of debt capital provided to DTAC through various debt issuances, guarantees of DTAC’s debt, as well as operational liabilities owed to DTAG, all of which carry the obligation to absorb losses or receive benefits of DTAC.

Total assets of DTAC consolidated into DTAG at December 31, 2010 and December 31, 2009 were approximately $1.4 billion and $1.2 billion, respectively, which are comprised primarily of net finance receivables, cash and cash equivalents, restricted cash, investments held in trust, and deferred financing costs. Total liabilities of DTAC consolidated into DTAG at December 31, 2010 and 2009 were approximately $1.1 billion and $1.0 billion, respectively, which are comprised primarily of portfolio warehouse and portfolio term debt. Total revenue of DTAC consolidated into DTAG for the years ended December 31, 2010, 2009, and 2008 were approximately $265.0 million, $251.8 million, and $261.9 million, respectively, which are comprised of interest income. DTAC expenses consolidated into DTAG were approximately $416.1 million, $385.7 million, and $470.3 million for the years ended December 31, 2010, 2009, and 2008, respectively, which are comprised of provision for credit losses, interest expense and general and administrative expenses. These amounts do not include intercompany revenues and costs between DTAG and DTAC which are eliminated in consolidation.

Since DTAG and DTAC are consolidated for financial reporting purposes, we are required to separately present the non-controlling equity interest of the VIE (DTAC) on the consolidated balance sheets, consolidated statements of operations, and consolidated statement of shareholders’ equity for all periods presented. The non-controlling interest is DTAC’s GAAP equity and income for the periods presented and there is no third-party, competing interests in DTAC, except for Mr. Fidel’s share of stock noted above.

Also included in the consolidated financial statements are wholly-owned special purpose subsidiaries of DTAC, which are all “bankruptcy remote subsidiaries” formed in conjunction with our securitizations, warehouse facilities and pooled auto loan program financing transactions. All intercompany accounts and transactions have been eliminated in consolidation for all periods presented and, although not material, certain prior period amounts have been reclassified to be consistent with the current period financial statement presentation. The consolidated balance sheets have been adjusted to reflect Mr. Garcia’s basis in the Company through the application of push-down accounting, as it relates to his acquisition of the Company in March 2002 when he acquired our predecessor, Ugly Duckling Corporation.

(2) Significant Accounting Policies

Cash & Cash Equivalents

We consider all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Periodically we maintain cash in excess of the amounts insured by the federal government.

Finance Receivables

Finance receivables consist of the aggregate principal balances of all auto loans in our active portfolio plus accrued interest receivable and direct loan origination costs, which are collateralized by used vehicles sold. Finance receivables are comprised solely of loans related to used vehicles sold by us, all of which are simple interest loans which may be prepaid without penalty. We do not place loans on nonaccrual status, nor do we classify loans as impaired, since accounts are charged-off when the loans become contractually 91 days past due.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Charge-off Policy

The accrual of interest along with any unamortized loan origination costs is discontinued and any accrued but unpaid interest is reversed and written-off when the loans are charged-off at 91 days contractually past due. Accounts which have been charged-off have been removed from finance receivables. Net charge-offs consist of finance receivable principal balances charged-off, net of any amounts received from vehicles recovered and sold at auction, sales tax refunds, where applicable, and any subsequent collections on the charged-off accounts, as well as an estimate of recoveries on loans previously charged-off (recovery receivables).

Allowance for Credit Losses

We maintain an allowance for credit losses on an aggregated basis. We accrue for estimated losses when it is probable that the amount will not be fully collectible and the amount of the loss can be reasonably estimated. The evaluation of the adequacy of the allowance for credit losses considers such factors as performance of the loan portfolio by month of origination (“static pool analysis”), the portfolio credit grade mix, our historical credit losses, the overall portfolio quality, delinquency status, the value of the underlying collateral, current economic conditions that may affect the borrowers’ ability to pay, and the overall effectiveness of collection efforts. This estimate of existing probable and estimable losses is primarily based on static pool analyses prepared for various segments of the portfolio utilizing historic loss experience, adjusted for the estimated impact of current economic factors. In management’s judgment, the allowance is maintained at a level that is adequate to provide for the estimate of probable credit losses inherent in our finance receivable portfolio. Charge-offs are recorded as a reduction to the allowance for credit losses. For previously charged-off accounts that are subsequently recovered, or portions thereof, the amount of such recovery is credited to the allowance for credit losses. On a quarterly basis management reviews the allowance for credit losses for reasonableness and adequacy. Adjustments to the allowance for credit losses as a result of our allowance analyses are recorded through the provision for credit losses.

Inventory

Inventory consists of used vehicles held-for-sale, or currently undergoing reconditioning, and is stated at the lower of cost or market value. Vehicle inventory cost is determined by specific identification. Direct and indirect vehicle reconditioning costs including parts and labor, costs to transport the vehicles to our reconditioning centers and dealership locations, and other incremental costs are capitalized as a component of inventory cost.

Property and Equipment

Repairs and maintenance costs that extend the life of an asset are capitalized. Property and equipment is stated at cost and is shown net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the assets, which range from three to 15 years for equipment, three to five years for furniture, three years for software, five to ten years for building improvements, and thirty years for buildings. Leasehold improvements are depreciated using the straight-line method over the lesser of the lease term or the estimated useful lives of the related improvements.

Capitalized Internally Developed Software

We capitalize direct costs of materials and services consumed in developing or obtaining internal use software and payroll and payroll-related costs for employees who are directly associated with and who devote time to the development of software products for internal use, to the extent of the time spent directly on the project. Capitalization of costs begins during the development stage and ends when the software is available for general use. Amortization is computed using the straight-line method over the estimated economic life of the software.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Recovery Receivables

Recovery receivables represent estimated recoveries to be received on charged-off finance receivables, including proceeds from selling repossessed vehicles at auction, along with insurance, bankruptcy and deficiency collections. The recovery amount from selling repossessed vehicles at auction is a forecast of vehicles to be recovered from loans previously charged-off and vehicles currently in our possession. With our extensive experience and historical database of auction recoveries, we estimate the number of units we will recover and the value that we will receive for these vehicles at auction. Our forecast utilizes historical data with respect to recovery rates, values, and time from charge-off to repossession. Changes in recovery receivables are treated as increases or decreases to net charge-offs and ultimately the allowance for credit losses. At December 31, 2010 and 2009 recovery receivables amounted to $24.3 million and $13.9 million, respectively, and are included as a component of other assets on the accompanying consolidated balance sheets.

Deferred Financing Costs

Costs relating to obtaining debt financing and capital leases are capitalized and amortized over the term of the related debt using the effective interest method. Unamortized deferred financing costs at December 31, 2010 and 2009 were $17.8 million and $13.4 million, respectively, and are included as a component of other assets on the accompanying consolidated balance sheets. Amortization of deferred financing costs is recorded as component of interest expense, and was $17.8 million, $14.5 million, and $15.0 million for the years ended December 31, 2010, 2009, and 2008, respectively. When debt is paid in full prior to maturity, any unamortized deferred financing costs are removed from the balance sheet and either treated as a reduction of gain on extinguishment of debt, in the case of a repurchase of debt, or treated as interest expense, if debt is paid in full prior to maturity, or treated as a reduction of equity if debt is exchanged for equity.

Limited Warranty

Our DriveCare® limited warranty provides major mechanical and air-conditioning coverage on every used vehicle we sell. The limited warranty covers vehicles for 36 months or 36,000 miles, whichever comes first, and includes oil changes at Sears Automotive locations nationwide and 24/7 roadside assistance. The warranty is included in the sales price of the vehicle and is not sold as a separate product. A liability for the estimated cost of vehicle repairs under our warranty program is established at the time a used vehicle is sold by charging costs of used vehicles sold. We currently offer no warranty outside of our DriveCare® limited warranty. The liability is evaluated for adequacy through an analysis based on the program’s historical performance of cost incurred per unit sold, management’s estimate of frequency of vehicles to be repaired and severity of claims based on vehicles currently under warranty, the estimate cost of oil changes, and the estimate cost of roadside assistance, both of which are based on the programs’s historical performance and our expectation of future usage.

Revenue Recognition

Revenue from the sale of used vehicles is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment or purchase price has been received. Sales of used vehicles include revenue from the sale of used vehicles, net of a reserve for returns. The reserve for returns is estimated using historical experience and trends. Our reserve for returns at December 31, 2010 and 2009 was $2.3 million and $2.6 million, respectively. Revenue is recognized at time of sale since persuasive evidence of an arrangement in the form of an installment sales contract exists, we have delivered the vehicle to the customer, transferred title, the sales have a fixed and determinable price, and collectability is reasonably assured.

Interest income consists of interest earned on installment sales contracts, net of amortization of loan origination costs, plus late payment fees and interest earned on investments held in trust. Interest income is

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

recognized using the effective interest method and the loans provided to customers are simple interest loans that may be prepaid without penalty. Direct loan origination costs related to loans originated at our dealerships are deferred and charged against interest income over the life of the related loans using the effective interest method.

Cost of Used Vehicles Sold

Cost of used vehicles sold includes the cost to acquire vehicles and the reconditioning and transportation costs associated with preparing the vehicles for resale. Direct and indirect vehicle reconditioning costs, including parts and labor, costs to transport the vehicles to our dealership locations, warranty costs, and other incremental costs, are included in cost of used vehicles sold. The cost of used vehicles sold is determined on a specific identification basis.

Accounting for Transfers of Financial Assets

Securitizations. We periodically sell loans originated at our dealerships to bankruptcy remote securitization subsidiaries, which in turn, transfer the loans to separate trusts that issue notes and certificates collateralized by the loans. The notes (Asset-Backed Securities) are sold to investors, and we retain the certificates. We continue to service all loans securitized. We have determined that the trusts are variable interest entities and that DTAC is the primary beneficiary of those trusts, therefore, DTAC consolidates the trusts. As a result, loans included in the securitization transactions are recorded as finance receivables and the Asset-Backed Securities are recorded as a component of portfolio term financings in the accompanying consolidated balance sheets. The bankruptcy remote securitization subsidiaries are owned and controlled by DTAC.

Additional credit enhancement is achieved via over collateralization and a cash reserve account is established for the benefit of the Asset-Backed Security note holders. The reserve accounts are classified as restricted cash and investments held in trust in the consolidated balance sheets.

Other Portfolio Term Financings. As with our traditional securitization program, under our Pooled Auto Loan Program (“PALP”), we pooled loans originated at our dealerships and sold them to either (i) a special purpose entity which transfers the loans to a separate trust which, in turn, issues a note collateralized by the loans; or (ii) we sold the pooled loans, in a secured financing transaction, directly to a third-party financial institution to yield a specified return with the right to repurchase these loans at a specified date. We retained all servicing. Both types of PALP transactions are accounted for as secured financings, either due to our right to repurchase the loans sold at a specified date or due to certain restrictions placed on the trusts. Therefore, the loans included in these transactions remain in finance receivables and the debt is reflected as a component of portfolio term financings on the consolidated balance sheets.

Provision for Credit Losses

Provision for credit losses is the charge recorded to operations in order to maintain an allowance for credit losses adequate to cover losses inherent in the portfolio.

Advertising

All costs related to advertising and marketing are expensed in the period incurred. Advertising costs related to production are capitalized and expensed once the media is aired. We had no capitalized advertising costs as of December 31, 2010 and 2009. Total advertising costs for the years ended December 31, 2010, 2009, and 2008 were $16.5 million, $13.7 million, and $11.2 million, respectively.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Income Taxes

DTAG and DTAC are both S-corporations for federal and state income tax purposes. There is no provision for income taxes, except for any amount of entity level state tax in certain jurisdictions, and federal income taxes related to a wholly-owned subsidiary of DTAG, which is a C-corporation. Income or losses of an S-corporation flow through to the individual shareholders, who report such income or loss on their individual income tax returns.

Impairment of Long-Lived Assets

We own a small number of used vehicle sales facilities, a reconditioning facility, and an operations call center building. These long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed would be reported at the lower of the carrying amount or fair value less costs to sell, and would no longer depreciated. At December 31, 2010 and 2009, there were no indications of impairment pertaining to these assets.

Business Segment

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. The vertical integration of our business provides for one interdependent platform which enables us to both sell and finance vehicles to customers with subprime credit. We finance approximately 100% of all vehicles sold at our dealerships in a single sales/finance transaction and each of our individual stores are similar in nature and only engage in the selling and financing of used vehicles for the subprime segment of the market. In addition, decisions regarding allocation of resources and assessing operating performance are reviewed on a consolidated basis by our chief operating decision maker; therefore, we have one operating and reporting segment.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities. Certain accounting estimates involve significant judgments, assumptions, and estimates by management that have a material impact on the carrying value of certain assets and liabilities, disclosures of contingent assets and liabilities, and the reported amounts of income and expenses during the reporting period which management considers to be critical accounting estimates. The judgments, assumptions, and estimates used by management are based on historical experience, managements’ experience, and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ materially from these judgments and estimates, which could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Significant items subject to estimates and assumptions include the allowance for credit losses, inventory valuation, fair value measurements, certain legal reserves, our reserve for sales returns and allowances, our recovery receivables, and our warranty accrual. Estimates used in deriving these amounts are described in the footnotes herein. Actual results could differ from these estimates.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Stock-Based Compensation

We record compensation expense for awards of restricted stock granted to employees in accordance with ASC 718, “Compensation-Stock Compensation”. Under the fair value recognition provisions ASC 718, stock-based compensation cost is measured at the grant date based on the fair value. We utilize a third party financial and economic appraiser to assist us in determining the fair value of the awards. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods using graded vesting (see Note 12—Shareholders’ Equity & Dividends to our consolidated financial statements included herein).

(3) Restricted Cash and Investments Held in Trust

We maintain various cash accounts, which are pledged as collateral under our debt agreements. We are permitted to invest funds in these accounts in short-term, high quality liquid investments. The following is a summary of restricted cash and investments held in trust:

	December 31, 2010	December 31, 2009
	($ in thousands)
Restricted cash	$56,110	$27,128
Investments Held in Trust	25,781	56,936

	$81,891	$84,064

Restricted Cash

Restricted cash consists of collections related to loans held in securitization trusts, loans pledged to our portfolio warehouse facilities, and loans included in PALP transactions, which have been collected from customers, but have not yet been submitted either to the lenders or the securitization trustee, as appropriate.

Investments Held in Trust

We maintain cash reserve accounts on behalf of Asset-Backed Security investors in our securitizations and certain PALP transactions as a form of credit enhancement. At the time loans are transferred to a trust, a portion of the proceeds from sales of notes are deposited into a reserve account that is pledged to the trusts. We may be required to make additional deposits to reserve accounts from collections on the loans to fund the reserve account to the required target percentage. Investments held in trust also include collections related to loans held in securitization trusts and loans included in PALP financing transactions, which have been collected from customers, and submitted to the trustee, but have not yet been paid to the lenders, as appropriate. Balances in the reserve accounts (which are a component of investments held in trust) totaled $7.1 million at December 31, 2010 and $26.1 million at December 31, 2009.

(4) Finance Receivables

The following is a summary of finance receivables:

	December 31,
	2010	2009
	($ in thousands)
Principal Balances	$1,381,092	$1,312,216
Accrued Interest	12,156	10,806
Loan Origination Costs	15,493	17,569

Finance Receivables	$1,408,741	$1,340,591

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In accordance with the requirements of ASU 2010-20: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, our disclosures include an aging analysis of past due financing receivables and credit quality. Our finance receivables are defined as one segment and class of loan, which is the sub-prime consumer auto loan. Therefore, the disaggregation of information into portfolio segment and classes for assets with different risk characteristics is limited, and the level of risks inherent in our financing receivables are managed as one homogeneous pool and further segmented with our proprietary credit scoring system as described below—Credit Quality Indicators. We have chosen our internal credit scoring to satisfy the required disclosure of credit risk quality since it has a direct and prominent impact in managing our portfolio receivables and monitoring its performance.

Finance receivables pledged as collateral associated with liabilities in our warehouse facilities, asset backed securitizations, and PALP financings, are provided in Note 8—Debt Obligations. We do not place loans on nonaccrual status, nor do we classify loans as impaired, since accounts are charged-off when the loan becomes contractually 91 days past due. We do not have loans that meet the definition of troubled debt restructurings; therefore, those disclosures are omitted. During the years ended December 31, 2010 and 2009, we did not purchase or sell finance receivables.

Credit quality information for our finance receivables portfolio is provided as of the dates indicated below:

Age Analysis of Past Due Finance Receivables

	December 31,
Days Delinquent:	2010		2009
	($ in thousands)
	Percent of Portfolio	Loan Principal	Percent of Portfolio	Loan Principal
Current	54.2%	$748,828	54.3%	$711,746
01-30 Days	36.7%	506,585	38.3%	502,841
31-60 Days	6.3%	86,456	4.7%	62,199
61-90 Days	2.8%	39,223	2.7%	35,430

Total Past Due	45.8%	$632,264	45.7%	$600,470

Total Finance Receivables	100.0%	$1,381,092	100.0%	$1,312,216

An account is considered delinquent if a substantial portion of a scheduled payment has not been received by the date such payment was contractually due. Delinquencies may vary from period to period based upon the average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Delinquencies are presented on a Sunday-to-Sunday basis, which reflects delinquencies as of the nearest Sunday to period end. Sunday is used to eliminate any impact of the day of the week on delinquencies since delinquencies tend to be higher mid-week.

Credit Quality Indicators

We monitor our portfolio performance and the credit grade mix of originations. Our proprietary credit grading system segments our customers into eight distinct credit grades. We control the grade mix of originations through the deal terms provided to our customers, which are established centrally by our risk management team, and applied consistently throughout our dealership network. Our loans have an average original term of approximately 53 months and an average life of only 33 months, due to charge-offs and pay-offs. The average life of our loans enables to closely monitor credit trends and make appropriate adjustments to both the grade mix and pricing of our originations.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Many companies use FICO scores as a standard metric to assess the credit risk of customers. Our internal scoring models include the use of alternative data sources along with traditional credit bureau data which allow us the ability to separate the credit risk levels of the subprime auto segment into different categories. Our centralized proprietary credit scoring models are currently used to classify customers into various risk grades that are linked to financing parameters. The scoring models are periodically updated to account for changes in loan performance, data sources, geographic presence, economic cycles, and business processes.

Prior to each sale, we require our customers to complete a credit application. Upon entering the customer information into our origination system, our proprietary credit scoring system determines the customer’s credit grade, which is used by the dealership manager to help select vehicles that fit the required deal terms and the customer’s needs. The customer’s credit grade and type of vehicle determine the term, maximum installment payment, and minimum down payment amounts. The annual percentage rate (APR) charged is a function of the customer’s credit grade, down payment, and model year of the vehicle. Our centralized risk management and pricing departments set these terms. The static-pool tracking of portfolio loss performance is also monitored by credit grade. Our scoring model is comprised of eight credit grades ranging from A+ to D-, with A+ being the lowest risk credit grade and a D- being the highest risk credit grade. Generally, the lower the risk grade, the lower the unit loss rate.

At December 31, 2010, a summary of our portfolio by our internally assigned credit risk ratings was as follows:

Grade	Average FICO Score	Percentage of Portfolio Contracts	Total Contracts	Percentage of Portfolio Principal	Total Portfolio Principal
					($ in thousands)
A+	560	9.9%	13,307	10.1%	$138,903
A	537	17.4%	23,382	18.0%	247,937
B	516	35.9%	48,270	37.7%	521,331
C	499	29.1%	39,056	28.2%	388,979
C-	482	5.8%	7,801	4.5%	62,539
D+/D/D-	461	1.9%	2,448	1.5%	21,403

		100.0%	134,264	100.0%	$1,381,092

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Concentration of Credit Risk

At December 31, 2010, our portfolio concentration by state was as follows:

State	Percent of Portfolio	Loan Principal
		($ in thousands)
Texas	27.5%	$379,396
Florida	18.1%	249,514
North Carolina	10.6%	146,086
Georgia	8.0%	110,303
Virginia	8.0%	109,818
Arizona	7.9%	109,108
California	5.6%	77,403
Nevada	4.6%	64,302
New Mexico	4.2%	58,029
Colorado	2.9%	40,571
South Carolina	1.0%	13,553
Tennessee	0.8%	10,492
Oklahoma	0.6%	10,171
Alabama	0.2%	2,346

	100.0%	$1,381,092

(5) Allowance for Credit Losses

We maintain an allowance for credit losses on an aggregate basis at a level we consider sufficient to cover probable credit losses inherent in our portfolio of receivables as of each reporting date. The allowance takes into account historical credit loss experience, including timing, frequency and severity of losses. This estimate of existing probable credit losses inherent in the portfolio is primarily based on static pool analyses by month of origination based on origination principal, credit grade mix and deal structure, including down payment and term. The evaluation of the adequacy of the allowance also considers factors and assumptions regarding the overall portfolio quality, delinquency status, the value of the underlying collateral, current economic conditions that may affect the borrowers’ ability to pay, and the overall effectiveness of collection efforts.

The static pool loss curves by grade are adjusted for actual performance to date, and historical seasonality patterns. The forecasted periodic loss rates, which drive the forecast for estimated gross losses (before recoveries) are calculated by factoring amortization speed, and origination terms. Recoveries are estimated using historical unit and dollar static pool recovery activity to forecast recoveries for estimated charge-offs at the balance sheet date. The forecasted recovery rates (on a per unit basis) are based on the historical unit recovery trend by recovery type as adjusted for estimated impact of economic and market conditions.

The allowance model is sensitive to changes in assumptions such that an increase or decrease in our forecasted net charge-offs would increase or decrease the allowance as a percentage of principal outstanding required to be maintained. The amount of our allowance is sensitive to losses within credit grade, recovery values, deal structure, the loss emergence period and overall credit grade mix of the portfolio.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following table sets forth the rollforward of the allowance for credit losses for the periods indicated:

	Years Ended December 31,
	2010	2009
	($ in thousands)
Allowance Activity:
Balance, beginning of period	$218,259	$242,600
Provision for credit losses	175,900	223,686
Net charge-offs	(186,159)	(248,027)

Balance, end of period	$208,000	$218,259

Allowance as a percent of ending principal	15.0%	16.6%

Charge-off Activity:
Principal balances	$(302,714)	$(363,177)
Recoveries, net	116,555	115,150

Net charge-offs	$(186,159)	$(248,027)

(6) Property and Equipment, Net

A summary of property and equipment follows:

	December 31,
	2010	2009
	($ in thousands)
Land	$8,883	$8,144
Buildings and Improvements	77,600	68,737
Equipment	34,211	27,165
Furniture	12,198	12,051
Software	29,438	26,104

	162,330	142,201
Less Accumulated Depreciation and Amortization	(100,700)	(90,827)

Property and Equipment, Net	$61,630	$51,374

We have commitments under capital leases, consisting primarily of software, computer equipment, and reconditioning center equipment classified in Equipment and Software included in the above table. As of December 31, 2010, assets under capital leases had a cost of $4.4 million and accumulated depreciation of $0.8 million. As of December 31, 2009, assets under capital leases had a cost of $0.7 million and accumulated depreciation of $0.1 million.

For the years ended December 31, 2010, 2009, and 2008, we capitalized $1.9 million, $1.3 million, and $1.6 million, respectively, of direct costs of materials and services consumed in developing or obtaining internal use software and payroll and payroll-related costs for employees who are directly associated with and who devote time to the development of software products for internal use, to the extent of the time spent directly on the project.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(7) Other Assets

A summary of other assets follows:

	December 31,
	2010	2009
	($ in thousands)
Prepaid assets	$6,062	$3,450
Recovery receivables	24,342	13,853
Deferred financing costs	17,820	13,392
Other assets	6,030	6,832

Total Other assets	$54,254	$37,527

(8) Debt Obligations

Portfolio Term Financings

The following is a summary of portfolio term financings:

	December 31
	2010	2009
	($ in thousands)
Securitization Debt:
Asset Backed Security obligations issued pursuant to the Company’s securitizations	$303,902	$268,533
Portfolio Term Residual Financing:
Fixed rate financing facility secured by residual interests in finance receivables of warehouse facilities and securitizations	100,000	—
Pooled Auto Loan Program Financings:
Fixed rate secured financing transactions for our finance receivable portfolio	10,131	527,324

Total Portfolio Term Financings	$414,033	$795,857

Securitization debt

The following table is a summary of securitization transactions with outstanding balances for each period presented:

		As of December 31, 2010			As of December 31, 2009
	Original Note/Debt Amount	Note/Debt Balance	Receivables Balance	Cash Reserve (1)	Note/Debt Balance	Receivables Balance	Cash Reserve (1)
		($ in thousands)
Securitization Transactions
2006-B	$305,000	$—	$—	$—	$31,867	$42,132	$10,592
2007-A	320,000	—	—	—	61,530	78,089	11,112
2009-1	192,600	118,025	175,082	1,839	175,136	286,955	3,000
2010-1	228,000	185,877	264,939	4,500	—	—	—

		$303,902	$440,021	$6,339	$268,533	$407,176	$24,704

(1)

Cash reserve consists of investments held in trust and cash collection accounts held by the trustee, which have not yet been applied to the monthly cash flow waterfall for the securitization bond holders. The cash reserve does not include restricted cash, which is cash collected and held in trust from loan payments, but has not yet been submitted to securitization trustee.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Asset-backed securities outstanding are secured by underlying pools of finance receivables and investments held in trust. Asset-backed securities outstanding have interest payable monthly at fixed rates ranging from 3.7% to 5.4% at December 31, 2010 and 5.2% to 5.6% at December 31, 2009. These rates represent the original duration weighted average rates of the outstanding asset-backed securities. Credit enhancement for the asset-backed securities consists of a reserve account, over collateralization, and subordination of certain classes of notes in each trust to more senior classes of notes in such trust. Over collateralization represents finance receivable principal balance in excess of the face value of asset-backed securities issued. Cash reserves are funded with proceeds from the sale of asset-backed securities and through cash collections. At December 31, 2010, our 2010-1, and 2009-1, securitization trusts comprise the outstanding balance depicted above. The 2010-1 securitization was rated in tranches by Standard and Poors (S&P) and DBRS, and the 2009-1 securitization was rated in tranches with credit ratings from DBRS.

Performance triggers. A securitization trust may contain certain covenants, including limitations on delinquencies, periodic net charge-offs, and cumulative net charge-offs (“performance triggers”). If a trust exceeds a performance trigger the required cash reserve increases and cash flow from the loans in the trust is “trapped” until the reserve account reaches the specified level, or until the holders are paid in full or the insurer waives the event. If the trust performance goes below the performance trigger the trapped cash is returned to us. Our 2009-1 and 2010-1 trusts do not contain performance triggers. At December 31, 2010 and December, 31 2009, all securitization trusts were in compliance with their performance triggers and there have been no requirements to trap cash or any termination events.

Individual securitization trusts are not cross-collateralized or cross-defaulted. Additionally, we have the option to purchase the remaining loans in a trust when the remaining principal balances of the loans reach a specified percentage (generally 10%) of their original principal balance.

Portfolio term residual financing

In May 2010, we entered into a $100.0 million term residual facility with Santander Consumer USA Inc. (Santander), secured primarily by residual interests in our warehouse facilities (described below). This facility allows for maximum borrowings of $100.0 million at an advance rate of 75% on the receivables pledged to the facility. This facility provides for funding through April 2012 with a term-out feature resulting in a final maturity of April 2013. Interest is fixed at 8.62%. At December 31, 2010, we were in compliance with all financial covenants of this facility.

Pooled auto loan program financings (PALP)

PALP financings are secured by underlying pools of finance receivables and in certain cases a cash reserve account. At December 31, 2010, interest rates on our outstanding PALP financings are at a fixed rate of 8.0%. At December 31, 2010 and December 31, 2009, the aggregate amount of finance receivables and cash reserve accounts securing these financings were $13.6 million and $739.3 million, respectively. The net advance rate on the receivables ranged from 69.9% to 74.1% of the principal balance for transactions outstanding at December 31, 2010 and from 67.6% to 73.4% of the principal balance for transactions outstanding at December 31, 2009. In certain cases there may be a cash reserve/holdback which is netted against the debt amount to arrive at the net advance rate. At December 31, 2010, we were in compliance with all financial covenants of the PALP financings.

In May 2010, in conjunction with the execution of our $250.0 million warehouse facility and our $100.0 million portfolio term residual financing, each with Santander, we reduced our PALP financing with Santander, from a $518.0 million borrowing capacity to a $250.0 million borrowing capacity. In addition, in August 2010, we terminated the PALP financing with Santander.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Portfolio warehouse facilities

The following is a summary of portfolio warehouse facilities

	December 31,
	2010	2009
	($ in thousands)
Portfolio Warehouse Facilities:
Warehouse Facility I—secured by certain finance receivables of the Company	$141,715	$77,506
Warehouse Facility II—secured by certain finance receivables of the Company	100,000	—
Warehouse Facility III—secured by certain finance receivables of the Company	117,392	—
Warehouse Facility IV—secured by certain finance receivables of the Company	43,900	—

Total Portfolio Warehouse Facilities	$403,007	$77,506

Warehouse Facility I

In July 2010, we amended our portfolio warehouse facility agreement with Deutsche Bank AG, New York Branch, decreasing the total capacity from $250.0 million to $150.0 million, and extending the maturity from December 2010 to December 2011. As of December 31, 2010, this facility has a total capacity of $150.0 million, carries an advance rate on the receivables pledged to the facility of 58%, and amounts outstanding at December 31, 2010 are secured by finance receivable principal balances of $266.1 million. The amounts outstanding under the facility bear interest based on the lenders’ cost of funds thereunder plus 4.25% (4.56% at December 31, 2010 and 4.49% at December 31, 2009) on or prior to December 31, 2010. Thereafter the amounts outstanding under the facility will bear interest based on the lenders’ cost of funds thereunder plus 3.25%. This facility also has a term-out feature resulting in a final maturity of December 2012. At December 31, 2010, we were in compliance with all financial covenants of this facility.

Warehouse Facility II

In May 2010, we entered into a portfolio warehouse facility agreement with Santander with a capacity of $250.0 million. This facility is secured by finance receivables of $150.4 million at December 31, 2010, carries an advance rate on the receivables pledged to the facility of 70%, and amounts outstanding under the facility bear interest at LIBOR plus 5.00% (5.26% at December 31, 2010) on the first $100.0 million outstanding and LIBOR plus 4.25% for amounts outstanding in excess of $100.0 million. This facility requires us to maintain $100.0 million outstanding at all times. This revolving facility provides for funding through May 2011 with a term-out feature resulting in a final maturity of May 2012. At December 31, 2010, we were in compliance with all financial covenants of this facility.

Warehouse Facility III

In April 2010 we entered into a portfolio warehouse facility agreement with UBS Real Estate Securities Inc. (UBS) with a capacity of $125.0 million. This facility is secured by finance receivables of $255.5 million at December 31, 2010, carries an advance rate on the receivables pledged to the facility of 50%, and amounts outstanding under the facility bear interest at LIBOR plus 2.50% (2.76% at December 31, 2010). Pursuant to an

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

amendment executed on March 31, 2011, we extended the maturity date of this revolving facility from March 31, 2011 with a term-out feature resulting in a final maturity of March 2012 to April 10, 2011, with the term-out feature remaining in place. We plan on renewing this facility and are currently in negotiations with the lender for that renewal, however, terms have not yet been finalized. At December 31, 2010 we were in compliance with all financial covenants of this facility.

Warehouse Facility IV

In July 2010, we entered into a portfolio warehouse facility agreement with The Royal Bank of Scotland plc with a capacity of $50.0 million, which expires in July 2011. This facility is secured primarily by finance receivables of $87.6 million at December 31, 2010, and carries an advance rate on the receivables pledged to the facility of 50%. The amounts outstanding under the facility bear interest at the lenders’ cost of funds thereunder plus 2.50% (2.81% at December 31, 2010). At December 31, 2010 we were in compliance with all financial covenants of this facility.

Collateral

The finance receivables pledged as collateral to each of the warehouse facilities is established for the benefit of the note holders, and the respective carrying amounts of the finance receivables pledged as collateral are disclosed above. These facilities contain a borrowing base which requires us to pledge finance receivables in excess of the amounts which we can borrow under the facilities. The aggregate balance of finance receivables are presented on our consolidated balance sheet included herein, and we do not separately classify those assets serving as collateral since the creditors in each of the warehouse facilities do not have the right to sell or repledge the collateral, except in certain cases upon an event of default.

Warehouse Facility Structure

We formed individual limited liability companies, each of which is a wholly-owned subsidiary of DTAC, which serve as the sole borrowers under our existing portfolio warehouse facilities and our portfolio term residual financing. Each of these LLC’s is a special purpose entity established specifically for the purpose of the applicable lending relationship, with assets and liabilities distinct from the remainder of DTAG and DTAC. These facilities do not contain mark-to-market clauses that would otherwise enable the lenders to reduce advance rates based on market conditions, limit upstream recourse to 10.0% of the respective facility amounts, and limit the lenders’ ability to sell or otherwise dispose of the underlying collateral upon certain termination events. In addition, on the termination date of the facilities, (i) failure to pay amounts outstanding at termination do not immediately give rise to the applicable lender’s right to foreclose of the applicable collateral, (ii) all collections on the contracts collateralizing these facilities would be used to pay down the facility until they are paid in full, and (iii) we would continue to service the contracts that are pledged under this facility, for which we would receive an annualized service fee of up to 7.0%.

Each of these LLC’s for each of our warehouse facilities have entered into demand notes in the amounts of $15.0 million, $35.0 million, $12.5 million, and $5.0 million, respectively, with DTAC, each of which has been pledged to the applicable lender. Each demand note is guaranteed by DTAG, Mr. Garcia, and Verde. Prior to the termination date under each of these warehouse facilities, under certain circumstances, the applicable lender can require DTAC to fund the demand note, and apply the proceeds to pay down the facility with the applicable special purpose entity. After the termination date, the applicable lender or program agent can require DTAC to fund the demand note, at its sole discretion, and apply the proceeds to pay down the facility with the applicable special purpose entity if, and only if, any of the following occurs: (i) the Termination Date (as defined in each

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

agreement) occurs as a result of an Event of Termination (as defined in each agreement), (ii) the applicable special purpose entity fails to maintain borrowing base compliance after the Termination Date, (iii) an Event of Termination occurs after the termination date and is continuing and (iv) other than with respect to Warehouse Facility II the applicable special purpose entity fails to effect its required clean-up call.

Senior secured notes payable

A summary of Senior Secured Notes payable follows:

	December 31,
	2010	2009
	($ in thousands)
Senior Secured Notes Payable, net—interest at 12.625% per annum (Priced to yield 12.875%) interest payable semi-annually, principal balance due June 15, 2017	$149,360	$—
Senior Secured Notes Payable, net—Related Party	48,469	—

Total Senior Secured Notes Payable	$197,829	$—

In June 2010 we issued $200.0 million of 12.625% Senior Secured Notes due June 15, 2017 (Senior Secured Notes). The Senior Secured Notes were issued with an original issuance price of 98.854%, resulting in an effective yield of 12.875%. Simultaneously with this offering, Verde exchanged $35.0 million of our subordinated notes and Mr. Fidel, our Chief Executive Officer exchanged $2.0 million of our junior secured notes for $37.0 million aggregate principal balance of Senior Secured Notes issued. Therefore, net proceeds to the Company, after fees, expenses and issuance of the $37.0 million to related parties, were approximately $155.9 million. Interest on the notes is payable semi-annually in arrears on each June 15 and December 15.

In September 2010, Verde and Mr. Fidel, purchased $10.0 million and $2.0 million, respectively, of the Senior Secured Notes at a price of 99.0% from an unrelated third-party. As a result of this transaction, Verde and Mr. Fidel now own $45.0 million and $4.0 million of the Senior Secured Notes, respectively. At December 31, 2010 the notes are shown net of unamortized discount of $0.5 million.

Guarantees

The Senior Secured Notes are unconditionally guaranteed by certain of our existing and future domestic restricted subsidiaries. The guarantees rank senior in right of payment to all existing and future subordinated indebtedness of these subsidiaries and equal in right of payment with all existing and future senior indebtedness of these subsidiaries.

Security

The collateral for the Senior Secured Notes consists of a (i) first lien on (a) finance receivables held by the issuers, (b) equity interests held by DTAC in the Pledged SPSs, and (c) residual property rights in finance receivables securing other financings, in each case subject to certain exceptions, and a (ii) second lien, behind one or more secured credit facilities, on inventory owned by one of the guarantors. If, following a payment default under the exchanges notes, the holders of Senior Secured Notes exercise their rights under the pledge agreement with respect to the Pledged SPSs, a third-party paying agent will direct all cash flows from the Pledged SPSs to their respective defined sets of creditors, with the residual to be paid to the collateral agent for the Senior Secured Notes. Therefore, a first-priority lien on the equity interests of the Pledged SPSs is effectively a second-priority lien on the underlying collateral held by such Pledged SPSs.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Maintenance covenants

We are required to comply with certain maintenance covenants relating to minimum net worth and minimum collateral coverage. As of December 31, 2010 we are in compliance with such covenants.

Exchange offer; registration rights

We have agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) and to make an offer to exchange the Senior Secured Notes for registered, publicly tradable notes that have substantially identical terms as the Senior Secured Notes. However, we do not intend to apply for listing of the Senior Secured Notes on any securities exchange. On October 1, 2010 we filed a registration statement on Form S-4 and have subsequently filed four amendments to such registration statement and are in the process of responding to comments received from the SEC with respect to certain matters.

The Senior Secured Notes required us to affect the registration with the SEC by December 31, 2010, without being required to make and incur additional interest on the senior secured notes. The interest penalty for late registration effectiveness is 25 basis points for the first 90 days post December 31, 2010, unless cured prior to the end of the 90 days. This penalty increases every 90 days by another 25 basis points up to a maximum of 100 basis points over the original stated rate. If at any time subsequent to December 31, 2010, we affect the registration, the interest rate reverts back to the original stated rate. We are currently in our first interest penalty period, therefore, we began accruing an additional 25 basis points of interest on January 1, 2011.

Other secured notes payable

A summary of other secured notes payable follows:

	December 31,
	2010	2009
	($ in thousands)
Revolving Inventory Facility, secured by the Company’s vehicle inventory	$40,000	$50,000
Junior Secured Notes, secured by finance receivables-related party	—	62,088
Repurchase Facility, secured by 2009-1 securitization bonds owned by the Company	—	12,231
Mortgage Note Payable Bearing Interest at 5.87%, secured by real property	12,859	13,046
Equipment Note Payable, secured by an aircraft	2,479	—

Total Other Secured Notes Payable	$55,338	$137,365

Revolving inventory facility

In October 2010, we amended our revolving inventory facility with Santander and Manheim Automotive Financial Services, Inc., and extending the maturity from October 2010 to October 2011. At December 31, 2010, the revolving inventory facility has a maximum capacity of $50.0 million, an interest rate of LIBOR plus 3.0% (3.26% at December 31, 2010) and is secured by $146.0 million of vehicle inventory. The interest rate was LIBOR plus 6.0% (6.23% at December 31, 2009). At December 31, 2010 we were in compliance with all financial covenants of this facility.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Junior secured notes—related party

At December 31, 2009, these junior secured notes consisted of a $38.1 million Tranche A component and a $24.0 million subordinate Tranche B component and had a maturity of December 2012. These junior secured notes were secured by a junior interest in our finance receivables. The Tranche A component was comprised of four notes, three of which were payable to Verde in the aggregate amount of $36.1 million and one of which was a $2.0 million note to Mr. Fidel and the Tranche B component was comprised of one subordinate note to Verde.

In conjunction with our offering of our Senior Secured Notes, Verde transferred to our principal shareholder and our principal shareholder received and contributed to equity, the aggregate amount of the Tranche A and B junior secured notes in the amount of $60.1 million. In conjunction with this exchange these junior secured notes were cancelled. In addition, the $2.0 million Tranche A note held by Mr. Fidel was exchanged (and contemporaneously cancelled) for an equal principal amount of the Senior Secured Notes. As a result of these transactions, our obligations under the junior secured notes have been satisfied.

See Note 10—Related Party Transactions to our consolidated financial statements included herein for more information regarding transactions involving the Junior Secured Notes and Verde.

Repurchase facility

In December 2009, we issued $192.6 million of securitization bonds in conjunction with our 2009-1 securitization. We purchased $17.5 million of the initial issuance. This purchase was funded with cash and $12.2 million in borrowings under a 30-day rolling repurchase facility with interest at LIBOR plus 1.5%.

In connection with Senior Secured Notes, we utilized a portion of the proceeds to repay the amount then outstanding on this facility and this facility is now terminated.

Mortgage note payable

Our mortgage note payable is secured by our operations call center building in Mesa, Arizona (a commercial property). Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in March 2017. At December 31, 2010, we were in compliance with all financial covenants of this loan.

Equipment note payable

In April 2010, we entered into a three year term loan with an original principal amount of $2.7 million bearing interest at the Prime rate plus 1.5% (4.75% at December 31, 2010). Terms of the note agreement provide for monthly principal and interest payments with a balloon payment due in April 2013. At December 31, 2010, we were in compliance with all financial covenants of this loan.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Unsecured notes payable

A summary of senior unsecured notes payable follows:

	December 31,
	2010	2009
	($ in thousands)
Senior Unsecured Notes Payable, net—Interest at 11.25% per Annum (Priced to Yield 12.5%) Payable Semi-Annually, Principal Balance Due October 1, 2010	$—	$1,487
Subordinated Notes—Related Party	—	75,000

Total Unsecured Notes Payable	$—	$76,487

The senior unsecured notes due 2010 are shown net of unamortized discount of $13,000 at December 31, 2009. At September 30, 2010, we were in compliance with all required covenants of these senior unsecured notes. On October 1, 2010, at the senior unsecured note’s due date, the full principal payment was made. As a result, our obligations under these senior unsecured notes have been fully satisfied.

During 2008, Verde provided a total of $75.0 million in cash to us in return for subordinated notes payable. At December 31, 2009, these notes bore interest at 12.0% and had a maturity of August 2013. In conjunction with our offering of our Senior Secured Notes, Verde transferred to our principal shareholder and our principal shareholder received and contributed to equity, $40.0 million of such subordinated notes, at which time the notes were cancelled. In addition, the remaining $35.0 million in subordinated notes payable to Verde were exchanged (and contemporaneously cancelled) for an equal principal amount of Senior Secured Notes due 2017. As a result of these transactions, our obligations under the subordinated notes payable have been satisfied.

Future Minimum Principal Payments

The following table represents the future minimum principal payments required under notes payable and capital leases as of December 31, 2010:

	As of December 31, 2010
	Payments by Period
	($ in thousands)
	Total	Less than 1 Year (3)	Year 2	Year 3	Year 4	Year 5	More than 5 Years
Securitization & PALP (1)	$314,033	$168,165	$106,271	$39,597	$—	$—	$—
Portfolio warehouse facility (2)	403,007	324,138	78,869	—	—	—	—
Portfolio Term Residual Financing	100,000	—	33,658	66,342	—	—	—
Senior secured notes	197,829	—	—	—	—	—	197,829
Inventory facility	40,000	40,000	—	—	—	—	—
Real estate mortgage loan	12,859	198	208	222	236	251	11,744
Equipment note, secured by an aircraft	2,479	344	360	1,775	—	—	—
Capital lease obligations	3,457	1,109	1,066	723	472	87	—

Total	$1,073,664	$533,954	$220,432	$108,659	$708	$338	$209,573

(1)

Securitization obligations do not have a contractual termination date. Therefore, all collections on the contracts collateralizing the securities are used to repay the asset-backed security holders based on an

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

expected duration of the securities. On the termination date of the PALP obligations, amounts outstanding at termination are not due and payable immediately. Collections on the contracts collateralizing the facility are used to repay the facility until it is paid in full.

(2)

On the termination date of the facilities, amounts outstanding at termination are not due and payable immediately. All collections on the contracts collateralizing these facilities are used to pay down the facilities until they are paid in full, therefore, although those facilities expire in 2011, a portion of these balances are assumed to be required to be paid in years 2 and 3. These portfolio warehouse facilities are due to expire in March, May, July and December 2011. The facility that is due to expire in March was extended to April 10, 2011 and we are currently in negotiations with the lender to renew.

(3)	Generally and historically, we renewed or replaced with other financing alternatives for our debt obligations that come due for expiration or termination.

(9) Extinguishments of Debt

A summary of gains and losses on extinguishment of debt is as follows:

Year Ended December 31, 2010
Month	Type	Principal Repurchased	Loss
		($ in thousands)
August	Santander Pooled Auto Loans	$227,890	$(3,418)

Year Ended December 31, 2009
Month	Type	Principal Repurchased	Net Gain (Loss)
		($ in thousands)
January	Senior Unsecured Notes	$15,000	$4,908
March	2007-A Securitization Debt	13,200	1,846
April	Senior Unsecured Notes	30,000	9,911
May	Senior Unsecured Notes	25,000	8,246
June	Senior Unsecured Notes	20,000	6,648
September	Senior Unsecured Notes—Related Party	32,000	(1,248)

			$30,311

Year Ended December 31, 2008
Month	Type	Principal Repurchased	Net Gain
		($ in thousands)
August	2007-A Securitization Debt	$62,100	$10,254
December	2007-A Securitization Debt	20,865	4,854
December	Senior Unsecured Notes	13,000	4,591

			$19,699

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(10) Related Party Transactions

During the years ended December 31, 2010, 2009, and 2008, we recorded related party operating expenses as follows:

	Years Ended December 31,
	2010	2009	2008
	($ in thousands)
General and Administrative Expenses—Related Party
Property lease expense	$4,583	$4,741	$5,383
Store closing costs	1,451	1,969	2,484
Non-cash compensation expense	1,125	2,250	2,250
Restricted stock compensation expense	3,874	—	—
Aircraft operating and lease expense	3,693	3,626	3,723
Salaries and wages, general & administrative and other expenses	812	567	484
Reimbursement of certain general and administrative expenses	(420)	(210)	(210)

Total General and Administrative Expenses—Related Party	$15,118	$12,943	$14,114

Relationship with Verde Investments, Inc. Verde Investments, Inc. (hereinafter referred to as “Verde”) is an Arizona corporation that is wholly-owned by Mr. Garcia. Verde engages in the acquisition, development, and long-term investment in real estate and other commercial assets. Mr. Garcia is the principal stockholder, president and director of Verde. Transactions between us and Verde are described below.

Property lease expense

For the years ended December 31, 2010, 2009, and 2008, we leased an average of 15, 16, and 18 vehicle sales facilities, respectively, three reconditioning facilities, our former loan servicing center (which is currently being partially subleased to a third-party tenant), and our corporate office from Verde and another affiliate of Mr. Garcia (the Garcia Family Limited Liability Partnership, LLP). At December 31, 2010, three of these facilities are closed locations. For the years ended December 31, 2010 and 2009, we also leased one used vehicle sales facility, and a reconditioning center from Steven Johnson, a director and officer of DTAC who is also Mr. Garcia’s brother-in-law. For the year ended at December 31, 2008, we leased two vehicle sales facilities and a reconditioning center from Steven Johnson. These are also closed locations. At December 31, 2010, the maturity of these related party leases range from 2013 to 2023.

During the year ended December 31, 2010, we paid $0.4 million in a lease termination fee on one of our closed properties to terminate the lease with Verde. This amount was previously accrued at December 31, 2009 and did not have an impact on net income.

Store closing costs

During the years ended December 31, 2008 and 2009, we closed a total of 28 dealerships and six reconditioning centers, 10 of which were facilities we lease from Verde and Steven Johnson. These facilities are a subset of the leases described above in Property Lease Expense. In accordance with ASC 420—Exit or Disposal Activities (ASC 420), we recorded lease obligations, asset disposal costs, and other closing costs associated with these closures for the periods presented. We remained obligated for related party leases on three and four dealership facilities as of December 31, 2010 and December 31, 2009, respectively. We also remained obligated on two closed reconditioning centers and one closed operations facility as of December 31, 2010 and

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2009. We ceased use of a former loan servicing center in 2007 and this facility is currently being partially subleased. The store closing costs represent ongoing costs related to property leases, property taxes, and maintenance, which are reflected in our general and administrative expenses—related party.

As of December 31, 2010 and December 31, 2009, $2.1 million and $2.3 million, respectively, remain in accrued expenses and other liabilities—related party on the accompanying consolidated balances sheets for these lease obligations. The expiration of these leases range from 2013 to 2018.

Non-cash compensation expense and Restricted stock compensation expense

See Note 12—Shareholders’ Equity & Dividends for details.

Aircraft lease and operating expenses

In September, 2005, we entered into a five year lease with Verde for an aircraft. Under the terms of the lease agreement, we agreed to pay monthly lease payments of $150,000 plus taxes to Verde, and are responsible for paying all costs and expenses related to the aircraft and its operations. In August 2010, we extended the lease term for an additional five years and all other terms remained consistent.

Salaries and wages, general and administrative and other expenses

Certain general and administrative expenses and salaries and wages of Verde and Verde employees who are enrolled in our health plan are reflected in our general and administrative expenses—related party.

Reimbursement of general and administrative expenses

For each of the periods presented, we received reimbursement of certain general and administrative expenses incurred by us on Verde’s behalf. This amount was $52,500 for each of the quarters in 2008 and 2009, and was $105,000 for each of the quarters in 2010.

During the years ended December 31, 2010, 2009, and 2008, we recorded related party interest expense as follows:

	Years Ended December 31,
	2010	2009	2008
	($ in thousands)
Non-Portfolio Debt Interest Expense—Related Party
Junior Secured Notes:
Tranche A—Related Party: CEO	$185	$400	$30
Tranche A—Related Party: Verde	3,374	2,460	—
Tranche B—Related Party: Verde	2,754	6,035	450
$5.0 million Shareholder Note Payable	—	—	140
$32.0 million Senior Unsecured Notes Payable	—	2,690	3,224
$75.0 million Subordinated Notes Payable	3,863	9,158	5,939

Total Non-Portfolio Debt Interest Expense—Related Party	$10,176	$20,743	$9,783

Senior Secured Notes Interest Expense—Related Party
Senior Secured Notes Payable—Verde	$2,930	$—	$—
Senior Secured Notes Payable—CEO	223	—	—

Total Senior Secured Notes Interest Expense—Related Party	$3,153	$—	$—

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Interest expense—related party

During the years ended December 31, 2010, 2009, and 2008, we recorded related party interest expense associated with junior secured notes, a shareholder note payable, senior unsecured notes, subordinated notes, and Senior Secured Notes as depicted above. For the terms of these debt instruments see Note 8—Debt Obligations.

2008:

In January 2008, Verde purchased $29.0 million face value of our 11.25% senior unsecured notes due 2013. This purchase was made on the open market between Verde and a third-party broker. The purchase price was 70.0% of face value. In May, 2008, Verde subordinated principal and interest on the $29.0 million in notes.

In the second quarter of 2008, Verde provided a total of $75.0 million in cash to us in return for subordinated notes, bearing interest at 12.0% per annum, and with a maturity date of August 2013.

In September 2008, our Principal Shareholder provided $5.0 million in cash to us in return for a short term subordinated note bearing interest at 12.0% per annum, due December 2008. The note was collateralized by certain real estate owned by us. As of December 31, 2008 this note was paid in full.

In September 2008, Verde purchased an additional $3.0 million face value of our 11.25% senior unsecured notes due 2013. This purchase was made on the open market between Verde and a third-party broker. The purchase price was 52.0% of face value.

In December 2008, we issued junior secured notes. These notes consisted of a Tranche A component and a subordinate Tranche B component. The Tranche A component was comprised of four notes (one of which is a $2.0 million note to Mr. Fidel, our Chief Executive Officer) and the Tranche B component of $24.0 million was comprised of one subordinate note to Verde. At December 31, 2009, the Tranche A notes bore interest at 22.0% per annum, increasing by 2.0% each year until maturity and the Tranche B note bore interest at 27.0% per annum, increasing 2.0% each year until maturity.

2009:

During the year ended December 31, 2009, Verde purchased an aggregate amount of $36.1 million in notes from third-party Tranche A note holders. After these transactions at December 31, 2009, Verde held $36.1 million of Tranche A junior secured notes and the $24.0 million Tranche B junior secured notes.

In September 2009, we repurchased the $32.0 million face value of our 11.25% senior unsecured notes due 2013 which was held by Verde. This repurchase was made at par and resulted in a net loss on extinguishment of debt of $1.2 million as a result of the write-off of unamortized debt discount and unamortized capitalized loan fees.

2010:

In June 2010 we issued $200.0 million of 12.625% Senior Secured Notes due June 15, 2017. Simultaneously with this offering, Verde transferred to Mr. Garcia and Mr. Garcia received and contributed to equity the aggregate amount of the Tranche A and B junior secured notes in the amount of $60.1 million. In addition, the $2.0 million Tranche A note held by Mr. Fidel was exchanged for an equal principal amount of the 12.625% Senior Secured Notes due 2017. As a result of this transaction, the debt obligation for junior secured notes was fully satisfied.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In conjunction with the Senior Secured Notes offering in June 2010, Verde also transferred to Mr. Garcia and Mr. Garcia received and contributed to equity, $40.0 million of subordinated notes payable, at which time the notes were cancelled. In addition, the remaining $35.0 million in subordinated notes payable to Verde were exchanged (and contemporaneously cancelled) for an equal principal amount of 12.625% Senior Secured Notes due 2017. As a result, we were no longer obligated on the $75.0 million subordinated notes payable.

In September 2010, Verde and Mr. Fidel, purchased $10.0 million and $2.0 million, respectively, of the 12.625% Senior Secured Notes at a price of 99.0% from an unrelated third-party. As a result of this transaction, Verde and Mr. Fidel now own $45.0 million and $4.0 million of the Senior Secured Notes, respectively.

As a result of the transactions described above, we incurred related party interest expense on non-portfolio debt associated with the junior secured notes, subordinated notes and the 11.25% senior unsecured notes due 2013 through June 2010, at which time previous amounts outstanding were either exchanged for equity or the new 12.625% Senior Secured Notes due 2017, as described above.

At December 31, 2010 and 2009, we had $0.3 million and $2.0 million, respectively, accrued in related party interest expense as “Accrued Expenses—Related Party” in the accompanying consolidated balance sheets, which represents the amount incurred in excess of amount paid.

(11) Income Taxes

The consolidated financial statements consist of DTAG (S-corporation status elected in 2004) and DTAC (an S-corporation since inception). Since DTAC and DTAG are flow through entities for Federal income tax purposes, there is no Federal income tax expense related to the income of DTAC and DTAG, other than for one of DTAG’s wholly-owned subsidiaries, which is a C-corporation. The taxable income flows through to our shareholders who are responsible for paying the associated taxes. Although most states follow the Federal recognition of S-corporation status, some states do impose an entity level tax on that income; therefore, the tax expense is adjusted accordingly. Income tax liability was $0.3 million and $1.1 million as of December 31, 2010 and December 31, 2009, respectively.

A reconciliation between expected taxes computed at the federal statutory rate of 35% and the effective tax rate on income before income taxes follows:

	Years Ended December 31,
	2010	2009	2008
	($ in thousands)
Computed “Expected” Income Taxes	$24,880	$18,454	$284
Non C-Corporation (Income) Expense	(24,174)	(17,788)	535
Entity Level State Income Tax on S Corp. Income	618	100	450
Other, Net	(920)	(36)	(179)

Computed “Expected” Income Taxes	$404	$730	$1,090

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Components of income tax (benefit) expense are as follows:

	Years Ended December 31,
	2010	2009	2008
	($ in thousands)
Current Expense:
Federal	$686	$630	$640
State	(282)	100	450
Deferred	—	—	—

Total	$404	$730	$1,090

DTAG and DTAC, along with a wholly-owned C-corporation subsidiary of DTAG, file a federal and various state income tax returns. For federal purposes, the 2007 – 2009 years remain subject to examination, while for state purposes, the 2006 – 2009 years remain subject to examination. In May 2010, the IRS commenced an examination of DTAG’s and DTAC’s 2008 federal income tax return but has not communicated any findings or proposed any adjustments as of December 31, 2010. We do not anticipate any material impact to our financial statements as a result of this audit. We do not have any open state income tax examinations.

We adopted the provisions of ASC 740-10 (formerly known as FIN 48) on January 1, 2009. As of December 31, 2010 and December 31, 2009, we had not recorded any liabilities for unrecognized tax benefits, nor have we recorded any liability for interest or penalties related to such positions in our financial statements.

(12) Shareholders’ Equity & Dividends

Certain of our debt facilities place restrictions on the amount of cash dividends we are permitted to pay to our shareholders. We are permitted to pay cash dividends limited to an amount not greater than the percentage of S-corporation taxable income for such quarterly period equal to the highest combined federal, state, and/or local tax rate for individuals, plus 50% of the difference between net earnings less amounts paid for tax.

During the year ended December 31, 2010, we paid $46.3 million in dividends related to 2010 income. We did not have any approved but unpaid dividends at December 31, 2010 or December 31, 2009, and we did not have any amount available to be distributed as of December 31, 2010 or December 31, 2009.

In January 2008, Mr. Garcia entered into an agreement with Mr. Fidel to purchase Mr. Fidel’s 5% interest in DTAG and DTAC for $17.5 million. The terms of the purchase were such that Mr. Garcia paid Mr. Fidel $6.25 million in cash and $11.25 million in a promissory note bearing interest at 8.0% per annum. The term of the note is five years with annual installment payments required. The agreement contained an employment condition, requiring Mr. Fidel to remain employed with the Company through June 30, 2010. In the event Mr. Fidel voluntarily terminated his employment as the President and Chief Executive Officer of the Company at a time prior to June 30, 2010, one-half of the principal balance of the note would have been waived and no longer payable by Mr. Garcia. Accordingly, one-half of the $11.25 million note was deemed compensation expense recognized over the term of the employment condition, which expired in June 2010. As a result, $1.1 million of non-cash compensation expense was recorded for the year ended December 31, 2010, and $2.3 million for the years ended December 31, 2009 and 2008, as an increase to general and administrative expenses—related party and increase to paid-in capital on the accompanying consolidated statements of operations and balance sheets. For the years ended December 31, 2010, 2009, and 2008, Mr. Garcia paid the interest to Mr. Fidel, $0.5 million, $0.7 million, and $0.9 million, respectively.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Prior to June 30, 2010, Verde was the holder of all of our outstanding $75.0 million 12% subordinated notes and the holder of $60.1 million of our junior secured notes. In conjunction with our offering of our 12.625% Senior Secured Notes due 2017 issued in June 2010, Verde transferred to Mr. Garcia and Mr. Garcia received and contributed to equity an aggregate of $100.1 million of debt, comprised of $40.0 million in subordinated notes and $60.1 million in junior secured notes. As a result of this agreement, paid-in capital was increased by $100.1 million in June 2010.

As a result of the exchange of debt for equity by Mr. Garcia, we wrote-off unamortized deferred financing costs associated with the subordinated notes and junior secured notes. The portion of the unamortized costs associated with related party debt and the discount associated with the issuance of the Senior Secured Notes owned by Mr. Garcia were treated as capital transactions and resulted in a net decrease to paid-in capital of approximately $0.2 million.

Chief Executive Officer Restricted Stock Grant

In December 2010, the Board of Directors of each of DTAG and DTAC approved a restricted stock award to Mr. Fidel. On December 28, 2010, Mr. Fidel entered into a Restricted Stock Agreement with each of DTAG and DTAC, pursuant to which he was issued an award of 2.8595 shares of restricted stock in each of DTAG and DTAC, subject to certain vesting restrictions. Mr. Fidel made an election under Section 83(b) of the United States Internal Revenue Code of 1986, as amended, to be taxed on the fair market value of the entire restricted stock grant as of the award date. In connection therewith, that portion of shares the fair market value of which was sufficient to satisfy Mr. Fidel’s federal and state income tax obligations with respect to the entire award was deemed to be vested in full as of the award date. However, only those shares of a value equal to the minimum statutory federal and state withholding due from Mr. Fidel on the grant were repurchased by DTAG and DTAC, and the proceeds from such repurchases were delivered to the relevant tax authorities. The remaining unvested shares of restricted stock will vest one-third each year over a period of three years based on Mr. Fidel’s continued employment with us and on the achievement of certain income before income tax targets for the consolidated results of DTAG, measured for the preceding twelve months as of June 30, 2011, 2012 and 2013. For income tax purposes, Mr. Fidel was deemed to own 2.8595 shares at the grant date, and immediately thereafter the Company repurchased 1.0899 shares resulting in Mr. Fidel owning 1.7696 shares in each of DTAG and DTAC as of December 31, 2010. A shortfall in the performance target measured at June 30, 2011 or 2012 (and therefore a failure of one-third of the unvested shares to vest at such date) may be made up at a subsequent date if the consolidated results of DTAG exceed the relevant income before income tax target applicable to such subsequent period. Shares of restricted stock that would otherwise vest at June 30, 2013 will only become vested shares if Mr. Fidel’s employment with us continues until December 31, 2013. In connection with the execution of the Restricted Stock Agreements, Mr. Fidel also entered into a Shareholders’ Agreement with our principal shareholder and DTAG and DTAC, which, among other things, restricts his ability to transfer his shares of restricted stock and grants him certain tag-along rights in the event of a sale by our principal shareholder and certain piggy-back registration rights in connection with a public offering of our shares or any successor entity.

In December 2010, we obtained a valuation of the Company and Mr. Fidel’s 2.78% ownership from a third party appraisal firm resulting in a $9.5 million grant date fair value of the award. The grant date fair value of the award was $9.5 million. As the terms of the Agreement do not meet the specific criteria for liability classification as set forth in ASC 718 Compensation—Stock Compensation, we have determined the awards to be equity based stock compensation awards, therefore recognizing the expense over the requisite service periods based on a graded vesting. As DriveTime’s Restricted Stock Agreement requires the achievement of a service and a performance condition, the Company would only recognize compensation expense for those periods in which the service is rendered and the performance condition is met. In addition, as the number of shares and purchase price are known by Mr. Fidel at the time of grant, compensation cost is fixed and measured as of the grant date.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

As a result of this transaction, we recorded $3.9 million in share-based compensation expense for the 1.1721 shares which vested on December 31, 2010. The remaining 59% of the shares will vest over the following 36 months based on various vesting periods as set forth in the Agreement and be recognized as compensation expense over the requisite service periods based on a graded vesting. The vesting is dependent upon achieving a predetermined performance ratio.

Pursuant to the Restricted Stock Agreements, Mr. Fidel would be entitled to the vesting in full of all of the then-unvested shares of restricted stock granted under such agreements if at any time during the terms of the agreements there is a Change in Control of the company or if his employment is terminated by the company without Cause or if he terminates his employment for Good Reason, as each such term is defined in the respective Restricted Stock Agreement. In addition, in the event of Mr. Fidel’s death, only those shares that have previously vested under the Restricted Stock Agreements shall remain vested shares and Mr. Fidel’s estate (or any beneficiary named by him) shall be entitled to the proceeds of an insurance policy on Mr. Fidel’s life with a death benefit in the amount of $10 million. The premium on such policy will be paid by the company, and the benefit amount will reduce in proportion to the amount that any vested shares on a vesting date bear to the unvested shares. The premium paid for this policy was $14,000 for 2011.

Intercompany Loan Transfers

DriveTime Car Sales Company, LLC, a wholly-owned subsidiary of DTAG, has a contractual commitment to sell all loans it originates at its dealerships to DTAC. Under ASC 805-50, these transfers of loans from DTCS to DTAC are accounted for as a sale (and not a secured financing), at carryover basis since DTCS and DTAC are entities under common control. Therefore, the difference between book value and purchase price is accounted for as a debit to retained earnings on DTAG and credit to retained earnings on DTAC. These amounts are shown as “Intercompany Transfers of Loans” on the accompanying consolidated statements of shareholders’ equity for each period presented.

(13) Commitments and Contingencies

Executive Bonus. In July 2005, we executed an executive bonus plan with certain of our executives. Under the current terms of the plan, we are committed to make six annual contributions beginning May 1, 2006 and for each year thereafter through May 1, 2011 to fund this program. An executive must remain employed by us to receive these benefits. If the executive terminates his employment without cause or is terminated with cause, any unpaid amounts are forfeited. If the executive is terminated without cause (including on account of disability), the executive will receive all amounts that have been contributed to date. The total potential contributions to be paid under this plan are $14.0 million, funded by us over the first six years and paid out to the executive in five equal annual installments beginning May 1, 2011. We are recognizing compensation expense under this plan based upon the service period required to receive payments of ten years (exclusive of acceleration and forfeiture clauses).

For the years ended December 31, 2010, 2009, and 2008, we recognized compensation expense of $1.8 million for each of the three years under this bonus plan. As of December 31, 2010 and 2009, we had $0.9 million and $1.4 million, respectively, recorded as a prepaid asset in the accompanying consolidated balance sheets, which represents the amount paid in excess of expense recognized. In accordance with the terms of the bonus plan, in May 2006, 2007, and 2008, we made our annual contributions in the amount of $2.8 million for each year. In May 2009, the executives that participate in the plan agreed to amend the scheduled plan contributions to be $1.4 million in May 2009 and May 2010 and $2.8 million in May 2011, in lieu of the originally scheduled $2.8 million in May 2009 and May 2010. At December 31, 2010 and 2009, we had $2.8 million and $4.2 million, respectively, remaining to be funded over the remaining term of the bonus plan.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Limited warranty

The limited warranty accrual is recorded as a component of accrued expenses and other liabilities on the accompanying consolidated balance sheets for each year presented. The following table reflects activity in the warranty accrual for the periods indicated:

	Years Ended December 31,
	2010	2009	2008
	($ in thousands)
Balance, Beginning of Period	$920	$777	$1,007
Warranty Expense	23,898	3,028	5,393
Warranty Claims Paid	(6,882)	(2,885)	(5,623)

Balance, End of Period	$17,936	$920	$777

Lease commitments

We lease used car sales facilities, reconditioning centers, our former loan servicing center, our corporate office, an aircraft, and certain other office/computer equipment from unrelated and related entities under various operating leases that expire through January 2025. The leases provide for periodic rent increases and many contain escalation clauses and various renewal options from one to ten years. In certain instances, we are also responsible for occupancy and maintenance costs, including real estate taxes, insurance, and utility costs. We recognize rent expense on a straight-line basis over the length of the lease term. Rent expense, including store closing costs, totaled $16.9 million, $18.3 million, and $21.7 million for the years ended December 31, 2010, 2009, and 2008, respectively.

A summary of future minimum lease payments required under non-cancelable operating leases with remaining lease terms in excess of one year as of December 31, 2010 follows:

	Related Party	Non-Related Party	Total
	($ in thousands)
Year 1	$8,128	$9,515	$17,643
Year 2	8,309	7,870	16,179
Year 3	8,447	6,910	15,357
Year 4	8,164	5,232	13,396
Year 5	7,665	2,933	10,598
Thereafter	15,879	2,731	18,610

Total	$56,592	$35,191	$91,783

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

We have properties where we ceased operations and still remain in contract under the lease agreements, which we have sub-leased to third party tenants. A summary of future minimum sub-lease income required under non-cancelable operating leases with remaining lease terms in excess of one year as of December 31, 2010 follows:

Total
($ in thousands)
Year 1	$893
Year 2	946
Year 3	395
Year 4	—
Year 5	—
Thereafter	—

Total	$2,234

During 2008 and 2009 we closed dealerships and reconditioning centers and incurred store closing costs and recorded lease termination liabilities in accordance with ASC 420—Exit or Disposal Activities (ASC 420). At December 31, 2010 and 2009, approximately $2.3 million and $4.1 million, respectively, remain in accrued expenses and other liabilities on the accompanying consolidated balance sheet for these lease obligations. In accordance with ASC 420, we recorded an aggregate amount of $2.1 million, $5.9 million, and $12.4 million in lease obligations, severance, and asset disposal costs associated with these closures for the years ended December 31, 2010, 2009, and 2008, respectively. At December 31, 2010, the expiration of these leases range from 2012 to 2018.

Legal matters

We are involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on us. We believe appropriate accruals have been made for the disposition of these matters. In accordance with ASC 450, Contingencies, we establish an accrual for a liability when it is both probable that the liability has been incurred and the amount of the loss can be reasonably estimated. These accruals are reviewed monthly and adjusted to reflect the impact of negotiations, settlements and payments, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal expenses related to defense, negotiations, settlements, rulings, and advice of outside legal counsel are expensed as incurred.

In August 2008, we received a Civil Investigative Demand from the Texas Office of Attorney General, Consumer Protection Division, asking for the production of certain materials. The demand indicates it is the subject of an investigation of possible violations of the Deceptive Trade Practices Act, Sections 17.46(a) and (b) in the marketing, advertising, financing, and selling of used vehicles. We provided the Texas Office of Attorney General with all requested information in August 2008. At that time, we met with the state’s Attorney General’s Office to provide them with an overview of the Company and discuss the requested materials. In addition, the Attorney General’s Office indicated that they would review the materials we provided to them and if there were any concerns they would contact us to meet, discuss and resolve the concerns. The Texas Attorney General has requested additional information and documentation from time to time, most recently in February 2010 when it requested clarifying information limited to vehicle inspections, after sale repairs, warranty, loan servicing, and consumer concerns. We believe the request is routine in nature and we have responded accordingly. We believe we are in compliance with all applicable state laws and regulations and we intend to

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

continue to cooperate with state officials, and we will continue to fully cooperate with the state’s Attorney General’s Office in responding to the demand and any follow up discussions with them. We believe we do not have loss contingencies related to this matter.

On February 24, 2011, the Nevada Supreme Court denied our appeal regarding an adverse administrative ruling related to the efficacy of certain sales tax refunds we had requested for the 2002 and 2003 tax years. See Note 16—Subsequent Events for details.

Additionally, in the ordinary course of business, we are a defendant in various other types of legal proceedings. Although we cannot determine at this time the amount of the ultimate exposure from these lawsuits, if any, based on the advice of counsel management does not expect the final outcome to have a material adverse effect on us.

(14) Retirement Plan

We established a qualified 401(k) retirement plan (defined contribution plan), which became effective on October 1, 1995. The plan, as amended, covers substantially all employees having no less than 60 days of service, who have attained the age of 18, and work at least 1,000 hours per year. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations. In 2010, 2009, and 2008, we provided a matching contribution of cash in the amount of 40%, up to the first 6% of each employee’s deferrals. Compensation expense related to this plan totaled $0.7 million, $0.7 million, and $0.8 million for the years ended December 31, 2010, 2009, and 2008, respectively.

(15) Fair Value of Financial Instruments

Generally Accepted Accounting Principles require that we disclose estimated fair values for our financial instruments. Fair values are based on estimates using quoted market prices, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. Accordingly, the aggregate fair value amounts presented do not represent our underlying institutional value.

Limitations

Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with ultimate precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates. Since the fair value is estimated as of each balance sheet date presented, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The following is a summary of carrying value and fair value of our financial instruments for each period presented:

	December 31, 2010			December 31, 2009
	Carrying Value		Fair Value	Carrying Value		Fair Value
	($ in thousands)
Finance Receivables, net	$1,187,543	(1)	$1,251,004	$1,107,332	(1)	$1,133,936
Portfolio Warehouse Facilities	403,007		403,007	77,506		77,506
Repurchase Facility	—		—	12,231		12,231
Pooled Auto Loan Program Financings	10,131		10,400	527,324		545,400
Portfolio Term Residual Financing	100,000		101,000	—		—
Securitization Debt	303,902		315,434	268,533		269,461
Revolving Inventory Facility	40,000		40,300	50,000		50,000
Junior Secured Notes Payable	—		—	62,088		62,088
Mortgage Note Payable	12,859		10,500	13,046		9,400
Senior Secured Notes Payable	197,829		211,829	—		—
Senior Unsecured Notes Payable	—		—	1,487		1,487
Equipment Note Payable	2,479		2,500	—		—
Subordinated Notes Payable	—		—	75,000		69,000

(1)	Represents finance receivable principal balances, plus accrued interest, less the allowance for credit losses.

Valuation methodologies

Finance receivables

The fair value of finance receivables was estimated by discounting future cash flows expected to be collected using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. This discounted cash flow is estimated utilizing internal valuation models, which use a combination of market inputs (i.e. discount rates for similar and like transactions) and our own assumptions regarding credit losses, recoveries, and prepayment rates in our portfolio. We estimate the cash flow of the portfolio and the cash flow of our retained interests in securitization and PALP transactions in measuring total cash flow. These cash flows are developed on a leveraged basis since our finance receivable portfolio is financed by these debt instruments and are not separable transactions.

Portfolio warehouse facilities

The portfolio warehouse facilities are short term in nature and the interest rates adjust in conjunction with the lender’s cost of funds or 30-day LIBOR. Warehouse Facility I was amended in July 2010 to reduce its capacity from $250.0 million to $150.0 million and we extended the maturity from December 2010 to December 2011, with no change in interest rate. Warehouse Facility II was executed in May 2010, Warehouse Facility III was executed in April 2010, and Warehouse Facility IV was executed in July 2010. Since these warehouse facilities were recently renewed or executed and contain a floating market rate of interest, we believe the fair value of this facility approximates carrying value at December 31, 2010. At December 31, 2009, the fair value approximates market value due to the adjustable rate nature of this debt instrument, and the ability to pre-pay at any time.

Pooled auto loan program financings

The fair value of PALP debt at December 31, 2010 and 2009 is based on third party discounted cash flow using market interest rates for this debt.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Portfolio term residual financing

This facility allows for maximum borrowings under a term component of $100.0 million bearing a fixed rate of interest of 8.62%. Since we have the right to prepay the debt on May 9, 2011, we believe the fair value of this debt approximates carrying value at December 31, 2010 adjusted for prepayment fees.

Securitization debt

At December 31, 2010 and 2009, the fair value of securitization debt was estimated using third party quoted market prices.

Revolving inventory facility

At December 31, 2010 and 2009, the fair value of the inventory facility was determined third party discounted cash flow using market interest rates for this debt.

Mortgage note payable

At December 31, 2010 and 2009, the fair value of this note was determined using third-party market prices for similar commercial real estate mortgages.

Senior secured notes payable

The fair value of Senior Secured Notes payable at December 31, 2010 was determined using third-party quoted market prices.

Senior unsecured notes payable

On October 1, 2010, at the note’s due date, the full principal payment was made. As a result, our obligations under the senior unsecured notes have been fully satisfied. At December 31, 2009, the fair value of the senior unsecured notes was determined to be par due to the short term to maturity and our ability to pre-pay the balance remaining.

Equipment note payable

At December 31, 2010, the fair value of the equipment note payable was determined third-party discounted cash flow using market interest rates for this debt.

Subordinated notes payable

At December 31, 2009, the fair value of these notes was determined utilizing a third-party valuation based on similar types of instruments.

(16) Subsequent Events

We have evaluated subsequent events potential recognition and/or disclosure through March 31, 2010, or the date the financial statements were available for issuance.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Accordingly, the following disclosures apply:

In February 2011, we completed a securitization transaction (2011-1) by issuing $214.2 million of asset backed securities, which are collateralized by approximately $280.0 million of finance receivables. The asset backed securities were rated by Standard and Poors (S&P) and DBRS and are structured in four tranches without external credit enhancement from a monoline insurer. The weighted average coupon of these four tranches was 3.03%.

On February 24, 2011, the Nevada Supreme Court denied our appeal regarding an adverse administrative ruling related to the efficacy of certain sales tax refunds we had requested for the 2002 and 2003 tax years. Prior to this adverse ruling, the Department of Taxation of the State of Nevada had, in an audit for tax years 1998-2001, allowed such refunds. The Department is now taking the position that we do not qualify to claim such refunds under the State’s statute. While only applicable to the claims submitted for 2002 and 2003, this denial could impact our ability to claim sales tax refunds in years subsequent to 2003. We also file for and receive sales tax refunds in states other than Nevada related to sales taxes paid on retail installment sales of the amount related to that portion of the sales price ultimately not collected from our customers. To our knowledge, this decision by the State of Nevada should not affect our position regarding sales tax refunds in states other than Nevada. On March 14, 2011, we filed a motion for reconsideration with the Nevada Supreme Court as we maintain our belief that we are entitled to these sales tax refunds. Despite this motion for reconsideration, we have accrued a total liability of $5.5 million related to this matter.

Pursuant to an amendment executed on March 31, 2011, we extended the maturity date of the portfolio warehouse facility agreement with UBS from March 31, 2011 with a term-out feature resulting in a final maturity of March 2012 to April 10, 2011, with the term-out feature remaining in place. We plan on renewing this facility and are currently in negotiations with the lender for that renewal, however, terms have not yet been finalized.

(17) Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other accounting standards setting bodies, which we may adopt as of the specified date required by each standard. Unless otherwise discussed, we believe the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption. The below information is not a comprehensive list of all new pronouncements. We have only included those pronouncements we believe the reader of the financial statements would find meaningful. We have excluded certain pronouncements that we believe do not apply to us or the industry in which we operate.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which requires additional disclosure about a company’s allowance for credit losses and the credit quality of the company’s financing receivables on a disaggregated basis. The enhanced disclosures are designed to assist financial statement users in assessing an entity’s credit risk exposure and in evaluating the adequacy of an entity’s allowance for credit losses. The required disclosures are to evaluate: (i) the nature of the credit risk inherent in the receivables, (ii) how the entity analyzes and assesses credit risk to estimate the allowance for credit losses and (iii) changes in both the receivable and the allowance for credit losses and the reasons for those changes. This pronouncement is effective for interim and annual periods ending on or after December 15, 2010. We have included the newly required disclosures in our consolidated notes for the fiscal year ending December 31, 2010. The adoption of this pronouncement had no impact on our results of operations, financial condition, or cash flows. See Note 4—Finance Receivables and Note 5—Allowance for credit losses for additional information.

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(18) Supplemental Consolidating Financial Information

In accordance with the indenture governing our 12.625% Senior Secured Notes due 2017 (see Note 8—Debt Obligations), certain wholly-owned subsidiaries of the Company have fully and unconditionally guaranteed the Senior Secured Notes on a joint and several basis. Pursuant to Regulation S-X, Rule 3-10(f), we are required to present condensed consolidating financial information for subsidiaries that have guaranteed the debt of a registrant issued in a public offering, where the guarantee is full and unconditional, joint and several, and where the voting interest of the subsidiary is 100% owned by the registrant.

The following tables present condensed consolidating balance sheets as of December 31, 2010 and 2009; and condensed consolidating statements of income for the years ended December 31, 2010, 2009, and 2008; and condensed consolidated statements of cash flows for the years ended December 31, 2010, 2009, and 2008 for (i) DriveTime Automotive Group, Inc. (“DTAG”) and DT Acceptance Corporation (“DTAC”)—the co-issuers of the Senior Notes, (ii) the separate DTAG and DTAC guarantor subsidiaries on a combined basis, (iii) the separate DTAG and DTAC non-guarantor subsidiaries on a combined basis, (iv) elimination adjustments, and (v) total consolidated amounts. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to the senior note holders. Consolidating adjustments include elimination of investment in subsidiaries, elimination of intercompany accounts; elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and elimination of equity in earnings (losses) of subsidiaries. The condensed consolidating financial information should be read in conjunction with the consolidated financial statements herein.

Included in the column for DTAG Guarantor Subsidiaries Combined are DriveTime Sales and Finance Company, LLC, DriveTime Car Sales Company, LLC and Approval Services Company, LLC. Included in the column for DTAC Guarantor Subsidiaries Combined are DriveTime Credit Company, LLC, and DT Jet Leasing, LLC. Included in the column for DTAG Non-Guarantor Subsidiaries Combined are all other subsidiaries that are wholly-owned by DTAG and included in the column for DTAC Non-Guarantor Subsidiaries Combined are all other subsidiaries that are wholly-owned by DTAC, that are not guarantor subsidiaries. The column for the Issuers includes the accounts for DTAG and DTAC as issuers and as parent company for each of its respective subsidiaries.

Consolidated amounts may be immaterially different compared to the consolidated financial statements due to rounding.

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Balance Sheets

December 31, 2010

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
ASSETS
Cash and Cash Equivalents	$3,589	$322	$—	$—	$3,911	$285	$515	$18,966	$—	$19,766	$—	$23,677
Restricted Cash and Investments Held in Trust	5	—	—	—	5	20,777	61,109	—	—	81,886	—	81,891
Finance Receivables	—	—	—	—	—	—	—	1,408,741	—	1,408,741	—	1,408,741
Allowance for Credit Losses	—	—	—	—	—	—	—	(208,000)	—	(208,000)	—	(208,000)

Finance Receivables, Net	—	—	—	—	—	—	—	1,200,741	—	1,200,741	—	1,200,741
Inventory	145,961	—	—	—	145,961	—	—	—	—	—	—	145,961
Property and Equipment, Net	37,424	—	—	—	37,424	4,618	15,860	3,728	—	24,206	—	61,630
Investments in Subsidiaries	—	—	545,679	(545,679)	—	—	—	91,504	(91,504)	—	—	—
Other Assets	251,511	371,839	187,834	(625,339)	185,845	61,210	846,165	96,810	(937,558)	66,627	(198,218)	54,254

Total Assets	$438,490	$372,161	$733,513	$(1,171,018)	$373,146	$86,890	$923,649	$1,411,749	$(1,029,062)	$1,393,226	$(198,218)	$1,568,154

LIABILITIES & SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$5,896	$—	$—	$—	$5,896	$—	$—	$—	$—	$—	$—	$5,896
Accrued Expenses and Other Liabilities	215,645	3,431	492,039	(625,339)	85,776	45,173	20,988	1,036,627	(917,062)	185,726	(198,218)	73,284
Portfolio Term Financings	—	—	—	—	—	—	434,529	—	(20,496)	414,033	—	414,033
Portfolio Warehouse Facilities	—	—	—	—	—	—	403,007	—	—	403,007	—	403,007
Other Secured Notes Payable	40,000	—	—	—	40,000	2,479	12,859	—	—	15,338	—	55,338
Senior Secured Notes Payable	—	—	98,915	—	98,915	—	—	98,914	—	98,914	—	197,829
Senior Unsecured Notes Payable	—	—	—	—	—	—	—	—	—	—	—	—

Total Liabilities	261,541	3,431	590,954	(625,339)	230,587	47,652	871,383	1,135,541	(937,558)	1,117,018	(198,218)	1,149,387

Shareholders’ Equity:
Total Shareholders’ Equity	176,949	368,730	142,559	(545,679)	142,559	39,238	52,266	276,208	(91,504)	276,208	—	418,767

Total Liabilities & Shareholders’ Equity	$438,490	$372,161	$733,513	$(1,171,018)	$373,146	$86,890	$923,649	$1,411,749	$(1,029,062)	$1,393,226	$(198,218)	$1,568,154

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Balance Sheets

December 31, 2009

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
ASSETS
Cash and Cash Equivalents	$791	$152	$—	$—	$943	$41	$549	$19,993	$—	$20,583	$—	$21,526
Restricted Cash and Investments Held in Trust	—	—	—	—	—	15,809	68,259	—	—	84,068	—	84,068
Finance Receivables	—	—	—	—	—	—	—	1,340,591	—	1,340,591	—	1,340,591
Allowance for Credit Losses	—	—	—	—	—	—	—	(218,259)	—	(218,259)	—	(218,259)

Finance Receivables, Net	—	—	—	—	—	—	—	1,122,332	—	1,122,332	—	1,122,332
Inventory	115,257	—	—	—	115,257	—	—	—	—	—	—	115,257
Property and Equipment, Net	28,162	—	—	—	28,162	4,773	16,420	2,019	—	23,212	—	51,374
Investments in Subsidiaries	—	—	315,410	(315,410)	—	—	—	216,958	(216,958)	—	—	—
Other Assets	273,379	277,989	113,631	(533,494)	131,505	192,295	518,344	121,538	(875,332)	(43,155)	(50,827)	37,523

Total Assets	$417,589	$278,141	$429,041	$(848,904)	$275,867	$212,918	$603,572	$1,482,840	$(1,092,290)	$1,207,040	$(50,827)	$1,432,080

LIABILITIES & SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$5,060	$—	$—	$—	$5,060	$—	$—	$—	$—	$—	$—	$5,060
Accrued Expenses and Other Liabilities	322,407	2,853	275,700	(521,782)	79,178	162,425	57,399	673,817	(875,332)	18,309	(50,827)	46,660
Portfolio Term Financings	—	—	—	—	—	—	289,156	506,701	—	795,857	—	795,857
Portfolio Warehouse Facilities	—	—	—	—	—	—	77,506	—	—	77,506	—	77,506
Other Secured Notes Payable	50,000	—	11,712	(11,712)	50,000	—	13,046	74,319	—	87,365	—	137,365
Senior Secured Notes Payable	—	—	—	—	—	—	—	1,487	—	1,487	—	1,487
Senior Unsecured Notes Payable	—	—	37,500	—	37,500	—	—	37,500	—	37,500	—	75,000

Total Liabilities	377,467	2,853	324,912	(533,494)	171,738	162,425	437,107	1,293,824	(875,332)	1,018,024	(50,827)	1,138,935

Shareholders’ Equity:
Total Shareholders’ Equity	40,122	275,288	104,129	(315,410)	104,129	50,493	166,465	189,016	(216,958)	189,016	—	293,145

Total Liabilities & Shareholders’ Equity	$417,589	$278,141	$429,041	$(848,904)	$275,867	$212,918	$603,572	$1,482,840	$(1,092,290)	$1,207,040	$(50,827)	$1,432,080

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Year Ended December 31, 2010

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Revenue:
Sales of Used Vehicles	$760,767	$—	$—	$—	$760,767	$—	$—	$—	$—	$—	$—	$760,767
Interest Income	—	—	—	—	—	—	171,367	266,011	(172,404)	264,974	—	264,974
Other Revenue	39,886	—	13,372	—	53,259	70,205	—	—	(70,205)	—	(53,259)	—
Equity in Income of Subsidiaries	—	—	230,269	(230,269)	—	—	—	97,298	(97,298)	—	—	—

Total Revenue	800,653	—	243,641	(230,269)	814,026	70,205	171,367	363,309	(339,907)	264,974	(53,259)	1,025,741

Costs and Expenses:
Cost of Used Vehicles Sold	481,210	—	—	—	481,210	—	—	—	—	—	—	481,210
Provision for Credit Losses	—	—	—	—	—	—	—	175,900	—	175,900	—	175,900
Portfolio Debt Interest Expense	—	—	—	—	—	—	42,335	25,979	—	68,314	—	68,314
Non-Portfolio Debt Interest Expense	2,934	—	1,772	—	4,706	88	1,542	203,549	(172,405)	32,774	(22,723)	14,757
Senior Secured Notes Interest Expense	—	—	7,515	—	7,515	—	—	7,516	—	7,516	—	15,031
Selling and Marketing	31,798	—	—	—	31,798	—	—	102	—	102	—	31,900
General and Administrative	44,243	(2,018)	12,979	—	55,205	66,044	32,919	96,946	(70,204)	125,705	(30,536)	150,374
Depreciation Expense	11,363	—	—	—	11,363	756	590	1,042	—	2,388	—	13,751
Loss (Gain) on Extinguishment of Debt, net	—	—	—	—	—	—	—	3,418	—	3,418	—	3,418

Total Costs and Expenses	571,548	(2,018)	22,266	—	591,797	66,888	77,386	514,452	(242,609)	416,117	(53,259)	954,655

Income before Income Taxes	229,105	2,018	221,375	(230,269)	222,229	3,317	93,981	(151,143)	(97,298)	(151,143)	—	71,086
Income Tax Expense (Benefit)	—	854	383	—	1,237	—	—	(833)	—	(833)	—	404

Net Income (Loss)	$229,105	$1,164	$220,992	$(230,269)	$220,992	$3,317	$93,981	$(150,310)	$(97,298)	$(150,310)	$—	$70,682

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Year Ended December 31, 2009

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Revenue:
Sales of Used Vehicles	$694,460	$—	$—	$—	$694,460	$—	$—	$—	$—	$—	$—	$694,460
Interest Income	—	—	—	—	—	—	122,051	251,822	(122,051)	251,822	—	251,822
Other Revenue	—	—	21,261	—	21,261	70,629	—	—	(70,629)	—	(21,261)	—
Equity in Income of Subsidiaries	—	—	183,263	(183,263)	—	—	—	72,027	(72,027)	—	—	—

Total Revenue	694,460	—	204,524	(183,263)	715,271	70,629	122,051	323,849	(264,707)	251,822	(21,261)	946,282

Costs and Expenses:
Cost of Used Vehicles Sold	394,362	—	—	—	394,362	—	—	—	—	—	—	394,362
Provision for Credit Losses	—	—	—	—	—	—	—	223,686	—	223,686	—	223,686
Portfolio Debt Interest Expense	—	—	—	—	—	—	28,869	46,423	—	75,292	—	75,292
Non-Portfolio Debt Interest Expense	3,883	—	10,315	—	14,198	—	687	142,539	(122,051)	21,175	—	35,373
Selling and Marketing	31,489	—	—	—	31,489	—	—	2	—	2	—	31,491
General and Administrative	71,636	(1,902)	8,206	—	77,940	66,964	22,803	74,783	(70,629)	93,921	(21,261)	150,600
Depreciation Expense	11,099	—	—	—	11,099	686	581	695	—	1,962	—	13,061
Gain on Extinguishment of Debt, net	—	—	—	—	—	—	63	(30,374)	—	(30,311)	—	(30,311)

Total Costs and Expenses	512,469	(1,902)	18,521	—	529,088	67,650	53,003	457,754	(192,680)	385,727	(21,261)	893,554

Income before Income Taxes	181,991	1,902	186,003	(183,263)	186,633	2,979	69,048	(133,905)	(72,027)	(133,905)	—	52,728
Income Tax Expense (Benefit)	—	630	(55)	—	575	—	—	155	—	155	—	730

Net Income (Loss)	$181,991	$1,272	$186,058	$(183,263)	$186,058	$2,979	$69,048	$(134,060)	$(72,027)	$(134,060)	$—	$51,998

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Operations

Year Ended December 31, 2008

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Revenue:
Sales of Used Vehicles	$796,750	$—	$—	$—	$796,750	$—	$—	$—	$—	$—	$—	$796,750
Interest Income	—	—	—	—	—	—	182,480	261,875	(182,480)	261,875	—	261,875
Other Revenue	—	—	17,350	—	17,350	79,058	—	—	(79,058)	—	(17,350)	—
Equity in Income of Subsidiaries	—	—	198,504	(198,504)	—	—	—	107,137	(107,137)	—	—	—

Total Revenue	796,750	—	215,854	(198,504)	814,100	79,058	182,480	369,012	(368,675)	261,875	(17,350)	1,058,625

Costs and Expenses:
Cost of Used Vehicles Sold	477,257	—	—	—	477,257	—	—	—	—	—	—	477,257
Provision for Credit Losses	—	—	—	—	—	—	—	300,884	—	300,884	—	300,884
Portfolio Debt Interest Expense	—	—	—	—	—	—	43,949	20,374	—	64,323	—	64,323
Non-Portfolio Debt Interest Expense	4,558	—	5,392	—	9,950	—	807	204,483	(182,480)	22,810	—	32,760
Selling and Marketing	29,551	—	—	—	29,551	—	—	13	—	13	—	29,564
General and Administrative	76,290	(2,339)	1,838	—	75,789	72,930	35,081	71,246	(79,058)	100,199	(17,350)	158,638
Depreciation Expense	12,289	—	—	—	12,289	694	578	527	—	1,799	—	14,088
Gain on Extinguishment of Debt, net	—	—	—	—	—	—	362	(20,061)	—	(19,699)	—	(19,699)

Total Costs and Expenses	599,945	(2,339)	7,230	—	604,836	73,624	80,777	577,466	(261,538)	470,329	(17,350)	1,057,815

Income before Income Taxes	196,805	2,339	208,624	(198,504)	209,264	5,434	101,703	(208,454)	(107,137)	(208,454)	—	810
Income Tax Expense (Benefit)	—	640	100	—	740	—	—	350	—	350	—	1,090

Net Income (Loss)	$196,805	$1,699	$208,524	$(198,504)	$208,524	$5,434	$101,703	$(208,804)	$(107,137)	$(208,804)	$—	$(280)

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Year Ended December 31, 2010

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Cash Flows from Operating Activities:
Net Income (Loss)	$229,105	$1,164	$220,992	$(230,269)	$220,992	$3,317	$93,981	$(150,310)	$(97,298)	$(150,310)	$—	$70,682
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	—	—	—	—	—	175,900	—	175,900	—	175,900
Depreciation Expense	11,363	—	—	—	11,363	756	590	1,042	—	2,388	—	13,751
Non-Cash Compensation Expense-Related Party	—	—	563	—	563	—	—	562	—	562	—	1,125
Amortization of Debt Issuance Costs and Debt Premium and Discount	226	—	263	—	489	—	11,051	6,070	—	17,121	—	17,610
Loss (Gain) from Disposal of Property and Equipment	(136)	—	—	—	(136)	(17)	—	359	—	342	—	206
Originations of Finance Receivables	—	—	—	—	—	—	—	(747,329)	—	(747,329)	—	(747,329)
Collections and Recoveries on Finance Receivable Principal	—	—	—	—	—	—	—	492,294	—	492,294	—	492,294
Changes in Accrued Interest Receivable and Loan Origination Costs	—	—	—	—	—	—	—	726	—	726	—	726
Decrease (Increase) in Inventory	(30,704)	—	—	—	(30,704)	—	—	—	—	—	—	(30,704)
Decrease (Increase) in Other Assets	(70,123)	(1,571)	(491,503)	322,113	(241,084)	116,512	(310,863)	339,240	(63,229)	81,660	147,391	(12,033)
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	(106,194)	432	200,001	(90,059)	4,180	(117,250)	(36,411)	363,087	(41,730)	167,696	(147,391)	24,485
Increase (Decrease) in Income Taxes Payable	—	144	227	—	371	—	—	(1,151)	—	(1,151)	—	(780)

Net Cash Provided By (Used In) Operating Activities	33,537	169	(69,457)	1,785	(33,966)	3,318	(241,652)	480,490	(202,257)	39,899	—	5,933

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	347	—	—	—	347	55	—	21	—	76	—	423
Purchase of Property and Equipment	(20,570)	—	2,615	—	(17,955)	(640)	(30)	(2,256)	—	(2,926)	—	(20,881)

Net Cash Provided By (Used In) Investing Activities	(20,223)	—	2,615	—	(17,608)	(585)	(30)	(2,235)	—	(2,850)	—	(20,458)

Cash Flows from Financing Activities:
Increase in Restricted Cash	(5)	—	—	—	(5)	(4,968)	(24,005)	—	—	(28,973)	—	(28,978)
Deposits into Investments Held in Trust	—	—	—	—	—	—	(4,500)	—	—	(4,500)	—	(4,500)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Collections, Buybacks and Change in Investments Held in Trust	—	—	—	—	—	—	35,655	—	—	35,655	—	35,655
Additions to Portfolio Term Financings	—	—	—	—	—	—	328,753	79,047	(20,496)	387,304	—	387,304
Repayment of Portfolio Term Financings	—	—	—	—	—	—	(183,103)	(585,747)	—	(768,850)	—	(768,850)
Additions to Portfolio Warehouse Facilities	—	—	—	—	—	—	940,150	—	—	940,150	—	940,150
Repayment of Portfolio Warehouse Facilities	—	—	—	—	—	—	(614,649)	—	—	(614,649)	—	(614,649)
Additions to Senior Secured Notes Payable	—	—	80,555	—	80,555	—	—	80,554	—	80,554	—	161,109
Additions to Other Secured Notes Payable	—	—	1,785	(1,785)	—	2,700	—	76	—	2,776	—	2,776
Repayment of Other Secured Notes Payable	(10,000)	—	—	—	(10,000)	(221)	(187)	(12,307)	—	(12,715)	—	(22,715)
Repayment of Senior Unsecured Notes Payable	—	—	—	—	—	—	—	(1,500)	—	(1,500)	—	(1,500)
Payment of Debt Issuance Costs	(511)	—	(3,898)	—	(4,409)	—	(13,713)	(4,694)	—	(18,407)	—	(22,816)
Dividend Distributions	—	—	(11,600)	—	(11,600)	—	(222,753)	(34,710)	222,753	(34,710)	—	(46,310)

Net Cash Provided By (Used In) Financing Activities	(10,516)	—	66,842	(1,785)	54,541	(2,489)	241,648	(479,281)	202,257	(37,865)	—	16,676

Net Increase (Decrease) in Cash and Cash Equivalents	2,798	169	—	—	2,967	244	(34)	(1,026)	—	(816)	—	2,151
Cash and Cash Equivalents at Beginning of Period	791	153	—	—	944	41	549	19,992	—	20,582	—	21,526

Cash and Cash Equivalents at End of Period	$3,589	$322	$—	$—	$3,911	$285	$515	$18,966	$—	$19,766	$—	$23,677

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Year Ended December 31, 2009

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Cash Flows from Operating Activities:
Net Income (Loss)	$181,991	$1,272	$186,058	$(183,263)	$186,058	$2,979	$69,048	$(134,061)	$(72,027)	$(134,061)	$—	$51,997
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	—	—	—	—	—	223,686	—	223,686	—	223,686
Depreciation Expense	11,099	—	—	—	11,099	686	581	695	—	1,962	—	13,061
Non-Cash Compensation Expense	—	—	1,125	—	1,125	—	—	1,125	—	1,125	—	2,250
Amortization of Debt Issuance Costs and Debt Premium and Discount	1,081	—	16	—	1,097	—	6,989	6,615	—	13,604	—	14,701
Loss (Gain) from Disposal of Property and Equipment	(116)	—	—	—	(116)	(5)	—	—	—	(5)	—	(121)
Originations of Finance Receivables	—	—	—	—	—	—	—	(686,214)	—	(686,214)	—	(686,214)
Collections and Recoveries on Finance Receivable Principal	—	—	—	—	—	—	—	468,826	—	468,826	—	468,826
Changes in Accrued Interest Receivable and Loan Origination Costs	—	—	—	—	—	—	—	3,789	—	3,789	—	3,789
Decrease (Increase) in Inventory	(15,046)	—	—	—	(15,046)	—	—	—	—	—	—	(15,046)
Decrease (Increase) in Other Assets	(256,386)	(2,012)	(289,804)	331,474	(216,728)	(53,681)	40,618	180,001	41,792	208,730	22,327	14,329
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	72,466	766	116,832	(146,331)	43,733	58,827	52,252	(34,684)	(103,568)	(27,173)	(22,327)	(5,767)
Increase (Decrease) in Income Taxes Payable	—	(114)	(168)	—	(282)	—	—	106	—	106	—	(176)

Net Cash Provided By (Used In) Operating Activities	(4,911)	(88)	14,059	1,880	10,940	8,806	169,488	29,884	(133,803)	74,375	—	85,315

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	371	—	—	—	371	98	—	—	—	98	—	469
Purchase of Property and Equipment	(3,811)	—	—	—	(3,811)	(3,744)	—	(5,749)	—	(9,493)	—	(13,304)

Net Cash Provided By (Used In) Investing Activities	(3,440)	—	—	—	(3,440)	(3,646)	—	(5,749)	—	(9,395)	—	(12,835)

Cash Flows from Financing Activities:
Increase in Restricted Cash	(68)	—	—	—	(68)	(5,120)	(6,662)	—	—	(11,782)	—	(11,850)
Deposits into Investments Held in Trust	—	—	—	—	—	—	(4,467)	—	—	(4,467)	—	(4,467)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Collections, Buybacks and Change in Investments Held in Trust	—	—	—	—	—	—	3,472	—	—	3,472	—	3,472
Additions to Portfolio Term Financings	—	—	—	—	—	—	272,099	539,518	—	811,617	—	811,617
Repayment of Portfolio Term Financings	—	—	—	—	—	—	(171,660)	(178,521)	—	(350,181)	—	(350,181)
Additions to Portfolio Warehouse Facilities	—	—	—	—	—	—	508,970	459,142	—	968,112	—	968,112
Repayment of Portfolio Warehouse Facilities	—	—	—	—	—	—	(624,964)	(663,735)	—	(1,288,699)	—	(1,288,699)
Additions to Other Secured Notes Payable	50,399	—	1,880	(1,880)	50,399	—	—	30,302	—	30,302	—	80,701
Repayment of Other Secured Notes Payable	(64,963)	—	—	—	(64,963)	—	(176)	(57,776)	—	(57,952)	—	(122,915)
Repayment of Senior Unsecured Notes Payable	—	—	—	—	—	—	—	(122,000)	—	(122,000)	—	(122,000)
Payment of Debt Issuance Costs	(251)	—	—	—	(251)	—	(12,042)	(874)	—	(12,916)	—	(13,167)
Dividend Distributions	—	—	(15,939)	—	(15,939)	—	(133,803)	(11,171)	133,803	(11,171)	—	(27,110)

Net Cash Provided By (Used In) Financing Activities	(14,883)	—	(14,059)	(1,880)	(30,822)	(5,120)	(169,233)	(5,115)	133,803	(45,665)	—	(76,487)

Net Increase (Decrease) in Cash and Cash Equivalents	(23,234)	(88)	—	—	(23,322)	40	255	19,020	—	19,315	—	(4,007)
Cash and Cash Equivalents at Beginning of Period	24,025	240	—	—	24,265	1	294	973	—	1,268	—	25,533

Cash and Cash Equivalents at End of Period	$791	$152	$—	$—	$943	$41	$549	$19,993	$—	$20,583	$—	$21,526

DriveTime Automotive Group, Inc. and Subsidiaries

Consolidating Statements of Cash Flows

Year Ended December 31, 2008

($ in thousands)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Cash Flows from Operating Activities:
Net Income (Loss)	$196,805	$1,699	$208,524	$(198,504)	$208,524	$5,434	$101,703	$(208,804)	$(107,137)	$(208,804)	$—	$(280)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses	—	—	—	—	—	—	—	300,884	—	300,884	—	300,884
Depreciation Expense	12,290	—	—	—	12,290	693	578	527	—	1,798	—	14,088
Non-Cash Compensation Expense	—	—	1,125	—	1,125	—	—	1,125	—	1,125	—	2,250
Amortization of Debt Issuance Costs and Debt Premium and Discount	804	—	11	—	815	—	6,567	9,440	—	16,007	—	16,822
Loss (Gain) from Disposal of Property and Equipment	3,597	—	—	—	3,597	7	—	(47)	—	(40)	—	3,557
Originations of Finance Receivables	—	—	—	—	—	—	—	(789,360)	—	(789,360)	—	(789,360)
Collections and Recoveries on Finance Receivable Principal	—	—	—	—	—	—	—	487,272	—	487,272	—	487,272
Changes in Accrued Interest Receivable and Loan Origination Costs	—	—	—	—	—	—	—	712	—	712	—	712
Decrease (Increase) in Inventory	36,431	—	—	—	36,431	—	—	—	—	—	—	36,431
Decrease (Increase) in Other Assets	(239,980)	(2,164)	(401,696)	351,407	(292,433)	(37,293)	270,918	222,226	(188,159)	267,692	23,551	(1,190)
Increase (Decrease) in Accounts Payable, Accrued Expenses and Other Liabilities	(13,032)	581	153,869	(150,736)	(9,318)	31,839	(4,777)	(185,889)	180,606	21,779	(23,551)	(11,090)
Increase (Decrease) in Income Taxes Payable	—	(41)	(83)	—	(124)	—	—	16	—	16	—	(108)

Net Cash Provided By (Used In) Operating Activities	(3,085)	75	(38,250)	2,167	(39,093)	680	374,989	(161,898)	(114,690)	99,081	—	59,988

Cash Flows from Investing Activities:
Proceeds from Disposal of Property and Equipment	402	—	—	—	402	145	—	366	—	511	—	913
Purchase of Property and Equipment	(2,211)	—	—	—	(2,211)	(1,074)	—	(3,944)	—	(5,018)	—	(7,229)

Net Cash Used In Investing Activities	(1,809)	—	—	—	(1,809)	(929)	—	(3,578)	—	(4,507)	—	(6,316)

Cash Flows from Financing Activities:
Decrease (Increase) in Restricted Cash	295	—	—	—	295	249	(4,245)	—	—	(3,996)	—	(3,701)
Deposits into Investments Held in Trust	—	—	—	—	—	—	(28,834)	—	—	(28,834)	—	(28,834)

	DriveTime Automotive Group, Inc.					DT Acceptance Corporation						DriveTime Automotive Group, Inc. and Subsidiaries
	Guarantor Subsidiaries Combined	Non- Guarantor Subsidiary	Parent Company	Eliminations	Consolidated	Guarantor Subsidiaries Combined	Non-Guarantor Subsidiaries Combined	Parent Company	Eliminations	Consolidated	Eliminations
Collections, Buybacks and Change in Investments Held in Trust	—	—	—	—	—	—	68,583	—	—	68,583	—	68,583
Additions to Portfolio Term Financings	—	—	—	—	—	—	7,000	150,007	—	157,007	—	157,007
Repayment of Portfolio Term Financings	—	—	—	—	—	—	(433,238)	(4,303)	—	(437,541)	—	(437,541)
Additions to Portfolio Warehouse Facilities	—	—	—	—	—	—	343,500	739,626	—	1,083,126	—	1,083,126
Repayment of Portfolio Warehouse Facilities	—	—	—	—	—	—	(202,900)	(790,547)	—	(993,447)	—	(993,447)
Additions to Other Secured Notes Payable	32,000	—	7,167	(2,167)	37,000	—	—	260,721	—	260,721	—	297,721
Repayment of Other Secured Notes Payable	(42,436)	—	(6,329)	—	(48,765)	—	(163)	(183,928)	—	(184,091)	—	(232,856)
Repayment of Senior Unsecured Notes Payable	—	—	—	—	—	—	—	(13,000)	—	(13,000)	—	(13,000)
Additions to Subordinated Notes Payable	—	—	37,500	—	37,500	—	—	37,500	—	37,500	—	75,000
Payment of Debt Issuance Costs	(1,657)	—	(103)	—	(1,760)	—	(10,959)	(16,986)	—	(27,945)	—	(29,705)
Dividend Distributions	—	—	—	—	—	—	(114,690)	(12,733)	114,690	(12,733)	—	(12,733)

Net Cash Provided By (Used In) Financing Activities	(11,798)	—	38,235	(2,167)	24,270	249	(375,946)	166,357	114,690	(94,650)	—	(70,380)

Net Increase (Decrease) in Cash and Cash Equivalents	(16,692)	75	(15)	—	(16,632)	—	(957)	881	—	(76)	—	(16,708)
Cash and Cash Equivalents at Beginning of Period	40,717	165	15	—	40,897	1	1,252	91	—	1,344	—	42,241

Cash and Cash Equivalents at End of Period	$24,025	$240	$—	$—	$24,265	$1	$295	$972	$—	$1,268	$—	$25,533

DRIVETIME AUTOMOTIVE GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(21) Selected Quarterly Financial Data—Unaudited

A summary of the quarterly data follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	($ in thousands)
2010:
Total revenue	$297,038	$245,747	$263,323	$219,633	$1,025,741
Costs and expenses (1)	$263,405	$225,975	$244,838	$220,437	$954,655
Income before income taxes	$33,633	$19,772	$18,485	$(804)	$71,086
Net income / (loss)	$33,284	$19,322	$19,232	$(1,156)	$70,682

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	($ in thousands)
2009:
Total revenue	$286,745	$233,025	$233,165	$193,347	$946,282
Costs and expenses (1)	$275,238	$195,199	$224,238	$198,880	$893,555
Income / (loss) before income taxes	$11,507	$37,826	$8,927	$(5,533)	$52,727
Net income / (loss)	$11,137	$37,536	$8,817	$(5,493)	$51,997

(1)	Includes net gains / losses on extinguishment of debt.

Exchange Offer for 12.625% Senior Secured Notes due 2017

PROSPECTUS

JULY 8, 2011

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained or incorporated by reference in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until October 6, 2011, all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.